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INDEX TO CONSOLIDATED FINANCIAL INFORMATION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WPX ENERGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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	(1)	Title of each class of securities to which transaction applies:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

WPX ENERGY, INC.
3500 One Williams Center
Tulsa, Oklahoma 74172

Dear WPX Energy, Inc. Stockholder:

        We cordially invite you to attend a special meeting of the stockholders of WPX Energy, Inc., a Delaware corporation ("we," "us," "our" or the "Company"), which will be held on March 5, 2020 at 9:30 a.m. local time at the Company's executive offices on the 25th floor of One Williams Center, Tulsa, Oklahoma (the "Special Meeting"). We look forward to greeting personally as many of our stockholders as possible at the Special Meeting.

        On December 15, 2019, the Company and Felix Investments Holdings II, LLC, a Delaware limited liability company ("Felix Parent") entered into a Securities Purchase Agreement (as it may be amended from time to time, the "Purchase Agreement"), which provides for, among other things, the Company's acquisition of 100% of the issued and outstanding membership interests of Felix Energy Holdings II, LLC, a Delaware limited liability company ("Felix"), for consideration of approximately $2,500,000,000, consisting of $900,000,000 in cash and 152,963,671 shares of the Company's common stock (the "Acquisition").

        On the terms and pursuant to the conditions contained in the Purchase Agreement, Felix Parent will sell to the Company, and the Company will purchase, accept and pay for, in each case, at the consummation of the transactions contemplated by the Purchase Agreement, 100% of the issued and outstanding membership interests of Felix (the "Subject Securities"), free and clear of all encumbrances (other than (i) restrictions on transfer pursuant to applicable securities laws or the organizational documents of Felix and (ii) encumbrances arising by, through or under the Company or its affiliates). The purchase price that the Company will pay for the Subject Securities is $2,500,000,000 (the "Purchase Price") consisting of: (i) an amount in cash equal to $900,000,000 and (ii) 152,963,671 unregistered, fully paid, validly issued and nonassessable shares of the Company's common stock determined by dividing $1,600,000,000 by $10.46 (the volume weighted-average per share price of the Company's common stock on the New York Stock Exchange (the "NYSE"), as reported by Bloomberg L.P. ("Bloomberg"), for the ten consecutive trading days ending on the last full trading day preceding the date of the Purchase Agreement, rounded to the nearest tenth of a cent). The Purchase Price is subject to certain customary adjustments.

        The Company's common stock is listed on the NYSE under the ticker symbol "WPX." As a result, the Company is subject to Rule 312.03 of the NYSE Listed Company Manual ("Rule 312.03"), pursuant to which stockholder approval is required prior to the issuance of securities representing 20% or more of the voting power of our outstanding stock before such issuance. The shares of the Company's common stock to be issued pursuant to the Purchase Agreement, subject to customary adjustments pursuant to the Purchase Agreement, represent approximately 27% of the voting power of our outstanding stock as of December 13, 2019, the applicable date for applying Rule 312.03.

        Accordingly, at the Special Meeting, Company stockholders will be asked to consider and vote upon: (i) a proposal to approve, for purposes of complying with applicable Rule 312.03, the issuance of more than 20% of the Company's issued and outstanding common stock in connection with the Acquisition (the "Stock Issuance Proposal" or "Proposal No. 1") and (ii) a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal (the "Adjournment Proposal" or "Proposal No. 2").

        Each of these proposals is more fully described in this proxy statement, which each stockholder is encouraged to read carefully.

        We are providing the accompanying proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Acquisition and other related business to be considered by the Company's stockholders at the Special Meeting is included in this proxy statement. Whether or not you plan to attend the Special Meeting, we urge all Company stockholders to read this proxy statement, including the Annexes and the accompanying financial statements of Felix, carefully and in their entirety. In particular, we urge you to read carefully the section entitled "Risk Factors" beginning on page 45 of this proxy statement.

        After careful consideration, our Board of Directors (the "Board") has unanimously approved the Purchase Agreement and the transactions contemplated therein, including the issuance of stock to Felix Parent, and unanimously recommends that our stockholders vote "FOR" the approval of the Stock Issuance Proposal and the Adjournment Proposal. When you consider the Board's recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Acquisition that may conflict with your interests as a stockholder. Please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Interests of Certain Persons in the Acquisition" for additional information.

        Approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of the Company's outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Special Meeting, assuming a quorum is present. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the total voting power of the stock entitled to vote at the Special Meeting, present in person or represented by proxy, assuming a quorum is present.

        Your vote is very important.    Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in "street name" through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Purchase Agreement and the closing of the Acquisition will be consummated only if the Stock Issuance Proposal is approved at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

        If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted "FOR" each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        On behalf of our Board, I would like to thank you for your support of WPX Energy, Inc. and look forward to a successful completion of the Acquisition.

Sincerely,
February 5, 2020

Richard E. Muncrief
Chairman of the Board of Directors and Chief Executive Officer

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE ACQUISITION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

        This proxy statement is dated February 5, 2020 and is expected to be first mailed to Company stockholders on or about February 6, 2020.

NOTICE OF SPECIAL MEETING OF
STOCKHOLDERS OF WPX ENERGY, INC.
TO BE HELD MARCH 5, 2020

To the Stockholders of WPX Energy, Inc.:

        NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of WPX Energy, Inc., a Delaware corporation (the "Company"), will be held on March 5, 2020 at 9:30 a.m. local time at the Company's executive offices on the 25th floor of One Williams Center, Tulsa, Oklahoma (the "Special Meeting"). You are cordially invited to attend the Special Meeting to conduct the following items of business:

  1.
  Stock Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable New York Stock Exchange listing rules, the issuance of more than 20% of the Company's issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") in connection with the Securities Purchase Agreement, dated as of December 15, 2019 (as it may be amended from time to time, the "Purchase Agreement"), by and between the Company and Felix Investments Holdings II, LLC ("Felix Parent") a copy of which is attached to this proxy statement as Annex A ("Proposal No. 1"); and

  2.
  Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Stock Issuance Proposal ("Proposal No. 2").

        The above matters are more fully described in this proxy statement, which also includes, as Annex A, a copy of the Purchase Agreement. We urge you to read carefully this proxy statement in its entirety, including the Annexes and accompanying financial statements of Felix Energy Holdings II, LLC ("Felix").

        The record date for the Special Meeting is February 4, 2020. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

        The acquisition of Felix contemplated by the Purchase Agreement is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

        The holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of the Company's outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, assuming a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the total voting power of the stock entitled to vote at the Special Meeting, present in person or represented by proxy, assuming a quorum is present. The Board unanimously recommends that you vote "FOR" each of these proposals.

By Order of the Board of Directors

Stephen E. Brilz Vice President and Corporate Secretary

Tulsa, Oklahoma
February 5, 2020

i

SUMMARY TERM SHEET

        This summary term sheet, together with the sections entitled "Questions and Answers About the Proposals for Stockholders" and "Summary of the Proxy Statement," summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled "Frequently Used Terms."

  •
  WPX Energy, Inc., a Delaware corporation, which we refer to as "we," "us," "our," or the "Company," was incorporated in 2011, and we are an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on profitably exploiting, developing and growing our oil positions in the Delaware Basin (a subset of the Permian Basin) in Texas and New Mexico and the Williston Basin in North Dakota. For more information about the Company, please see the section entitled "Information About the Company."

  •
  As of February 4, 2020, the record date for the Special Meeting, there were 416,942,961 shares of Common Stock, par value $0.01 per share, of the Company, issued and outstanding, and there were no shares of Company preferred stock issued and outstanding.

  •
  For information about Felix, please see the sections entitled "Information About Felix" and "Felix Management's Discussion and Analysis of Financial Condition and Results of Operations."

  •
  On December 15, 2019, the Company and Felix Parent entered into the Purchase Agreement, which provides for, among other things, the Company's acquisition of 100% of the issued and outstanding membership interests of Felix, for consideration of approximately $2,500,000,000 (based on a share price of $10.46), consisting of $900,000,000 in cash and 152,963,671 shares of the Company's Common Stock. For more information about the Purchase Agreement, please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement."

  •
  On the terms and conditions contained in the Purchase Agreement, Felix Parent will sell to the Company, and the Company will purchase, accept and pay for, in each case, at the consummation of the transactions contemplated by the Purchase Agreement, 100% of the issued and outstanding membership interests of Felix (the "Subject Securities"), free and clear of all encumbrances (other than (i) restrictions on transfer pursuant to applicable securities laws or the organizational documents of Felix and (ii) encumbrances arising by, through or under the Company or its affiliates). The purchase price that the Company will pay for the Subject Securities is $2,500,000,000 (the "Purchase Price") consisting of: (i) an amount in cash equal to $900,000,000 and (ii) 152,963,671 unregistered, fully paid, validly issued and nonassessable shares of the Company's Common Stock determined by dividing $1,600,000,000 by $10.46 (the volume weighted-average per share price of the Company's Common Stock on the NYSE, as reported by Bloomberg, for the ten consecutive trading days ending on the last full trading day preceding the date of the Purchase Agreement, rounded to the nearest tenth of a cent). The Purchase Price is subject to certain customary adjustments. For more information about the Purchase Agreement, please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement."

  •
  It is anticipated that, upon completion of the Acquisition: (i) the Company's current stockholders will own approximately 73% of the Company and (ii) Felix Parent and its affiliates will own approximately 27% of the Company.

  •
  Our management and Board considered various factors in determining whether to approve the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, including the potential for expansion into the Delaware Basin and Felix's business financial condition and prospects. For more information about the Board's reasons for approving the Acquisition, see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—The Company's Board of Directors' Reasons for the Approval of the Acquisition and the Stock Issuance."

  •
  At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable NYSE listing rules, the issuance of more than 20% of the Company's issued and outstanding Common Stock in connection with the Acquisition (the "Stock Issuance Proposal" or "Proposal No. 1"). In addition to voting on the Stock Issuance Proposal at the Special Meeting, the stockholders of the Company will be asked to vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal (the "Adjournment Proposal" or "Proposal No. 2"). Please see the sections entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition," and "Proposal No. 2—The Adjournment Proposal." The Acquisition is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

  •
  Unless waived by the parties to the Purchase Agreement, and subject to applicable law, the closing of the Acquisition is subject to a number of conditions set forth in the Purchase Agreement, including, among others, expiration of the waiting periods under the HSR Act and receipt of stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Acquisition, please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Conditions to Closing of the Acquisition."

  •
  The Purchase Agreement may be terminated at any time prior to the consummation of the Acquisition upon agreement of the parties thereto, or by the Company or Felix Parent in specified circumstances. For more information about the termination rights under the Purchase Agreement, please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Termination."

  •
  The proposed Acquisition involves numerous risks. For more information about these risks, please see the section entitled "Risk Factors."

  •
  In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Stock Issuance Proposal, you should be aware that aside from their interests as stockholders, certain members of our management have interests in the Acquisition that are different from, or in addition to, the interests of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating the Acquisition and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Stock Issuance

    Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Stock Issuance Proposal. These interests include, among other things, that unless waived by the applicable members of our management, the issuance of approximately 27% of our Common Stock in connection with the completion of the Acquisition would constitute a "change-in-control" under the Company's change-in-control agreements between the Company and certain members of our management team. As a result, in the event such members of our management are terminated pursuant to a qualifying termination within two years following the issuance of the shares of the Company's Common Stock at the completion of the Acquisition, such management member would receive benefits (including cash payments, benefits and equity vesting of such person's performance-based restricted stock units, time-based restricted stock awards, and stock options) that exceed what they would have otherwise been entitled to absent the issuance of the shares of the Company's Common Stock at the completion of the Acquisition.

 FREQUENTLY USED TERMS

        Unless otherwise stated or unless the context otherwise requires, the terms "we," "us," "our," the "Company" and "WPX" refer to WPX Energy, Inc., and the term "post-acquisition company" refers to the Company following the consummation of the Acquisition. In this proxy statement:

        "Acquisition" means the transactions contemplated by the Purchase Agreement.

        "Barrel" means one barrel of petroleum products that equals 42 U.S. gallons.

        "Bloomberg" means Bloomberg L.P.

        "Board" or "Board of Directors" means the board of directors of the Company.

        "Boe" means one barrel of oil equivalent, calculated by converting natural gas volumes to equivalent oil barrels at a ratio of six Mcf to one barrel of oil.

        "British Thermal Unit" or "BTU" means a unit of energy needed to raise the temperature of one pound of water by one degree Fahrenheit.

        "Common Stock" means the shares of common stock, par value $0.01 per share, of the Company.

        "Company," "our," "us" and "we" means WPX Energy, Inc., a Delaware corporation.

        "Company Competing Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly: (i) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or group of any business or assets of the Company and its subsidiaries taken as a whole (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of the Company and its subsidiaries' assets (by fair market value), net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (ii) any acquisition of beneficial ownership by any person or group of 20% or more of the outstanding shares of Common Stock or 20% or more of any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding shares of Common Stock or any other securities entitled to vote on the election of directors or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit any person or group to acquire beneficial ownership of at least 20% of the Company's and its subsidiaries' assets or equity interests, taken as a whole.

        "Computershare" means Computershare Limited.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "EnCap" means EnCap Energy Capital Fund X, L.P.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Subsidiaries" means Felix Administrative Services, LLC, a Delaware limited liability company, Felix Water, LLC, a Delaware limited liability company, and Felix Midstream, LLC, a Delaware limited liability company.

        "EY" means Ernst & Young LLP, independent registered public accounting firm to the Company.

        "Felix" means Felix Energy Holdings II, LLC.

        "Felix Dispositions" means the (i) distribution of Felix's midstream and water assets to Felix Parent, or (ii) the disposition by Felix of such assets in a third party sale and the distribution to Felix Parent of the proceeds of such disposition.

        "Felix Parent" means Felix Investments Holdings II, LLC, an entity affiliated with EnCap and members of Felix's management team.

        "Georgeson" means Georgeson LLC, proxy solicitor to the Company.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Hydrocarbons" means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

        "Intervening Event" means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to the Company that occurs or arises after the date of the Purchase Agreement that was not known to or reasonably foreseeable by the Board as of the date of the Purchase Agreement (or if known, the magnitude or material consequences of which were not known by the Board as of the date of the Purchase Agreement).

        "MBbls" means one thousand barrels.

        "MBbls/d" means one thousand barrels per day.

        "MBoe" means one thousand barrels of oil equivalent.

        "MBoe/d" means one thousand barrels of oil equivalent per day.

        "Mcf" means one thousand cubic feet.

        "MMcf" means one million cubic feet.

        "MMcf/d" means one million cubic feet per day.

        "NGL" means natural gas liquids. Natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

        "NYSE" means the New York Stock Exchange.

        "NYSE Listing Rule 312.03" means Rule 312.03 of the NYSE Listed Company Manual.

        "Purchase Agreement" means that certain Securities Purchase Agreement, dated as of December 15, 2019, by and between the Company and Felix Parent.

        "Registration Rights Agreement" means that certain Registration Rights Agreement to be entered into at the closing of the transactions contemplated by the Purchase Agreement, by the Company and Felix Parent, substantially in the form attached as Annex D.

        "Related Agreements" means, collectively, the Registration Rights Agreement and the Stockholders' Agreement.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Special Meeting" means the special meeting of the stockholders of the Company that is the subject of this proxy statement.

        "Specified Facilities" means (i) the senior secured notes facility pursuant to that certain Note Purchase Agreement, dated as of August 9, 2017, by and among Felix Parent, as the issuer, Felix Energy II, Inc. and Felix Energy Investments II, LLC, as the parents, the holders party thereto from time to time, and U.S. Bank National Association, as agent and collateral agent (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time) and (ii) the reserve based revolving credit facility pursuant to that certain Credit Agreement, dated as of July 1, 2016, among Felix, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time (the "Felix Revolving Credit Facilities")).

        "Stock Consideration" means the Company Common Stock to be issued to Felix Parent pursuant to the transactions contemplated by the Purchase Agreement.

        "Stockholders' Agreement" means that certain Stockholders' Agreement to be entered into at the closing of the transactions contemplated by the Purchase Agreement by the Company, Felix Parent, solely for purposes of Sections 2.1, 3.5, 3.7 and 5.1 thereof, EnCap, and, solely for purposes of Section 3.5 thereof, the Management Group (as defined therein), substantially in the form attached as Annex C.

        "Superior Offer" means an unsolicited bona fide written offer by a third party to enter into a Company Competing Proposal (with all references to 20% in the definition of Company Competing Proposal being treated as references to 50% for these purposes), that is determined by the Board, in its good faith judgment, after consulting with a financial advisor and outside legal counsel, to be (i) more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by the Purchase Agreement and (ii) reasonably likely to be completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such offer.

        "TPH" means Tudor Pickering Holt & Co. Advisors LP, financial advisors to the Company.

        "V&E" means Vinson & Elkins LLP, counsel to Felix and Felix Parent.

        "Weil" means Weil, Gotshal & Manges LLP, counsel to the Company.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

        The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Acquisition. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the proposed Acquisition and the voting procedures for the Special Meeting, which will be held on March 5, 2020 at 9:30 a.m. local time at the Company's executive offices on the 25th floor of One Williams Center, Tulsa, Oklahoma.

Q:    Why am I receiving this proxy statement?

A:
Our stockholders are being asked to consider and vote upon a proposal to approve the issuance of stock of the Company in connection with the Purchase Agreement and to approve the Adjournment Proposal. We have entered into the Purchase Agreement providing for the acquisition of all of the issued and outstanding membership interests of Felix, for the consideration consisting of $900,000,000 in cash and 152,963,671 shares of our Common Stock. You are being asked to vote on the issuance of stock of the Company in connection with the Acquisition. Subject to the terms of the Purchase Agreement (including the adjustment of the final consideration thereunder), the aggregate consideration to be paid in connection with the Acquisition is expected to be approximately $2,500,000,000. A copy of the Purchase Agreement is attached to this proxy statement as Annex A.

  The issuance of shares of the Company's Common Stock in connection with the Acquisition must be approved by the Company's stockholders in accordance with NYSE Listing Rule 312.03 in order for the Acquisition to be consummated. This proxy statement and its Annexes contain important information about the proposed Acquisition and the other matters to be acted upon at the Special Meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

  Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q:    What is a proxy?

A:
It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated Dennis C. Cameron and Stephen E. Brilz to serve as proxies for the Special Meeting. The Board will use the proxies at the Special Meeting. The proxies also may be voted at any adjournments or postponements of the meeting.

Q:    What is a proxy statement?

A:
It is a document that we give you when we are soliciting your vote pursuant to SEC regulations.

Q:    When and where is the Special Meeting?

A:
The Special Meeting will be held on March 5, 2020 at 9:30 a.m. local time at the Company's executive offices on the 25th floor of One Williams Center, Tulsa, Oklahoma.

Q:    What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
Stockholders of Record.    If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares and the proxy materials were sent directly to you.

  Street Name Holders.    If you hold your shares in an account at a bank or broker, then you are the beneficial owner of shares held in "street name." The proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares held in your account.

Q:    How can I access the proxy materials for the Special Meeting?

A:
Stockholders may access the proxy materials, which include the Notice of Internet Availability of Proxy Materials, the Notice of Special Meeting of Stockholders, and the Proxy Statement on the Internet at www.edocumentview.com/WPX. We will also provide a hard copy of any of these documents free of charge upon request as set forth in the Notice of Internet Availability of Proxy Materials or by writing us at: WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Corporate Secretary.

  Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and will also help preserve environmental resources.

  Stockholders of Record.    If you vote on the Internet at www.envisionreports.com/WPX, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time by going directly to www.envisionreports.com/WPX and following the enrollment instructions.

  Street Name Holders.    If you hold your shares in a bank or brokerage account, you may also have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Q:    How do I attend the Special Meeting? What do I need to bring?

A:
All stockholders as of the record date may attend the Special Meeting. Please bring to the meeting:

•
Proof of Ownership, such as a copy of your proxy card, or a copy of a brokerage or bank statement showing your share ownership as of the record date; and

•
Proof of Identification, such as a valid driver's license or passport.

  If you hold your shares in street name, you will not be able to vote your shares at the Special Meeting without a legal proxy, as described in the Question that immediately follows.

  Please note that use of cameras, phones or other similar electronic devices and the bringing of large bags, packages or sound or video recording equipment will not be permitted in the meeting room. Attendees will also be required to comply with rules of order and procedure that will be available at the meeting.

Q:    How can I vote at the Special Meeting if I own shares in street name?

A:
If you are a street name holder, you may not vote your shares at the Special Meeting unless you obtain a legal proxy from your bank or broker. A legal proxy is a bank's or broker's authorization for you to vote the shares it holds in its name on your behalf. To obtain a legal proxy, please contact your bank or broker for further information.

Q:    What shares are included on the proxy card or voting instruction form?

A:
If you are a stockholder of record, you will receive only one proxy card for all the shares of Common Stock you hold:

•
in certificate form; and

•
in book-entry form.

  If you hold shares in our Employee Stock Purchase Plan, you will receive a separate proxy card applicable to those shares.

  If you hold your shares in street name, you will receive one voting instruction form for each account you have with a bank or broker. If you hold shares in multiple accounts, you may need to provide voting instructions for each account.

Q:    What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:
The Company's stockholders are being asked to approve the following proposals:

1.
Stock Issuance Proposal—To approve, for purposes of complying with applicable NYSE Listing Rules, the issuance of more than 20% of the Company's issued and outstanding Common Stock in connection with the Acquisition (Proposal No. 1); and

2.
Adjournment Proposal—To approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Stock Issuance Proposal (Proposal No. 2).

Q:    What revenues and profits/losses has Felix generated in the last three years?

A:
For the years ended December 31, 2016, 2017 and 2018, Felix had total revenue of $11 million, $125 million, and $362 million, respectively, and net profit (loss) attributed to Felix of $(3) million, $38 million, and $154 million, respectively. For additional information, please see the sections entitled "Selected Historical Consolidated Financial Data of Felix" and "Felix Management's Discussion and Analysis of Financial Condition and Results of Operations."

Q:    What will happen in the Acquisition?

A:
Pursuant to the Purchase Agreement, and upon the terms and subject to the conditions set forth therein, the Company will acquire 100% of the issued and outstanding membership interests of Felix.

Q:    How has the announcement of the Acquisition affected the trading price of the Company's Common Stock?

A:
On December 13, 2019, the trading date immediately before the public announcement of the Acquisition, the Company's Common Stock closed at $10.91. On February 4, 2020, the trading date immediately prior to the date of this proxy statement, the Company's Common Stock closed at $12.08.

Q:    How will the Acquisition impact the shares of the Company outstanding after the Acquisition?

A:
As a result of the Acquisition and the consummation of the transactions contemplated thereby, the amount of Common Stock outstanding will increase by approximately 37% to approximately 570 million shares of Common Stock.

Q:    Will the management of Felix change in the Acquisition?

A:
Yes. The executive officers of Felix will not remain with Felix following the Acquisition.

Q:    Will the Company obtain new financing in connection with the Acquisition?

A:
Yes. The Company intends to use the net proceeds of an offering of senior notes completed on January 10, 2020 (the "Notes Offering") to finance the cash portion of the Acquisition, including the repayment of any outstanding debt of Felix and to pay related fees and expenses. The proceeds of the Note Offering were deposited into an escrow account. If the Acquisition is not consummated by July 15, 2020 (the "Outside Date"), or the Purchase Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption.

Q:    What conditions must be satisfied to complete the Acquisition?

A:
There are a number of closing conditions in the Purchase Agreement, including the expiration of the applicable waiting periods under the HSR Act and the approval by the stockholders of the Company of the Stock Issuance Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Acquisition, please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Conditions to Closing of the Acquisition."

Q:    Why is the Company proposing the Stock Issuance Proposal?

A:
We are proposing the Stock Issuance Proposal in order to comply with NYSE Listing Rule 312.03, which requires stockholder approval prior to the issuance of securities representing 20% or more of the outstanding voting power or the number of common shares outstanding before such issuance.

  In connection with the Acquisition, we expect to issue 152,963,671 shares of Common Stock in the Acquisition. Because we are issuing 20% or more of our outstanding Common Stock, we are required to obtain stockholder approval of such issuance pursuant to NYSE Listing Rule 312.03. For more information, please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition."

Q:    Why is the Company proposing the Adjournment Proposal?

A:
We are proposing the Adjournment Proposal to allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. Please see the section entitled "Proposal No. 2—The Adjournment Proposal" for additional information.

Q:    What happens if I sell my shares of Common Stock before the Special Meeting?

A:
The record date for the Special Meeting is earlier than the date that the Acquisition is expected to be completed. If you transfer your shares of Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. If you transfer your shares of Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting.

Q:    What constitutes a quorum at the Special Meeting?

A:
The holders of a majority of the shares entitled to vote as of the close of business on the record date must be present in person or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum, but broker non-votes will not be counted for such purpose. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 208,471,481 shares of our Common Stock would be required to achieve a quorum.

Q:    What vote is required to approve the proposals presented at the Special Meeting?

A:
The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of the Company's outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, assuming a quorum is present. Accordingly, a Company stockholder's failure to vote by proxy or to vote in person at the Special Meeting, as well an abstention from voting and a broker non-vote with regard to the Stock Issuance Proposal will have no effect on the Stock Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Stock Issuance Proposal.

  The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the total voting power of the stock entitled to vote at the Special Meeting, present in person or represented by proxy, assuming a quorum is present. Accordingly, a Company stockholder's failure to vote by proxy or to vote in person at the Special Meeting, as well a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Adjournment Proposal.

Q:    What is the record date and what does it mean?

A:
The record date for the Special Meeting is February 4, 2020. Only owners of record of shares of Common Stock of the Company at the close of business on the record date are entitled to notice of and to vote at the Special Meeting, or at any adjournments or postponements of the Special Meeting. On February 4, 2020, there were 416,942,961 shares of Common Stock issued, outstanding and entitled to vote. Each owner of record on the record date is entitled to one vote on each proposal presented at the Special Meeting for each share of common stock held.

  The record date was established by our Board of Directors as required by the DGCL. Owners of record of Common Stock at the close of business on the record date are entitled to:

  •
  receive notice of the Special Meeting; and

  •
  vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

Q:    How do I vote?

A:
If you were a holder of record of our Common Stock on February 4, 2020, the record date for the Special Meeting, you may vote with respect to the proposals in person at the Special Meeting, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, by telephone using the toll-free number on your proxy card or through the Internet using the procedures described on the proxy card.

  Voting by Mail.    By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 9:30 a.m. Central Time on March 5, 2020. If you received the proxy materials electronically, you may request a proxy card at any time by following the instructions on the voting website. If you are a street name holder, you will receive instructions on how you may vote from your bank or broker, unless you previously enrolled in electronic delivery.

  Voting in Person at the Meeting.    If you attend the Special Meeting and plan to vote in person, we will provide you with a ballot at the Special Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Special Meeting. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, you will need to bring to the Special Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

  Voting By Telephone or Internet.    All stockholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

  For additional information, please see the section entitled "Special Meeting of Company Stockholders."

Q:    What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, we will count a properly executed proxy marked "ABSTAIN" with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Stock Issuance Proposal. For purposes of approval, a failure to vote will have no effect on the Adjournment Proposal, while an abstention will have the same effect as a vote "AGAINST" the Adjournment Proposal.

Q:    What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Stockholders should specify their choice for each matter in the manner described on their proxy card. Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted "FOR" each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:    If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:    Are my shares voted if I do not provide a proxy?

A:
If you are a stockholder of record and do not provide a proxy, you must attend the Special Meeting in order to vote. If you hold shares through an account with a bank or broker, your shares will not be voted by the bank or broker on some matters if you do not provide voting instructions. Banks and brokers have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on routine matters. The votes on the matters described in this proxy statement are not considered routine and banks and brokers cannot vote shares without instruction on those matters. Shares that banks and brokers are not authorized to vote are counted as "broker non-votes."

Q:    If my shares are held in "street name," will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at this Special Meeting will be considered non-routine and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a "broker non-vote." Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:    How will a broker non-vote impact the results of each proposal?

  Broker non-votes will not have any effect on the outcome of any of the proposals.

Q:    If I submit a proxy, may I later revoke it and/or change my vote?

A:
Yes. Stockholders may revoke a proxy and/or change their vote prior to the completion of voting at the Special Meeting by:

•
signing another proxy card or voting instruction form with a later date and delivering it to the Corporate Secretary before the Special Meeting;

  •
  voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time on March 4, 2020 (or, if you are a street name holder, such earlier time as your bank or broker may direct);

  •
  voting at the Special Meeting if you are a stockholder of record or are a street name holder that has obtained a legal proxy from your bank or broker; or

  •
  notifying the Corporate Secretary of the Company in writing before the Special Meeting.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:    Are votes confidential? Who counts the votes?

A:
We hold the votes of all stockholders in confidence from directors, officers and employees except:

•
as necessary to meet applicable legal requirements and to assert or defend claims or potential claims for or against the Company;

•
in case of a contested or potentially contested proxy solicitation;

•
if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or

•
to allow the independent inspectors of the election to certify the results of the vote.

  We have retained Computershare to tabulate the votes and act as independent inspector of the election.

Q:    What are my choices when voting on each of the other proposals considered at the Special Meeting?

A:
For each of the proposals stockholders may:

•
vote for the proposal;

•
vote against the proposal; or

•
abstain from voting on the proposal.

Q:    What is the Board's recommendation with regard to each proposal?

A:
The Board of Directors makes the following recommendation with regard to each proposal:

•
The Board of Directors recommends a vote FOR the Stock Issuance Proposal.

•
The Board of Directors recommends a vote FOR the Adjournment Proposal.

Q:    What happens if I vote against the Stock Issuance Proposal?

A:
If you vote against the Stock Issuance Proposal, but the Stock Issuance Proposal still obtains the affirmative vote of a majority of the votes cast by holders of the Company's outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special

  Meeting, assuming a quorum is present, then the Stock Issuance Proposal will be approved and, assuming the satisfaction or waiver of the other conditions to closing, the Acquisition will be consummated in accordance with the terms of the Purchase Agreement.

  If you vote against the Stock Issuance Proposal and the Stock Issuance Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of the Company's outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, assuming a quorum is present, then the Stock Issuance Proposal will fail and we will not consummate the Acquisition.

Q:    What interests do the Company's current officers and directors have in the Acquisition?

A:
Certain members of our management team have interests in the Acquisition that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Acquisition. These interests include, among other things, that unless waived by the applicable members of our management, the issuance of approximately 27% of our Common Stock in connection with the completion of the Acquisition would constitute a "change-in-control" under the Company's change-in-control agreements between the Company and certain members of our management team. As a result, in the event such members of our management are terminated pursuant to a qualifying termination within two years following the issuance of the Company's Common Stock at the completion of the Acquisition, such management member would be eligible to receive enhanced benefits (including cash payments, benefits and equity vesting of such person's performance-based restricted stock units, time-based restricted stock awards, and stock options) than they would have otherwise been entitled to absent the issuance of the Company's Common Stock at the completion of the Acquisition.

Q:    Did the Company's Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Acquisition?

A:
Yes. Although our current certificate of incorporation does not require our Board to seek a third-party valuation or fairness opinion in connection with an acquisition, the Board received a fairness opinion from TPH as to the fairness, from a financial point of view and as of the date of such opinion, to the Company of the consideration to be paid by the Company for Felix pursuant to the Purchase Agreement. Please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Opinion of the Company's Financial Advisor" and the opinion of TPH attached hereto as Annex B for additional information.

Q:    Do I have appraisal rights if I object to the proposed Acquisition?

A:
No. Appraisal rights are not available to holders of our Common Stock in connection with the Acquisition.

Q:    What happens if the Acquisition is not consummated?

A:
There are certain circumstances under which the Purchase Agreement may be terminated. The Purchase Agreement provides that if Felix Parent terminates the Purchase Agreement due to a Company Change in Recommendation (as defined below), a termination fee of $145,500,000 is payable in cash to Felix Parent by the Company (the "Termination Fee"). If either the Company or Felix Parent terminates the Purchase Agreement due to failure to obtain the Stockholder Approval (as defined below) and Felix Parent is not otherwise entitled to receive the Termination Fee, the Company will be required to pay Felix Parent's expenses of $45,500,000 to Felix Parent.

  Additionally, if (i) either the Company or Felix Parent terminates the Purchase Agreement for failure to obtain the Stockholder Approval and on or before the Special Meeting, a Company Competing Proposal (as defined below) is announced, disclosed or otherwise communicated to the Board and not withdrawn or (ii) Felix Parent validly terminates the Purchase Agreement for the Company's breach of its representations, warranties, covenants or other agreements and following the date of the Purchase Agreement a Company Competing Proposal is publicly announced or disclosed and not withdrawn and, in each case, within twelve months after such termination, the Company enters into an alternative definitive agreement with respect to a specified Company Competing Proposal, the Company shall pay Felix Parent the Termination Fee (less any amount previously paid as Felix Parent's expenses). Please see the sections entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Termination" and "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Termination Fee" for information regarding the parties' specific termination rights and the Termination Fee.

Q:    When is the Acquisition expected to be completed?

A:
The closing of the Acquisition is expected to take place on or prior to the fifth business day following the satisfaction or waiver of the conditions described below in the subsection entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Conditions to Closing of the Acquisition" except in certain circumstances described below in the subsection entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Closing of the Acquisition." However, if the last condition to closing to be satisfied is the Stockholder Approval (other than conditions that by their nature cannot be satisfied until the closing), then the closing of the Acquisition shall occur no later than one business day following the date of the meeting at which the Stockholder Approval is obtained. The closing is expected to occur in the first half of 2020. The Purchase Agreement may be terminated by the Company or Felix Parent if the closing of the Acquisition has not occurred by July 15, 2020.

  Please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Closing of the Acquisition." For a description of the conditions to the completion of the Acquisition, see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement—Conditions to Closing of the Acquisition."

Q:    Where Can I Find the Voting Results of the Special Meeting?

A:
Within four business days following certification of the final voting results, the Company will file the final voting results of the Special Meeting with the SEC in a Current Report on Form 8-K.

Q:    What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:    Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:
The Company is soliciting proxies on behalf of its Board. The Company will pay the cost of soliciting proxies for the Special Meeting. The Company has engaged Georgeson to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Georgeson a fee of $8,500, plus disbursements, and will reimburse Georgeson for its reasonable out-of-pocket expenses and indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company's Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Company's Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:    Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

WPX Energy, Inc.
3500 One Williams Center
Tulsa, Oklahoma 74172
(855) 979-2012
Attention: Corporate Secretary
Email: corporate.secretary@wpxenergy.com

  You may also contact our proxy solicitor at:

Georgeson
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Individuals, banks and brokers please call toll-free: (800) 903-2897

  To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

  You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference."

  The SEC has an informational website that provides stockholders with general information about how to cast their vote and why voting should be an important consideration for stockholders. You may access that information at www.sec.gov/spotlight/proxymatters.shtml or at www.investor.gov.

SUMMARY OF THE PROXY STATEMENT

        This summary highlights selected information contained in this proxy statement and does not contain all of the information that may be important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements of Felix, to fully understand the proposed Acquisition (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference" beginning on page 137 of this proxy statement.

Parties to the Acquisition

The Company

        The Company is an independent oil and natural gas exploration and production company incorporated in 2011 that is engaged in the exploitation and development of long-life unconventional properties. The Company is focused on profitably exploiting, developing and growing its oil positions in the Delaware Basin (a subset of the Permian Basin) in Texas and New Mexico and the Williston Basin in North Dakota.

        The Company's securities are traded on NYSE under the ticker symbol "WPX."

        The mailing address of the Company's principal executive office is 3500 One Williams Center, Tulsa, Oklahoma 74172 and its telephone number is (855) 979-2012.

Felix Parent

        Felix Parent is a holding company, affiliated with EnCap and members of Felix's management team, formed to make investments in, and own equity interests of, Felix.

        The mailing address of Felix Parent's principal executive office is 1530 16th Street, Suite 500, Denver, Colorado 80202 and its telephone number is (720) 974-2806.

Felix

        Felix is an exploration and production company, based in Denver, Colorado, focusing on the development of oil and gas reserves in the Delaware Basin, with core operations located in Loving, Reeves, Ward and Winkler Counties in West Texas.

        The mailing address of Felix's principal executive office is 1530 16th Street, Suite 500, Denver, Colorado 80202 and its telephone number is (720) 974-2806.

        For more information about Felix Parent and Felix, please see the sections entitled "Information About Felix" and "Felix's Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Securities Purchase Agreement

        On December 15, 2019 the Company entered into the Purchase Agreement with Felix Parent. The Purchase Agreement provides for the Company's acquisition of 100% of the issued and outstanding membership interests of Felix. On the terms and subject to the conditions contained in the Purchase Agreement, Felix Parent will sell to the Company, and the Company will purchase, accept and pay for, in each case, at the consummation of the transactions contemplated by the Purchase Agreement, the Subject Securities, free and clear of all encumbrances (other than (i) restrictions on transfer pursuant to applicable securities laws or the organizational documents of Felix and (ii) encumbrances arising by, through or under the Company or its affiliates). The Purchase Price that the Company will pay for the

Subject Securities is $2,500,000,000 consisting of: (i) an amount in cash equal to $900,000,000 and (ii) 152,963,671 unregistered, fully paid, validly issued and nonassessable shares of the Company's Common Stock determined by dividing $1,600,000,000 by $10.46 (the volume weighted-average per share price of the Company's Common Stock on the NYSE, as reported by Bloomberg, for the ten consecutive trading days ending on the last full trading day preceding the date of the Purchase Agreement, rounded to the nearest tenth of a cent). The Purchase Price is subject to certain customary adjustments.

Related Agreements

        This section describes the material provisions of certain additional agreements to be entered into pursuant to the Purchase Agreement, which we refer to as the "Related Agreements," but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The Related Agreements include the Form of Stockholders' Agreement and the Form of Registration Rights Agreement, included as Annexes C and D, respectively. Stockholders and other interested parties are urged to read the Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Stockholders' Agreement

        At the closing, the Company, Felix Parent, EnCap and certain members of Felix's management team will enter into a Stockholders' Agreement (the "Stockholders' Agreement"). Pursuant to the Stockholders' Agreement, Felix Parent will have the right to nominate up to two directors (the "Investor Directors") for appointment to the Board (the "Director Nominations"). The Director Nominations are subject to, among other things, Felix Parent and such members of Felix's management team continuing to hold a minimum amount of shares of the Company's Common Stock and the individual nominees being reasonably acceptable to the Nominating, and Governance, Environmental and Public Policy Committee of the Board (the "Governance Committee") and not prohibited by law. Until the date on which Felix Parent is no longer entitled to designate any Investor Directors to the Board, Felix Parent, EnCap and such members of Felix's management team will agree to cause all voting securities of the Company held by such persons or any of EnCap's controlled affiliates or Felix Parent's affiliates to be voted in favor of all director nominees nominated by the Governance Committee, against any other nominees and against the removal of any director (other than an Investor Director) unless the Governance Committee so recommends in favor of such removal. Felix Parent has designated Messrs. D. Martin Phillips and Douglas E. Swanson, Jr. as the two initial Investor Directors. Please see the section entitled "Information About Felix—Felix Designated Directors" on page 113 of this proxy statement.

        Pursuant to the Stockholders' Agreement, for a period from its execution through 180 days after the closing, Felix Parent will agree not to transfer or dispose of (or take other analogous actions in accordance with the terms of the Stockholders' Agreement) any economic, voting or other rights in or to two-thirds of the shares of the Company's Common Stock issued to Felix Parent pursuant to the Purchase Agreement other than certain permitted transfers. The remaining one-third of the shares of the Company's Common Stock will not be subject to transfer restrictions imposed by the Stockholders' Agreement.

        Pursuant to the Stockholders' Agreement, EnCap will agree to customary standstill restrictions in accordance with which, among other things, EnCap will agree to not acquire, agree or propose or offer to acquire (including through any hedging or other similar transaction) any shares of the Company's Common Stock or securities that are convertible or exchangeable into (or exercisable for) shares of the Company's Common Stock (or enter into certain agreements and arrangements as set forth in the Stockholders' Agreement) to the extent such acquisition results in EnCap owning the greater of the number of shares it will own at closing and the percentage of the outstanding shares it owns at closing.

Such standstill will be in effect during the period commencing on the date of the Stockholders' Agreement and continuing until the 36 month anniversary of the closing date, except for any time during such 36 month period during which Felix Parent and certain other holders collectively beneficially own less than 10% of the outstanding shares of the Company's Common Stock.

Registration Rights Agreement

        At the closing, the Company and Felix Parent will enter into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which, among other things and subject to certain restrictions, the Company will be required to file with the SEC a registration statement registering for resale the shares of the Company's Common Stock issuable to Felix Parent upon consummation of the transactions contemplated by the Purchase Agreement and to conduct certain underwritten offerings upon the request of holders of Registrable Securities (as defined therein). The Registration Rights Agreement also provides, among other things, holders of Registrable Securities with certain customary piggyback registration rights.

Board of Directors of the Company Following the Acquisition

        If the Acquisition is consummated, the Company will take all necessary action (but solely to the extent such actions are permitted by law) to cause two individuals designated by Felix Parent to be appointed to serve as directors of the post-acquisition company. Thereafter, Felix Parent will have the right to designate for nomination up to two directors to be elected at the each annual or special meeting of the Stockholders at which directors are to be elected following completion of the Acquisition.

        Felix Parent has designated Messrs. D. Martin Phillips and Douglas E. Swanson, Jr. as the two initial Investor Directors. Please see the section entitled "Information About Felix—Felix Designated Directors" on page 113 of this proxy statement.

The Stock Issuance Proposal

        Pursuant to the Purchase Agreement, the stockholders of the Company will be asked to vote on a proposal to approve, for purposes of complying with applicable NYSE Listing Rule 312.03, the issuance of more than 20% of the Company's issued and outstanding Common Stock (Proposal No. 1). For more information about the issuance contemplated by the Purchase Agreement, please see the section entitled "Proposal No. 1—Approval of the Issuance of More Than 20% of the Company's Issued and Outstanding Common Stock In Connection with Acquisition."

Other Proposals

        In addition, the stockholders of the Company will be asked to vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal (Proposal No. 2). Please see the section entitled "Proposal No. 2—The Adjournment Proposal" for more information.

Date, Time and Place of Special Meeting

        The Special Meeting will be held on March 5, 2020 at 9:30 a.m. local time at the Company's executive offices on the 25th floor of One Williams Center, Tulsa, Oklahoma, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

        Only Company stockholders of record at the close of business on February 4, 2020, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Company Common Stock that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 416,942,961 shares of Company Common Stock outstanding and entitled to vote.

Accounting Treatment

        The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management's estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition, but is not required to finalize for one year from the closing date of the Acquisition. For U.S. federal income tax purposes, the Acquisition will be treated as an asset purchase (such that the tax bases in the assets of Felix will generally reflect the allocated fair value at closing) and direct liability assumption.

Proxy Solicitation

        The Company is soliciting proxies on behalf of its Board. Proxies may be solicited by mail. The Company has also engaged Georgeson to assist in the solicitation of proxies.

        If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled "Special Meeting of Company Stockholders—Revoking Your Proxy."

Interests of Certain Persons in the Acquisition

        In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Stock Issuance Proposal, you should be aware that aside from their interests as stockholders, certain executive officers and directors of the Company have interests in the Acquisition that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating the Acquisition and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Stock Issuance Proposal. Please see the section entitled "Proposal No. 1—Approval of the Issuance of More Than 20% of the Company's Issued and Outstanding Common Stock In Connection with Acquisition—The Acquisition—Interests of Certain Persons in the Acquisition" for more information.

Reasons for the Approval of the Stock Issuance in Connection with the Acquisition

        Our Board considered the following positive factors, although not weighted or in any order of significance, in approving the Acquisition and the issuance of the Stock Consideration in connection with the Acquisition:

  •
  Expansion in the Delaware Basin.  The Company's belief that the Acquisition will expand the Company's presence in the Delaware Basin by approximately 58,500 net acres, complementing the Company's core state line position in the Northern Delaware Basin and enhancing the Company's strong per share metrics. The Acquisition adds significant production estimated to be near 60 Mboe/d (70% oil) at the anticipated closing date, plus 1,500 high margin gross undeveloped locations. The Acquisition accelerates the Company's progress towards the key tenets of its 5-year vision highlighted previously in the Company's earnings call for the third quarter of 2019.

  •
  Business and Financial Condition and Prospects.  The knowledge and familiarity of the Company's management with Felix's business, operations, financial condition, earnings and prospects. The Board discussed and deliberated at length with Company management concerning Felix's business, operations, financial condition, earnings and prospects.

  •
  Opinion of TPH.  The Board's receipt of the opinion of TPH addressed to the Board that, as of December 15, 2019, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration of $900,000,000 in cash and 152,963,671 shares of the Company's Common Stock to be paid by the Company for Felix pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company, as more fully described in "Opinion of the Company's Financial Advisor" below and attached as Annex B.

  •
  Terms of the Purchase Agreement; Ability to Consider, Receive and Respond to Unsolicited Proposals. The terms and conditions of the Purchase Agreement, including the ability of the Company to consider, receive and respond to, under certain circumstances specified in the Purchase Agreement, an unsolicited written proposal for a business combination from a third party prior to completion of the Acquisition, the right of the Board after complying with the terms of the Purchase Agreement to change its recommendation to the Company's stockholders, and the belief that the termination fee of $145,500,000 payable in the event that Felix terminates the Purchase Agreement as a result of such change in recommendation was reasonable, and was not a significant deterrent to potential competing transactions and would not prevent such competing transactions from third parties.

  •
  Board Composition.  The Board's belief that the addition of the two Felix Parent nominated directors to the Board in connection with the Acquisition will add further valuable expertise and experience and in-depth familiarity with Felix to the Board, which will enhance the likelihood of realizing the strategic benefits that the Company expects to derive from the Acquisition.

  •
  Likelihood of Completion.  The Board's belief of the reasonable likelihood that the Acquisition will be completed based on, among other things, the conditions to the Acquisition and that the outside date of July 15, 2020 under the Purchase Agreement allows for sufficient time to complete the Acquisition.

  •
  Stockholder Approval.  The fact that the Company's stockholders will have the opportunity to vote on the Stock Issuance Proposal, which is a condition precedent to the Acquisition.

  •
  Ancillary Agreements.  The Board's belief that the terms of the ancillary agreements to be entered into upon consummation of the Acquisition, including the Registration Rights Agreement and the Stockholders' Agreement (including the lock-up and the standstill provisions contained therein) are reasonable.

        For more information about our decision-making process, please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Company's Board of Directors' Reasons for the Approval of the Acquisition."

Conditions to Closing of the Acquisition

Conditions to Each Party's Obligations

        The respective obligations of the Company and Felix Parent to consummate and effect the Acquisition and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the closing of the Acquisition, of each of the following conditions:

  •
  the required vote of the Company's stockholders to approve the issuances of the Stock Consideration by the affirmative vote of a majority of shares of capital stock entitled to vote thereon and present in person and represented by proxy at the Special Meeting in accordance with the rules and regulations of the NYSE and the organizational documents of the Company (the "Stockholder Approval");

  •
  the waiting periods applicable to the transactions contemplated by the Purchase Agreement under the HSR Act must have expired or early termination must have been granted;

  •
  no governmental entity of the United States or any State thereof having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement, and no law of the United States or any State thereof shall have been adopted that makes consummation of the transactions contemplated by the Purchase Agreement illegal or otherwise prohibited; and

  •
  the sum of all title defects, environmental defects and value of casualty losses, shall be less than $375,000,000 (the "Aggregate Cap").

Conditions to Felix Parent's Obligations

        The obligations of Felix Parent to consummate and effect the Acquisition and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the closing of the Acquisition, of each of the following conditions, any of which may be waived, in writing, exclusively by Felix Parent:

  •
  the fundamental representations and warranties of the Company (i.e., representations related to organization, standing and power, capitalization, authority and brokers), without giving effect to any limitation contained therein as to materiality or Company Material Adverse Effect (as defined below) or any similar limitation contained therein (except for de minimis inaccuracies with respect to representations and warranties regarding issued securities of the Company), must be true and correct in all respects as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date); and all other representations and warranties of the Company, without giving effect to any limitation contained therein as to materiality or Company Material Adverse Effect, must be true and correct as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect;

  •
  the Company must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Purchase Agreement at or prior to closing;

  •
  the Company must have delivered, or caused to be delivered, to Felix Parent a certificate executed by an authorized officer of the Company and dated as of the closing date, confirming that the conditions set forth in the two immediately preceding bullet points have been satisfied;

  •
  the Company must have delivered, or caused to be delivered, or stand ready to deliver duly executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered by it pursuant to the Purchase Agreement;

  •
  the Common Stock issuable to Felix Parent constituting the Stock Consideration shall have been authorized for listing on the NYSE, upon official notice of issuance; and

  •
  no Company Material Adverse Effect shall have occurred since the date of the Purchase Agreement.

Conditions to the Company's Obligations

        The obligations of the Company to consummate and effect the Acquisition and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the closing of the Acquisition, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

  •
  the fundamental representations and warranties of Felix Parent regarding Felix Parent (i.e., representations related to organization, standing and power, ownership of Subject Securities, authority, accredited investor; investment intent, ownership of purchaser securities, and brokers), without giving effect to any limitation as to materiality or Felix Parent Material Adverse Effect (as defined below) or any similar limitation contained therein, must be true and correct in all respects as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date); and all other representations and warranties of Felix Parent, without giving effect to any limitation as to materiality or Felix Parent Material Adverse Effect or any similar limitation contained therein, must be true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date);

  •
  the fundamental representations and warranties of Felix Parent regarding Felix (i.e., representations related to organization, standing and power, capital structure, brokers and special warranty), without giving effect to any limitation as to materiality or Felix Material Adverse Effect or any similar limitation contained therein, must be true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date); and all other representations and warranties of Felix Parent regarding Felix, without giving effect to any limitation as to materiality or Felix Material Adverse Effect or any similar limitation contained therein, must be true and correct as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of Felix Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Felix Material Adverse Effect;

  •
  Felix Parent must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Purchase Agreement at or prior to closing;

  •
  Felix Parent must have delivered to the Company a certificate executed by an authorized officer of Felix Parent and dated as of the closing date, confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied;

  •
  no Felix Material Adverse Effect shall have occurred since the date of the Purchase Agreement;

  •
  Felix Parent must have delivered, or caused to be delivered, or stand ready to deliver duly executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered by it pursuant to the Purchase Agreement; and

  •
  all obligations of Felix and its subsidiaries under the Specified Facilities (other than any contingent indemnification obligations under which no claims have been made) shall be released and terminated and all security interests and encumbrances granted in respect of the Subject Securities or any of the assets of Felix, in each case, securing the obligations under the Specified Facilities shall be released and terminated.

Regulatory Matters

        Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission ("FTC"), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Acquisition is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a request for additional information or documentary material related to the Acquisition (a "Second Request"), the waiting period with respect to the Acquisition will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Felix Parent each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On January 8, 2020, the Company and Felix Parent filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Acquisition, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on February 7, 2020 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

        At any time before or after consummation of the Acquisition, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Acquisition. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Acquisition on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Felix Parent is aware of any material regulatory approvals or actions that are required for completion of the Acquisition other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the Special Meeting

        A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares entitled to vote as of the close of business on the record date are present in person or represented by proxy. Abstentions will count as present for the purposes of establishing a quorum.

        The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of the Company's outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, assuming a quorum is present. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the total voting power of the stock entitled to vote at the Special Meeting, present in person or represented by proxy, assuming a quorum is present. Accordingly, a Company stockholder's failure to vote by proxy or to vote in person at the Special Meeting and a broker non-vote will have no effect on the Stock Issuance Proposal or the Adjournment Proposal. An abstention will have no effect on the Stock Issuance Proposal, but will have the same effect as a vote "AGAINST" the Adjournment Proposal.

        The Acquisition is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

        It is important for you to note that in the event that the Stock Issuance Proposal does not receive the requisite vote for approval, we will not consummate the Acquisition.

Opinion of the Company's Financial Advisor

        The Company engaged TPH to act as the Company's financial advisor for purposes of the proposed Acquisition. On December 15, 2019, TPH delivered an opinion to the Board as to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company for Felix pursuant to the Purchase Agreement. For purposes of TPH's opinion and the summaries of such opinion included in this proxy statement, the term "consideration" collectively refers to $900,000,000 in cash and the Stock Consideration, as set forth in the Purchase Agreement.

        The full text of TPH's written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. The summary of TPH's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The Company's stockholders are encouraged to read the TPH opinion carefully in its entirety. TPH delivered its opinion for the information and assistance of the Board in connection with its consideration of the proposed Acquisition, and TPH's opinion does not address any other aspect of the Purchase Agreement and does not constitute a recommendation as to how any stockholder of the Company should vote with respect to the proposed Acquisition or any other matter.

        For more information, please see "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Opinion of the Company's Financial Advisor" on page 85 of this proxy statement and Annex B to this proxy statement.

Recommendation to Company Stockholders

        Our Board believes that each of the Stock Issuance Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote "FOR" each of the proposals.

        When you consider the recommendation of our Board in favor of approval of the Stock Issuance Proposal, you should keep in mind that certain members of our Board and officers have interests in the Acquisition that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Stock Issuance Proposal. Please see "Special Meeting of Company Stockholders—Recommendation to Company Stockholders."

Risk Factors

        In evaluating the Acquisition and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled

"Risk Factors" beginning on page 45 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and Felix Parent to complete the Acquisition, and (ii) the business, cash flows, financial condition and results of operations of Felix prior to the consummation of the Acquisition and the post-acquisition company following consummation of the Acquisition.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

        Please see the Company's consolidated financial statements, including the related notes, contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019. See "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference."

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FELIX

        The following information has been derived from Felix's unaudited consolidated financial statements as of and for the nine-month periods ended September 30, 2019 and 2018 and Felix's audited consolidated financial statements as of and for each of the years in the three-year period ended December 31, 2018. The following information is only a summary and does not provide all of the information contained in the financial statements.

        The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of Felix's management, include all adjustments necessary for a fair presentation of the information set forth therein. The results of interim periods are not necessarily indicative of results that may be expected for the full year or any future periods.

        The following information should be read in conjunction with "Felix Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Felix, including the related notes, contained elsewhere in this proxy statement.

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Statements of Income Data:
Revenues:
Oil revenue	$467,964	$222,205	$315,396	$108,675	$9,251
Gas revenue	6,204	6,403	9,167	5,092	599
NGL revenue	25,447	18,275	27,083	7,815	606
Water revenue	10,330	7,010	10,016	3,169	239

Total revenues	509,945	253,893	361,661	124,751	10,695
Operating expenses:
Lease operating	81,764	35,826	49,883	20,159	3,349
Gathering, processing, and transportation	31,585	14,841	21,576	5,650	64
Production taxes	27,169	12,839	18,600	6,258	689
Geological and geophysical	4,849	5,123	6,767	276	5,419
Exploration	3,563	830	910	109	1,087
Depreciation, depletion, and amortization	134,372	54,968	82,920	40,943	5,044
General and administrative	15,062	11,443	16,600	11,064	8,272
Operator transfer fee	—	—	—	—	2,001

Total operating expenses	298,364	135,870	197,256	84,459	25,925

Income (loss) from operations	211,581	118,023	164,405	40,292	(15,230)
Other income (expense):
Gain on sale of oil and gas properties	—	2,607	2,626	19,626	12,902
Gain (loss) on derivative instruments	5,770	(12,801)	1,562	17,367	—
Interest expense, net	(24,229)	(5,868)	(11,929)	(4,283)	(442)
Interest income	176	28	83	28	219
Other income	49	—	—	—	—

Total other income (expense), net	(18,234)	(16,034)	(10,782)	(1,996)	12,679

Net income (loss)	$193,347	$101,989	$153,623	$38,296	$(2,551)

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(Unaudited)	(Unaudited)
	(In thousands)
Consolidated Statement of Cash Flow:
Net cash provided by (used in) operating activities	$244,556	$163,556	$212,196	$73,370	$(7,664)
Net cash provided by (used in) investing activities	$(559,392)	$(503,357)	$(728,490)	$(323,669)	$(379,098)
Net cash provided by (used in) financing activities	$318,251	$335,571	$513,952	$256,348	$389,517
Consolidated Balance Sheets Data (at period end):
Cash and cash equivalents	$6,490		$6,677	$9,019
Property and equipment, net	$1,906,501		$1,489,191	$751,696
Total assets	$2,007,916		$1,540,823	$787,645
Long-term debt, net	$876,913		$641,647	$108,944
Member's equity	$983,146		$709,501	$573,261

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The summary unaudited pro forma condensed combined financial information presented below reflects the pro forma effect of the Notes Offering and the Acquisition. The summary unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 and 2018 and the year ended December 31, 2018 assume the Acquisition, including the repayment of the Felix Revolving Credit Facilities, the Felix Dispositions, the Notes Offering and borrowings under the Company's credit facility to fund transaction costs related to the Notes Offering and the Acquisition had occurred on January 1, 2018. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2019 assumes the Acquisition, including the repayment of the Felix Revolving Credit Facility, the Felix Dispositions, the Notes Offering and borrowings under the Company's credit facility to fund transaction costs related to the Notes Offering and the Acquisition had occurred on September 30, 2019. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only to reflect the Acquisition, including the repayment of the Felix Revolving Credit Facilities, the Felix Dispositions, the Notes Offering and borrowings under the Company's credit facility to fund transaction costs related to the Notes Offering and the Acquisition and do not represent what our actual results of operations or financial position would actually have been had the transaction occurred on January 1, 2018, or project our results of operations or financial position for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations.

        The following information should be read in conjunction with our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, as well as unaudited pro forma condensed combined financial information and Felix's consolidated financial statements contained herein. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference."

	Pro Forma Combined
	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018	Year Ended December 31, 2018
	(Unaudited) (In millions)
Combined Statements of Operations Data:
Revenues:
Product revenues:
Oil sales	$1,965	$1,553	$2,105
Natural gas sales	63	58	96
Natural gas liquid sales	116	117	175

Total product revenues	2,144	1,728	2,376
Net gain (loss) on derivatives	52	(375)	79
Commodity management	155	168	204
Other	2	1	—

Total revenues	2,353	1,522	2,659

	Pro Forma Combined
	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018	Year Ended December 31, 2018
	(Unaudited) (In millions)
Costs and expenses:
Depreciation, depletion and amortization	852	621	882
Lease and facility operating	361	220	323
Gathering, processing and transportation	175	80	132
Taxes other than income	155	129	176
Exploration	79	60	83
General and administrative	158	141	197
Commodity management	126	156	182
Net (gain) loss—sales of assets and divestments of transportation contracts	—	(3)	(6)
Other—net	17	5	7

Total costs and expenses	1,923	1,409	1,976

Operating income (loss)	430	113	683
Interest expense	(152)	(156)	(207)
Loss on extinguishment of debt	(47)	(71)	(71)
Gain on equity method investment transactions	373	—	—
Investment income (loss) and other	7	(2)	(4)

Income (loss) from continuing operations before income taxes	611	(116)	401
Provision (benefit) for income taxes	137	(44)	93

Income (loss) from continuing operations	474	(72)	308

Less: Dividends on preferred stock	—	8	8
Net income (loss) attributable to WPX Energy, Inc. common Stockholders	$474	$(80)	$300

Pro Forma Combined
As of September 30, 2019
(Unaudited) (In millions)
Consolidated Combined Balance Sheet Data:
Cash and cash equivalents	$17
Properties and equipment, net (successful efforts method of accounting)	$10,554
Total assets	$11,694
Long-term debt, net	$3,129
Total equity	$6,652

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of the Company and Felix, and has been adjusted to reflect the following:

  •
  Proposed acquisition of Felix for consideration of approximately $2,500,000,000 (the "Unadjusted Purchase Price"), consisting of (i) an amount in cash equal to $900,000,000 (the "Unadjusted Cash Purchase Price") and (ii) 152,963,671 unregistered, shares of the Company's Common Stock (the "Unadjusted Equity Consideration") determined by dividing $1,600,000,000 by $10.46 (the volume weighted-average per share price of the Company's Common Stock on the NYSE, as reported by Bloomberg, for the ten consecutive trading days ending on the last full trading day preceding the date of the Purchase Agreement, rounded to the nearest tenth of a cent). The Unadjusted Purchase Price is subject to certain customary closing adjustments set forth in the Purchase Agreement. If certain closing adjustments are positive, then the Unadjusted Cash Purchase Price is adjusted and if certain closing adjustments are negative, the Unadjusted Equity Consideration is adjusted. The Unadjusted Equity Consideration is subject to certain holdbacks at Closing, including reduction by an amount of shares of the Company's Common Stock equal to the Escrowed Shares (as defined in the Purchase Agreement) and the Adjustment Holdback Amount (as defined in the Purchase Agreement) divided by $10.46 which will be held by an escrow agent in connection with the indemnification and adjustment obligations of Felix Parent under the Purchase Agreement.

  •
  Felix Parent has a senior secured notes facility pursuant to that certain Note Purchase Agreement, dated as of August 9, 2017 (as amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof, the "Felix Parent Notes Facility"), and Felix has a reserve-based revolving credit facility pursuant to that certain Credit Agreement dated as of July 1, 2016 (as amended, restated, amended and restated, supplemented and otherwise modified prior the date hereof, the "Felix Revolving Credit Facility" and together with the Felix Parent Notes Facility, the "Felix Debt Facilities"). The Felix Parent Notes Facility is secured by a lien on the equity of Felix and certain of Felix's assets. As a condition to and simultaneous with the closing of the Acquisition, all remaining amounts outstanding under the Felix Debt Facilities are to be repaid in order to cause the release of such liens and terminate the facilities. Any amounts outstanding under the Felix Debt Facilities that are repaid from the Unadjusted Cash Purchase Price in connection with and simultaneous with the closing of the Acquisition will result in a reduction in the Unadjusted Cash Purchase Price received by Felix Parent. Furthermore, in connection with entering into the Purchase Agreement, Felix Parent received commitments from certain of its affiliates to finance the repayment of any amounts outstanding under the Felix Debt Facilities to the extent such amounts outstanding exceed the Unadjusted Cash Purchase Price subject to certain adjustments.

  •
  Adjustments to Felix's historical information to remove the effect of Felix's midstream and water assets and operations and reflect the intercompany activity with those operations previously eliminated. In connection with the Acquisition, Felix has represented to us that it will either (i) distribute these assets to Felix Parent, or (ii) dispose of such assets in a third party sale and distribute the proceeds of such sale to Felix Parent. We refer to either the contribution or sale of such assets herein as the "Felix Dispositions."

  •
  Impact of offering by the Company of $900,000,000 aggregate principal amount of senior notes and, if necessary, borrowings under our revolving credit facility (collectively, the "Financing Transactions"), the proceeds of which will be used to the fund the Acquisition and related transaction costs. At the time of the Acquisition closing, the Company may elect to use cash on hand rather than borrowings under the Company's credit facility to fund such costs.

        Certain of Felix's historical amounts have been reclassified to conform to the financial statement presentation of the Company. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 gives effect to the Acquisition, the Felix Dispositions and the Financing Transactions as if they had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and 2018 and the year ended December 31, 2018 both give effect to the Acquisition, Felix Dispositions and Financing Transactions as if they had occurred on January 1, 2018.

        The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the Acquisition, Felix Dispositions and related Financing Transactions and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the Acquisition, the Felix Dispositions and the Financing Transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

        The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management's estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2019 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may materially differ from the pro forma amounts included herein. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition.

        The following unaudited pro forma condensed combined financial information should be read in conjunction with the Company's and Felix's consolidated financial statements and related notes. The Company's financial statements and notes are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 and the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2019. Felix's consolidated financial statements and notes are included elsewhere in this filing.

 WPX Energy, Inc.
Pro Forma Condensed Combined Balance Sheet
As of September 30, 2019
(Unaudited)

	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Current assets:
Cash and cash equivalents	$13	$6	$(2)	$4	$(900	)(a)	$900	(f)	$17
							(42	)(h)
							42	(i)
Accounts receivable, net of allowance	553	75	(4)	71	—		—		624
Derivative assets	169	10	—	10	—		—		179
Inventories	46	3	(1)	2	—		—		48
Other	35	6	—	6	—		—		41

Total current assets	816	100	(7)	93	(900)		900		909
Investments	51	—	—	—	—		—		51
Properties and equipment (successful efforts method of accounting)	10,985	2,169	(210)	1,959	1,264	(a)	—		13,965
					(243	)(b)	—
Less—accumulated depreciation, depletion and amortization	(3,411)	(262)	19	(243)	243	(b)	—		(3,411)

Properties and equipment, net	7,574	1,907	(191)	1,716	1,264		—		10,554
Derivative assets	56	—	—	—	—		—		56
Other noncurrent assets	123	1	—	1	—		—		124

Total assets	$8,620	$2,008	$(198)	$1,810	$364		$900		$11,694

Liabilities and Equity
Current liabilities:
Accounts payable	$686	$123	$(3)	$120	$—		$—		$806
Accrued and other current liabilities	209	20	—	20	—		—		229
Derivative liabilities	35	—	—	—	—		—		35

Total current liabilities	930	143	(3)	140	—		—		1,070
Deferred income taxes	307	—	—	—	—		(6	)(g)	301
Long-term debt	2,201	877	(93)	784	(784	)(c)	900	(e)	3,129
							(14	)(h)
							42	(i)
Derivative liabilities	7	—	—	—	—		—		7
Other noncurrent liabilities	532	5	(2)	3	—		—		535
Equity:
Stockholders' equity:
Preferred stock	—	—	—	—	—		—		—
Common stock	4	—	—	—	2	(d)	—		6
Additional paid-in-capital	7,698	—	—	—	2,029	(d)	—		9,727
Accumulated deficit	(3,059)	—	—	—	—		(22	)(g)	(3,081)
Member's equity	—	983	(100)	883	(883	)(e)	—		—

Total stockholders' equity	4,643	983	(100)	883	1,148		(22)		6,652

Total liabilities and equity	$8,620	$2,008	$(198)	$1,810	$364		$900		$11,694

 WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Nine Months Ended September 30, 2019
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,499	$468	$(2)	$466	$—		$—		$1,965
Natural gas sales	57	6	—	6	—		—		63
Natural gas liquid sales	90	26	—	26	—		—		116

Total product revenues	1,646	500	(2)	498	—		—		2,144
Net gain (loss) on derivatives	46	6	—	6	—		—		52
Commodity management	155	—	—	—	—		—		155
Other	2	10	(10)	—	—		—		2

Total revenues	1,849	516	(12)	504	—		—		2,353
Costs and expenses:
Depreciation, depletion and amortization	681	134	(14)	120	51	(j)	—		852
Lease and facility operating	276	82	3	85	—		—		361
Gathering, processing and transportation	131	32	12	44	—		—		175
Taxes other than income	128	27	—	27	—		—		155
Exploration	70	9	—	9	—		—		79
General and administrative	146	15	(3)	12	—		—		158
Commodity management	126	—	—	—	—		—		126
Other—net	17	—	—	—	—		—		17

Total costs and expenses	1,575	299	(2)	297	51		—		1,923

Operating income (loss)	274	217	(10)	207	(51)		—		430
Interest expense	(119)	(24)	4	(20)	—		(33	)(m)	(152)
							20	(n)
Loss and extinguishment of debt	(47)	—	—	—	—		—		(47)
Gain on equity method investment transactions	373	—	—	—	—		—		373
Investment income and other	7	—	—	—	—		—		7

Income (loss) from continuing operations before income taxes	488	193	(6)	187	(51)		(13)		611
Provision (benefit) for income taxes	109	—	—	—	31	(l)	(3	)(o)	137

Income (loss) from continuing operations	379	193	(6)	187	(82)		(10)		474
Less: Dividends from preferred stock	—	—	—	—	—		—		—

Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$379	$193	$(6)	$187	$(82)		$(10)		$474

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.90								$0.82
Weighted-average shares (millions)	421.4				153.0	(k)			574.4
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	0.89								$0.82
Weighted-average shares (millions)	$423.0				153.0	(k)			576.0

 WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Nine Months Ended September 30, 2018
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,331	$222	$—	$222	$—		$—		$1,553
Natural gas sales	51	7	—	7	—		—		58
Natural gas liquid sales	99	18	—	18	—		—		117

Total product revenues	1,481	247	—	247	—		—		1,728
Net gain (loss) on derivatives	(362)	(13)	—	(13)	—		—		(375)
Commodity management	168	—	—	—	—		—		168
Other	1	7	(7)	—	—		—		1

Total revenues	1,288	241	(7)	234	—		—		1,522
Costs and expenses:
Depreciation, depletion and amortization	551	55	(3)	52	18	(j)	—		621
Lease and facility operating	182	36	2	38	—		—		220
Gathering, processing and transportation	64	15	1	16	—		—		80
Taxes other than income	116	13	—	13	—		—		129
Exploration	54	6	—	6	—		—		60
General and administrative	131	11	(1)	10	—		—		141
Commodity management	156	—	—	—	—		—		156
Other—net	5	(3)	—	(3)	—		—		2

Total costs and expenses	1,259	133	(1)	132	18		—		1,409

Operating income (loss)	29	108	(6)	102	(18)		—		113
Interest expense	(123)	(6)	1	(5)	—		(33	)(m)	(156)
							5	(n)
Loss and extinguishment of debt	(71)	—	—	—	—		—		(71)
Investment income and other	(2)	—	—	—	—		—		(2)

Income (loss) from continuing operations before income taxes	(167)	102	(5)	97	(18)		(28)		(116)
Provision (benefit) for income taxes	(56)	—	—	—	18	(l)	(6	)(o)	(44)

Income (loss) from continuing operations	(111)	102	(5)	97	(36)		(22)		(72)
Less: Dividends from preferred stock	8	—	—	—	—		—		8

Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$(119)	$102	$(5)	$97	$(36)		$(22)		$(80)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)								$(0.14)
Weighted-average shares (millions)	404.3				153.0	(k)			557.3
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.29)								$(0.14)
Weighted-average shares (millions)	404.3				153.0	(k)			557.3

 WPX Energy, Inc.
Pro Forma Condensed Combined Statement of Operations
(Unaudited)

	For the Year Ended December 31, 2018
	WPX Energy Inc. As Reported	Felix As Reported	Pro Forma Felix Dispositions	Pro Forma Felix-Post Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(In millions)
Revenues:
Product revenues:
Oil sales	$1,790	$316	$(1)	$315	$—		$—		$2,105
Natural gas sales	87	9	—	9	—		—		96
Natural gas liquid sales	148	27	—	27	—		—		175

Total product revenues	2,025	352	(1)	351	—		—		2,376
Net gain (loss) on derivatives	81	(2)	—	(2)	—		—		79
Commodity management	204	—	—	—	—		—		204
Other	—	10	(10)	—	—		—		—

Total revenues	2,310	360	(11)	349	—		—		2,659
Costs and expenses:
Depreciation, depletion and amortization	777	82	(4)	78	27	(j)	—		882
Lease and facility operating	272	50	1	51	—		—		323
Gathering, processing and transportation	107	21	4	25	—		—		132
Taxes other than income	157	19	—	19	—		—		176
Exploration	75	8	—	8	—		—		83
General and administrative	182	17	(2)	15	—		—		197
Commodity management	182	—	—	—	—		—		182
Other—net	4	(3)	—	(3)	—		—		1

Total costs and expenses	1,756	194	(1)	193	27		—		1,976

Operating income (loss)	554	166	(10)	156	(27)		—		683
Interest expense	(163)	(12)	3	(9)	—		(44	)(m)	(207)
							9	(n)
Loss and extinguishment of debt	(71)	—	—	—	—		—		(71)
Investment income and other	(4)	—	—	—	—		—		(4)

Income (loss) from continuing operations before income taxes	316	154	(7)	147	(27)		(35)		401
Provision (benefit) for income taxes	74	—	—	—	28	(l)	(9	)(o)	93

Income (loss) from continuing operations	242	154	(7)	147	(55)		(26)		308
Less: Dividends from preferred stock	8	—	—	—	—		—		8

Income (loss) from continuing operations attributable to WPX Energy, Inc. common shareholders	$234	$154	$(7)	$147	$(55)		$(26)		$300

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.57								$0.54
Weighted-average shares (millions)	408.4				153.0	(k)			561.4
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	0.57								$0.53
Weighted-average shares (millions)	$411.7				153.0	(k)			564.7

 WPX Energy, Inc.
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

Note 1. Unaudited Pro Forma Condensed Combined Balance Sheet

Felix Dispositions

        In connection with the Acquisition, Felix has represented to the Company that it will either (i) distribute its crude midstream business and water business to Felix Parent in connection with the Acquisition, or (ii) dispose of such assets in a third party sale and distribute the proceeds of such sale to Felix Parent. We refer to either the distribution or sale of such assets herein as the "Felix Dispositions." The pro forma balance sheet assumes the probable distribution of these assets and certain related liabilities to Felix Parent. In either case, WPX would acquire Felix exclusive of these assets, however, contracts utilizing the services of these businesses will remain in place.

Acquisition Adjustments

        The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management's estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2019 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may materially differ from the pro forma amounts included herein. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition. For income tax purposes, the Acquisition will be treated as an asset purchase such that the tax bases in the assets and liabilities will generally reflect the allocated fair value at closing. Therefore, we do not anticipate a material difference in the initial financial and tax bases of the assets and liabilities and have not reflected any deferred income taxes related to the Acquisition.

        The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

  •
  changes in the estimated number of shares due to closing adjustments and the estimated fair value of the shares of WPX common stock to be transferred to Felix Parent, based on WPX's share price at the date of closing;

  •
  final working capital and other post-closing adjustments; and

  •
  changes in the estimated fair value of Felix's assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, and other factors.

        The preliminary consideration to be transferred and fair value of assets acquired and liabilities assumed are as follows:

Allocation	Preliminary Purchase Price
(Millions)
Consideration:
Cash	$900
Fair value of WPX common stock to be issued(1)	2,031

Total consideration	$2,931

Fair value of liabilities assumed:
Accounts payable	$120
Accrued liabilities	20
Asset retirement obligation	3

Total liabilities assumed as of September 30, 2019	$143

Fair value of assets acquired:
Cash and cash equivalents	4
Accounts receivable, net	71
Derivative assets, current	10
Inventories	2
Other current assets	6
Properties and equipment, net	2,980
Other noncurrent assets	1

Total assets acquired as of September 30, 2019	$3,074

(1)
Based on 153 million shares (less 5 million shares related to estimated closing adjustments as of September 30, 2019) of WPX common stock at $13.74 per share (the closing price of our common stock on the NYSE on December 31, 2019).

        Based on the closing stock price on December 31, 2019, the preliminary value of WPX's equity consideration to be transferred was approximately $2.0 billion. The final value of WPX consideration will be determined based on the actual number of WPX shares issued and the market price of WPX's common stock on the closing date of the Acquisition. A ten percent increase or decrease in the closing price of WPX's common stock, as compared to December 31, 2019 closing price of $13.74, would increase or decrease the purchase price by approximately $203 million, assuming all other factors are held constant.

        The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of September 30, 2019 to reflect the acquisition adjustments related to the Acquisition:

  (a)
  The allocation of the estimated fair value of consideration transferred of $900 million of cash and $2.0 billion of common stock (based on the closing price of WPX's common stock as of December 31, 2019) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

  •
  $900 million in cash consideration related to the Acquisition. Any amounts used to pay off the outstanding Felix Debt Facilities are considered part of the cash consideration;

  •
  $1,264 million increase in Felix's book basis of property, plant and equipment to reflect them at fair value;

  (b)
  Reflects the elimination of Felix's historical accumulated depreciation, depletion and amortization ("DD&A") balances against gross properties and equipment.

  (c)
  Represents the portion of the cash consideration used for repayment of the $788 million outstanding under Felix's revolving credit facility as of September 30, 2019. The repayment of the Felix Parent Notes Facility is not reflected as an adjustment to the accompanying pro forma combined balance sheet because that debt is not represented on Felix's balance sheet.

  (d)
  Reflects the estimated increase in WPX common stock and additional paid-in capital resulting from the issuance of WPX shares to Felix Parent to effect the transaction.

  (e)
  Reflects the elimination of Felix's historical equity balances in accordance with the acquisition method of accounting.

Financing Adjustments

        The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet to reflect the Financing Transactions:

  (f)
  Represents $900 million in cash received through $900 million of senior notes. The anticipated cash to be received is before fees as described in (h) below and potential discounts. This offering is not conditioned on the consummation of the Acquisition.

  (g)
  Reflects the expense of approximately $28 million of advisory fees, bridge financing commitments and other fees associated with the Acquisition; offset by the corresponding tax impact of $6 million.

  (h)
  Reflects $42 million for the following estimated fees:

  •
  $14 million comprised of debt issuance costs for underwriting, banking, legal and accounting fees associated with the debt offering; and

  •
  $28 million of advisory fees, bridge financing commitments and other fees noted in (g) above associated with the Acquisition.

  (i)
  Represents $42 million of borrowings on our revolving credit facility to complete the Acquisition based on cash and cash equivalents as of September 30, 2019. Borrowings under our revolving credit facility will be decreased or increased if we have more or less cash and cash equivalents at the time of closing or if we receive more or less proceeds from the consummation of the proposed senior notes offerings.

Note 2. Unaudited Pro Forma Condensed Combined Statements of Operations

Felix Disposition

        The amounts presented are primarily adjustments necessary to reflect the removal of the results of operations of Felix's midstream business and water business from Felix's consolidated historical financial statements. Additionally, lease and facility operating expenses and gathering, processing and transportation expenses were adjusted to reflect intercompany contracts with the water and midstream businesses, respectively, that were previously eliminated.

Acquisition Adjustments

        The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the acquisition transactions related to the Acquisition:

  (j)
  Reflects additional depreciation, depletion and amortization expense resulting from the increased basis of property, plant and equipment acquired.

  (k)
  Reflects 153 million shares of WPX common stock, before closing adjustments, to be issued to Felix Parent as a portion of the consideration for the Acquisition.

  (l)
  Represents an estimated tax impact of pretax pro forma adjustments and application of an estimated effective tax rate to Felix's pro forma income before taxes. Felix is treated as a partnership for income tax purposes. Accordingly, the income deductions, expenses and credits of Felix are reported on the tax returns of Felix's members.

Financing Adjustments

        The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the financing transactions related to the Acquisition:

  (m)
  Reflects an assumed weighted average interest rate of 4.522 percent in respect of an aggregate of $900 million of senior notes issued as part of the Financing Transactions and $42 million of borrowings on our revolving credit facility. Also included are estimated amortization of debt issuance costs related to the notes offerings. Such costs are amortized over the terms of the associated debt.

  (n)
  Reflects the elimination of Felix remaining interest expense assuming no outstanding debt for the reporting periods per the terms of the Purchase Agreement.

  (o)
  Represents an estimated tax impact of pretax pro forma adjustments.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated future financial performance, management's plans and objectives for future operations, business strategies or expectations for our business, the business of Felix, the business of the post-acquisition company, the timing and ability for us to complete the Acquisition, outcome of regulatory proceedings, market conditions and other matters.

        All statements, other than statements of historical facts, included in this proxy statement and the documents incorporated by reference herein that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

        Forward-looking statements can be identified by various forms of words such as "anticipates," "believes," "seeks," "could," "may," "should," "continues," "estimates," "expects," "forecasts," "intends," "might," "goals," "objectives," "targets," "planned," "potential," "projects," "scheduled," "will" or other similar expressions. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, the business of Felix, the business of the post-acquisition company and the timing and ability for us to complete the Acquisition and are based on management's beliefs and assumptions and on information currently available to management. Specifically, forward-looking statements may include, among others, statements relating to:

  •
  the benefits of the Acquisition;

  •
  the future financial performance of the post-acquisition company following the Acquisition;

  •
  amounts and nature of future capital expenditures;

  •
  expansion and growth of our business and operations;

  •
  financial condition and liquidity;

  •
  business strategy;

  •
  estimates of proved oil and natural gas reserves;

  •
  reserve potential;

  •
  development drilling potential;

  •
  cash flow from operations or results of operations;

  •
  acquisitions or divestitures, including the consummation of the Acquisition and its effects on us;

  •
  seasonality of our business; and

  •
  crude oil, natural gas and NGL prices and demand.

        Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this proxy statement or the documents incorporated by reference herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

  •
  availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future oil and natural gas reserves), market demand, volatility of commodity prices and the availability and cost of capital;

  •
  inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

  •
  the strength and financial resources of our competitors;

  •
  development of alternative energy sources;

  •
  the impact of operational and development hazards;

  •
  costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

  •
  changes in maintenance and construction costs;

  •
  changes in the current geopolitical situation;

  •
  our exposure to the credit risk of our customers;

  •
  risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

  •
  risks related to transaction and acquisition-related costs in connection with the Acquisition;

  •
  our ability to successfully integrate Felix's operations or to realize cost savings, revenues or other benefits of the Acquisition;

  •
  risks associated with future weather conditions;

  •
  acts of terrorism;

  •
  other factors described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q; and

  •
  additional risks described in our filings with the SEC.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

        Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. For a detailed discussion of those factors, see "Risk Factors," beginning on page 45.

RISK FACTORS

        You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Acquisition and the proposals to be voted on at the Special Meeting. The following risk factors also apply to the business and operations of Felix and will also apply to the business and operations of the post-acquisition company following the completion of the Acquisition. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Acquisition, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-acquisition company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled "Cautionary Note Regarding Forward-Looking Statements." We or Felix may face additional risks and uncertainties that are not presently known to us or Felix, or that we or Felix currently deem immaterial, which may also impair our or Felix's business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

        We have grouped the risks into four categories for ease of reading, and without any reflection on the importance of, or likelihood of, any particular category.

Risk Factors Relating to the Acquisition

The Company may not be successful in completing the Acquisition.

        The consummation of the Acquisition is subject to certain conditions, including the receipt of stockholder and regulatory approval which may or may not be obtained. In addition, the Company anticipates that it will issue debt to fund the purchase price, which may not be obtained or may not be obtained on favorable terms. If the conditions to the consummation of the Acquisition are not satisfied, or if the Purchase Agreement is terminated prior to closing, the Acquisition will not be consummated.

The Company will incur significant transaction and acquisition-related costs in connection with the Acquisition.

        The Company expects to incur significant costs associated with the Acquisition and combining the operations of the two companies. The substantial majority of the expenses resulting from the Acquisition will be composed of transaction costs related to the Acquisition, systems consolidation costs, and business integration costs. Additional unanticipated costs may be incurred in the integration of the two companies' businesses. Although the Company expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow the Company to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

Completion of the Acquisition may trigger change in control or other provisions in certain agreements to which Felix is a party, which may have an adverse impact on the post-acquisition company's business and results of operations.

        The completion of the Acquisition may trigger change in control and other provisions in certain agreements to which Felix is a party. For those agreements for which the Company and Felix are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. The foregoing or similar developments may have an adverse impact on the post-acquisition company's business and results of operations.

Risk Factors Relating to the Company Following the Acquisition

The integration of Felix may not be as successful as anticipated, and the Company may not achieve the intended benefits or do so within the intended timeframe.

        The Acquisition involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the acquired business. Difficulties in integrating Felix and the Company's ability to manage the post-acquisition company, may result in the post-acquisition company performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on the Company's financial condition, results of operations or cash flows. Potential difficulties that may be encountered in the integration process include, among other factors:

  •
  the inability to successfully integrate the businesses of Felix, operationally and culturally, in a manner that permits the Company to achieve the full revenue anticipated from the Acquisition, which includes accurate assessment of new producing properties based upon several factors such as recoverable reserves, future natural gas and oil prices and their appropriate differentials, availability and cost of transportation of production to markets, availability and cost of drilling equipment and of skilled personnel, development and operating costs and potential environmental and other liabilities and regulatory, permitting and similar matters;

  •
  complexities associated with managing a larger, more complex, integrated business, including the potential diversion of the Company's management's attention;

  •
  not realizing anticipated operating synergies;

  •
  the inability to retain key employees and otherwise integrate personnel from the two companies and the loss of key employees;

  •
  potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Acquisition;

  •
  difficulty or inability to refinance the debt of the post-acquisition company or comply with the covenants thereof;

  •
  integrating relationships with customers, vendors and business partners;

  •
  performance shortfalls at one or both of the companies as a result of the diversion of management's attention caused by completing the Acquisition and integrating Felix's operations; and

  •
  the disruption of, or the loss of momentum in, each company's ongoing business or inconsistencies in standards, controls, procedures and policies.

        Additionally, the success of the Acquisition will depend, in part, on the Company's ability to realize the anticipated benefits from combining Felix's and the Company's businesses, including operational and other synergies that the Company believes the post-acquisition company will achieve. The anticipated benefits of the Acquisition may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that the Company does not currently foresee. Some of the assumptions that the Company has made, such as the achievement of operating synergies, may not be realized.

The Company's results may suffer if it does not effectively manage its expanded operations following the Acquisition.

        Following completion of the Acquisition, the size of the Company's business will increase significantly beyond its current size. The Company's future success will depend, in part, on the

Company's ability to manage this expanded business, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Felix into the Company's existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with customers, vendors and business partners. Failure to successfully manage the post-acquisition company may have an adverse effect on the Company's financial condition, results of operations or cash flows.

The Company's current stockholders will have a reduced ownership and voting interest after the Acquisition compared to their current ownership and will exercise less influence over management.

        Based on the number of issued and outstanding shares of the Company's Common Stock as of February 4, 2020, immediately after the Acquisition is completed, it is expected that, on a fully-diluted basis, the Company's current stockholders will collectively own approximately 73% and Felix Parent will own approximately 27% of the outstanding shares of the Company's Common Stock (without giving effect to any shares of the Company's Common Stock held by Felix Parent prior to the Acquisition, if any). As a result of the Acquisition, the Company's current stockholders will own a smaller percentage of the Company than they currently own, and as a result will have less influence on the Company's management and policies. In addition, the Company may issue additional equity from time to time.

Felix Parent will have significant influence over us after completion of the Acquisition.

        Upon completion of the Acquisition, Felix Parent will beneficially own approximately 27% of the Company's Common Stock. As long as Felix Parent owns or controls a significant percentage of the Company's outstanding voting power, it will have the ability to significantly influence corporate actions requiring stockholder approval, including the election and removal of directors and the size of the Board, any amendment to the Company's certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of the Company's assets. Felix Parent's influence over the post-acquisition company management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the post-acquisition company, which could cause the market price of the Company's Common Stock to decline or prevent stockholders from realizing a premium over the market price for the Company's Common Stock.

        Pursuant to the Stockholders' Agreement, Felix Parent will have the right to nominate up to two directors to the post-acquisition company's board of directors. Felix Parent's right to designate directors to the post-acquisition company's board of directors is subject to their ownership percentage of the total outstanding shares of the Company's Common Stock. If Felix Parent holds: (i) 20% or greater of the outstanding Common Stock, they will have the right to appoint two directors or (ii) greater than 10% but less than 20% of the outstanding Common Stock, they will have the right to appoint one director.

        Felix Parent's interests may not align with the Company's interests or the interests of the Company's other stockholders.

Sales of substantial amounts of the Company's Common Stock in the open market by Felix Parent could depress the Company's stock price.

        Shares of the Company's Common Stock that are issued to Felix Parent in the Acquisition will become freely tradable once registered pursuant to the Registration Rights Agreement by and between the Company and Felix Parent, which will become effective upon the consummation of the Acquisition. Once registered, the Common Stock held by Felix Parent will have no restrictions or require further registration under the Securities Act, provided, however, that any stockholders, including Felix Parent, who are deemed the Company's affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act.

        Felix Parent may wish to dispose of some or all of its interests in the Company, and as a result may seek to sell their shares of the Company's Common Stock. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of shares of the Company's Common Stock, may affect the market for, and the market price of, the Company's Common Stock in an adverse manner.

        If the Acquisition is completed and the Company's stockholders, including Felix Parent, sell substantial amounts of the Company's Common Stock in the public market following the closing of the Acquisition, the market price of the Company's Common Stock may decrease. These sales might also make it more difficult for the Company to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.

If the perceived benefits of the Acquisition are not realized, the Acquisition may not be accretive to certain Company metrics, which may negatively affect the market price of the Company's Common Stock.

        If certain assumptions and benefits are not realized in the Acquisition, it is possible that the Acquisition may be detrimental to the Company's metrics, including earnings per share, which could negatively affect the market price of the Company's Common Stock.

        In connection with the completion of the Acquisition, the Company will issue 152,963,671 shares of Common Stock. The issuance of these new shares of Common Stock could have the effect of depressing the market price of shares of the Company's Common Stock. Any dilution of, or delay of any accretion to, the Company's earnings per share could cause the price of shares of the Company's Common Stock to decline or increase at a reduced rate.

Following the completion of the Acquisition, the Company may incorporate Felix's hedging activities into its business, and the Company may be exposed to additional commodity price risks arising from such hedges.

        To mitigate its exposure to changes in commodity prices, Felix hedges oil, natural gas liquids and natural gas prices from time to time, primarily through the use of certain derivative commodity instruments. If the Company assumes existing Felix hedges, the Company will bear the economic impact of all of Felix's current hedges following the completion of the Acquisition. Actual crude oil, natural gas and natural gas liquids prices may differ from the post-acquisition company's expectations and, as a result, such hedges could have a negative impact on the Company's business.

Risks Relating to the Company's Business

        You should read and consider risk factors specific to the Company's businesses that will also affect the post-acquisition company after the completion of the Acquisition. These risks are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein. For the location of information incorporated by reference in this proxy statement, see the section entitled "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference."

Risks Relating to Felix's Business

        The businesses of Felix and the Company are subject to substantially similar risks and uncertainties. Felix's business is and will be subject to the risks described above. In addition, Felix's business is, and will continue to be, subject to the business risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference herein. For the location of information incorporated by reference in this proxy statement, see the section entitled "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference."

COMPARATIVE SHARE INFORMATION

        The following tables set forth:

  •
  historical per share information of the Company for the year ended December 31, 2018 and for the nine months ended September 30, 2019;

  •
  historical per share information of Felix for the year ended December 31, 2018 and the nine months ended September 30, 2019; and

  •
  unaudited pro forma per share information of the post-acquisition company for the fiscal year ended December 31, 2018 and the nine months ended September 30, 2019, after giving effect to the Acquisition.

        The pro forma book value, net income (loss) and cash dividends per share information reflect the Acquisition contemplated by the Purchase Agreement as if it had occurred on January 1, 2018.

        This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of the Company and Felix, and the accompanying notes to such financial statements, that has been presented in filings with the SEC that are included or incorporated herein by reference in this proxy statement. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Acquisition had been completed as of the dates indicated or will be realized upon the completion of the Acquisition. Uncertainties that could impact our financial condition include risks that effect Felix's operations and outlook such as economic recessions, inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of the United States government. For more information on the risks, please see the section entitled "Risk Factors." You are also urged to read the section entitled "Unaudited Pro Forma Condensed Combined Financial Information."

	Historical
		WPX		Felix
	WPX		Felix
		Nine Months Ended September 30, 2019		Nine Months Ended September 30, 2019(2)
	Year Ended December 31, 2018		Year Ended December 31, 2018(2)
Book value per share (at end of period)(1)	$—	$11.10	n/a	n/a
Basic net income per common share	$0.57	$0.90	n/a	n/a
Diluted net income per common share	$0.57	$0.89	n/a	n/a
Cash dividends per share	$—	$—	n/a	n/a

(1)
Book value per share = Total equity/total shares outstanding for the Company.

(2)
Historically, as a private company, Felix has not calculated these amounts.

	Unaudited Pro Forma
	Year Ended December 31, 2018	Nine Months Ended September 30, 2019
Book value per share (at end of period)(1)	$—	$11.65
Basic net income per common share	$0.54	$0.82
Diluted net income per common share	$0.53	$0.82
Cash dividends per share	$—	$—

(1)
Book value per share equals the total pro forma equity divided by pro forma shares outstanding of 571.2 million. The pro forma shares outstanding is based on approximately 418.2 million shares outstanding as of September 30, 2019 plus approximately 153 million shares to be issued at closing (subject to certain closing adjustments).

 SPECIAL MEETING OF COMPANY STOCKHOLDERS

        This proxy statement is being provided to Company stockholders as part of a solicitation of proxies by the Board for use at the Special Meeting of Stockholders to be held on March 5, 2020, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

        This proxy statement is being first mailed on or about February 6, 2020 to all stockholders of record of the Company as of February 4, 2020, the record date for the Special Meeting. Stockholders of record who owned Company Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 416,942,961 shares of Company Common Stock outstanding.

Date, Time and Place of Special Meeting

        The Special Meeting will be held at 9:30 a.m. local time on March 5, 2020 at the Company's executive offices on the 25th floor of One Williams Center, Tulsa, Oklahoma, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

        As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of our Common Stock at the close of business on February 4, 2020, which is the record date for the Special Meeting. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. If your shares are held in "street name" or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 416,942,961 shares of Common Stock outstanding.

Proposals at the Special Meeting

        At the Special Meeting, Company stockholders will vote on the following proposals:

  •
  Stock Issuance Proposal—To approve, for purposes of complying with applicable NYSE Listing Rules, the issuance of more than 20% of the Company's issued and outstanding Common Stock in connection with the Acquisition (Proposal No. 1); and

  •
  Adjournment Proposal—To approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Stock Issuance Proposal (Proposal No. 2).

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THESE PROPOSALS.

Quorum and Required Vote for Proposals for the Special Meeting

        A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the shares entitled to vote as of the close of business on the record date are present in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

        The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of the Company's outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, assuming a quorum is present. The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the total voting power of the stock entitled to vote at the Special Meeting, present in person or represented by proxy, assuming a quorum is present. Accordingly, a Company stockholder's failure to vote by proxy or to vote in person at the Special Meeting and a broker non-vote will have no effect on the Stock Issuance Proposal or the Adjournment Proposal. A Company's stockholder's abstention from voting will have no effect on the Stock Issuance Proposal, but will have the same effect as a vote "AGAINST" the Adjournment Proposal.

        The Acquisition is conditioned on, among other things, the approval of the Stock Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

        It is important for you to note that in the event that the Stock Issuance Proposal does not receive the requisite vote for approval, we will not consummate the Acquisition.

Recommendation to Company Stockholders

        Our Board believes that each of the Stock Issuance Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote "FOR" each of the proposals.

Abstentions and Broker Non-Votes

        Abstentions are considered present for the purposes of establishing a quorum. Abstentions will have no effect on the Stock Issuance Proposal, but will have the same effect as votes "AGAINST" the Adjournment Proposal.

        In general, if your shares are held in "street" name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

        If you are a Company stockholder of record, you may vote by mail, in person at the Special Meeting, by telephone using the toll-free telephone number on your proxy card or through the Internet using the instructions described on the proxy card. Each share of our Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of our Common Stock that you own.

        Voting by Mail.    You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our Board. Our Board recommends voting "FOR" the Stock Issuance Proposal and "FOR" the Adjournment Proposal. Votes submitted by mail must be received by 9:30 a.m. Central Time on March 5, 2020.

        Voting in Person at the Meeting.    If you attend the Special Meeting and plan to vote in person, we will provide you with a ballot at the Special Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Special Meeting. If you hold your shares in "street name," which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, you will need to bring to the Special Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

        Voting By Telephone or Internet.    All stockholders of record can vote by telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or through the Internet using the procedures and instructions described on the proxy card. Street name holders may vote by Internet or telephone if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy materials. The Internet and telephone voting procedures are designed to authenticate stockholders' identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting Your Shares—Beneficial Owners

        If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in "street name" and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock. Please see "Attending the Special Meeting" below for more details.

Attending the Special Meeting

        Only Company stockholders on the record date or their legal proxy holders may attend the Special Meeting. To be admitted to the Special Meeting, you will need a form of photo identification and valid proof of ownership of Common Stock or a valid legal proxy. If you have a legal proxy from a stockholder of record, you must bring a form of photo identification and the legal proxy to the Special Meeting. If you have a legal proxy from a "street name" stockholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the "street name" stockholder that is assignable, and the legal proxy from the "street name" stockholder to you. Stockholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

        If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

  •
  signing another proxy card or voting instruction form with a later date and delivering it to the Corporate Secretary before the Special Meeting;

  •
  voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Time onMarch 4, 2020 (or, if you are a street name holder, such earlier time as your bank or broker may direct);

  •
  voting at the Special Meeting if you are a stockholder of record or are a street name holder that has obtained a legal proxy from your bank or broker; or

  •
  notifying the Corporate Secretary of the Company in writing to WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, before the Special Meeting that you have revoked your proxy before the Special Meeting.

No Additional Matters

        The Special Meeting has been called only to consider the approval of the Stock Issuance Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

        If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may call Georgeson, our proxy solicitor, at (800) 903-2897 (toll free).

Appraisal Rights

        Appraisal rights are not available to holders of shares of our Common Stock in connection with the Acquisition.

Proxy Solicitation Costs

        The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has also engaged Georgeson to assist in the solicitation of proxies for the Special Meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

        The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay Georgeson a fee of $8,500, plus disbursements, reimburse Georgeson for its reasonable out-of-pocket expenses and indemnify Georgeson and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY'S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE ACQUISITION

Overview

        A portion of the consideration to be paid to Felix Parent in connection with the Acquisition will consist of the Stock Consideration, consisting of approximately 152,963,671 shares of Common Stock to be issued to Felix Parent as set forth in and pursuant to the terms of the Purchase Agreement.

        The terms of the Purchase Agreement and the Related Agreements are complex and only briefly summarized below. For further information, please see the full text of the Purchase Agreement, which is attached as Annex A hereto, and the Related Agreements, which are attached as Annexes C and D hereto. The discussion herein is qualified in its entirety by reference to such documents.

        We are asking our stockholders to approve the issuance of the Stock Consideration to Felix Parent in connection with the Acquisition. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Purchase Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled "The Purchase Agreement" below, for additional information and a summary of certain terms of the Purchase Agreement. You are urged to read carefully the Purchase Agreement in its entirety before voting on this proposal.

        We may consummate the Acquisition only if this Stock Issuance Proposal is approved by the affirmative vote of a majority of the votes cast by holders of the Company's outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, assuming a quorum is present.

The Purchase Agreement

        This subsection of the proxy statement describes the material provisions of the Purchase Agreement, but does not purport to describe all of the terms of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is attached as Annex A hereto. You are urged to read the Purchase Agreement in its entirety because it is the primary legal document that governs the Acquisition.

        The Purchase Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Purchase Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Purchase Agreement. The representations, warranties and covenants in the Purchase Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the "Schedules," which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General Description of the Purchase Agreement

        On December 15, 2019, the Company entered into the Purchase Agreement with Felix Parent, pursuant to which, among other things and subject to the terms and conditions contained in the Purchase Agreement, the Company will acquire 100% of the Subject Securities. After giving effect to the Acquisition, Felix will continue as a subsidiary of the Company and Felix Parent and certain of its affiliates will hold a portion of the Company's Common Stock.

        On the terms and pursuant to the terms and conditions contained in the Purchase Agreement, Felix Parent will sell to the Company, and the Company will purchase, accept and pay for, in each case, at the consummation of the transactions contemplated by the Purchase Agreement, the Subject Securities, free and clear of all encumbrances (other than (i) restrictions on transfer pursuant to applicable securities laws or the organizational documents of Felix and (ii) encumbrances arising by, through or under the Company or its affiliates). The purchase price that the Company will pay for the Subject Securities is $2,500,000,000 (the "Purchase Price") consisting of: (i) an amount in cash equal to $900,000,000 and (ii) 152,963,671 unregistered, fully paid, validly issued and nonassessable shares of the Company's Common Stock determined by dividing $1,600,000,000 by $10.46 (the volume weighted-average per share price of the Company's Common Stock on the NYSE, as reported by Bloomberg, for the ten consecutive trading days ending on the last full trading day preceding the date of the Purchase Agreement, rounded to the nearest tenth of a cent). The Purchase Price is subject to certain adjustments, including for working capital, cash, dividends, distributions and contributions, certain payments, borrowings, indebtedness, transaction costs, certain taxes, proceeds from the sale of hydrocarbons, property costs, insurance proceeds, cure costs, title defects, environmental defects, casualty losses and similar items, and a holdback of an amount of shares of the Company's Common Stock equal to the Escrowed Shares (as defined below) which will be held by an escrow agent in connection with the indemnification and adjustment obligations of Felix Parent under the Purchase Agreement, as set forth in the Purchase Agreement.

Material Adverse Effect

Felix Material Adverse Effect

        Under the Purchase Agreement, certain representations and warranties of Felix Parent regarding Felix are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Purchase Agreement, a "Felix Material Adverse Effect" as used herein means any fact, circumstance, effect, change, event or development that: (i) would prevent or materially delay or materially impair the ability of Felix to consummate the transactions contemplated by the Purchase Agreement or (ii) has, or would have, a material adverse effect on the financial condition, business, or results of operations of Felix (excluding the Excluded Subsidiaries); provided, however, that, in respect to clause "(ii)" above, no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Felix Material Adverse Effect," and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a "Felix Material Adverse Effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the United States or global economies generally; (ii) conditions (or changes in such conditions) in the securities, credit, currency or other financial markets, including (A) changes in interest rates and changes in exchange rates for currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions; (vi) the announcement of the Purchase Agreement or pendency or consummation of the transactions contemplated by the Purchase Agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the Purchase Agreement or the announcement or consummation of the transactions contemplated by the Purchase Agreement); (vii) changes in laws, rules, ordinances, treaties or other legally enforceable requirement, regulation or interpretations thereof or changes in GAAP or other accounting standards (or the interpretation thereof) or that result from any action taken for the purpose of complying with any of the foregoing; (viii) any failure by Felix or its subsidiaries to meet any internal or published budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or to be taken into account in determining whether there has been or will be, a Felix Material Adverse Effect); provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in foregoing clauses "(i)" through "(v)" disproportionately adversely affect Felix and its subsidiaries, taken as a whole, compared to other similarly situated participants operating in the oil and gas exploration, development or production industry in the Permian Basin (in which case, such adverse effects (if any) shall be taken into account when determining whether a "Felix Material Adverse Effect" has occurred or may, would or could occur solely to the extent they are disproportionate).

Felix Parent Material Adverse Effect

        Under the Purchase Agreement, certain representations and warranties of Felix Parent are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Purchase Agreement, a "Felix Parent Material Adverse Effect" as used herein means any fact, circumstance, effect, change, event or development that would prevent or materially delay or materially impair the ability of Felix Parent to consummate the transactions contemplated by the Purchase Agreement.

Company Material Adverse Effect

        Under the Purchase Agreement, certain representations and warranties of the Company are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Purchase Agreement, a "Company Material Adverse Effect" as used herein means any fact, circumstance, effect, change, event or development that: (i) would prevent or materially delay or materially impair the ability of the Company to consummate the transactions contemplated by the Purchase Agreement or (ii) has, or would have, a material adverse effect on the financial condition, business, or results of operations of the Company; provided, however, that, in respect to clause "(ii)" above, no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Company Material Adverse Effect," and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the United States or global economies generally; (ii) conditions (or changes in such conditions) in the securities, credit, currency or other financial markets, including (A) changes in interest rates and changes in exchange rates for currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions; (vi) the announcement of the Purchase Agreement or pendency or consummation of the transactions contemplated by the Purchase Agreement (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of the Purchase

Agreement or the announcement or consummation of the transactions contemplated by the Purchase Agreement); (vii) changes in laws, rules, ordinances, treaties or other legally enforceable requirement, regulation or interpretations thereof or changes in GAAP or other accounting standards (or the interpretation thereof) or that result from any action taken for the purpose of complying with any of the foregoing; (viii) any failure by the Company or its subsidiaries to meet any internal or published budgets, plans or forecasts of revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or to be taken into account in determining whether there has been or will be, a Company Material Adverse Effect); provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in foregoing clauses "(i)" through "(v)" disproportionately adversely affect Company and its subsidiaries, taken as a whole, compared to other similarly situated participants operating in the oil and gas exploration, development or production industry in the Permian Basin (in which case, such adverse effects (if any) shall be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur solely to the extent they are disproportionate).

Closing of the Acquisition

        The closing of the Acquisition is expected to take place by the exchange of documents by facsimile, .pdf or other electronic means at 9:00 a.m., Houston time, on the date that is five business days after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions described below under the subsection "Conditions to Closing of the Acquisition" or at such other time, date and location as may be mutually agreed upon in writing by the Company and Felix Parent; provided, however, if the last condition to closing to be satisfied is the Stockholder Approval (as defined below) (other than conditions that by their nature cannot be satisfied until the closing), then the closing of the Acquisition shall occur no later than one business day following the date of the meeting at which the Stockholder Approval is obtained.

Conditions to Closing of the Acquisition

Conditions to Each Party's Obligations

        The respective obligations of the Company and Felix Parent to consummate and effect the Acquisition and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the closing of the Acquisition, of each of the following conditions:

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  the required vote of the Company's stockholders to approve the issuances of the Stock Consideration by the affirmative vote of a majority of shares of capital stock entitled to vote thereon and present in person and represented by proxy at the Special Meeting in accordance with the rules and regulations of the NYSE and the organizational documents of the Company (the "Stockholder Approval");

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  the waiting periods applicable to the transactions contemplated by the Purchase Agreement under the HSR Act must have expired or early termination must have been granted;

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  no governmental entity of the United States or any State thereof having jurisdiction over any party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement, and no law of the United States or any State thereof shall have been adopted that makes consummation of the transactions contemplated by the Purchase Agreement illegal or otherwise prohibited; and

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  the sum of all title defects, environmental defects and value of casualty losses, shall be less than the Aggregate Cap.

Conditions to Felix Parent's Obligations

        The obligation of Felix Parent to consummate and effect the Acquisition and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the closing of the Acquisition, of each of the following conditions, any of which may be waived (to the extent permitted by law), in writing, exclusively by Felix Parent:

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  the fundamental representations and warranties of the Company (i.e., representations related to organization, standing and power, capitalization, authority and brokers), without giving effect to any limitation contained therein as to materiality or Company Material Adverse Effect or any similar limitation contained therein (except for de minimis inaccuracies with respect to representations and warranties regarding issued securities of the Company), must be true and correct in all respects as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date); and all other representations and warranties of the Company, without giving effect to any limitation contained therein as to materiality or Company Material Adverse Effect, must be true and correct as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect;

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  the Company must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Purchase Agreement at or prior to closing;

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  the Company must have delivered to Felix Parent a certificate executed by an authorized officer of the Company and dated as of the closing date, confirming that the conditions set forth in the two immediately preceding bullet points have been satisfied;

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  the Company must have delivered, or caused to be delivered, or stand ready to deliver duly executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered by it pursuant to the Purchase Agreement;

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  the Common Stock issuable to Felix Parent constituting the Stock Consideration shall have been authorized for listing on the NYSE, upon official notice of issuance; and

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  no Company Material Adverse Effect shall have occurred since the date of the Purchase Agreement.

Conditions to the Company's Obligations

        The obligations of the Company to consummate and effect the Acquisition and the other transactions contemplated by the Purchase Agreement are subject to the satisfaction, at or prior to the closing of the Acquisition, of each of the following conditions, any of which may be waived (to the extent permitted by law), in writing, exclusively by the Company:

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  the fundamental representations and warranties of Felix Parent regarding Felix Parent (i.e., representations related to organization, standing and power, ownership of Subject Securities, authority, accredited investor; investment intent, ownership of purchaser securities, and brokers), without giving effect to any limitation as to materiality or Felix Parent Material Adverse Effect or any similar limitation contained therein, must be true and correct in all respects as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date); and all other representations and warranties of Felix Parent, without giving effect to any limitation as to materiality or Felix Parent Material Adverse Effect or any similar limitation contained therein, must be true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date);

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  the fundamental representations and warranties of Felix Parent regarding Felix (i.e., representations related to organization, standing and power, capital structure, brokers and special warranty), without giving effect to any limitation as to materiality or Felix Material Adverse Effect or any similar limitation contained therein, must be true and correct in all material respects as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date); and all other representations and warranties of Felix Parent regarding Felix, without giving effect to any limitation as to materiality or Felix Material Adverse Effect or any similar limitation contained therein, must be true and correct as of the date of the Purchase Agreement and as of the closing date as if made on and as of the closing date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of Felix Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Felix Material Adverse Effect;

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  Felix Parent must have performed, or complied with, in all material respects, all agreements and covenants required to be performed or complied with by it under the Purchase Agreement at or prior to closing;

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  Felix Parent must have delivered to the Company a certificate executed by an authorized officer of Felix Parent and dated as of the closing date, confirming that the conditions set forth in the three immediately preceding bullet points have been satisfied;

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  no Felix Material Adverse Effect shall have occurred since the date of the Purchase Agreement;

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  Felix Parent must have delivered, or caused to be delivered, or stand ready to deliver duly executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered by it pursuant to the Purchase Agreement; and

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  all obligations of Felix and its subsidiaries under the Specified Facilities (other than any contingent indemnification obligations under which no claims have been made) shall be released and terminated and all security interests and encumbrances granted in respect of the Subject Securities or any of the assets of Felix, in each case, securing the obligations under the Specified Facilities shall be released and terminated.
Representations and Warranties

        Under the Purchase Agreement, Felix Parent made customary representations and warranties regarding Felix Parent relating to: organization, standing and power; ownership of Subject Securities; authority; no violations; consents and approvals; consents; litigation; bankruptcy; accredited investor; investment intent; ownership of Company securities; brokers; and disclaimer of other warranties.

        Under the Purchase Agreement, Felix Parent made customary representations and warranties regarding Felix relating to: organization, standing and power; capital structure; no violations; consents and approvals; financial statements; absence of certain changes or events; no undisclosed liabilities; permits; compliance with applicable law; compensation; benefits; labor matters; taxes; litigation; intellectual property; real property; rights-of-way; oil and gas matters; environmental matters; material contracts; derivative transactions; insurance; bankruptcy; bank accounts; brokers; regulatory matters; information supplied; no other agreement to sell; non-consent elections; outstanding capital commitments; and disclaimer of other warranties.

        Under the Purchase Agreement, the Company made customary representations and warranties relating to: organization, standing and power; capital structure; authority; no violations; consents and approvals; consents; SEC documents; financial statements; absence of certain changes or events; no undisclosed material liabilities; information supplied; taxes; litigation; opinion of financial advisor; brokers; financing; Defense Production Act; solvency; regulatory matters; Form S-3; and disclaimer of other warranties.

Covenants of the Parties

Covenants of Felix Parent

        Felix Parent made certain covenants under the Purchase Agreement, including, among others, the covenants set forth below.

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  Felix Parent has agreed to not transfer or otherwise dispose of any of the Subject Securities.

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  Felix Parent has agreed to cause Felix to (i) conduct its business in the ordinary course; (ii) use commercially reasonable efforts to preserve substantially intact the present business organization, operations, goodwill and assets of Felix; (iii) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; (iv) use commercially reasonable efforts to maintain the assets and properties of, or used by, Felix in their current condition, ordinary wear and tear excepted; (v) maintain insurance upon all of the properties and assets of Felix in such amounts and of such kinds comparable to that in effect on the date of the Purchase Agreement; (vi) maintain the books of account and records relating to the assets of Felix in the usual, regular and ordinary manner, in accordance with its usual accounting practices; and (vii) use commercially reasonable efforts to maintain in full force and effect all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which Felix leases, subleases or licenses or has otherwise acquired or obtained rights to produce Hydrocarbons from real property interests (collectively, the "Felix Leases") that are presently producing in paying quantities.

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  Subject to certain exceptions and other than as set forth on the Schedules, prior to the closing of the Acquisition, Felix Parent will not permit Felix to:

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  (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Felix other than as otherwise permitted with respect to the Excluded Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Felix; or (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Felix;

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  offer, issue, deliver, grant, sell or transfer, or authorize or propose to offer, issue, deliver, grant, sell or transfer, any capital stock of, or other equity interests in, Felix or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

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  amend or propose to amend Felix's organizational documents;

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  (i) merge, consolidate, combine or amalgamate with any person or (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (y) acquisitions of assets for which the consideration is less than $2,000,000 individually and $5,000,000 in the aggregate for all such acquisitions or (z) acquisitions of inventory or other similar assets in the ordinary course of business or pursuant to existing contracts;

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    sell, lease, swap, exchange, transfer, farmout, license, encumber (other than encumbrances permitted under the Purchase Agreement), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, encumber (other than encumbrances permitted under the Purchase Agreement), abandon, permit to lapse, discontinue or otherwise dispose of, any assets of Felix, in each case, other than lease expirations in accordance with their terms; other than (i) pursuant to a material contract in effect on the date of the Purchase Agreement and described on the Schedules; (ii) sales, leases, exchanges or dispositions for which the cash consideration is less than $200,000 individually, or $500,000 in the aggregate; (iii) sales of obsolete or worthless equipment in the ordinary course of business consistent with past practice; (iv) the sale of Hydrocarbons in the ordinary course of business; (v) swaps of assets or property in the Permian Basin, which may include cash consideration, of up to $5,000,000 in the aggregate for all such swap transactions; (vi) any hedge provided such hedge is consistent with the parameters set forth in the Purchase Agreement or (vii) as permitted in connection with Felix's internal reorganization and certain divestitures;

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    authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Felix;

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    change in any material respect the accounting principles, practices or methods of Felix, except as required by changes in GAAP or applicable law;

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    except as resulting from a change in or otherwise required by law, make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax, or take any action which is reasonably likely to result in a material increase in the tax liability of Felix;

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    (i) incur, create or assume any indebtedness or guarantee any such indebtedness of another person or (ii) create any encumbrances on any property or assets of Felix in connection with any indebtedness thereof, other than encumbrances permitted by the Purchase Agreement; provided, however, that the foregoing clauses "(i)" and "(ii)" shall not restrict the incurrence of indebtedness (A) under existing credit facilities in an amount not to exceed $85,000,000, (B) incurred or assumed in connection with any acquisition permitted by the Purchase Agreement; (C) subject to prior written consent of the Company, refinancing Felix Energy Investments II, LLC's credit facility; provided that there will be no obligations binding on Felix following closing or (D) the creation of any encumbrances securing any indebtedness permitted by the foregoing clauses "(A)," "(B)" or "(C);" provided that such encumbrances with respect to Felix shall be released at closing;

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    other than in the ordinary course of business (with respect to certain material contracts), (i) enter into any contract that would be a material contract if it were in effect on the date of the Purchase Agreement and (ii) modify, amend, terminate or assign, or waive or assign any material rights under, any material contract (including the renewal of an existing material contract on substantially the same terms in the ordinary course of business consistent with past practice);

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    cancel, modify or waive any debts or claims held by Felix having a value in excess of $5,000,000 in the aggregate;

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    commence any proceeding or waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any proceeding (excluding any audit, claim or other proceeding in respect of taxes) other than proceedings (i) the settlement of which would involve only the payment of money (not covered by insurance) by Felix of any amount not exceeding $2,000,000 in the aggregate and (ii) would not result in any restriction on future activity or conduct of Felix or a finding or admission of any violation of law;

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    (i) amend the Midstream Agreements (as defined in the Purchase Agreement) or enter into any other contract or agreement with a counterparty to the Midstream Agreements (as defined in the Purchase Agreement) or their affiliates that has the effect of an amendment to the Midstream Agreements (as defined in the Purchase Agreement) or (ii) enter into any agreement with respect to the sale or other disposition (other than a distribution to Felix Parent or its affiliates) of any Excluded Subsidiary;

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    engage in any business other than owning and operating upstream oil and gas properties in the Delaware Basin (including oil and gas properties operated by third parties);

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    grant or create any preferential right or other similar transfer restriction with respect to any material asset of Felix;

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    plug and permanently abandon any oil and gas well in which Felix owns an interest located on, under, or within the Felix Leases or on lands pooled, communitized, or unitized therewith (the "Felix Wells"), without the Company's prior written consent unless required to do so by an applicable law or authorized regulatory agency;

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    enter into or adopt any employee benefit plan, hire or accept the transfer of or engage any individual to be an employee, enter into any contract with any employee or individual providing services in the capacity of an independent contractor, or assume or accept any liability in respect of any employee benefit plan, employee or independent contractor;

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    agree to take any action that is prohibited by the foregoing; or

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    agree or commit to do any of the foregoing.

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  Subject to certain exceptions and other than as set forth on the Schedules, as expressly permitted by the Purchase Agreement, as may be required by applicable law or otherwise consented to by the Company in writing, Felix Parent agreed, from and after the date of the Purchase Agreement until the closing of the Acquisition that it shall cause Felix to operate as a reasonable and prudent operator in compliance, in all material respects, with all laws, the terms and conditions of Felix Leases and material contracts, and otherwise in the ordinary course of business. Without limiting the generality of the foregoing and except as otherwise expressly required by the Purchase Agreement or the mutually agreed capital plan (the "Capital Plan") or otherwise consented to by Felix in writing, during the period from date of the Purchase Agreement to the closing of the Acquisition, Felix Parent shall cause Felix to:

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  except as contemplated by the capital plan as set forth on Annex E to the Purchase Agreement, with respect to the assets operated by Felix, not propose or commit to any new operation or make or commit to make any other capital expenditure (or series of related capital expenditures), in either case, in excess of $5,000,000 in the aggregate per month, net to Felix's working interest or ownership interest in the affected assets of Felix, except, in either case, for operations and expenditures required on an emergency basis to repair damage to or protect the value of the assets of Felix (provided that Felix shall notify the Company of any such emergency operation or expenditure as soon as reasonably practicable), such emergency operations and expenditures not to exceed $10,000,000 in the aggregate per month, net to Felix's working interest or ownership interest in the affected assets;

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    maintain the books of account and records relating to the assets of Felix in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

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    other than in the ordinary course of business, not voluntarily terminate, materially amend or waive any material right under or extend any Felix Lease;

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    use commercially reasonable efforts, subject to Felix Parent's operational discretion with respect to the Capital Plan implementation, to continue to drill and complete wells in accordance with the Capital Plan, including the scheduling or temporal requirements set forth therein;

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    with respect to each line item included in the Capital Plan, (i) inform the Company, on a reasonably prompt basis, if expenditures in the applicable period are reasonably anticipated by Felix to be in the aggregate greater than 115% of the budgeted amount for such line item, and thereafter reasonably consult with the Company regarding cost mitigation efforts relating to such line item, and (ii) not make or commit to make any expenditures in the applicable period that are in the aggregate greater than 125% of the amount budgeted for such line item, except, in each case, for expenditures to repair damage resulting from insured casualty events or expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that Felix shall notify the Company of any such emergency expenditure as soon as reasonably practicable);

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    (i) provide to the Company (A) daily drilling reports for Felix Wells and (B) by no later than the last day of each month following the month of the Purchase Agreement (or, with respect to the month in which the closing occurs, date of closing), a monthly report summarizing Felix's performance with respect to the Capital Plan during the prior month and (ii) meet telephonically, or as otherwise agreed by the parties, on or about the fifteenth day of each month before closing following the month in which the date of the Purchase Agreement occurs to provide an operational update regarding Felix's performance during the prior month;

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    maintain all material permits, bonds and guaranties, and make all material filings that are required to be made under applicable law;

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    participate in any operation or activity proposed in an AFE from a third party operator in an amount greater than $1,000,000 net to Felix's interest with respect to any asset of Felix's which could reasonably be expected to result in any asset becoming subject to a penalty or forfeiture as a result of an election not to so participate, unless Felix Parent has provided the Company with notice of Felix Parent's desire not to participate in such operation or activity and the Company has not provided Felix Parent with notice to proceed with such operation or activity within five days following such notice from Felix Parent); and

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    not commit to, authorize, propose or enter into an agreement if the performance thereof would result in breach of any of the foregoing.

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  Felix Parent has agreed to use reasonable best efforts, and to cause Felix to use reasonable best efforts, to reasonably cooperate in connection with any financing sought by the Company in connection with the Acquisition.

Covenants of the Company

        The Company made certain covenants under the Purchase Agreement, including, among others, the covenants set forth below.

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  The Company has agreed to and to use commercially reasonable efforts to cause each of its subsidiaries to, (i) conduct its business in the ordinary course; (ii) use commercially reasonable efforts to preserve substantially intact the present business organization, operations, goodwill and assets of the Company and its subsidiaries; and (iii) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

  •
  Subject to certain exceptions and other than as set forth on the Schedules, prior to the closing of the Acquisition, the Company will not:

  •
  (i) pay prior to the closing of the Acquisition, any dividends on, or make any other distribution prior to the closing of the Acquisition in respect of any outstanding capital stock of, or other equity interests in, the Company in each case; (ii) split, combine or reclassify the Common Stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the Common Stock; and (iii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of Common Stock, except in respect of any equity awards of the Company issued in accordance with the terms of any equity incentive plan approved by the Board after the date of the Purchase Agreement and applicable award agreements;

  •
  permit any subsidiary of the Company to offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, any of the Company's subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuances by a wholly owned subsidiary of the Company of such subsidiary's capital stock or other equity interests to the Company or any other wholly owned subsidiary of the Company;

  •
  amend or propose to amend the Company's organizational documents or amend or permit any subsidiary of the Company to propose to amend the organizational documents of any subsidiary of the Company that constitutes a "significant subsidiary" of the Company within the meaning of Item 601(b)(21)(ii) of Regulation S-K (other than ministerial changes); provided, however, that the following is not prohibited: (i) the proposal and adoption of a Certificate of Designation with respect to the creation and authorization of one or more classes or series of preferred stock of the Company or (ii) any proposal to amend or adoption of any amendment to the Company's organizational documents required or contemplated by the Stockholders' Agreement;

  •
  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company, other than such transactions among wholly owned subsidiaries of the Company; or

  •
  agree to take any action that is prohibited by the foregoing.

  •
  The Company will promptly prepare and file with the SEC this proxy statement and cause this proxy statement to be mailed to its stockholders of record as of February 4, 2020, the record date for the Special Meeting. Prior to filing this proxy statement with the SEC, the Company will make drafts of the proxy statement and other documents to be filed with the SEC available to Felix Parent, and provide Felix Parent with a reasonable opportunity to comment on such documents and consider such comments in good faith. The Company will not file any documents regarding Felix Parent or Felix or any of their respective affiliates or any of their respective assets or operations prior to receiving the approval of Felix Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will promptly transmit to its stockholders any amendments or supplements to this proxy statement.

  •
  The Company will, as promptly as practicable, establish a record date and hold a meeting of stockholders for the purpose of obtaining the required vote of the Company's stockholders to approve the issuance of the Stock Consideration. The Company's Board will recommend to its stockholders that they vote in favor of the issuance of the Stock Consideration (the "Board Recommendation") and will not change, withdraw, withhold, qualify or modify such recommendation, other than in certain limited circumstances.

  •
  The Company will use its reasonable best efforts to cause the shares of Common Stock to be issued in connection with the Acquisition as Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the closing of the Acquisition.

  •
  Prior to the closing, the Company will take all reasonably necessary action (to the extent permitted by applicable law and non-action letters issued by the SEC) to cause any acquisition or disposition of the Stock Consideration that occurs or is deemed to occur by reason of or pursuant to the Acquisition by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

No Solicitation by the Company

  •
  During the period from the date of the Purchase Agreement and continuing until the earlier of the termination of the Purchase Agreement pursuant to its terms or the closing, the Company and its officers and directors will, will cause the Company's subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other representatives of the Company and the Company's subsidiaries to immediately cease, and cause to be terminated, any discussions or negotiations with any person conducted theretofore by the Company or its subsidiaries or representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Competing Proposal.

  •
  During the period from the date of the Purchase Agreement and continuing until the earlier of the termination of the Purchase Agreement pursuant to its terms or the closing, the Company and its officers and directors will not, will cause the Company's subsidiaries and their respective officers and directors not to, and will use their reasonably best efforts to cause the other representatives of the Company and its subsidiaries not to, directly or indirectly:

  •
  initiate, solicit, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in Company Competing Proposal;

  •
  engage in or otherwise participate in any discussions or negotiations with respect to or in furtherance of a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal, in each case, with (A) any person who has made a Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal or (B) any of such persons officers, directors or other representatives with respect to such Company Competing Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

    •
    furnish any non-public information regarding the Company or its subsidiaries or access to the properties, assets or employees of the Company or its subsidiaries to any person in connection with or response to any Company Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal;

    •
    enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement on the terms described below) relating to a Company Competing Proposal (a "Company Alternative Acquisition Agreement"); or

    •
    submit any Company Competing Proposal to the vote of the stockholders of the Company.

  •
  From and after date of the Purchase Agreement, the Company shall promptly (and in any event within the shorter of one business day and 48 hours after any director, officer, employee whose scope of responsibility includes evaluating transactions of the type contemplated by the definition of "Company Competing Proposal" or financial or legal advisor of the Company engaged with respect to the transactions is notified of the receipt thereof) notify Felix Parent of the receipt by the Company of any Company Competing Proposal made on or after the date of the Purchase Agreement or any request for non-public information relating to the Company or any of its subsidiaries made by any person in connection with a Company Competing Proposal or any request for discussions or negotiations with the Company or a representative of the Company relating to a Company Competing Proposal, and the Company shall provide to Felix Parent promptly (and in any event within the shorter of one business day and 48 hours after any director, officer, employee whose scope of responsibility includes evaluating transactions of the type contemplated by the definition of "Company Competing Proposal" or financial or legal advisor of the Company engaged with respect to the transactions contemplated by the Purchase Agreement is notified of the receipt thereof) either (i) a copy of any such Company Competing Proposal made in writing provided to the Company or any of its subsidiaries or (ii) a written summary of the material financial and other terms thereof (including the identity of the person making such Company Competing Proposal). Thereafter the Company shall keep Felix Parent reasonably informed with respect to the status and material terms of any such Company Competing Proposal (including any material changes thereto) and shall promptly provide to Felix Parent copies of all substantive written correspondence and, with respect to material oral communications, a summary of such communications, between on the one hand, the Company or any of its representatives, and on the other hand, the person that made or submitted such Company Competing Proposal or any representative of such person.

Exceptions to Company Non-Solicit Restrictions

        Prior to the Stockholder Approval, no provision of the Purchase Agreement shall prohibit the Company from furnishing any information regarding, or affording any person access to the business, properties, assets, books or records of the Company or any of its subsidiaries, or engaging in discussions and negotiations with any person or any of their representatives in response to a Company Competing Proposal that is submitted to the Company by such person or any of their representatives after the date of the Purchase Agreement (and not withdrawn) that the Board (or any committee thereof) concludes in good faith, after consulting with its outside legal counsel and financial advisors, could reasonably be expected to result in a Superior Offer if:

  •
  such Company Competing Proposal did not result from any material breach of any of the provisions set forth in the first two bullets under the subsection titled "No Solicitation by the Company;"

  •
  the Board or any committee thereof concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Board under applicable law;

  •
  prior to furnishing any such nonpublic information or such access, or entering into discussions or negotiations with, such person, the Company gives Felix Parent written notice of the identity of such person and of the Company's intention to furnish nonpublic information or such access, or enter into discussions with, such person, and the Company receives from such person an executed confidentiality agreement containing provisions that are at least as favorable to the Company as the provisions of the confidentiality agreement as in effect immediately prior to the execution of the Purchase Agreement between the Company and Felix Parent, which confidentiality agreement shall not include any provisions that would prevent or restrict the Company or its representatives from providing any information to Felix Parent to which Felix Parent would be entitled under any provision of the Purchase Agreement; and

  •
  substantially concurrently with the furnishing of any such nonpublic information to such person, the Company furnishes such nonpublic information to Felix Parent (to the extent such nonpublic information has not been previously furnished by the Company to Felix Parent).

  Restrictions on Change of Company Recommendation

        Subject to certain exceptions, neither the Company nor the Board or any committee thereof shall:

  •
  withdraw, qualify or modify, in a manner adverse to Felix Parent, or publicly propose or announce any intention to withdraw, qualify or modify, in a manner adverse to Felix Parent, the Board Recommendation;

  •
  fail to include the Board Recommendation in the Proxy Statement;

  •
  approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Company Competing Proposal;

  •
  publicly declare advisable or publicly propose to enter into, any Company Alternative Acquisition Agreement;

  •
  in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Common Stock (other than by Felix Parent or an affiliate of Felix Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer; or

  •
  if a Company Competing Proposal shall have been publicly announced or disclosed (other than pursuant to immediately preceding bullet) fail to publicly reaffirm the Board Recommendation on or prior to ten business days after Felix Parent so requests in writing.

        We refer to the taking of any of the actions described in the bullets above as a "Company Change of Recommendation."

Change of Company Recommendation

        Prior to, but not after, receipt of the Stockholder Approval, in response to a Superior Offer that did not result from a material breach by the Company of any of the provisions set forth in the first two bullets under the subsection titled "No Solicitation by Company" or an Intervening Event that occurs or arises after the date of the Purchase Agreement and that did not arise from or in connection with a breach of the Purchase Agreement by the Company, the Company may, if the Board or a committee thereof so chooses, effect a Company Change of Recommendation; provided, however, that such a Company Change of Recommendation may not be made unless and until:

  •
  with respect to an Intervening Event, the Board or a committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that an Intervening Event has occurred;

  •
  the Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Company Change of Recommendation in response to such Superior Offer or Intervening Event would be inconsistent with the fiduciary duties owed by the Board under applicable law;

  •
  the Company provides Felix Parent written notice of such proposed action and the basis therefore three business days in advance, which notice shall set forth in writing that the Board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Superior Offer or the Intervening Event, as the case may be, including in the case of a Superior Offer, a copy of the proposed the Company Competing Proposal and any applicable transaction and financing documents;

  •
  after giving such notice and prior to effecting such Company Change of Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Felix Parent (to the extent Felix Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Board not to effect a Company Change of Recommendation in response thereto; and

  •
  at the end of the three business day period, prior to taking action to effect a Company Change of Recommendation, the Board or a committee thereof takes into account any adjustments or revisions to the terms of the Purchase Agreement proposed by Felix Parent in a manner that would form a binding contract if accepted by the Company in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that (i) with respect to a Company Competing Proposal, the Company Competing Proposal remains a Superior Offer and (ii) with respect to either a Company Competing Proposal or an Intervening Event, the failure to effect a Company Change of Recommendation in response to such Superior Offer or Intervening Event would be inconsistent with the fiduciary duties owed by the Board under applicable law; provided, that in the event of any material changes regarding any Superior Offer or Intervening Event (including any material amendment or modification to such Superior Offer), the Company shall be required to deliver a new written notice to Felix Parent and to comply with the requirements described in this subsection with respect to such new written notice.

Mutual Covenants

  •
  The Company and Felix Parent will reasonably cooperate in matters regarding the publicity of the Acquisition and will remain subject to certain continuing obligations of confidentiality with regard to information relating to the post-acquisition company and Felix Parent.

  •
  The Company and Felix Parent will pay their own costs and expenses incurred in connection with the Purchase Agreement, whether or not the transactions contemplated thereby are consummated, except as otherwise expressly provided in the Purchase Agreement.

  •
  As promptly as practicable after the date of the Purchase Agreement (but in no event later than fifteen Business Days after the date of the Purchase Agreement), the Company and Felix Parent will prepare and file any filings required under the HSR Act. The Company and Felix Parent will promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other governmental entity in connection with such notifications and otherwise cooperate in good faith with each other and such governmental entities. However, the Company shall not be required to take any of the following actions: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or its subsidiaries or Felix; (ii) terminating existing relationships, contractual rights or obligations of the Company or Felix or their respective subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or its subsidiaries or Felix or (v) effectuating any other change or restructuring of the Company or its subsidiaries or Felix (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any antitrust authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its business or assets).

  •
  The parties to the Purchase Agreement will use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the transactions contemplated by the Purchase Agreement.

  •
  In the event of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the validity or legality of the transactions contemplated by the Purchase Agreement or seeking damages in connection therewith, Felix Parent or the Company, as applicable, shall promptly notify the other party of such litigation and keep such other party reasonably informed with the respect to the status thereof and give the other party a reasonable opportunity to participate in the defense or settlement thereof.

  •
  The Company and Felix Parent also agree to: (i) take further actions as may be necessary, proper or advisable to consummate and make effective the Acquisition; (ii) allow the other reasonable access to information regarding Felix; and (iii) take certain actions with respect to tax matters.

Indemnification

        The Company's and Felix Parent's general representations and warranties survive for twelve months after closing, except for the representations with respect to tax matters, which survive for thirty days following the expiration of the applicable statute of limitations and the fundamental representations of the Company and Felix Parent which shall survive for three years.

  •
  Felix Parent will indemnify the Company for damages incurred as a result of:

  •
  inaccuracies in representations and warranties;

  •
  breaches of covenants;

  •
  indebtedness not otherwise borne by Felix Parent or permitted to be incurred after the date of the Purchase Agreement;

  •
  certain specified taxes of Felix Parent and Felix for periods prior to the closing;

    •
    claims related to the excluded assets (including Excluded Subsidiaries); and

    •
    a set of seller retained liabilities customary in connection with the purchase and sale of upstream oil and gas assets.

  •
  At closing, Felix Parent shall escrow 11,950,286 shares of Common Stock (the "Escrowed Shares"), all of which will be held in escrow for twelve months and a portion equal to $10,000,000 of which will be held in escrow for an additional six months for a total of eighteen months and used to satisfy indemnification claims.

  •
  Claims for breaches of the representations and warranties are subject to a true deductible equal to 2% of the Purchase Price. The deductible is not applicable to claims for breaches of fundamental representations or representations with respect to taxes. Claims for indemnification of for breaches of representations must exceed $100,000 to be applied towards the deductible.

  •
  The indemnitors' liability for indemnification for breaches of non-fundamental representations is capped at $125,000,000 (the "Indemnification Holdback Amount"). The indemnitors' total liability for indemnification is capped at the Indemnification Holdback Amount plus the aggregate amount of consideration received by Felix Parent.

  •
  Other than in the case of fraud or willful and material breaches, the indemnification rights are the exclusive remedy for breaches of representations, and covenants under the Purchase Agreement.

Termination

        The Purchase Agreement may be terminated and the Acquisition may be abandoned any time prior to closing, whether before or after Stockholder Approval, as follows:

  •
  by mutual written agreement of the Company and Felix Parent;

  •
  by either the Company or Felix Parent if the Acquisition has not been consummated by July 15, 2020; provided, however, that the right to terminate the Purchase Agreement by this date will not be available to any party whose action or failure to act has been a primary cause of or resulted in the failure of the Acquisition to occur on or before such date;

  •
  by either the Company or Felix Parent if a governmental entity that possesses competent jurisdiction has issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, and such order or other action is final and nonappealable, or if there shall have been a law adopted that permanently makes consummation of the transactions illegal; provided, however, that the right to terminate the Purchase Agreement for the foregoing reason will not be available to any party whose failure to fulfill any material covenant or agreement under the Purchase Agreement has caused or resulting in the action giving rise to such right of termination;

  •
  by Felix Parent, upon a breach of any representation, warranty, covenant or agreement set forth in the Purchase Agreement on the part of the Company which would give rise to the failure of a closing condition and such breach by the Company is not curable by the Company prior to July 15, 2020, or if curable prior to July 15, 2020, has not been cured by the earlier of 30 days after delivery of written notice to the Company of such breach; and (ii) July 10, 2020 (a "Terminable Breach"); provided, however, that Felix Parent may not terminate the Purchase Agreement if it is then in Terminable Breach;

  •
  by the Company, upon a Terminable Breach by Felix Parent; provided, however, that the Company may not terminate the Purchase Agreement if it is then in Terminable Breach;

  •
  by either the Company or Felix Parent, if, at the Special Meeting (including any adjournments thereof), the Stockholder Approval is not obtained;

  •
  by either the Company or Felix Parent, if the Aggregate Cap is exceeded (and not waived by the terminating party);

  •
  by Felix Parent prior to, but not after, the time the Stockholder Approval is obtained, if a Company Change of Recommendation shall have occurred; or

  •
  by the Company, if (i) the Midstream Agreements (as defined in the Purchase Agreement) are amended or if Felix enters into any other contract or agreement with a counterparty to the Midstream Agreements (as defined in the Purchase Agreement) or their affiliates that has the effect of an amendment to the Midstream Agreements (as defined in the Purchase Agreement) or (ii) Felix or Felix Parent enters into any agreement with respect to the sale or other disposition (other than a distribution to Felix Seller or its affiliates) of any Excluded Subsidiary.

In the event of termination of the Purchase Agreement, the Purchase Agreement will become void and there will be no liability or obligation on the part of any party thereto, except for obligations relating to: (i) publicity and confidentiality; (ii) certain miscellaneous provisions of the Purchase Agreement, including those related to governing law; and (iii) the confidentiality agreement between the parties. However, no such termination will relieve any party to the Purchase Agreement from any liability resulting from any willful and material breach of the Purchase Agreement or intentional fraud.

Termination Fee

        The Purchase Agreement provides that if Felix Parent terminates the Purchase Agreement due to a Company Change in Recommendation, a termination fee of $145,500,000 is payable in cash to Felix Parent by the Company. If either the Company or Felix Parent terminates the Purchase Agreement due to failure to obtain the Stockholder Approval and Felix Parent is not otherwise entitled to receive the Termination Fee, the Company will be required to pay Felix Parent's expenses of $45,500,000 to Felix Parent. Additionally, if (i) either the Company or Felix Parent terminates the Purchase Agreement for failure to obtain the Stockholder Approval and on or before the Special Meeting, a Company Competing Proposal is announced, disclosed or otherwise communicated to the Board and not withdrawn or (ii) Felix Parent validly terminates the Purchase Agreement for the Company's breach of its representations, warranties, covenants or other agreements and following the date of the Purchase Agreement a Company Competing Proposal is publicly announced or disclosed and not withdrawn and, in each case, within twelve months after such termination, the Company enters into an alternative definitive agreement with respect to a specified Company Competing Proposal, the Company shall pay Felix Parent the Termination Fee (less any amount previously paid as Felix Parent's expenses).

Amendments

        The Purchase Agreement may be amended by the parties to the Purchase Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties to the Purchase Agreement.

Related Agreements

        This section describes the material provisions of certain additional agreements to be entered into pursuant to the Purchase Agreement, which we refer to as the "Related Agreements," but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Forms of the Stockholders' Agreement and the Registration Rights Agreement are attached hereto as Annexes C and D, respectively. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Stockholders' Agreement

        At the closing, the Company, Felix Parent, EnCap and certain members of Felix's management team will enter into the Stockholders' Agreement. Pursuant to the Stockholders' Agreement, Felix Parent will have the right to nominate up to two Investor Directors for appointment to the Board. The Director Nominations are subject to, among other things, Felix Parent and such members of Felix's management team continuing to hold a minimum amount of shares of the Company's Common Stock and the individual nominees being reasonably acceptable to the Governance Committee and not prohibited by law. Until the date on which Felix Parent is no longer entitled to designate any Investor Directors to the Board, Felix Parent, EnCap and such members of Felix's management team will agree to cause all voting securities of the Company held by such persons or any of EnCap's controlled affiliates or Felix Parent's affiliates to be voted in favor of all director nominees nominated by the Governance Committee, against any other nominees and against the removal of any director (other than an Investor Director) unless the Governance Committee so recommends in favor of such removal. Felix Parent has designated Messrs. D. Martin Phillips and Douglas E. Swanson, Jr. as the two initial Investor Directors. Please see the section entitled "Information About Felix—Felix Designated Directors."

        Pursuant to the Stockholders' Agreement, for a period from its execution through 180 days after the closing, Felix Parent will agree not to transfer or dispose of (or take other analogous actions in accordance with the terms of the Stockholders' Agreement) any economic, voting or other rights in or to two-thirds of the shares of the Company's Common Stock issued to Felix Parent pursuant to the Purchase Agreement other than certain permitted transfers. The remaining one-third of the shares of the Company's Common Stock will not be subject to transfer restrictions imposed by the Stockholders' Agreement.

        Pursuant to the Stockholders' Agreement, EnCap will agree to customary standstill restrictions in accordance with which, among other things, EnCap will agree to not acquire, agree or propose or offer to acquire (including through any hedging or other similar transaction) any shares of the Company's Common Stock or securities that are convertible or exchangeable into (or exercisable for) shares of the Company's Common Stock (or enter into certain agreements and arrangements as set forth in the Stockholders' Agreement) to the extent such acquisition results in EnCap owning the greater of the number of shares it will own at closing and the percentage of the outstanding shares it owns at closing. Such standstill will be in effect during the period commencing on the date of the Stockholders' Agreement and continuing until the 36 month anniversary of the closing date, except for any time during such 36 month period during which Felix Parent and certain other holders collectively beneficially own less than 10% of the outstanding shares of the Company's Common Stock.

Registration Rights Agreement

        At the closing, the Company and Felix Parent will enter into a Registration Rights Agreement pursuant to which, among other things and subject to certain restrictions, the Company will be required to file with the SEC a registration statement registering for resale the shares of the Company's Common Stock issuable to Felix Parent upon consummation of the transactions contemplated by the Purchase Agreement and to conduct certain underwritten offerings upon the request of holders of Registrable Securities. The Registration Rights Agreement also provides, among other things, holders of Registrable Securities with certain customary piggyback registration rights.

The Acquisition

Background of the Acquisition

        The Board and the Company's senior management, in the ordinary course and consistent with their fiduciary duties to the Company, continually evaluate the Company's operations with a focus on generating long-term value. In connection with such evaluation, the Board and the Company's management also review and assess strategic alternatives available to the Company, including potential mergers and acquisition transactions, in furtherance of that objective. As part of its continuing review, the Company has from time to time engaged in preliminary discussions with potential transaction partners.

        On February 9, 2018, Mr. Richard E. Muncrief, Chairman and Chief Executive Officer of the Company, met with Mr. Skye A. Callantine, Felix's President and Chief Executive Officer, at an industry trade show for a previously scheduled discussion of industry matters. During this meeting, Mr. Muncrief indicated that, if Felix were to be interested in a potential transaction at some point, the Company would be interested in discussing such a potential transaction with Felix. Mr. Callantine advised Mr. Muncrief that, for the near term, Felix planned to continue to execute on its plan to grow production, but would possibly consider a sale of the company at some point in the future.

        On February 19, 2019, as part of a regularly scheduled Board meeting, management presented to the Board a strategic overview of potential opportunities available to the Company to enhance stockholder value, including potential acquisitions (which included an acquisition of Felix).

        On February 20, 2019, in furtherance of its efforts to generate long-term value, the Company publicly announced its "2021 Vision," which included plans to leverage assets to create efficiencies, grow free cash flow and return cash to stockholders.

        On May 23, 2019, Mr. Muncrief met with Mr. Callantine for a previously scheduled discussion of industry matters. During this meeting, Mr. Muncrief advised Mr. Callantine that the Company remained interested in pursuing a potential acquisition of Felix. Mr. Callantine advised Mr. Muncrief that Felix was continuing to focus on growing production volumes, but was also considering future strategic options, including the possibility of a potential sale of the company.

        On July 9, 2019, Mr. Callantine contacted Mr. Muncrief to indicate that Felix was considering engaging in a sales process in the coming months, and inquired as to whether or not the Company remained interested in a potential acquisition of Felix. Mr. Muncrief advised Mr. Callantine that the Company remained interested and to contact him at the appropriate time regarding such sales process.

        On July 25, 2019, while on an unrelated business trip, Mr. Muncrief arranged for a lunch meeting with Mr. Callantine. Mr. Muncrief and Mr. Greg Horne, Vice President of Midstream & Commodity Marketing for the Company, met with Mr. Callantine and Mr. John McCready, Felix's Chief Financial Officer. During this meeting, Mr. Callantine indicated that Felix would be willing to share certain material non-public information with respect to the sale of the upstream assets of Felix following the entry into of a mutually acceptable confidentiality agreement.

        On July 29, 2019, Felix delivered a draft confidentiality agreement to the Company.

        On July 31, 2019, the Company executed a confidentiality agreement with Felix in order to facilitate the sharing of certain material non-public information related to Felix.

        On August 1, 2019, Felix granted the Company and its representatives access to a virtual data room containing material non-public information with respect to the sale of the upstream assets of Felix.

        On September 25, 2019, the Company contacted representatives of TPH, a long standing financial advisor to the Company with respect to strategic transactions involving the Company, to begin performing preliminary analysis with respect to the potential acquisition of the upstream assets of Felix.

        Between early October and the announcement of the Acquisition, representatives of TPH had several conversation with Mr. Callantine and representatives of Felix Parent regarding the potential for the Acquisition and the progress of negotiations.

        On October 2, 2019, Mr. Muncrief met with Mr. Callantine. During this meeting, Mr. Muncrief and Mr. Callantine discussed the sales process for Felix's midstream and upstream businesses. Mr. Muncrief reaffirmed the Company's continued interest in a potential acquisition of Felix's upstream business.

        On October 9, 2019, representatives of Jefferies LLC, financial advisors to Felix ("Jefferies") met with representatives of the Company's business development team. During this meeting, Jefferies reviewed with representatives of the Company's business development team a presentation with respect to Felix's business and the sales process being undertaken by Felix with respect to a potential acquisition of Felix. During this presentation, Jefferies indicated that Felix's midstream business had already undergone a marketing process and discussed the potential for the sale of Felix's upstream business as well.

        On October 16, 2019, representatives from Jefferies conducted a telephonic conference with representatives of the Company's business development team to further discuss the potential acquisition of Felix. During this conference, Jefferies provided an update on the sales process of the midstream business and discussed a potential acquisition opportunity around the upstream business, and indicated that Felix Parent's investors were interested in pursuing a transaction with the Company.

        Later that day on October 16, 2019, the Company contacted Barclays Capital Inc. ("Barclays"), a long standing financial advisor to the Company with respect to strategic transactions involving the Company, to act as a co-financial advisor to the Company in connection with the acquisition of Felix and to, at the direction of the Company, assist with the potential financing of an acquisition of Felix. Barclays and the Company subsequently executed an engagement letter to formalize the appointment of Barclays as a co-financial advisor to the Company in connection with the acquisition of Felix.

        On October 17, 2019, the Company formally engaged TPH to act as a co-financial advisor to the Company in connection with the acquisition of Felix.

        On October 31, 2019, the Company contacted representatives of Weil, the Company's long-time M&A counsel for strategic transactions involving the Company, to represent the Company with respect to the potential acquisition of Felix.

        In late October 2019, Mr. Muncrief received a call from a representative of another energy company (the "energy company") who requested a meeting to discuss the energy industry and the Company, generally. On November 1, 2019, Mr. Muncrief met with the representative of the energy company and exchanged views regarding the industry, including reviewing the Company's performance.

        On November 1, 2019, Mr. Bryan Guderian, Executive Vice President of Business Development of the Company, notified representatives of Jefferies that the Company continued to have an interest in the potential acquisition of Felix, but would not decide whether or not to submit a proposal until further review by the Board at its regularly scheduled November meeting.

        On November 8, 2019, Mr. Guderian, members of the Company's business development team, Mr. Clay Gaspar, the Company's Chief Operating Officer, and members of the Company's Permian asset team and representatives of TPH met with members of Felix's senior management, including Mr. Callantine, and representatives of Jefferies to discuss the potential acquisition of Felix. The Felix team reviewed with the representatives of the Company information regarding Felix's operating and financial plans. Following this review, representatives of the Company and Felix held extensive discussions regarding Felix's operating and financial plans and representatives of Felix fielded numerous questions regarding Felix's operating and financial plans posed by various representatives of the Company.

        On November 14, 2019, during a regularly scheduled meeting of the Board, Mr. Guderian and other members of the Company's business development team presented to the Board an overview of the potential acquisition of Felix. During this meeting, the Board engaged in an extensive discussion with respect to the potential risks and opportunities with respect to such an acquisition, noting the potential acquisition of Felix's upstream business presented favorable improvements to the Company's critical operating and financial objectives. Management further indicated to the Board that, following the meeting, the Company intended to submit a non-binding indication of interest with respect to the potential acquisition of Felix. The Board requested that management continue to update the Board as the discussions with Felix progressed.

        On November 15, 2019, the Company submitted a written non-binding indication of interest to purchase Felix for a purchase price of $2.5 billion in total consideration, comprised of $900 million in cash and $1.6 billion in the Company's Common Stock (the "Proposal"). Subsequently, Mr. Guderian contacted representatives of Jeffries to explain the substance of the Proposal and to reaffirm to the Company's continued interest in the potential acquisition of Felix.

        On November 16, 2019, Mr. Callantine contacted Mr. Muncrief to discuss the terms of the Proposal. Mr. Callantine indicated he was appreciative of the Proposal, but that he was not yet in a position to negotiate on behalf of Felix Parent. Mr. Callantine further indicated to Mr. Muncrief that Felix was also expecting an acquisition price of approximately $3 billion. During this call, Mr. Muncrief directed Mr. Callantine to contact Mr. Guderian directly with respect to the potential acquisition.

        On November 17, 2019, Mr. Callantine contacted Mr. Guderian to reiterate that he was appreciative of the Proposal, but that he was not yet in a position to negotiate on behalf of Felix Parent. Mr. Callantine further reiterated his expectation of an acquisition price of approximately $3 billion.

        On November 18, 2019, Mr. Guderian contacted Mr. Callantine to indicate that the Company was unwilling to increase its offer price but was willing to begin negotiating definitive acquisition documentation based upon the Proposal.

        On November 19, 2019, Mr. Callantine contacted Mr. Guderian to indicate that Felix was willing to move forward to definitive documentation based on the information set forth in the Proposal.

        On November 21, 2019, representatives of Felix and Jefferies delivered a draft of the Purchase Agreement to Weil. The initial draft Purchase Agreement provided for, among other things, (i) certain customary representations, warranties and covenants, (ii) a proposed non-solicit provision which prohibited the Company from engaging in discussions with third parties who submit an alternative acquisition proposal, (iii) a requirement that the Board recommend the approval of the Stock Issuance to the Company's stockholders, subject to customary fiduciary exceptions, (iv) a termination fee of approximately $159,000,000 to be paid by the Company under certain circumstances and (v) certain customary termination provisions.

        On November 29, 2019, Weil provided V&E with its initial comments to the draft Purchase Agreement. The revised draft of the Purchase Agreement provided for, among other things, (i) certain additions and revisions to the covenants, including a standstill applicable to Felix Parent and the removal of an interim operating covenant with respect to the Company, (ii) inclusion of customary title and environmental review mechanisms, (iii) inclusion of a customary fiduciary exception with respect to the proposed non-solicit provision, permitting the Company to engage in discussions and negotiations with respect to alternative acquisition proposals to enable the Board to fully inform itself with respect to its recommendation to the Company's stockholders, (iv) a termination fee of approximately $127,000,000 and (v) indemnification obligations from Felix Parent to the Company.

        Between November 21 and December 4, 2019, Mr. Guderian and Mr. Callantine held various telephone conversations regarding the structure and terms of the potential acquisition of Felix and the open points in the negotiations of the definitive agreements.

        On December 3, 2019, the Company executed a confidentiality agreement with Felix to facilitate the sharing of material non-public information about the Company with Felix.

        On December 5, 2019, Messrs. Muncrief, Guderian and Callantine and Messrs. Doug Swanson and Marty Phillips, representatives of Felix Parent, met in person to discuss the open material points in the Purchase Agreement, as well as the proposed terms of the Registration Rights Agreement and the Stockholders' Agreement, with a view to finalizing definitive documentation for the acquisition of Felix.

        On December 6, 2019, V&E provided Weil a revised draft of the Purchase Agreement. The revised draft of the Purchase Agreement provided for, among other things, (i) expanded representations, warranties and covenants for the Company, (ii) removal of the fiduciary exception with respect to the non-solicit, and (iii) a termination fee of $159,000,000.

        Additionally, on December 6, 2019, representatives of Felix and Jefferies delivered a draft of the form Registration Rights Agreement and the form Stockholders' Agreement to Weil. The initial draft of the form Registration Rights Agreement and the form Stockholders' Agreement provided for, among other things, (i) certain registration rights, including piggyback registration rights, to Felix Parent and (ii) the right of Felix Parent to appoint up to two directors to the Board upon the consummation of the Acquisition.

        On December 9, 2019, Mr. Muncrief received a call from the energy company representative with whom he had met on November 1, 2019. The energy company representative requested a follow-up meeting on December 13, 2019.

        On December 9, 2019, Weil provided V&E its comments to the draft Purchase Agreement that was delivered by V&E on December 6, 2019. The revised draft of the Purchase Agreement provided for, among other things, (i) revised representations, warranties and covenants for the Company, (ii) re-inclusion of the fiduciary exception with respect to the non-solicit provision, and (iii) a revised termination fee of $145,500,000.

        On December 10, 2019, Weil provided its comments to the draft form Stockholders' Agreement and form Registration Rights Agreement. The revised drafts provided for, among other things, the right of Felix Parent to appoint two directors to the Board as long as its ownership constituted at least 20% of the Company's outstanding Common Stock and one director to the Board once its ownership constituted at least 10%, but less than 20%, of the Company's outstanding Common Stock.

        On December 12, 2019, V&E provided Weil its comments to the draft Purchase Agreement that was delivered by Weil on December 9, 2019. The revised draft of the Purchase Agreement provided for, among other things, (i) acceptance of the fiduciary exception with respect to the non-solicit provision, and (ii) acceptance of a termination fee of $145,500,000. Additionally, V&E provided Weil its comments to the draft form Stockholders' Agreement and form Registration Rights Agreement delivered by Weil on December 10, 2019. The revised drafts provided for, among other things, the right of Felix Parent to appoint two directors to the Board as long as its ownership constituted at least 15% of the Company's outstanding Common Stock and one director to the Board upon its ownership once its ownership constituted at least 5%, but less than 15%, of the Company's outstanding Common Stock.

        On December 13, 2019, Mr. Muncrief held a follow-up meeting with the energy company representative with whom he had met on November 1, 2019. During that meeting, the energy company representative indicated to Mr. Muncrief that the energy company would potentially be interested in exploring a potential transaction involving a combination of the energy company with the Company. Mr. Muncrief advised the energy company representative that, while he appreciated the interest of the energy company in the Company, the Company and the Board were focused on executing on the Company's strategic plan. During this meeting, the representative delivered to Mr. Muncrief a preliminary indication of interest contemplating a combination of the Company and the energy company. The preliminary indication of interest contemplated a premium to the market price of the Company's Common Stock at that time, and was necessarily subject to confirmatory due diligence by the energy company and the negotiation of a mutually acceptable definitive merger agreement.

        Later that day on December 13, 2019, certain news sources publicly reported that the Company was in discussions with Felix regarding a potential transaction.

        In the evening of December 13, 2019, representatives of the Company, Felix Parent, Weil and V&E discussed by conference call the open points in the Purchase Agreement, Registration Rights Agreement and the Stockholders' Agreement. During this meeting, the Company conveyed to Felix the terms on which it was willing to move forward with respect to the potential acquisition of Felix and, if such terms were agreeable, its willingness to enter into definitive documentation over the weekend.

        On December 14, 2019, the representatives of the Company, Felix Parent, Weil and V&E engaged in final discussions regarding the remaining open points under the Purchase Agreement, the Registration Rights Agreement, the Stockholders' Agreement and the other ancillary documents, which included among other things, the percentage ownership of the Company's Common Stock at which Felix Parent remained entitled to appoint directors to the Board. In response to the public reports that the Company was in discussions with Felix regarding a potential transaction, the representative of the energy company again contacted Mr. Muncrief and advised him that, if the rumors were true, the energy company would have to reevaluate the indication of interest presented to him on December 13, 2019.

        On December 15, 2019, the Board held a meeting to review the final terms of the Purchase Agreement and the related documents. Present at the meeting were, in addition to the members of the Board, members of Company management, representatives from TPH and representatives from Barclays. During this meeting, Company management again reviewed with the Board the rationale for entering into the Acquisition, as well as the diligence conducted on Felix. Representatives of TPH also presented to the Board financial analyses with respect to the Acquisition and discussed the methodologies used in such analyses. Following such presentation, TPH delivered its oral opinion, which was later confirmed in a written opinion, to the Board that, subject to the assumptions, limitations, qualifications and conditions set forth in their opinion and based upon other matters that TPH considered relevant, the consideration to be paid by the Company for Felix pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company. Representatives of Weil also reviewed with the Board the proposed terms of the Purchase Agreement, the Registration Rights Agreement, the Stockholders' Agreement and other related matters. After these presentations, the Board excused representatives from TPH, representatives from Barclays and the members of Company management, except for Mr. Gaspar and Mr. Muncrief, to engage in a breakout session. During this breakout session, the Board discussed the preliminary indication of interest that had been provided to Mr. Muncrief by the energy company, considering all aspects of the preliminary indication of interest, including its economic terms and the premium to the market price of the Company's Common Stock at the time, the form and nature of the proposed consideration, and the fact that it was subject to due diligence and negotiation of a mutually acceptable merger agreement. In connection therewith, the Board discussed with representatives of Weil the Board's fiduciary duties in this context and the provisions of the Purchase Agreement with respect to receipt of alternative transaction proposals following the entry into of the Purchase Agreement. Following such discussion, and noting the strategic rationale for the Acquisition, the anticipated benefits of the Acquisition, and the key aspects of the preliminary indication of interest from the energy company, the Board determined in its business judgment that it was in the best interests of the Company to move forward with the Acquisition. The Board then unanimously approved and declared advisable the Purchase Agreement and the other transactions contemplated by the Purchase Agreement, including the Stock Issuance.

        Late on December 15, 2019, the Company and Felix Parent entered into the Purchase Agreement, and, on December 16, 2019, issued a joint press release with respect to the Acquisition prior to the opening of the markets.

The Company's Board of Directors' Reasons for the Approval of the Acquisition and the Stock Issuance

        The Board, in evaluating the transaction with Felix, consulted with the Company's management and its legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, are advisable, fair to and in the best interests of the Company and its stockholders and (ii) to recommend that the stockholders approve the issuance of the Stock Consideration in connection with the Acquisition, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Acquisition, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Company's reasons for the Acquisition and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "Cautionary Note Regarding Forward-Looking Statements" beginning on page 43 of this document.

        The Board considered a number of factors pertaining to the Acquisition as generally supporting its decision to enter into the Purchase Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

  •
  Expansion in the Delaware Basin.  The Company's belief that the Acquisition will expand the Company's presence in the Delaware Basin by approximately 58,500 net acres, complementing the Company's core state line position in the Northern Delaware Basin and enhancing the Company's strong per share metrics. The Acquisition adds significant production estimated to be near 60 Mboe/d (70% oil) at the anticipated closing date, plus 1,500 high margin gross undeveloped locations. The Acquisition accelerates the Company's progress towards the key tenets of its 5-year vision highlighted previously in the Company's earnings call for the third quarter of 2019.

  •
  Business and Financial Condition and Prospects.  The knowledge and familiarity of the Company's management with Felix's business, operations, financial condition, earnings and prospects. The Board discussed and deliberated at length with Company management concerning Felix's business, operations, financial condition, earnings and prospects.

  •
  Opinion of TPH.  The Board's receipt of the opinion of TPH addressed to the Board that, as of December 15, 2019, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration of $900,000,000 in cash and 152,963,671 shares of the Company's Common Stock to be paid by the Company for Felix pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company, as more fully described in "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Opinion of the Company's Financial Advisor" below and attached as Annex B.

  •
  Terms of the Purchase Agreement; Ability to Consider, Receive and Respond to Unsolicited Proposals.  The terms and conditions of the Purchase Agreement, including the ability of the Company to consider, receive and respond to, under certain circumstances specified in the Purchase Agreement, an unsolicited written proposal for a business combination from a third party prior to completion of the Acquisition, the right of the Board after complying with the terms of the Purchase Agreement to change its recommendation to the Company's stockholders, and the belief that the Termination Fee of $145,500,000 payable in the event that Felix terminates the Purchase Agreement as a result of such change in recommendation was reasonable, and was not a significant deterrent to potential competing transactions and would not prevent such competing transactions from third parties.

  •
  Board Composition.  The Board's belief that the addition of the two Felix Parent nominated directors to the Board in connection with the Acquisition will add further valuable expertise and experience and in-depth familiarity with Felix to the Board, which will enhance the likelihood of realizing the strategic benefits that the Company expects to derive from the Acquisition.

  •
  Likelihood of Completion.  The Board's belief of the reasonable likelihood that the Acquisition will be completed based on, among other things, the conditions to the Acquisition and that the outside date of July 15, 2020 under the Purchase Agreement allows for sufficient time to complete the Acquisition.

  •
  Stockholder Approval.  The fact that the Company's stockholders will have the opportunity to vote on the Stock Issuance Proposal, which is a condition precedent to the Acquisition.

  •
  Ancillary Agreements.  The Board's belief that the terms of the ancillary agreements to be entered into upon consummation of the Acquisition, including the Registration Rights Agreement and the Stockholder's Agreement (including the lock-up and the standstill provisions contained therein) are reasonable.

        The Board was also aware of and considered a variety of uncertainties and risks and other potentially negative factors in its deliberations concerning the Purchase Agreement and the Acquisition, including, but not limited to, the following:

  •
  Risks in Obtaining the Benefits of the Acquisition.  The risk that the integration of the Company and Felix may not be as successful as expected and that the anticipated benefits of the Acquisition may not be realized in full or in part in the expected time frame.

  •
  Business Disruption Resulting from the Acquisition.  The possibility that the announcement and pendency of the Acquisition could result in the disruption of the Company's business, including the possible diversion of management and employee attention, potential employee attrition and potential adverse effects on the Company's business relationships.

  •
  Significant Stock Issuance.  The potential impact on the market price of the Company's Common Stock as a result of the larger amount of outstanding Common Stock as a result of the issuance of the Stock Consideration to Felix Parent.

  •
  No-Shop Restrictions.  The restrictions that the Purchase Agreement imposes on soliciting competing acquisition proposals.

  •
  Termination Fee and Expense Reimbursement.  The possibility that the Termination Fee of $145,500,000 and/or expense reimbursement of $45,500,000, payable by the Company to Felix Parent under certain circumstances, may deter third parties from exploring an alternative transaction with the Company and, if the Purchase Agreement is terminated in circumstances where the Termination Fee is not immediately payable, may impact the Company's ability to engage in another transaction for up to one year following such termination, and the fact that the Company may be required to pay the Termination Fee or expense reimbursement under circumstances in which the Company does not engage in another transaction. The Board recognized that the provisions in the Purchase Agreement relating to the Termination Fee and expense reimbursement and the non-solicitation of acquisition proposals were insisted upon by Felix Parent as a condition to entering into the Purchase Agreement. However, the Board was of the view, after discussions with its legal advisors, that the amount of the Termination Fee and expense reimbursement and the non-solicitation of acquisitions proposals were reasonable and would not prevent the Board from exercising its fiduciary duties in light of, among other things, the benefits of the Acquisition to the Company, and would not unreasonably deter competing transactions.

  •
  Closing Conditions.  The fact that the completion of the Acquisition requires antitrust clearance in the United States and the satisfaction of other closing conditions that are not within the Company's control.

  •
  No Financing Condition.  The fact that the Purchase Agreement does not contain a financing condition, and the risk that the financing and any refinancing that may be undertaken in connection with the Acquisition may not ultimately be available at all or on the terms anticipated by the Company.

  •
  Risks Associated with Failure to Complete the Acquisition.  The risks and costs to the Company, including (i) the transaction costs to be incurred by the Company in connection with the Acquisition; (ii) that the Company's stockholders may not approve the Stock Issuance Proposal; and (iii) that the Acquisition may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.

  •
  Litigation Risk.  The inherent risk of litigation in transactions of this nature, including the potential lawsuits that could be brought against the Company or the Board in connection with the Acquisition.

        In addition, the Board was aware of and considered the interests that certain of the Company's directors and executive officers have with respect to the Acquisition that differ from, or are in addition to, their interests as stockholders of the Company, as described in "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Interests of Certain Persons in the Acquisition" beginning on page 97 of this proxy statement.

        The Board conducted discussions of, among other things, the factors described above, including asking questions of the Company's management and its legal and financial advisors. The Board concluded that the potential benefits that it expected the Company to achieve as a result of the Acquisition outweighed the potentially negative factors associated with the Acquisition. Accordingly, the Board unanimously approved and declared advisable the Purchase Agreement and the other transactions contemplated by the Purchase Agreement, including the issuance of shares of the Company's Common Stock at the completion of the Acquisition. The Board concluded that the potential benefits that it expected the Company and its stockholders to achieve as a result of the Acquisition outweighed the potentially negative factors associated with the Acquisition. Accordingly, the Board unanimously determined that the Purchase Agreement and the transactions contemplated thereby, including the Acquisition, and the issuance of the Stock Consideration to Felix Parent were advisable, fair to, and in the best interests of, the Company and its stockholders.

Certain Company Projected Financial Information

Nature of the Financial Projections Reviewed by the Board and TPH

        Although the Company has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, the Company does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. However, in connection with its evaluation of the Acquisition, Company management prepared and provided to the Board and TPH certain internal financial and operational information and forecasts for Felix and estimates of Felix's production and reserves, certain Company financial and operations information and forecasts, and estimates of the Company's production and reserves and certain forecasts giving effect to the proposed Acquisition (collectively, and together with the assumptions on which internal financial and operations information, forecasts and estimates were based, the "Forecasts"). A summary of the Forecasts is included below to give the Company's stockholders access to certain non-public information that was considered by the Board for purposes of evaluating the Acquisition and was provided to TPH for use in its financial analysis for its fairness opinion delivered to the Board.

        The Forecasts, a summary of which is set forth below, were not prepared with a view toward public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP. Neither EY, the independent registered public accounting firm of the Company, nor any other independent accountant has examined, compiled or performed any procedures with respect to the Forecasts and, accordingly, EY does not express an opinion or any other form of assurance with respect to such information or its achievability, does not assume any responsibility for the prospective financial information and disclaims any association with the Forecasts. The EY report regarding the historical financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018, relates to the Company's historical financial information, and does not extend to the Forecasts and should not be read to do so.

        Although presented with numerical specificity, the Forecasts were prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and may be beyond the control of the Company, and which may prove not to have been, or to no longer be, accurate. The Forecasts are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the Forecasts include, but are not limited to, risks and uncertainties relating to the Company's and Felix's businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in the Company's periodic and annual reports filed with the SEC, and other factors described or referenced under "Cautionary Note Regarding Forward-Looking Statements" beginning on page 43 of this proxy statement. The Forecasts also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Company's and Felix's businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the Forecasts were prepared. In addition, other than with respect to the forecasts giving effect to the proposed Acquisition summarized under "Company's Pro Forma Summary Forecast Provided to TPH" set forth below, the Forecasts do not take into account any of the transactions contemplated by the Purchase Agreement, including the Acquisition and associated expenses, or the Company's and Felix's compliance with their respective covenants under the Purchase Agreement. Further, the Forecasts do not take into account any circumstances, transactions or events occurring after the date they were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the Forecasts. There can be no assurance that the projections in the Forecasts will be realized or that future financial results of the Company or Felix will not materially vary from the Forecasts.

        The inclusion of a summary of the Forecasts in this document should not be regarded as an indication that any of the Company, Felix or their respective affiliates, officers, directors or other representatives consider the Forecasts to be necessarily predictive of actual future events, and the Forecasts should not be relied upon as such. None of the Company, Felix or their respective affiliates, officers, directors or other representatives can give any persons, including stockholders of the Company, any assurance that actual results will not differ materially from the Forecasts and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date the Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the Forecasts are shown to be in error.

        No one has made or makes any representation to any stockholder or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of, the information included in the Forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the Forecasts. The Company has not updated and, except as otherwise required by law, does not intend to update or otherwise revise the Forecasts, even in the short term, to reflect circumstances existing after the date when made or to reflect the occurrence of future events, including the Acquisition. Further, the Forecasts do not take into account the effect of any failure of the Acquisition to occur and should not be viewed as accurate or continuing in that context.

        A summary of the Forecasts is included solely to give the Company's stockholders access to the information that was made available to the Board and TPH, as described below, and is not included in this document in order to influence any person's decision whether to vote for or against the proposal to approve the Stock Issuance. The inclusion of this information should not be regarded as an indication that the Board, its advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. The Company's Summary Forecast for the Company provided to TPH (as defined below), the Company's Summary Forecast for Felix Provided to TPH (as defined below) and the Company's Pro Forma Summary Forecast provided to TPH are subjective in many respects. There can be no assurance that these Forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The Forecasts included herein cover multiple years, and such information by its nature becomes subject to greater uncertainty with each successive year. The Forecasts and summary information set forth below should be evaluated, if at all, in conjunction with the historical financial statements and other information, with respect to the Company, as contained in the Company's public filings with the SEC, and with respect to Felix, as included in this document.

        The Forecasts reflected below were prepared based on NYMEX strip pricing as of December 13, 2019 and then were sensitivity-adjusted by Company management to reflect other oil and gas pricing assumptions utilized by TPH. For more information on the commodity pricing assumptions, see "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Opinion of the Company's Financial Advisor—Summary of TPH's Analyses—Commodity Price Assumptions."

Summary of the Forecasts Reviewed by the Board and TPH, the Company's Financial Advisor

        In connection with the Board's evaluation of the transaction, the Company's management provided certain internal financial and operational information and forecasts for Felix and estimates of Felix's production and reserves prepared by management of the Company, which were reviewed against certain data provided by management of Felix Parent (and which are referred to as the "Company's Summary Forecast for Felix Provided to TPH") that were provided to TPH in connection with the preparation of its opinion.

 Company's Summary Forecast for Felix Provided to TPH

	Nov - Dec '19	2020E	2021E	2022E	2023E	2024E
Net Production (Mboe/d)	58	72	84	95	99	103
EBITDAX ($mm)	$112	$865	$946	$1,024	$1,036	$1,076
Cash Flows From Operations ("CFFO")	$72	$806	$889	$941	$932	$956
Capex	$(169)	$(603)	$(669)	$(666)	$(588)	$(553)

        In preparing the Company's Summary Forecast for Felix Provided to TPH, the Company's management made numerous assumptions about Felix's industry and markets and its ability to execute on its business plan. In particular, management made assumptions that included, but were not limited to, the following items:

  •
  the accuracy of management's projections with respect to Felix's upstream business, including with respect to forecasts, type curves, economic assumptions, inventory assumptions and expectations with respect to development cadence;

  •
  the accuracy of Felix's current operational plans with wells and pads;

  •
  certain amounts related to Felix's crude gathering and water fees; and

  •
  certain amounts related to the upstream debt of Felix.

        Additionally, in connection with the Board's evaluation of the transaction, the Company's management provided certain financial information regarding the Company's future operations for its fiscal years 2019 through 2024 (and which are referred to as the "Company's Summary Forecast for the Company Provided to TPH") that were provided to TPH in connection with the preparation of its opinion.

Company's Summary Forecast for the Company Provided to TPH

	2019E(1)	2020E	2021E	2022E	2023E	2024E
Net Production (Mboe/d)	168	189	217	245	258	276
EBITDAX ($mm)	$1,585	$1,578	$1,700	$1,862	$1,937	$2,039
CFFO	$1,479	$1,470	$1,596	$1,758	$1,833	$1,935
Capex	(1,201)	(1,202)	(1,325)	(1,282)	(1,349)	(1,318)

(1)
Reflects Q1-Q3'19 actuals and management estimates for Q4'19.

        In preparing the Company's Summary Forecast for the Company Provided to TPH, the Company's management made numerous assumptions about the Company's industry and markets and its ability to execute on its business plan. In particular, management made assumptions that included, but were not limited to, the following items:

  •
  development pace assumptions related to Permian and Bakken rigs;

  •
  certain proceeds from asset sales;

  •
  certain proceeds from share repurchases scheduled to occur in the next two fiscal years;

  •
  drilling and completion costs; and

  •
  certain assumptions related to estimated ultimate recovery.

        Additionally, in connection with the Board's evaluation of the transaction, the Company's management provided certain portions of the Forecasts related to production and reserves and certain forecasts giving effect to the proposed Acquisition to TPH, a summary of which is set forth below, (and which are referred to as the "Company's Pro Forma Summary Forecast Provided to TPH") in connection with the preparation of its opinion.

Company's Pro Forma Summary Forecast Provided to TPH

	2020E	2021E	2022E	2023E	2024E
Net Production (Mboe/d)	261	301	340	357	379
EBITDAX ($mm)	$2,444	$2,646	$2,886	$2,972	$3,115
CFFO	2,289	2,497	2,740	2,830	2,976
Capex	(1,805)	(1,994)	(1,948)	(1,937)	(1,871)

        In preparing the Company's Pro Forma Summary Forecast Provided to TPH, the Company's management made numerous assumptions about the Acquisition. In particular, management made assumptions that included, but were not limited to, the following items:

  •
  no changes to the development plans of the Company or Felix;

  •
  no operational or financial synergies;

  •
  transaction fees and expenses and financing assumptions related to the Acquisition;

  •
  full year impacts from the costs related to the Acquisition; and

  •
  certain assumptions related to income taxes.

Opinion of the Company's Financial Advisor

        The Company retained TPH to act as a co-financial advisor to the Company and provide an opinion in connection with the proposed Acquisition. The Board instructed TPH to evaluate the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company for Felix pursuant to the Purchase Agreement.

        On December 15, 2019, at a meeting of the Board held to evaluate the proposed Acquisition, TPH delivered an opinion to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in the opinion and based upon other matters as TPH considered relevant, the consideration to be paid by the Company for Felix pursuant to the Purchase Agreement was fair, from a financial point of view, to the Company.

        The opinion speaks only as of the date and the time it was rendered and not as of the time the proposed Acquisition may be completed or any other time. The opinion does not reflect changes that may occur or may have occurred after its delivery, which could significantly alter the value, facts or elements on which the opinion was based.

        The full text of TPH's written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. The summary of TPH's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The Company's stockholders are encouraged to read the TPH opinion carefully in its entirety. TPH delivered its opinion for the information and assistance of the Board in connection with its consideration of the proposed Acquisition and TPH's opinion does not address any other aspect of the Purchase Agreement and does not constitute a recommendation as to how the Board, the Company or any other person (including any holder of the Company's Common Stock) should act or vote with respect to any matter relating to the proposed Acquisition or any other matter.

        In connection with rendering its opinion, TPH reviewed, among other things:

  •
  a draft of the Purchase Agreement dated December 14, 2019;

  •
  annual report to stockholders and the Annual Report on Form 10-K of the Company for the year ended December 31, 2018;

  •
  Quarterly Reports on Form 10-Q of the Company for the three months ended March 31, 2019, June 30, 2019 and September 30, 2019;

  •
  certain internal financial and operational information and forecasts for Felix and estimates of Felix's production and reserves prepared by management of the Company based on certain data provided by management of Felix Parent, certain internal financial and operational information and forecasts, and estimates of the Company's production and reserves, prepared by management of the Company, and certain forecasts giving effect to the proposed Acquisition prepared by management of the Company (collectively, and together with the assumptions on which such internal financial and operational information, forecasts and estimates were based, the "Forecasts");

  •
  certain publicly available research analyst reports with respect to the future financial performance of the Company; and

  •
  such other documents and information as TPH has deemed appropriate or advisable.

        TPH also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the proposed Acquisition and the past and current business operations, financial condition and future prospects, as applicable, of Felix and the Company. In addition, TPH reviewed the reported price and trading activity for the Company's Common Stock, compared certain financial information for the Company and Felix with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain acquisition transactions in the upstream sector and performed such other studies and analyses, and considered such other factors, as TPH considered appropriate. TPH noted that the Forecasts used by TPH in its analysis reflect certain assumptions regarding the oil and gas industry, future commodity prices and capital expenditures made by management of the Company that were and are subject to significant uncertainty and volatility and that, if different than assumed, could have had a material impact on TPH's analysis and its opinion.

        For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for TPH, or publicly available. In that regard, TPH assumed with the Company's consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of Felix and the Company, and provided a reasonable basis upon which to evaluate the proposed Acquisition.

        TPH expressed no view or opinion with respect to the Forecasts or the assumptions on which they were based and TPH further assumed, among other things, that (i) the executed Purchase Agreement would not differ in any respect material to TPH's analyses or opinion from the draft versions TPH examined, referenced above, (ii) for U.S. federal income tax purposes, the proposed Acquisition would be treated as a fully taxable sale and purchase of the assets of Felix, and the Company accordingly would acquire the assets of Felix with a basis equal to the market value of the consideration paid by the Company in the proposed Acquisition, (iii) Felix would have no cash and no outstanding indebtedness at the time of the closing of the proposed Acquisition, (iv) the midstream assets and liabilities of Felix Parent would be excluded from the proposed Acquisition prior to the closing of the proposed Acquisition, (v) the representations and warranties of all parties to the Purchase Agreement and all other related documents and instruments that are referred to therein were true and correct in all material respects, (vi) each party to the Purchase Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all material respects, (vii) all conditions to the consummation of the proposed Acquisition would be satisfied without material amendment or waiver thereof, (viii) the proposed Acquisition would be consummated in a timely manner in accordance with the terms described in the Purchase Agreement and such other related documents and instruments, without waiver, modification or amendment of any material term, condition or agreement or indemnification, title defect or environmental defect or other claim or adjustment (including to the consideration) and (ix) all governmental, regulatory or other consents or approvals necessary for the consummation of the proposed Acquisition would be obtained without, in the case of each of the foregoing clauses "(i)"—"(viii)," any material adverse effect on Felix, the Company, the holders of the Company's Common Stock or the expected benefits of the proposed Acquisition in any way meaningful to TPH's analysis. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the parties to the Purchase Agreement or any of their subsidiaries and TPH was not furnished with any such evaluation or appraisal. TPH's opinion did not address any legal, regulatory, tax or accounting matters.

        TPH's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to TPH as of, December 15, 2019. TPH assumed no obligation to update, revise or reaffirm its opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events occurring, or of which TPH becomes aware, after the date upon which its opinion was rendered.

        The estimates contained in TPH's analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by any analysis. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH's analysis and estimates are inherently subject to substantial uncertainty.

        In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as dispositive of the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and all factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based upon the application of TPH's own experience and judgment to all analyses and factors considered by it, taken as a whole. TPH's opinion was reviewed and approved by its fairness opinion committee.

        TPH's opinion addressed only the fairness, from a financial point of view, as of December 15, 2019, to the Company of the consideration to be paid by the Company for Felix pursuant to the Purchase Agreement. TPH's opinion did not address the underlying business decision of the Company to engage in the proposed Acquisition, or the relative merits of the proposed Acquisition as compared to any other alternative transaction that might have been available to the Company. TPH did not express any view on, and its opinion did not address, any other term or aspect of the Purchase Agreement or the proposed Acquisition, including, without limitation, any financing transaction undertaken in connection with the proposed Acquisition or the fairness of the proposed Acquisition to, or any consideration received in connection therewith by, creditors or other constituencies of the parties to the Purchase Agreement or any of their subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the parties to the Purchase Agreement, or any class of such persons, in connection with the proposed Acquisition, whether relative to the consideration to be paid by the Company pursuant to the Purchase Agreement or otherwise. TPH did not express any opinion as to the price at which shares of the Company's Common Stock or the securities of any other party would trade at any time.

        The data and analyses summarized below in this proxy statement are from TPH's presentation to the Board delivered on December 15, 2019, which primarily used market closing prices as of December 13, 2019. The analyses summarized below include information presented in tabular format. To fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

Summary of TPH's Analyses

Certain Financial Metrics

        For purposes of the analyses described below, the following terms have the following meanings:

  •
  "CFPS" is calculated as cash flows from operations ("CFFO") divided by the number of fully-diluted shares;

  •
  "EV" or "enterprise value" is calculated as the fully-diluted equity value of a company, plus book value of net debt, any preferred equity and non-controlling interests;

  •
  "EBITDAX" is calculated as earnings before interest, income taxes, depreciation, depletion, amortization and exploration expense; and

  •
  "FCFPS" is calculated as CFFO plus midstream distributions less total development capital less land capital expenditures divided by the number of fully-diluted shares.

Commodity Price Assumptions

        The commodity price assumptions used by TPH in certain of its analyses are summarized below:

        NYMEX strip pricing as of December 13, 2019 (which we refer to, for purposes of this section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Opinion of the Company's Financial Advisor," as "NYMEX Strip"):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMbtu)
2019E	$57.39	$2.52
2020E	$58.05	$2.29
2021E	$53.99	$2.45
2022E	$51.92	$2.45
2023E	$51.16	$2.48
2024E	$51.08	$2.52

        For 2019E the NYMEX Strip represents the average of the spot price from November 1, 2019 to December 13, 2019 and the expired December 2019 contract price until December 31, 2019.

        Wall Street Consensus pricing as of December 13, 2019, with prices held flat after 2021 (which we refer to, for purposes of this section entitled "Proposal No. 1—Approval of the Issuance of More than

20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Opinion of the Company's Financial Advisor," as "Wall Street Consensus"):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMbtu)
2019E	$57.08	$2.55
2020E	$57.02	$2.70
2021E	$57.98	$2.59
2022E	$57.66	$2.60
2023E	$57.66	$2.60
2024E	$57.66	$2.60

        3-Year Trailing Spot Price Average for WTI Crude and Henry Hub Gas as of December 13, 2019 (which we refer to as "3-Year Historical Average"):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMbtu)
2019E	$57.45	$2.93
2020E	$57.45	$2.93
2021E	$57.45	$2.93
2022E	$57.45	$2.93
2023E	$57.45	$2.93
2024E	$57.45	$2.93

        Flat pricing for WTI Crude and Henry Hub Gas (which we refer to as "Flat"):

Year	WTI Crude ($/Bbl)	Henry Hub Gas ($/MMbtu)
2019E	$50.00	$2.50
2020E	$50.00	$2.50
2021E	$50.00	$2.50
2022E	$50.00	$2.50
2023E	$50.00	$2.50
2024E	$50.00	$2.50

Selected Public Companies Trading Analysis

        TPH reviewed and analyzed certain financial information including valuation multiples related to selected upstream companies with publicly traded equity securities and onshore U.S. operations.

        The financial information reviewed included:

  •
  enterprise value as a multiple of estimated 2020 and 2021 net production (measured in barrels of oil equivalent per day), based on median research analysts' consensus estimates per FactSet as of December 13, 2019 (for purposes of this analysis, the "Wall Street consensus estimates");

  •
  enterprise value as a multiple of estimated 2020 and 2021 EBITDAX, using Wall Street consensus estimates; and

  •
  price as a multiple of estimated 2020 and 2021 CFPS, using Wall Street consensus estimates.

        The companies included in the analysis for Felix and their relevant financial metrics reviewed were as follows:

Selected Public Companies	EV/2020E Production ($/Boe/d)	EV/2021E Production ($/Boe/d)	EV/2020E EBITDAX	EV/2021E EBITDAX	P/2020E CFPS	P/2021E CFPS
Centennial Resource Development, Inc.	27,370	25,815	3.3x	2.9x	1.8x	1.6x
Cimarex Energy Co.	24,981	25,106	4.4x	4.1x	3.1x	2.9x
Laredo Petroleum, Inc.	22,359	21,921	3.1x	3.1x	1.2x	1.1x
Matador Resources Company	46,027	39,908	4.9x	4.0x	2.8x	2.4x
Parsley Energy, Inc.	50,267	45,029	4.6x	4.0x	3.3x	3.0x

        The companies included in the analysis for the Company and their relevant financial metrics reviewed were as follows:

Selected Public Companies	EV/2020E Production ($/Boe/d)	EV/2021E Production ($/Boe/d)	EV/2020E EBITDAX	EV/2021E EBITDAX	P/2020E CFPS	P/2021E CFPS
Cimarex Energy Co.	24,981	25,106	4.4x	4.1x	3.1x	2.9x
Devon Energy Corporation	28,494	28,663	4.7x	4.5x	4.0x	3.7x
Magnolia Oil & Gas Corporation	44,939	43,185	4.6x	4.5x	4.5x	4.2x
Marathon Oil Corporation	32,800	32,158	4.3x	4.0x	3.3x	3.1x
Matador Resources Company	46,027	39,908	4.9x	4.0x	2.8x	2.4x
Oasis Petroleum Inc.	45,800	43,283	4.4x	4.2x	1.2x	1.1x
Parsley Energy, Inc.	50,267	45,029	4.6x	4.0x	3.3x	3.0x
SM Energy Company	28,275	27,042	3.6x	3.4x	1.2x	1.1x

        The applicable preceding companies are referred to in this discussion as the "selected public companies." No selected public company or group of companies is identical to the Company or Felix. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the proposed Acquisition contemplated by the Purchase Agreement and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company, Felix and the selected public companies that could affect the implied values of each are also relevant.

        Based on the ranges observed among the selected public companies with respect to Felix and upon application of its professional judgment and experience (including with respect to the operational and financial characteristics of Felix in light of, and relative to, the selected public companies), TPH applied selected multiple ranges to the applicable Felix financial and production metrics to derive implied Felix enterprise values using the applicable forecasts at NYMEX Strip, Wall Street Consensus, 3-Year Historical Average and Flat commodity price assumptions.

        Based on the ranges observed among the selected public companies with respect to the Company and upon application of its professional judgment and experience (including with respect to the operational and financial characteristics of the Company in light of, and relative to, the selected public companies), TPH applied selected multiple ranges to the applicable Company financial and production metrics to derive implied Company enterprise values using the applicable forecasts at NYMEX Strip, Wall Street Consensus, 3-Year Historical Average and Flat commodity price assumptions. TPH then subtracted the Company's net debt from such enterprise values, and divided the resulting equity values by the number of fully-diluted shares for the Company to derive implied per share prices for the Company.

        The multiples applied to the metrics of Felix ranged from (i) $35,000 Boe/d to $50,000 Boe/d for 2020E production, (ii) $30,000 Boe/d to $45,000 Boe/d for 2021E production, (iii) 3.25x to 4.75x for

2020E EBITDAX, (iv) 3.00x to 4.00x for 2021E EBITDAX, (v) 2.25x to 3.25x for 2020E CFFO and (vi) 2.00x to 3.00x for 2021E CFFO.

        The multiples applied to the metrics of the Company ranged from (i) $35,000 Boe/d to $45,000 Boe/d for 2020E production, (ii) $30,000 Boe/d to $40,000 Boe/d for 2021E production, (iii) 4.00x to 5.00x for 2020E EBITDAX, (iv) 3.50x to 4.50x for 2021E EBITDAX, (v) 2.75x to 3.75x for 2020E CFPS and (vi) 2.50x to 3.50x for 2021E CFPS.

        TPH's application of such ranges of EV/Production multiples indicated implied reference EV ranges for Felix of (i) $2,517 million to $3,787 million at NYMEX Strip pricing, (ii) $2,517 million to $3,787 million at Wall Street Consensus pricing, (iii) $2,517 million to $3,787 million at the 3-Year Historical Average price and (iv) $2,517 million to $3,787 million at the Flat price.

        TPH's application of such ranges of EV/EBITDAX multiples indicated implied reference EV ranges for Felix of (i) $2,813 million to $4,111 million at NYMEX Strip pricing, (ii) $2,775 million to $4,152 million at Wall Street Consensus pricing, (iii) $2,814 million to $4,131 million at the 3-Year Historical Average price and (iv) $2,342 million to $3,435 million at the Flat price.

        TPH's application of such ranges of P/CFFO multiples indicated implied reference EV ranges for Felix of (i) $2,858 million to $3,747 million at NYMEX Strip pricing, (ii) $2,872 million to $3,966 million at Wall Street Consensus pricing, (iii) $2,895 million to $3,951 million at the 3-Year Historical Average price and (iv) $2,614 million to $3,529 million at the Flat price.

        TPH then compared such implied EV ranges for Felix at NYMEX Strip pricing to $2.5 billion consideration for the Acquisition ($900 million of cash plus $1.6 billion of Stock Consideration based on the 10-day volume weighted average price per share of the Company's Common Stock as of December 13, 2019).

        TPH's application of such ranges of EV/Production multiples indicated implied reference ranges per share of the Company's Common Stock of (i) $10.13 to $15.26 using the Forecasts at NYMEX Strip pricing, (ii) $10.13 to $15.26 using the Forecasts at Wall Street Consensus pricing, (iii) $10.13 to $15.26 using the Forecasts at the 3-Year Historical Average price and (iv) $10.13 to $15.26 using the Forecasts at the Flat price.

        TPH's application of such ranges of EV/EBITDAX multiples indicated implied reference ranges per share of the Company's Common Stock of (i) $8.79 to $13.39 using the Forecasts at NYMEX Strip pricing, (ii) $9.80 to $14.94 using the Forecasts at Wall Street Consensus pricing, (iii) $10.05 to $15.04 using the Forecasts at the 3-Year Historical Average price and (iv) $7.31 to $12.00 using the Forecasts at the Flat price.

        TPH's application of such ranges of P/CFPS multiples indicated implied reference ranges per share of the Company's Common Stock of (i) $9.44 to $13.21 using the Forecasts at NYMEX Strip pricing, (ii) $9.66 to $14.87 using the Forecasts at Wall Street Consensus pricing, (iii) $10.61 to $16.18 using the Forecasts at the 3-Year Historical Average price and (iv) $8.38 to $11.99 using the Forecasts at the Flat price.

Selected Transaction Analysis

        TPH reviewed and analyzed certain financial information including valuation multiples related to selected transactions in the upstream sector of the oil and gas exploration and production industry involving U.S. public company targets with transaction values of over $1 billion occurring since 2010.

        The transactions included in this analysis were as follows:

Announcement Date	Target	Acquiror
October 2019	Jagged Peak Energy Inc.	Parsley Energy, Inc.
August 2019	SRC Energy Inc.	PDC Energy, Inc.
July 2019	Carrizo Oil & Gas, Inc.	Callon Petroleum Company
May 2019	Anadarko Petroleum Corporation	Occidental Petroleum Corporation
November 2018	Resolute Energy Corporation	Cimarex Energy Co.
November 2018	Newfield Exploration Company	Encana Corporation
October 2018	WildHorse Resource Development Corporation	Chesapeake Energy Corporation
August 2018	Energen Corporation	Diamondback Energy, Inc.
March 2018	RSP Permian, Inc.	Concho Resources Inc.
June 2017	Rice Energy Inc.	EQT Corporation
January 2017	Clayton Williams Energy, Inc.	Noble Energy, Inc.
May 2016	Memorial Resource Development Corp.	Range Resources Corporation
May 2015	Rosetta Resources Inc.	Noble Energy, Inc.
September 2014	Athlon Energy Inc.	Encana Corporation
July 2014	Kodiak Oil and Gas Corp.	Whiting Petroleum Corporation
February 2014	Aurora Oil & Gas Limited	Baytex Energy Corp.
February 2013	Berry Petroleum Company	LINN Energy, LLC
December 2012	Plains Exploration & Production Company	Freeport-McMoRan Copper & Gold Inc.
October 2011	Brigham Exploration Company	Statoil ASA
July 2011	Petrohawk Energy Corporation	BHP Billiton Limited
November 2010	Atlas Energy, Inc.	Chevron Corporation
April 2010	Mariner Energy, Inc.	Apache Corporation
April 2010	Arena Resources, Inc.	SandRidge Energy, Inc.

        The preceding transactions are referred to in this discussion as the "selected transactions." No selected transactions were identical or entirely comparable to the proposed Acquisition. Accordingly, TPH believes that purely quantitative analyses are not, in isolation, determinative in the context of the proposed Acquisition contemplated by the Purchase Agreement and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and Felix and the selected transactions that could affect the implied values of each are also relevant. TPH considered certain financial metrics derived from such selected transactions; however, TPH did not derive or apply any selected transaction reference ranges in its selected transaction analysis.

        Among the public company transactions reviewed, TPH observed a range of transaction value/one-year forward EBITDAX estimates multiples of 3.2x to 10.0x for 2018 to present transactions and a range of transaction value/two-year forward EBITDAX estimates multiples of 3.2x to 7.8x for 2018 to present transactions. TPH's application of such range of transaction value/one-year forward EBITDAX estimates multiples indicated an implied reference EV range for Felix of $2,776 million to $8,657 million at NYMEX Strip pricing. TPH's application of such range of transaction value/two-year forward EBITDAX estimates multiples indicated an implied reference EV range for Felix of $3,064 million to $7,361 million at NYMEX Strip pricing. TPH then compared such implied reference EV range for Felix to $2.5 billion consideration for the Acquisition.

Net Asset Value Analysis

        TPH calculated the present value, as of November 1, 2019, of the future cash flows expected to be generated by each of Felix's and the Company's assets through the end of their economic lives, based on the estimates reflected in the Forecasts. In performing this analysis, TPH applied discount rates to unlevered free cash flows ranging from, in the case of Felix, 9.0% to 11.5% and, in the case of the Company, 8.0% to 11.0%, and assuming a marginal tax rate of 21.0% for Felix and a marginal tax rate of 23.97% for the Company, in each case per the Forecasts. The discount rates reflected estimates of each company's weighted average cost of capital.

        TPH calculated estimates of Felix's net asset value by adding (i) the present value of the cash flows generated by the estimated proved developed reserves, drilled but uncompleted wells and undeveloped hydrocarbon resources, minus (ii) the present value of future estimated effects of general and administrative expenses and taxes.

        TPH calculated estimates of the Company's net asset value by adding (i) the present value of the cash flows generated by the estimated proved developed reserves and undeveloped hydrocarbon resources, plus (ii) the value of the Company's Permian midstream assets reflected in the Forecasts, plus (iii) the present value of future estimated effects of hedging, minus (iv) the present value of future estimated effects of non-drilling and completion capital expenditures, general and administrative expenses and taxes, and minus (v) net debt (total debt less cash).

        The net asset value analysis of the Forecasts implied reference EV ranges for Felix of (i) $3,112 million to $3,822 million at NYMEX Strip pricing, (ii) $3,986 million to $4,874 million at Wall Street Consensus pricing, (iii) $4,000 million to $4,890 million at the 3-Year Historical Average price and (iv) $2,783 million to $3,459 million at the Flat price. TPH then compared such implied reference EV ranges for Felix at each commodity price assumption to $2.5 billion consideration for the Acquisition.

        The net asset value analysis for the Forecasts indicated implied reference ranges per share of the Company's Common Stock of (i) $14.53 to $20.67 at NYMEX Strip pricing, (ii) $19.67 to $27.28 at Wall Street Consensus pricing, (iii) $20.16 to $27.94 at the 3-Year Historical Average price and (iv) $12.99 to $18.88 at the Flat price.

Discounted Cash Flow Analyses

        TPH calculated the present value, as of November 1, 2019, of the standalone unlevered free cash flows expected to be generated by each of Felix and the Company, based on the estimates reflected in the Forecasts. In performing its analysis, TPH applied unlevered discount rates ranging from, in the case of Felix, 9.0% to 11.5% and, in the case of the Company, 8.0% to 11.0% to each company's (i) estimated unlevered free cash flows based on a mid-year convention for discounting and (ii) estimated terminal value at the end of calendar year 2023 based on each company's estimated 2024E EBITDAX as discussed below. The discount rates reflected estimates of each company's weighted average cost of capital.

        In conducting its discounted cash flow analyses, TPH utilized the unlevered free cash flows (defined as EBITDAX plus, solely with respect to the Company, midstream distributions (which Company management estimated to be in the range of approximately $30 to $50 million per year over the 2019E to 2024E period) less capital expenditures) for the remaining portion of calendar year 2019 and calendar years 2020 through 2023 based on the estimates reflected in the Forecasts.

        TPH calculated the companies' terminal values by applying EV/next twelve months ("NTM") EBITDAX multiples ranging from, in the case of Felix, 3.00x to 4.50x, and in the case of the Company, 3.50x to 5.00x. TPH applied such ranges to each of Felix's and the Company's estimated 2024 EBITDAX, as set forth in the Forecasts, to determine their respective terminal values. The estimated free cash flows and terminal values were then discounted to present value using the range of discount rates referred to above to determine the enterprise values of Felix and the Company as of November 1, 2019. The resulting enterprise values for the Company were then adjusted by subtracting the Company's net debt to calculate a range of equity values for the Company, and the resulting equity values were divided by the number of fully-diluted shares for the Company to derive an implied price per share for the Company's Common Stock.

        The discounted cash flow analysis for Felix indicated implied reference EV ranges for Felix of (i) $2,814 million to $4,187 million at NYMEX Strip pricing, (ii) $3,402 million to $5,021 million at Wall Street Consensus pricing, (iii) $3,414 million to $5,035 million at the 3-Year Historical Average price and (iv) $2,532 million to $3,860 million at the Flat price. TPH then compared such implied reference EV ranges for Felix at each commodity price assumption to $2.5 billion consideration for the Acquisition.

        The discounted cash flow analysis for the Company indicated implied reference ranges per share of the Company's Common Stock of (i) $9.46 to $16.27 at NYMEX Strip pricing, (ii) $13.45 to $21.83 at Wall Street Consensus pricing, (iii) $13.46 to $21.74 at the 3-Year Historical Average price and (iv) $8.12 to $14.67 at the Flat price.

Has/Gets Company Pro Forma Net Asset Value Analysis

        Using the estimates reflected in the Forecasts with respect to the pro forma financial effects of the proposed Acquisition, TPH calculated the present value, as of November 1, 2019, of the future cash flows expected to be generated by the Company's pro forma assets through the end of their economic lives. In performing this analysis, TPH applied discount rates to unlevered free cash flows ranging from 8.0% to 11.0%, and assuming a pro forma tax rate of 23.97% per the Forecasts. The discount rates reflected estimates of the Company's weighted average cost of capital pro forma for the proposed Acquisition.

        TPH calculated estimates of the Company's pro forma net asset value by adding (i) the present value of the cash flows generated by the pro forma estimated proved developed reserves and undeveloped hydrocarbon resources, plus (ii) the pro forma value of the Company's Permian midstream assets reflected in the Forecasts, plus (iii) the present value of pro forma future estimated effects of hedging, minus (iv) the present value of pro forma future estimated effects of non-drilling and completion capital expenditures, general and administrative expenses and taxes, and minus (v) pro forma net debt (total debt less cash).

        The net asset value analysis for the Forecasts indicated implied reference ranges per share of the Company's Common Stock pro forma for the proposed Acquisition of (i) $15.14 to $21.34 at NYMEX Strip pricing, (ii) $20.49 to $28.17 at Wall Street Consensus pricing, (iii) $20.87 to $28.68 at the 3-Year Historical Average price and (iv) $13.40 to $19.35 at the Flat price. TPH compared these ranges to the corresponding implied reference ranges per share of the Company's Common Stock indicated by the net asset value analysis for the Forecasts of the Company on a standalone basis, without giving effect to the proposed Acquisition, of (i) $14.53 to $20.67 at NYMEX Strip pricing, (ii) $19.67 to $27.28 at Wall Street Consensus pricing, (iii) $20.16 to $27.94 at the 3-Year Historical Average price and (iv) $12.99 to $18.88 at the Flat price.

Has/Gets Discounted Future Share Price Analysis

        TPH calculated an illustrative implied present value of the future value of the Company's share price on a standalone basis and the combined company pro forma for the proposed Acquisition using the Forecasts at NYMEX Strip pricing, Wall Street Consensus pricing, the 3-Year Historical Average price and the Flat price. For the Company's share price on a standalone basis, TPH calculated implied per share values at year-end 2020, 2021 and 2022 by applying multiples ranging from 3.5x to 5.0x to projected NTM EBITDAX and subtracting the Company's net debt, then discounting to present value using an illustrative equity discount rate of 12.0%. For the combined company pro forma for the proposed Acquisition, TPH calculated implied per share values as of the same dates by applying multiples ranging from 3.5x to 5.0x to projected pro forma NTM EBITDAX and subtracting pro forma net debt, then discounting to present value using an illustrative equity discount rate of 12.0%. On a standalone basis, these calculations indicated a range of implied present values per Company share of: (i) $9.00 to $15.26 at NYMEX Strip pricing, (ii) $10.57 to $19.39 at Wall Street Consensus pricing, (iii) $10.96 to $20.39 at the 3-Year Historical Average price and (iv) $7.36 to $13.92 at the Flat price. Pro forma for the proposed Acquisition, these calculations indicated a range of implied present values per Company share of: (i) $10.26 to $16.97 at NYMEX Strip pricing, (ii) $11.90 to $20.63 at Wall Street Consensus pricing, (iii) $12.15 to $21.27 at the 3-Year Historical Average price and (iv) $8.58 to $15.52 at the Flat price.

Summary of Supplemental Reference Data

        In addition to conducting the analyses described above, TPH reviewed the following data, which were used for reference purposes only and were not used in TPH's determination of the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company pursuant to the Purchase Agreement.

Equity Research Analysts' Price Targets

        TPH reviewed sell-side analyst price targets per share of the Company's Common Stock prepared and published by 28 equity research analysts during the time period from October 3, 2019 to December 13, 2019. These targets generally reflect each analyst's estimate of the 12-month future public market trading price per share of the Company's Common Stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of the Company's Common Stock was $11.00 per share to $20.00 per share, with a median target price of $15.00 per share. TPH also noted that the closing market price per share of the Company's Common Stock was $10.91 as of December 13, 2019, and that the volume weighted average price per share for the 10-day period ended December 13, 2019 was $10.46. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of the Company's Common Stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Pro Forma Accretion/Dilution Analyses

        TPH calculated the accretion/dilution of CFPS and FCFPS of the Company's Common Stock on a standalone basis, without giving effect to the proposed Acquisition, and pro forma for the proposed Acquisition. For years 2020 through 2022, TPH compared the CFPS and FCFPS of the Company's Common Stock pro forma for the proposed Acquisition to the CFPS and FCFPS, respectively, of the Company's Common Stock on a standalone basis, without giving effect to the proposed Acquisition, using the NYMEX Strip, Wall Street Consensus, 3-Year Historical Average and Flat commodity price assumptions to derive the CFPS and FCFPS. The analysis indicated that each of the CFPS and FCFPS of the Company's Common Stock pro forma for the proposed Acquisition would be accretive to the CFPS and FCFPS, respectively, of the Company's Common Stock on a standalone basis, without giving effect to the proposed Acquisition, in each of years 2020 through 2022 under each commodity price assumption in the range of 8.5% to 13.3% for CFPS and in the range of 9.7% to 104.9% for FCFPS.

General

        TPH and its affiliates, including Perella Weinberg Partners (the "TPH Group"), as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for corporate and other purposes.

        The TPH Group also engages in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, the TPH Group may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of any of the parties to the Purchase Agreement and any of their respective affiliates and (ii) any currency or commodity that may be material to the parties to the Purchase Agreement or otherwise involved in the proposed Acquisition and the other matters contemplated by the Purchase Agreement.

        In addition, the TPH Group and certain of its employees, including members of the team performing services in connection with the proposed Acquisition, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the parties to the Purchase Agreement, other prospective purchasers or their respective equityholders or affiliates.

        TPH is an internationally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board selected TPH to act as its financial advisor in connection with the proposed Acquisition on the basis of TPH's experience in transactions similar to the proposed Acquisition described in the Purchase Agreement, its reputation in the investment community and its familiarity with the Company and its business.

        TPH acted as financial advisor to the Company in connection with, and participated in certain negotiations leading to, the proposed Acquisition. Pursuant to the terms of its engagement, upon the Board's request to TPH to deliver its opinion (regardless of the conclusion reached therein), TPH became entitled to receive a fee from the Company of $2.0 million, which will be credited against the transaction fee of $12.0 million payable to TPH upon the closing of the proposed Acquisition. In the event the proposed Acquisition is not consummated and the Company or any of its affiliates is paid a termination, break-up, topping or other similar fee, the Company has agreed to pay TPH a fee equal to the lesser of (i) 15% of the fair market value (at the time of payment) of any such break-up fee or (ii) the aggregate fees that TPH would have received if the proposed Acquisition had been consummated. In addition, the Company has agreed to reimburse TPH for its reasonable out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. The Company also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for certain liabilities related to or arising out of its rendering of services under its engagement or to contribute to payments that TPH may be required to make in respect of these liabilities.

        TPH has disclosed to the Company investment banking and other financial services it previously provided to the parties to the Purchase Agreement, for which it received compensation, including, during the past two years, serving as financial advisor to or as an underwriter in several transactions for the Company. During the two-year period ended the date TPH rendered its fairness opinion in connection with the proposed Acquisition, TPH has received compensation for such services provided to the Company of approximately $1.5 million. In addition, TPH has previously provided in the past two years and is currently providing financial advisory services to known controlled portfolio companies of EnCap Investments L.P. on matters unrelated to the proposed Acquisition, for which TPH received or expects to receive compensation. During the two-year period ended the date TPH rendered its fairness opinion in connection with the proposed Acquisition, TPH has received compensation for such services provided to such known controlled portfolio companies of EnCap Investments L.P. totaling less than 1% of total annual TPH firm revenue in each of those years. TPH may provide investment banking or other financial services to any of the parties to the Purchase Agreement or their respective equityholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, TPH may receive compensation.

        The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering its opinion to the Board. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

Interests of Certain Persons in the Acquisition

        In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Stock Issuance Proposal, you should be aware that aside from their interests as stockholders, certain executive officers and directors of the Company have interests in the Acquisition that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating the Acquisition and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Stock Issuance Proposal.

        For purposes of the plans and agreements described below, the completion of the Acquisition will constitute a "change in control."

Change in Control Payments and Benefits

        WPX has entered into a Change-in-Control Severance Agreement, as amended and restated, with certain executive officers of the Company, including each of our NEOs (defined below) and Angela E. Kouplen (the "change in control agreements"), pursuant to which such executive officers may become eligible to receive severance benefits upon a qualifying termination of employment following the Acquisition.

        The term of each change in control agreement began on the date the applicable executive officer executed the agreement and ends on the second anniversary of such date, unless extended. Each change in control agreement will be automatically extended on the first anniversary by one year, and then each day thereafter by one day, to create a perpetual two-year term, unless earlier terminated. If, however, a change in control occurs during the term of the change in control agreement, the term will end on the earlier of (i) the later of (a) the second anniversary of the change in control or (b) the date all obligations of the Company to the executive officer have been fulfilled or (ii) the occurrence of a "Disqualifying Disaggregation" (defined below).

        Under the change in control agreements, if the executive officer terminates his or her employment for "Good Reason" (defined below) or is terminated for any other reason other than "Cause" (defined below), "Disability" (defined below), death or a Disqualifying Disaggregation and such termination occurs during the period commencing on the date on which the Acquisition occurs and ending on the second anniversary of the Acquisition, such executive officer would be eligible to receive the following payments and/or benefits:

  •
  accrued compensation and benefits through the date of termination, payable no later than ten business days following the date of termination;

  •
  subject to a release of claims in favor of the Company, and other restrictive covenants, including confidentiality, non-solicitation, non-disparagement and a 12-month non-compete, a lump sum cash severance amount, payable on the date that is six months after the termination, equal to the sum of:

    •
    prorated annual bonus, reduced by the amount of the annual bonus that the executive officer received for the year of termination;

    •
    three times (for Mr. Muncrief) or two times (for the other executive officers) the sum of the executive officer's (i) base salary and (ii) average annual bonus for the three (or fewer, as applicable) fiscal years prior to the date of termination which reflect the executive officer's current employment classification; and

    •
    if the executive officer was enrolled in the Company's medical and prescription coverage on the date of termination an amount equal to the monthly premium for continuation coverage of such benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 for a period of 18 months;

  •
  reimbursement of reasonable outplacement expenses within six months after the date of termination at a cost not exceeding $25,000;

  •
  indemnification on the same terms as peer executive officers as set forth under the Company's bylaws; and

  •
  coverage under directors' and officers' liability insurance policy, no less than that provided to peer executive officers and directors of the Company, for a period of six years or any longer known applicable statute of limitations period.

        Pursuant to the change in control agreements, the treatment of any outstanding equity award is governed by the applicable award agreements and plan.

        Under the change in control agreements, if an executive officer's employment is terminated by the Company for "Cause," by such executive officer for any reason other than "Good Reason," or due to such executive officer's death or "Disability," then the executive officer is eligible to receive only any accrued compensation and benefits through the date of termination.

        For purposes of the change in control agreements:

  •
  "Good Reason" means, generally: a material adverse change in the executive officer's title, position or responsibilities; a reduction in the executive officer's base salary; a material reduction in the executive officer's target annual bonus; required relocation of more than 50 miles from the executive officer's current workplace; a material reduction in the level of aggregate compensation or benefits; a successor company's failure to honor the agreement; or the failure of the Company's Board of Directors to terminate an executive officer within 90 days of providing such executive officer written notice of an act or omission constituting "Cause."

    Notwithstanding the foregoing, an executive officer shall not have grounds for "Good Reason"(i) if such executive officer consented in writing to the act or omission or (ii) if the reduction to the executive officer's base salary, target annual bonus or aggregate compensation or benefits is applicable to all similarly situated employees of the Company. Furthermore, an executive officer shall not have "Good Reason" for his or her resignation unless (i) he or she gives the Company 30 days' written notice of resignation, (ii) such notice is given within 90 days' of such executive officer's knowledge of the circumstances giving rise to "Good Reason," and (iii) the Company fails to cure such act or omission within 30 days.

  •
  "Cause" means:

  •
  conviction of or plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

    •
    willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on the Company or any of its affiliates;

    •
    willful or reckless violation or disregard of the Code of Business Conduct of the Company or any other policy of the Company; or

    •
    habitual or gross neglect of duties.

        Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the executive officer; or acts or omissions with respect to which the Board of Directors could determine that the executive officer had satisfied the standards of conduct for indemnification or reimbursement under our bylaws, any applicable indemnification agreement or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change in control and continuing for two years. An executive officer's act or failure to act (except as relates to a conviction or plea of nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of the Company or its affiliate or required by law, shall not constitute Cause if the executive officer cures the action or non-action within ten business days of notice. Furthermore, no act or failure to act will be cause if the executive officer acted under the advice of the Company's counsel or as required by the legal process.

  •
  "Disqualifying Disaggregation" means:

  •
  the termination of an executive officer's employment from the Company or an affiliate before a change in control for any reason, including but not limited to a cessation of employment with the Company or its affiliates which is effected by a sale, spin-off, or other disaggregation by the Company or an affiliate; or

  •
  the termination of an executive officer's employment during the period beginning upon a change in control and continuing for two years due to a disaggregation where the executive officer is employed by a successor in substantially the same position as the position held prior to the disaggregation and the successor has assumed the Company's obligations under the change in control agreement.

Treatment of Equity Awards

        Under the WPX Energy, Inc. 2013 Incentive Plan and the award agreements applicable to executive officers, if, within the two years following a change in control, the executive officer terminates his employment for "Good Reason" (as defined below) or his employment is terminated for any other reason other than "Cause" (as defined below):

  •
  under the Performance-Based Restricted Stock Unit Award Agreement, the executive officer will vest in a number of shares calculated based on the Company's actual performance as of the date of the change in control, determined based on the Company's relative TSR within the peer group established by the plan administrator for the applicable period. The number of shares earned and payable to the executive officer will be based upon the range set by the plan administrator from 30% (for relative TSR above the 25th percentile of the peer group established by the committee) to 200% of the target number of shares depending on the level of relative TSR on the date immediately preceding the change in control, as set forth in the award agreement; or

  •
  under the Time-Based Restricted Stock Award Agreement, any outstanding and unvested restricted shares will immediately vest.

        Under the WPX Energy, Inc. 2013 Incentive Plan and each of the Restricted Stock Unit Award Agreement and the Restricted Stock Award Agreement applicable to non-employee directors, if, within the two years following a change in control, the director's service is terminated other than by involuntary removal from the Board of Directors for Cause (as determined by a vote of a majority of the Board of Directors) or a voluntary resignation, any outstanding and unvested restricted stock units and shares of restricted stock, as applicable, will immediately vest.

        For purposes of the WPX Energy, Inc. 2013 Incentive Plan and the award agreements described above:

  •
  "Cause" means, generally:

  •
  conviction of or plea of nolo contendere to a crime involving fraud, dishonesty or a felony involving moral turpitude, or causing material harm, financial or otherwise, to the Company or any of its affiliates;

  •
  willful failure to substantially perform duties;

  •
  willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on the Company or any of its affiliates;

  •
  willful or reckless violation or disregard of the Code of Business Conduct of the Company or any other policy of the Company; or

  •
  habitual or gross neglect of duties.

  •
  "Good Reason" means, generally: a material adverse change in the executive officer's duties; a reduction in the executive officer's base salary; a significant reduction in the executive officer's authority or responsibility; a failure to pay the executive officer's base salary; a material reduction in the level of aggregate compensation or benefits not applicable to the executive officer's peers; required relocation of more than 50 miles from the executive officer's current workplace; or a successor company's failure to honor the agreement.

Quantification of Potential Payments and Benefits to our Named Executive Officers

        In accordance with Item 402(t) of Regulation S-K, the below table sets forth the amount of payments and benefits that each of our named executive officers ("NEOs") would or may receive in connection with the Acquisition. The payments and benefits described below are calculated based on each NEO's existing employment and equity arrangements with us and may include certain payments or benefits that are contingent upon services to be provided by such NEO to us, but only as set forth under the terms and conditions of our arrangements with the NEOs. Accordingly, see the section captioned "Interests of Certain Persons in the Acquisition" above, for a description of the change in control payments and treatment of the NEOs' equity awards.

        Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. For example, we have assumed that:

  •
  the relevant price per share of the Company's Common Stock is $13.06, which is equal to the average closing market price of the Company's Common Stock over the first five business days following the public announcement of the Acquisition on December 16, 2019;

  •
  the closing date of the acquisition is December 31, 2019, the latest practicable date prior to the filing of this proxy statement; and

  •
  except where otherwise described below, each NEO experiences a "double-trigger" qualifying termination, in either case immediately following such time.

        The actual amounts payable to our NEOs will depend on whether the NEO experiences a qualifying termination, the date of termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.

Change in Control Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Richard Muncrief	7,892,975	17,197,447	51,018	25,141,440
Kevin Vann	2,545,141	5,435,193	62,185	8,042,519
Clay Gaspar	2,913,194	7,388,943	62,185	10,364,322
Bryan Guderian	2,101,884	4,102,172	62,185	6,266,241
Dennis Cameron	1,817,108	2,846,283	51,018	4,714,409

(1)
These amounts reflect cash severance under the change in control agreements described under "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Interests of Certain Persons in the Acquisition—Change in Control Payments and Benefits" beginning on page 97, which include a multiple of base salary, plus a multiple of (i) the average cash bonus for the three years prior to the year of termination and (ii) prorated cash incentive as of December 31, 2019. Details of the cash payments are shown in the following supplemental table:

Name	Salary ($)		Average Bonus ($)(c)	Prorated Bonus(d)	Total ($)
Richard Muncrief	2,850,000	(a)	3,912,205	1,130,770	7,892,975
Kevin Vann	1,040,000	(b)	1,039,910	465,231	2,545,141
Clay Gaspar	1,150,000	(b)	1,192,040	571,154	2,913,194
Bryan Guderian	900,000	(b)	843,519	358,365	2,101,884
Dennis Cameron	800,000	(b)	697,361	319,747	1,817,108

(a)
Three times Mr. Muncrief's annual base salary.

(b)
Two times the annual base salary of each NEO other than Mr. Muncrief.

(c)
Three times (for Mr. Muncrief) or two times (for the other NEOs) times the average cash bonus for the three years prior to the year of termination.

(d)
Prorated cash bonus as of December 31, 2019.
(2)
These amounts reflect the value of performance-based restricted stock units ("RSUs") and restricted stock awards, as described under "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Interests of Certain Persons in the Acquisition—Treatment of Equity Awards" beginning on page 99, which will vest in connection with certain terminations of employment following a change in control. The amount is based on a per share value of the Company of $13.06, which value represents the average closing market price of the Company over the first five (5) business days following the first public announcement of the Acquisition. Details of the equity award payments are shown in the following supplemental table:

Name	Performance- Based RSUs(e)	Restricted Stock(f)	Total ($)
Richard Muncrief	11,717,393	5,480,054	17,197,447
Kevin Vann	3,207,196	2,227,997	5,435,193
Clay Gaspar	4,892,746	2,496,197	7,388,943
Bryan Guderian	2,423,113	1,679,059	4,102,172
Dennis Cameron	1,658,280	1,188,003	2,846,283

(e)
Performance-based restricted stock units are calculated using an estimated TSR of one-hundred percent (100%) for 2019 and 2018 grants and actual TSR of one-hundred percent (100%) for 2017. Amounts shown reflect the number of shares earned multiplied by $13.06.

(f)
Amounts shown reflect the number of shares of restricted stock accelerated multiplied by $13.06.
(3)
These amounts reflect benefits that are part of severance under the change in control agreements described under "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Acquisition—Interests of Certain Persons in the Acquisition—Change in Control Payments and Benefits" beginning on page 97, which include the cash equivalent payment of 18 months of continuation of health coverage (assuming that each NEO is enrolled in coverage at termination) and outplacement assistance of $25,000.

Board of Directors of the Company Following the Acquisition

        If the Acquisition is consummated, the Company will take all necessary action (but solely to the extent such actions are permitted by law) to cause two individuals from Felix Parent to be appointed to serve as directors of the post-acquisition company. Thereafter, Felix Parent will have the right to designate for nomination up to two directors to be elected at the annual or special meeting of the Stockholders at which directors are to be elected following completion of the Acquisition.

        Felix Parent has designated Messrs. D. Martin Phillips and Douglas E. Swanson, Jr. as the two initial Investor Directors. Please see the section entitled "Information About Felix—Felix Designated Directors."

Total Company Shares to be Issued in the Acquisition

        It is anticipated that, upon completion of the Acquisition and the issuance of 152,963,671 shares of the Company's Common Stock to Felix Parent, (i) the Company's stockholders will retain an ownership interest of approximately 73% in the post-acquisition company and (ii) Felix Parent will own approximately 27% of the post-acquisition company.

Appraisal Rights

        Appraisal rights are not available to our stockholders in connection with the Acquisition.

Accounting Treatment

        The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management's estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed. The Company expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition, but is not required to finalize for one year from the closing date of the Acquisition. For U.S. federal income tax purposes, the Acquisition will be treated as an asset purchase (such that the tax bases in the assets of Felix will generally reflect the allocated fair value at closing) and direct liability assumption.

Regulatory Matters

        Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Acquisition is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. If the FTC or the Antitrust Division makes a Second Request, the waiting period with respect to the Acquisition will be extended for an additional period of 30 calendar days, which will begin on the date on which the Company and Felix Parent each certify compliance with the Second Request. Complying with a Second Request can take a significant period of time. On January 8, 2020, the Company and Felix Parent filed the required forms under the HSR Act with the Antitrust Division and the FTC. The 30-day waiting period with respect to the Acquisition, which cannot expire on a Saturday, Sunday or a U.S. federal holiday, is expected to expire at 11:59 p.m. Eastern Time on February 7, 2020 unless the FTC and the Antitrust Division earlier terminate the waiting period or issue a Second Request.

        At any time before or after consummation of the Acquisition, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Acquisition. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Acquisition on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. Neither the Company nor Felix Parent is aware of any material regulatory approvals or actions that are required for completion of the Acquisition other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Why the Company Needs Stockholder Approval

        We are seeking stockholder approval in order to comply with NYSE Listing Rule 312.03. Under NYSE Listing Rule 312.03, stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with any transaction or series of related transactions if (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock.

        As consideration for the Acquisition, Felix Parent will receive $900 million in cash and 152,963,671 shares of our Common Stock. The cash consideration and Stock Consideration are each subject to closing adjustments. For more information on the closing adjustments to the Acquisition consideration, please see the section entitled "Proposal No. 1—Approval of the Issuance of More than 20% of the Company's Issued and Outstanding Common Stock in Connection with the Acquisition—The Purchase Agreement. Because the Stock Consideration constitutes voting power in the Company that exceeds 20% of the voting power outstanding before the Acquisition and includes a number of shares to be issued that exceeds 20% of the number of shares of the Company's Common Stock before the Acquisition, NYSE Listing Rule 312.03 requires the Company to obtain stockholder approval before completing the Acquisition.

Effect of Proposal on Current Stockholders

        If the Stock Issuance Proposal is adopted, approximately 152,963,671 shares of Common Stock will be issued as Stock Consideration pursuant to the terms of the Purchase Agreement. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Vote Required for Approval

        This Stock Issuance Proposal (and consequently, the Acquisition and the transactions contemplated thereby) will be adopted and approved only if a majority of the votes cast by holders of the Company's outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting, assuming a quorum is present, vote "FOR" the Stock Issuance Proposal. A Company stockholder's failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention and broker non-vote with regard to the Stock Issuance Proposal will have no effect on the Stock Issuance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the Stock Issuance Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE STOCK ISSUANCE PROPOSAL.

 PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL

Overview

        The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal.

Consequences if the Adjournment Proposal is Not Approved

        If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal.

Vote Required for Approval

        The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the total voting power of the stock entitled to vote at the Special Meeting, present in person or represented by proxy, assuming a quorum is present. Accordingly, a Company stockholder's failure to vote by proxy or to vote in person at the Special Meeting, as well a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote "AGAINST" the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS
VOTE "FOR" THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY

General Information About the Company

        Incorporated in 2011, the Company is an independent oil and natural gas exploration and production company engaged in the exploitation and development of long life unconventional properties. The Company is focused on profitably exploiting, developing and growing our oil positions in the Delaware Basin (a subset of the Permian Basin) in Texas and New Mexico and the Williston Basin in North Dakota. The Company's principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. The Company's telephone number is (855) 979-2012. The Company maintains an internet site at www.wpxenergy.com. Except for the Company's filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through the Company's website is not a part of this proxy statement. For further information about the Company, please review the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, incorporated by reference herein. See "Where You Can Find Additional Information; Incorporation of Certain Documents by Reference."

 INFORMATION ABOUT FELIX

        Certain aspects of the presentation of Felix's results of operations have been conformed for purposes of presenting comparable results. For full historical financial statements of Felix for the periods presented, please see the financial statements attached to this proxy statement.

        Felix is an exploration and production company, based in Denver, Colorado, focusing on the development of oil and gas reserves in the Delaware Basin, with core operations located in Loving, Reeves, Ward and Winkler Counties in West Texas. Felix's properties include approximately 61,070 gross (57,620 net) acres in the Delaware Basin, substantially all of which are operated by Felix. Felix is horizontally developing the acreage primarily in the Wolfcamp Shale and Bone Spring Shale formations. Felix operates 182 wells in the Delaware Basin and also owns interests in 175 wells in the Delaware Basin operated by others. Production from Felix's properties in the third quarter of 2019 was approximately 47,051 Boe per day, of which approximately 72% was oil. According to a report prepared by Netherland, Sewell & Associates, Inc. ("NSAI"), proved reserves associated with the properties were 577.8 MMboe as of December 31, 2018, of which 15% were proved developed.

        During the first three quarters of 2019, Felix operated an average of 6.5 drilling rigs in the Delaware Basin and had an average of 43,169 Mboe per day of net production. During the first three quarters of 2019, Felix completed 34 gross (33 net) wells and had another 13 gross operated wells awaiting completion as of September 30, 2019.

        The Permian Basin, of which the Delaware Basin is a substantial sub-basin, covers a significant portion of western Texas and eastern New Mexico and is considered one of the major producing basins in the United States. The Permian Basin formed as an area of rapid Mississippian-Pennsylvanian subsidence in the foreland of the Ouachita fold belt. It is one of the largest sedimentary basins in the United States, and has oil and gas production from several reservoirs from Permian through Ordovician in age.

        From the mid-Pennsylvanian period to the early Permian period, the Delaware Basin was a slowly subsiding area that was characterized by shallow marine shales and limestone. Influxes of clastic sands generally occurred as turbidite deposits formed during periodic sea-level changes. Records indicate a rapid deepening of the Delaware Basin relative to the emergent Central Basin Platform, during the early Permian period. Marine shale deposition continued to dominate the basin during this period. Episodic pulses of carbonate and clastic debris and density flows punctuated the shale deposition and eventually became significant reservoirs. Through the late Permian period, the basin became increasingly more clastic dominated as emergent shelf areas to the north shed sands into the basin.

        The Wolfcamp formation within the Delaware Basin is a long-established reservoir, first found in the 1950s as wells aiming for deeper targets occasionally intersected slump blocks or debris flows with good reservoir properties. Wolfcamp reservoirs consist of debris-flow and grain-flow sediments, which were deposited in a submarine fan setting. The best carbonate reservoirs within the Wolfcamp are generally found in proximity to the Central Basin Platform, while the shale reservoirs thicken away from the Central Basin Platform. The Wolfcamp contains organic-rich mudstone and shales which, when buried to sufficient depth for maturation, became the source of the hydrocarbons found both within the shales themselves and in the more conventional clastic and carbonate reservoirs between the shales.

Oil and Gas Data

Proved Reserves

        The information presented below with respect to Felix's estimated proved reserves as of December 31, 2018 has been prepared by Felix's independent petroleum engineering firm, NSAI, in accordance with rules and regulations of the SEC applicable to companies involved in oil and natural gas producing activities in effect at the applicable time.

        The following table presents Felix's estimated net proved oil, natural gas and NGL reserves at December 31, 2018.

Proved Reserves:(1)	December 31, 2018
Proved Developed Reserves:
Oil (MBbls)	65,992
NGLs (MBbls)	12,743
Natural gas (MMcf)	51,917

Total proved developed reserves (MBoe)	87,388
Proved Undeveloped Reserves:(2)
Oil (MBbls)	372,677
NGLs (MBbls)	70,799
Natural gas (MMcf)	281,467

Total proved undeveloped reserves (MBoe)	490,387

Total Proved Reserves (MBoe)	577,775

(1)
Felix's proved reserves were determined in accordance with SEC guidelines, using the average price on the first day of each month in the period January through December 2018. The WTI Cushing spot price for oil and NGLs is adjusted for quality, transportation fees, and market differentials, while the Henry Hub spot price for natural gas is adjusted for energy content, transportation fees, and market differentials. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production are $61.25 per barrel of oil, $29.46 per barrel of NGL, and $2.177 per Mcf of natural gas.

(2)
As of December 31, 2018, Felix had 440 proved undeveloped locations based on a seven development drilling rig plan in place at such time. Felix has since reduced its drilling rigs from approximately seven to five and as a result, Felix's proved undeveloped locations as of December 31, 2019 may be less compared to its proved undeveloped locations on December 31, 2018. In addition, the proved undeveloped reserves of Felix are based on Felix's development plans and may not necessarily reflect the Company's development plans for these properties. Therefore, upon closing of the Acquisition, the proved undeveloped reserves booked by the Company may differ.

        Oil, NGLs and natural gas reserve engineering is an estimation of accumulations of oil, NGLs and natural gas that cannot be measured exactly. The accuracy of any reserves estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserves estimates may vary from the quantities of oil, NGLs and natural gas that are ultimately recovered.

Internal Controls and Qualifications of Technical Persons

        In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the "Reserve Standards") and guidelines established by the SEC, NSAI, independent reserve engineers, estimated 100% of Felix's proved reserve information as of December 31, 2018. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Reserve Standards.

        Felix maintains an internal staff of petroleum engineers and geoscience professionals who work closely with its independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate its proved reserves relating to its assets. Felix's internal technical team members met with its independent reserve engineers periodically during the period covered by the reserve report to discuss the assumptions and methods used in the proved reserve estimation process. Felix provides historical information to the independent reserve engineers for its properties such as ownership interest, oil and natural gas production, well test data, commodity prices and operating and development costs.

        The preparation of Felix's proved reserve estimates are completed in accordance with Felix's internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

  •
  review and verification of historical production data, working interest, net revenue interest, lease operating statements, capital costs, severance and ad valorem taxes, which data is based on actual production as reported by Felix;

  •
  verification of property ownership by Felix's land department;

  •
  preparation of reserve estimates by Felix's Vice President of Reservoir Engineering or under his direct supervision;

  •
  review by Felix's Vice President of Reservoir Engineering of all of Felix's reported proved reserves, including the review of all significant reserve changes and all new proved undeveloped reserves additions; and

  •
  direct reporting responsibilities and final approval by Felix's Vice President of Reservoir Engineering to Felix's executive officers.

        Benjamin Jackson, Vice President of Reservoir Engineering, is the technical person primarily responsible for overseeing the preparation of Felix's reserves estimates. He has 11 years of experience in the oil and gas industry with experience in reservoir engineering, production operations, drilling and planning. He holds a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma.

Production and Cost History

        The following tables set forth information regarding net production of oil, natural gas and NGLs and certain price and cost information for each of the periods indicated. The information set forth below related to Felix consists of the historical results for the nine months ended September 30, 2019 and 2018 and for the years ended December 31, 2018, 2017 and 2016.

        For additional information on price calculations and factors affecting comparability of Felix's financial condition and results of operations, see the information set forth in the section titled "Felix Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended December 31,			Nine Months Ended September 30,
	2018	2017	2016	2019	2018
Company Production Data:
Oil (MBbls)(1)	5,547	2,170	201	8,503	3,655
NGLs (MBbls)	874	314	39	1,775	588
Natural gas (MMcf)	4,911	1,865	239	8,764	3,362

Combined volumes (MBoe)(1)	7,240	2,795	280	11,738	4,803
Daily combined volumes (Boe/d)	19.8	7.7	0.8	43.0	17.6
Average Realized Prices:
Oil revenue (per barrel)(2)	$56.77	$50.02	$45.83	$54.75	$60.73
NGL revenue (per barrel)	30.98	24.89	15.54	14.33	31.09
Natural gas revenue (per Mcf)	1.87	2.73	2.51	0.71	1.90

Combined (per Boe)(2)	$48.50	$43.46	$37.23	$42.36	$51.35
Oil net price including all derivative settlements (per barrel)(2)	$54.07	$50.02	$45.83	$53.66	$56.04
NGL net price including all derivative settlements (per barrel)	30.98	24.89	15.54	14.33	31.09
Natural gas net price including all derivative settlements (per Mcf)	1.87	2.73	2.51	0.79	1.90

Combined (per Boe)(2)	$46.43	$43.49	$37.23	$41.63	$47.78
Average Costs ($ per Boe):
Lease operating expense	$6.88	$7.21	$11.87	$6.94	$7.45
Depreciation, depletion and amortization	11.44	14.65	17.88	11.40	11.43
Geological and Geophysical expense	0.93	0.10	19.21	0.41	1.07
Exploration expense	0.13	0.04	3.85	0.30	0.17
General and administrative expense	2.29	3.96	29.32	1.28	2.38
Acquisition expenses	—	—	7.09	—	—
Gathering, processing and transportation	2.98	2.02	0.23	2.68	3.09
Impairments	—	—	—	—	—
Production taxes	2.57	2.24	2.44	2.31	2.67

Total costs	$27.39	$30.35	$91.89	$25.32	$28.26

(1)
Excludes production associated with oil extracted from Felix's produced water in connection with its water disposal business.

(2)
Excludes revenues associated with oil extracted from Felix's produced water in connection with its water disposal business.

Productive Wells

        The following table sets forth the number of productive wells in which Felix owned a working interest as of September 30, 2019.

Wells
Gross Wells	Net Wells
357	143

Developed and Undeveloped Acreage

        The following table sets forth Felix's leasehold acreage as of September 30, 2019.

Developed Acreage		Undeveloped Acreage		Total
Gross	Net	Gross	Net	Gross	Net
44,095	42,285	16,976	15,334	61,071	57,618

        Substantially all of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of September 30, 2019, the expiration periods of the net undeveloped acres by area that are subject to leases summarized in the above table of undeveloped acreage.

Net Undeveloped Acres Expiring
2019	2020	2021	2022	Thereafter	Total
1,698	11,380	832	140	1,284	15,334

        As of September 30, 2019, approximately 57% of Felix's acreage was subject to certain drilling obligations to the Board for Lease of University Lands, and Felix had satisfied such obligations with respect to approximately 80% of such acreage. In order to fully satisfy such drilling obligations on the remaining acreage, Felix expects it will need to drill approximately 15 additional wells, or approximately 146,000 feet of laterals.

Operations

General

        Felix is the operator of substantially all of its acreage. As operator, Felix obtains regulatory authorizations, designs and manages the development of a well and supervises operation and maintenance activities on a day-to-day basis. Felix does not own drilling rigs or the majority of the other oil field service equipment used for drilling or maintaining wells on the properties it operates. Independent contractors engaged by Felix provide a majority of the equipment and personnel associated with these activities. Felix utilizes the services of drilling, production and reservoir engineers and geologists and other specialists who work to improve production rates, increase reserves and lower the cost of operating Felix's oil and natural gas properties.

Marketing

        For the year ended December 31, 2018, two purchasers each accounted for more than 10% of Felix's total production revenue, 89% in total. The loss of any single purchaser could materially and adversely affect Felix's revenues in the short-term; however, Felix believes that the loss of any of its purchasers would not have a long-term material adverse effect on its financial condition and results of operations as oil and natural gas are fungible products with well-established markets and numerous purchasers.

        Felix is party to a dedication agreement, pursuant to which it has dedicated and agreed to deliver to the counterparty all of the crude oil attributable to production from its interests and certain subsequently acquired interests within a defined dedicated area covering certain lands in Loving, Winkler, and Ward Counties, Texas. Crude oil is only "attributable to" Felix if produced from a well operated or deemed to be operated by Felix. In exchange for Felix's land dedication, Felix receives certain gathering and delivery rights. Felix is also party to a crude oil purchase contract, pursuant to which the counterparty is required to receive and purchase all crude oil produced from wells operated by Felix located within the dedicated area and to truck certain excess crude oil that Felix delivers to it.

        Felix is a party to a gas gathering agreement pursuant to which it has dedicated, and commits to deliver, all volumes of natural gas over a specified period.

        Felix is a party to a produced water service agreement with its affiliate, Felix Water, LLC ("Felix Water"), pursuant to which it (i) has dedicated, and commits to deliver, all volumes of produced water from its operated wells in specified sections of Loving, Ward and Winkler Counties, Texas and (ii) receives firm basis produced water gathering and disposal services with respect to such volumes.

        Felix is also party to a source water supply agreement pursuant to which it receives freshwater services for its operated wells in specified sections of Loving, Ward and Winkler Counties, Texas on an exclusive basis from Felix Water.

Title to Properties

        As is customary in the oil and gas industry, Felix initially conducts only a cursory review of the title to its properties on which it does not have proved developed reserves. Prior to the commencement of drilling operations on those properties, Felix typically conducts a title examination and performs curative work for significant defects. To the extent title opinions or other investigations reflect title defects on those properties, Felix is typically responsible for curing such defects at its expense. Felix generally will not commence drilling operations on a property until it has cured any material title defects on such property. Felix has obtained title opinions on substantially all of its producing properties and believes that it utilizes methods consistent with practices customary in the oil and gas industry and that its practices are adequately designed to enable it to acquire satisfactory title to its producing properties. Prior to completing an acquisition of producing oil and gas leases, Felix performs title reviews on the most significant leases and, depending on the materiality of the properties, Felix may obtain a title opinion or review previously obtained title opinions. Felix's oil, natural gas and NGL producing properties are subject to customary royalty and other interests, liens for current taxes, liens under its existing credit facility and other burdens that it believes do not materially interfere with the use of its properties.

Employees

        As of September 30, 2019, there were approximately 53 full-time employees of Felix Administrative Services, LLC, a wholly-owned subsidiary ("Felix Admin") dedicated to operating Felix's assets pursuant to a management services agreement with Felix Admin. Following the closing of the Transaction, Felix Admin will no longer be a subsidiary of Felix and Felix's assets will be operated by employees of the Company and its subsidiaries. Felix also contracts for the services of independent consultants involved in land, regulatory, accounting, financial and other disciplines as needed. None of Felix Admin's employees are represented by labor unions or covered by any collective bargaining agreement. Felix Admin believes that its relations with its employees are good.

Offices

        Felix's principal offices are located at 1530 16th Street, Suite 500, Denver, Colorado 80202. Felix leases its office space. Such lease will expire in May 2023. Additionally, Felix subleases office space in Denver, Colorado, the lease on which expires in June 2022. Felix believes that its facilities are adequate for its operations prior to the closing of the Acquisition.

Legal Proceedings

        Felix is party to lawsuits arising in the ordinary course of its business. Felix cannot predict the outcome of any such lawsuits with certainty, but its management team does not expect the outcome of pending or threatened legal matters to have a material adverse impact on its financial condition.

Felix Designated Directors

        At the closing, the Company, Felix Parent, EnCap and certain other parties propose to enter into a Stockholders' Agreement, pursuant to which Felix Parent will have the right to nominate two Investor Directors for appointment to the Board. Felix Parent has designated Messrs. D. Martin Phillips and Douglas E. Swanson, Jr. as the two initial Investor Directors.

        D. Martin Phillips.    Mr. Phillips is a Managing Partner of EnCap, where he plays a leadership role in all levels of executive management including investments, fundraising, finance, accounting, compliance and personnel. Mr. Phillips serves on the board of several EnCap portfolio companies and has also served on the board of directors of Montage Resources Corporation since 2011. Prior to founding EnCap in 1989, Mr. Phillips served as a Senior Vice President in the Energy Banking Group of NationsBank in Dallas, Texas. In his capacity as Manager of the U.S./International Division of NationsBank from 1987 to 1989, Mr. Phillips had responsibility for credit commitments to a broad spectrum of energy-related companies. Mr. Phillips began his career in 1978 with Republic Bank and served in various senior energy banking positions, including Vice President and Manager of Republic Bank's energy loan production office in Denver, from 1980 to 1985, and Senior Vice President and Division Manager in Republic Bank's Houston office from 1986 to 1987. Mr. Phillips received a Bachelor of Science and a Master of Business Administration from Louisiana State University, and he is a member of the LSU College of Business Hall of Distinction. Mr. Phillips also attended the Stonier Graduate School of Banking at Rutgers University.

        Douglas E. Swanson, Jr.    Mr. Swanson is a Managing Partner of EnCap, where he plays a leadership role in all levels of executive management including investments, fundraising, finance, accounting, compliance and personnel. Mr. Swanson currently serves on the board of several EnCap portfolio companies and is also on the board of directors of Montage Resources Corporation and Earthstone Energy, Inc. In addition, Mr. Swanson served on the board of directors of Oasis Petroleum, Inc. and its predecessor entities from March 2007 until December 2017. Prior to joining EnCap in 1999, Mr. Swanson was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. Mr. Swanson received a Bachelor of Arts in Economics and a Master of Business Administration from The University of Texas.

FELIX MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of Felix's financial condition and results of operations should be read in conjunction with its financial statements and related notes appearing elsewhere in this proxy statement. The following discussion contains "forward-looking statements" that reflect Felix's future plans, estimates, beliefs and expected performance. Felix cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from Felix's expectations include changes in oil, natural gas and NGL prices and demand, amount and nature of future capital expenditures, uncertainties in estimating proved reserves, the impact of operational and development hazards, changes in maintenance costs, general economic conditions (including future disruptions and volatility in the global credit markets) and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Felix's business, as well as those factors discussed below and elsewhere in this proxy statement, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. See "Cautionary Statement Regarding Forward-Looking Statements" in this proxy statement. Also, see the risk factors and other cautionary statements described under the heading "Risk Factors" included elsewhere in this proxy statement. Felix does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

General and Basis of Presentation

        Felix is an exploration and production company, based in Denver, Colorado, focusing on the development of oil and gas reserves in the Delaware Basin, with core operations primarily located in Loving, Ward and Winkler Counties in West Texas.

        Felix has three wholly owned subsidiaries, Felix Water, Felix Midstream, LLC ("Felix Midstream"), and Felix Admin. Felix Water owns and operates a full-service water system to provide safe and efficient water sourcing, transportation, gathering, disposal and reuse to both Felix and third parties. Felix Midstream provides crude oil gathering services to Felix. Felix Admin employs employees dedicated to operating Felix's assets pursuant to a management services agreement. Pursuant to the terms of the Purchase Agreement, Felix Midstream, Felix Water and Felix Admin are excluded from the Acquisition. Felix will either distribute or sell its membership interests in each of Felix Midstream, Felix Water and Felix Admin prior to the closing of the Acquisition.

        Felix operates in the exploration and production segment of the energy industry and all of its operations are conducted onshore in the United States. Felix's ability to develop and produce its current reserves is driven by several factors, including:

  •
  commodity prices;

  •
  the availability of capital and the amount Felix invests in the leasing and development of properties and the drilling of wells;

  •
  facility or equipment availability and unexpected delays or downtime, including delays imposed by or resulting from compliance with regulatory requirements; and

  •
  the rate at which production volumes naturally decline.

        Felix derives substantially all of its revenue from the sale of oil, natural gas and NGLs that are produced from interests in its properties. Oil and natural gas prices are inherently volatile and are influenced by many factors outside of Felix's control. To achieve more predictable cash flows and to reduce its exposure to downward price fluctuations, Felix uses derivative instruments to hedge future sales prices on a portion of its oil and natural gas production. Felix currently uses fixed price oil and natural gas swaps for which it receives a fixed price for future production in exchange for a payment of the variable market price received at the time future production is sold. See "Felix Management's Discussion and Analysis of Financial Condition and Results of Operations—Management's Discussion and Analysis of Financial Condition and Liquidity—Commodity Price Risk Management" below for more information regarding Felix's economic hedge positions.

        For information regarding the average sales prices received for oil, natural gas and NGLs before and after the effects of hedging contracts, please see "Felix Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        Felix focuses its efforts on increasing oil, natural gas and NGLs production and reserves while controlling costs at a level that is appropriate for long-term sustainable operations. Felix's future earnings and cash flows are dependent on its ability to manage revenues and overall cost structure to a level that allows for profitable production.

Overview

        The following table presents Felix's production volumes and financial highlights for the nine months ended September 30, 2019 and 2018 and the years ended December 31, 2018, 2017 and 2016:

	Nine Months ended September 30,				Years ended December 31,
	2019		2018		2018		2017		2016
		Per day		Per day		Per day		Per day		Per day
Production Sales Volume Data:
Oil (Mbbls)(1)	8,549	31.4	3,659	13.5	5,557	15.3	2,170	6.0	201	0.6
Gas (MMcf)	8,764	32.1	3,362	12.3	4,911	13.5	1,865	5.1	239	0.7
NGLs (Mbbls)	1,775	6.5	588	2.2	874	2.4	314	0.9	39	0.1
Combined equivalent volumes (Mboe)(1)	11,785	43.3	4,808	17.7	7,250	19.9	2,795	7.7	280	0.8
Financial Data (thousands):
Revenues	$509,945		$253,893		$361,661		$124,751		$10,695
Income (loss) from operations	$211,581		$118,023		$164,405		$40,292		$(15,230)

(1)
Includes production associated with oil extracted from Felix's produced water in connection with its water disposal business, which contributed an incremental 46 Mbbls and 4 Mbbls for the nine months ended September 30, 2019 and 2018, respectively, and an incremental 10 Mbbls for the year ended December 31, 2018.

        Felix's income from operations for the nine months ended September 30, 2019 increased by $93.6 million compared to Felix's income from operations for the nine months ended September 30, 2018. Felix's revenues for the nine months ended September 30, 2019 increased by $256.1 million compared to the nine months ended September 30, 2018, primarily due to an increase in oil revenue, which was primarily driven by higher oil volumes. This increase was partially offset by $162.5 million higher total operating expenses, primarily driven by increased operating costs directly related to generating higher production volumes.

        Felix's income from operations for 2018 increased by $124.1 million compared to 2017. Felix's revenues for 2018 increased by $236.9 million compared to 2017, primarily due to an increase in oil revenue, of which $192.2 million related to higher oil volumes and $14.5 million related to higher oil prices and $23.4 million related to increases in NGL and natural gas production, net of price realizations and $6.8 million related to an increase in water revenue. This increase was partially offset by $112.8 million higher total operating expenses, primarily driven by increased operating costs directly related to generating higher production volumes.

        Felix's income from operations for 2017 increased by $55.5 million compared to 2016. Felix's total revenues for 2017 increased by $114.1 million compared to 2016, primarily due to higher oil volumes.

This increase was partially offset by $58.5 million higher total operating expenses, primarily driven by increased operating costs directly related to generating higher production volumes.

Results of Operations

Nine Months Ended September 30, 2019 vs. Nine Months Ended September 30, 2018

Revenue Analysis:

	Nine Months ended September 30,
			Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change
	2019	2018
	(Thousands)
Revenues:
Oil revenue(1)	$467,964	$222,205	$245,759	111%
Gas revenue	6,204	6,403	(199)	(3)%
NGL revenue	25,447	18,275	7,172	39%
Water revenue	10,330	7,010	3,320	47%

Total revenues(1)	$509,945	$253,893	$256,052	101%

(1)
Includes revenues associated with oil extracted from Felix's produced water in connection with its water disposal business.

        Significant variances in the respective line items of revenues are comprised of the following:

  •
  A $245.8 million increase, or 111%, in oil revenue for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 due to higher production sales volumes resulting in additional oil revenue of $267.7 million, partially offset by a $21.9 million decrease related to a reduction in realized oil prices. Production volumes were 31.4 Mbbls per day for the nine months ended September 30, 2019 compared to 13.5 Mbbls per day for the nine months ended September 30, 2018, an increase of 133%. The following table reflects oil production prices, the price impact of Felix's derivative settlements and volumes for the nine months ended September 30, 2019 and 2018.

	Nine Months ended September 30,
	2019	2018
Oil revenue (per barrel)(1)	$54.74	$60.72
Impact of net cash paid related to settlement of derivatives (per barrel)(2)	(1.09)	(4.69)

Oil net price including all derivative settlements (per barrel)(1)	$53.65	$56.03

Oil production sales volumes (Mbbls)	8,549	3,659
Per day oil production sales volumes (Mbbls/d)	31.4	13.5

(1)
Includes revenues associated with oil extracted from Felix's produced water in connection with its water disposal business.

(2)
Included in net gain (loss) on derivatives on the Consolidated Statements of Operations.
  •
  A $0.2 million decrease, or (3%), in natural gas revenue reflects a $4.0 million decrease related to lower natural gas sales prices for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018, offset by an increase in production volumes resulting in additional natural gas revenue of $3.8 million. The following table reflects natural gas production prices, the price impact of Felix's derivative settlements and volumes for the nine months ended September 30, 2019 and 2018.

	Nine Months ended September 30,
	2019	2018
Gas revenue (per Mcf)	$0.71	$1.90
Impact of net cash received related to settlement of derivatives (per Mcf)(1)	0.08	—

Natural gas net price including all derivative settlements (per Mcf)	$0.79	$1.90

Natural gas production sales volumes (MMcf)	8,764	3,362
Per day natural gas production sales volumes (MMcf/d)	32.1	12.3

(1)
Included in net gain (loss) on derivatives on the Consolidated Statements of Operations.
  •
  A $7.2 million increase, or 39%, in NGL revenue primarily reflects $17.0 million related to higher NGL production sales volumes partially offset by a $9.8 million decrease related to lower NGL sales prices for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. Production volumes were 6.5 Mbbls per day for the nine months ended September 30, 2019 compared to 2.2 Mbbls per day for the nine months ended September 30, 2018. The following table reflects NGL production prices, the price impact of Felix's derivative settlements and volumes for the nine months ended September 30, 2019 and 2018.

	Nine Months ended September 30,
	2019	2018
NGL revenue (per barrel)	$14.33	$31.09
Impact of net cash paid related to settlement of derivatives (per barrel)	—	—

NGL net price including all derivative settlements (per barrel)	$14.33	$31.09

NGL production sales volumes (Mbbls)	1,775	588
Per day NGL production sales volumes (Mbbls/d)	6.5	2.2
  •
  A $3.3 million increase, or 47%, in water revenue primarily reflects $2.1 million related to higher gathering volumes and $1.2 million from an annual commitment fee relating to a minimum volume commitment in the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018. Gathering volumes were 29.9 Mbbls per day compared to 18.6 Mbbls per day for the nine months ended September 30, 2019 and 2018, respectively.

Operating expenses and income from operations analysis:

	Nine Months ended September 30,
					Per Boe Expense
			Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change
	2019	2018			2019	2018
	(Thousands)
Operating expenses:
Lease operating	$81,764	$35,826	$(45,938)	(128)%	$6.94	$7.45
Gathering, processing and transportation	31,585	14,841	(16,744)	(113)%	2.68	3.09
Production taxes	27,169	12,839	(14,330)	(112)%	2.31	2.67
Geological and geophysical	4,849	5,123	274	5%	0.41	1.07
Exploration	3,563	830	(2,733)	NM	0.30	0.17
Depreciation, depletion and amortization	134,372	54,968	(79,404)	(144)%	11.40	11.43
General and administrative expenses	15,062	11,443	(3,619)	(32)%	$1.28	$2.38

Total operating expenses	298,364	135,870	(162,494)	(120)%

Income from operations	$211,581	$118,023	$93,558	79%

NM:
A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

        Significant components of Felix's total operating expenses are comprised of the following:

  •
  A $45.9 million increase in lease operating expenses is primarily related to a 145% increase in production volumes for the nine months ended 2019 compared to the nine months ended September 30, 2018.

  •
  A $16.7 million increase in gathering, processing and transportation is due to the increase in production volumes for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018, partially offset by a decrease in the average expense per Boe.

  •
  A $14.3 million increase in production taxes is due to increased revenues as previously discussed.

  •
  A $79.4 million increase in depreciation, depletion and amortization is primarily due to higher production volumes.

  •
  A $0.3 million decrease in geological and geophysical expenses is primarily due to a $1.3 million decrease in seismic costs offset by a $1.0 million increase in pilot hole costs.

  •
  A $2.7 million increase in exploration expenses is primarily due to additional pilot hole costs.

  •
  A $3.6 million increase in general and administrative expenses for the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018 is primarily due to additional headcount. Felix's general and administrative expenses per Boe decreased to an average of $1.28 for the nine months ended September 30, 2019 compared to $2.38 for the nine months September 30, 2018.

Results below include income from operations:

	Nine Months ended September 30,
			Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change
	2019	2018
	(Thousands)
Income from operations	$211,581	$118,023	$93,558	79%
Gain (loss) on sale of oil and gas properties	—	2,607	(2,607)	NM
Gain (loss) on derivative instruments	5,770	(12,801)	18,571	NM
Interest income (expense)	(24,229)	(5,868)	(18,361)	NM
Interest income (expense)	176	28	148	NM
Other income (expense)	49	—	49	NM

Net income (loss)	$193,347	$101,989	$91,358	90%

NM:
A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

        In the nine months ended September 30, 2018, Felix had a $2.6 million gain on the sale of oil and gas properties. There were no significant property acquisitions or dispositions in the nine months ended September 30, 2019.

        Felix had a $5.7 million gain on derivative instruments for the nine months ended September 30, 2019 related to a $8.6 million realized loss on derivative settlements offset by a $14.3 million unrealized mark-to-market gain as compared to a $12.8 million dollar loss on derivative instruments for the nine months ended September 30, 2018 related to a $17.1 million realized loss on derivative settlements offset by a $4.3 million unrealized mark-to-market gain.

        The increase in interest expense primarily relates to higher level of debt outstanding during the nine months ended September 30, 2019 compared to the nine months ended September 30, 2018.

2018 vs. 2017

Revenue Analysis:

	Years ended December 31,
			Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change
	2018	2017
	(Thousands)
Revenues:
Oil revenue(1)	$315,396	$108,675	$206,721	190%
Gas revenue	9,167	5,092	4,075	80%
NGL revenue	27,083	7,815	19,268	NM
Water revenue	10,016	3,169	6,847	NM

Total revenues(1)	$361,661	$124,751	$236,910	190%

NM:
A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

(1)
Includes revenues associated with oil extracted from Felix's produced water in connection with its water disposal business.

        Significant variances in the respective line items of revenues are comprised of the following:

  •
  A $206.7 million increase, or 190%, in oil revenue for 2018 compared to 2017 due to higher production sales volumes resulting in additional oil revenue of $192.2 million and a $14.5 million increase related to higher sales prices for 2018 compared to 2017. Production volumes were 15.3 Mbbls per day for 2018 compared to 6.0 Mbbls per day for 2017. The following table reflects oil production prices, the price impact of Felix's derivative settlements and volumes for 2018 and 2017.

	Years ended December 31,
	2018	2017
Oil revenue (per barrel)(1)	$56.76	$50.09
Impact of net cash paid related to settlement of derivatives (per barrel)(2)	(2.70)	—

Oil net price including all derivative settlements (per barrel)(1)	$54.06	$50.09

Oil production sales volumes (Mbbls)	5,557	2,170
Per day oil production sales volumes (Mbbls/d)	15.3	6.0

(1)
Includes revenues associated with oil extracted from Felix's produced water in connection with its water disposal business.

(2)
Included in net gain (loss) on derivatives on the Consolidated Statements of Operations.
  •
  A $4.1 million increase in natural gas revenue reflects a $5.7 million increase related to higher natural gas production sales volumes offset by a $1.6 million decrease related to lower natural gas sales prices for 2018 compared to 2017. The increase in Felix's natural gas production sales volumes primarily relates to additional development. The following table reflects natural gas production prices, the price impact of Felix's derivative settlements and volumes for 2018 and 2017.

	Years ended December 31,
	2018	2017
Gas revenue (per Mcf)	$1.87	$2.73
Impact of net cash received related to settlement of derivatives (per Mcf)	—	—

Natural gas net price including all derivative settlements (per Mcf)	$1.87	$2.73

Natural gas production sales volumes (MMcf)	4,911	1,865
Per day natural gas production sales volumes (MMcf/d)	13.5	5.1
  •
  A $19.3 million increase in NGL revenue primarily reflects $17.3 million related to higher NGL production sales volumes and $2.0 million related to higher NGL sales prices for 2018 compared to 2017. Production volumes were 2.4 Mbbls per day for 2018 compared to 0.9 Mbbls per day for 2017. The following table reflects NGL production prices, the price impact of Felix's derivative settlements and volumes for 2018 and 2017.

	Years ended December 31,
	2018	2017
NGL revenue (per barrel)	$30.98	$24.89
Impact of net cash paid related to settlement of derivatives (per barrel)	—	—

NGL net price including all derivative settlements (per barrel)	$30.98	$24.89

NGL production sales volumes (Mbbls)	874	314
Per day NGL production sales volumes (Mbbls/d)	2.4	0.9
  •
  A $6.8 million increase in water revenue primarily reflects $4.0 million related to higher gathering volumes and $2.8 million due to higher source water volumes in 2018 compared to 2017. Gathering volumes were 19.5 Mbbls per day compared to 3.7 Mbbls per day for 2018 and 2017, respectively.

Operating expenses and income from operations analysis:

	Years ended December 31,
			Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change	Per Boe Expense
	2018	2017			2018	2017
	(Thousands)
Operating expenses:
Lease operating	$49,883	$20,159	$(29,724)	(147)%	$6.88	$7.21
Gathering, processing and transportation	21,576	5,650	(15,926)	NM	2.98	2.02
Production taxes	18,600	6,258	(12,342)	NM	2.57	2.24
Geological and geophysical	6,767	276	(6,491)	NM	0.93	0.10
Exploration	910	109	(801)	NM	0.13	0.04
Depreciation, depletion and amortization	82,920	40,943	(41,977)	(103)%	11.44	14.65
General and administrative expenses	16,600	11,064	(5,536)	(50)%	$2.29	$3.96

Total operating expenses	197,256	84,459	(112,797)	(134)%

Income from operations	$164,405	$40,292	$(124,113)	NM

  NM: A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

        Significant components of Felix's total operating expenses are comprised of the following:

  •
  A $29.7 million increase in lease operating expenses is primarily related to a 159% increase in production volumes for 2018 compared to 2017.

  •
  A $15.9 million increase in gathering, processing and transportation is due in part to an increase in average rates as a result of higher trucking costs and increased processing fees related to natural gas production and an increase in production volumes for 2018 compared to 2017.

  •
  A $12.3 million increase in production taxes is due to increased revenues as previously discussed.

  •
  A $42.0 million increase in depreciation, depletion and amortization is primarily due to higher production volumes partially offset by a $3.21 per Boe decrease in rate which was impacted by higher estimated reserves as compared to 2017 due to a higher 12-month average price, the addition of new wells with lower relative cost per Boe and an increase in production.

  •
  A $6.5 million increase in geological and geophysical expenses is primarily due to additional pilot holes in 2018.

  •
  A $0.8 million increase in exploration expenses is primarily due to higher lease expirations in 2018 compared to 2017.

  •
  A $5.5 million increase in general and administrative expenses for 2018 compared to 2017 is primarily due to additional headcount to support increased development activity in 2018 compared to 2017. Felix's general and administrative expenses per Boe decreased to an average $2.29 for 2018 compared to $3.96 for 2017.

Results below include income from operations:

	Years ended December 31,
			Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change
	2018	2017
	(Thousands)
Income from operations	$164,405	$40,292	$124,113	NM
Gain on sale of oil and gas properties	2,626	19,626	(17,000)	(87)%
Loss on derivative instruments	(1,562)	(17,367)	15,805	91%
Interest expense	(11,929)	(4,283)	(7,646)	(179)%
Interest income	83	28	55	196%

Net income (loss)	$153,623	$38,296	$115,327	NM

  NM: A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

        In January 2017, Felix sold its entire interest in certain oil and gas properties located in Oklahoma, resulting in a gain of $19.8 million. There were no significant property acquisitions or dispositions in 2018.

        Felix had a $1.6 million loss on derivative instruments in 2018 related to a $15.0 million realized loss on derivative settlements offset by a $13.4 million unrealized mark-to-market gain as compared to a $17.4 million loss on derivative instruments for 2017 related unrealized mark-to-market losses.

        The increase in interest expense primarily relates to higher level of debt outstanding in 2018 compared to 2017.

2017 vs. 2016

Revenue Analysis:

	Years ended December 31,
			Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change
	2017	2016
	(Thousands)
Revenues:
Oil revenue(1)	$108,675	$9,251	$99,424	NM
Gas revenue	5,092	599	4,493	NM
NGL revenue	7,815	606	7,209	NM
Water revenue	3,169	239	2,930	NM

Total revenues(1)	$124,751	$10,695	$114,056	NM

  NM: A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

(1)
Includes revenues associated with oil extracted from Felix's produced water in connection with its water disposal business.

        Significant variances in the respective line items of revenues are comprised of the following:

  •
  A $99.4 million increase in oil revenue for 2017 compared to 2016 due to higher production sales volumes resulting in additional oil revenue of $98.6 million and a $0.8 million increase related to higher sales prices. Production volumes were 6.0 Mbbls per day for 2017 compared to 0.6 Mbbls per day for 2016. The following table reflects oil production prices, the price impact of Felix's derivative settlements and volumes for 2017 and 2016.

	Years ended December 31,
	2017	2016
Oil revenue (per barrel)(1)	$50.09	$45.83
Impact of net cash paid related to settlement of derivatives (per barrel)	—	—

Oil net price including all derivative settlements (per barrel)(1)	$50.09	$45.83

Oil production sales volumes (Mbbls)	2,170	201
Per day oil production sales volumes (Mbbls/d)	6.0	0.6

(1)
Includes revenues associated with oil extracted from Felix's produced water in connection with its water disposal business.
  •
  A $4.5 million increase in natural gas revenue reflects a $4.5 million increase related to higher natural gas production sales volumes for 2017 compared to 2016. The increase in Felix's natural gas production sales volumes primarily relates to additional development. The following table reflects natural gas production prices, the price impact of Felix's derivative settlements and volumes for 2017 and 2016.

	Years ended December 31,
	2017	2016
Gas revenue (per Mcf)	$2.73	$2.51
Impact of net cash received related to settlement of derivatives (per Mcf)	—	—

Natural gas net price including all derivative settlements (per Mcf)	$2.73	$2.51

Natural gas production sales volumes (MMcf)	1,865	239
Per day natural gas production sales volumes (MMcf/d)	5.1	0.7
  •
  A $7.2 million increase in NGL revenue primarily reflects $6.8 million related to higher NGL production sales volumes and $0.4 million related to higher NGL sales prices for 2017 compared to 2016. Production volumes were 0.9 Mbbls per day for 2017 compared to 0.1 Mbbls per day for 2016. The following table reflects NGL production prices, the price impact of Felix's derivative settlements and volumes for 2017 and 2016.

	Years ended December 31,
	2017	2016
NGL revenue (per barrel)	$24.89	$15.54
Impact of net cash paid related to settlement of derivatives (per barrel)	—	—

NGL net price including all derivative settlements (per barrel)	$24.89	$15.54

NGL production sales volumes (Mbbls)	314	39
Per day NGL production sales volumes (Mbbls/d)	0.9	0.1
  •
  A $2.9 million increase in water revenue primarily reflects $2.4 million related to an increase in source water volumes and $0.5 million related to an increase in disposal volumes in 2017 compared to 2016. Gathering volumes were 3.7 Mbbls per day compared to 0.5 Mbbls per day for 2017 and 2016, respectively.

Operating expenses and income from operations analysis:

	Years ended December 31,		Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change	Per Boe Expense
	2017	2016			2017	2016
	(Thousands)
Operating expenses:
Lease operating	$20,159	$3,349	$(16,810)	NM	$7.21	$11.87
Gathering, processing and transportation	5,650	64	(5,586)	NM	2.02	0.23
Production taxes	6,258	689	(5,569)	NM	2.24	2.44
Geological and geophysical	276	5,419	5,143	94%	0.10	19.21
Exploration	109	1,087	978	89%	0.04	3.85
Depreciation, depletion and amortization	40,943	5,044	(35,899)	NM	14.65	17.88
General and administrative expenses	11,064	8,272	(2,792)	(34)%	3.96	29.32
Operator transfer fee	—	2,001	2,001	100%	$—	$7.09

Total operating expenses	84,459	25,925	(58,534)	NM

Income (loss) from operations	$40,292	$(15,230)	$55,522	NM

NM: A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

        Significant components of Felix's total operating expenses are comprised of the following:

  •
  A $16.8 million increase in lease operating expenses is primarily related to an 898% percent increase in production volumes for 2017 compared to 2016.

  •
  A $5.6 million increase in gathering, processing and transportation is due to the increase in production volumes.

  •
  A $5.6 million increase in production taxes is due to increased revenues as previously discussed.

  •
  A $35.9 million increase in depreciation, depletion and amortization is primarily due to higher production volumes.

  •
  A $5.1 million decrease in geological and geophysical expenses is primarily due to a decrease in seismic costs in 2017 compared to 2016.

  •
  A $1.0 million decrease in exploration expenses is primarily due to less expired leaseholds in 2017 compared to 2016.

  •
  A $2.8 million increase in general and administrative expenses for 2017 compared to 2016. Felix's general and administrative expenses per Boe decreased to an average $3.96 for 2017 compared to $29.32 for 2016 when there was minimal production.

Results below include income from operations:

	Years ended December 31,
			Favorable (Unfavorable) $ Change	Favorable (Unfavorable) % Change
	2017	2016
	(Thousands)
Income (loss) from operations	$40,292	$(15,230)	$55,522	NM
Gain on sale of oil and gas properties	19,626	12,902	6,724	52%
Loss on derivative instruments	(17,367)	—	(17,367)	NM
Interest expense	(4,283)	(442)	(3,841)	NM
Interest income	28	219	(191)	(87)%

Net income (loss)	$38,296	$(2,551)	$40,847	NM

NM:
A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.

        Gain on sale of oil and gas properties increased due to the sale of Felix's entire interest in certain oil and gas properties located in Oklahoma, resulting in a gain of $19.8 million. In 2016, Felix sold its entire interest in certain oil and gas properties located in Reeves County, Texas, resulting in a gain of $12.9 million.

        Loss on derivative instruments for 2017 changed unfavorably compared to 2016 primarily due to a $17.4 million mark-to-market loss on derivative instruments entered into during 2017.

        The increase in interest expense primarily relates to higher level of debt outstanding in 2017 compared to 2016.

Management's Discussion and Analysis of Financial Condition and Liquidity

Overview and Liquidity

        Felix's primary sources of liquidity have historically been cash on hand, cash flows from operations, borrowings under its credit facilities and equity provided from investors. Felix expects that the combination of these sources will be sufficient to fund its working capital needs.

        For the years ended December 31, 2018, 2017 and 2016, Felix's aggregate drilling, completion and leasehold capital expenditures, excluding acquisitions, were approximately $817 million, $394 million and $137 million, respectively. During the first nine months of 2019, aggregate drilling, completion and leasehold capital expenditures, excluding acquisitions, were approximately $553 million.

        Pursuant to the Purchase Agreement, until the closing of the Acquisition, Felix has a capital expenditures budget from January 2020 through July 2020 of approximately $338.6 million. Planned capital expenditures for drilling and completions, including non-operated wells, is $289.0 million for such period. Prior to the closing of the Acquisition, the capital expenditures budget is subject to change but requires the prior written consent of the Company above certain thresholds.

        Following the closing of the Acquisition, the amount and timing of capital expenditures related to Felix's properties will be subject to the Company's discretion and overall development program. The Company's management will have control over all planned capital expenditures, and may defer any such planned capital expenditures, depending on a variety of factors, including but not limited to the success of its drilling activities, prevailing and anticipated prices for oil, natural gas and NGLs, the availability of necessary equipment, infrastructure and capital, the receipt and timing of required regulatory permits and approvals, seasonal conditions, drilling and acquisition costs and the level of participation by other interest owners. Any such postponement or elimination of Felix's development drilling program could result in a reduction of proved reserve volumes and related standardized measure. These risks could materially affect its business, financial condition and results of operations.

Credit Facilities

        In June 2016, Felix entered into a credit agreement with third-party financial institutions that provided for a five-year reserve-based revolving credit facility with commitments in an aggregate principal amount of $500 million (the "Holdings Facility"). The borrowing base is redetermined periodically based on Felix's proved reserves. As of September 30, 2019, the borrowing base under the Holdings Facility had been increased to $1,125 million. As of September 30, 2019, the applicable interest rate was 4.5% and approximately $788 million was outstanding under the Holdings Facility. Under the provisions of the Holdings Facility, Felix is subject to a number of restrictions and covenants, including maintaining a consolidated current ratio greater than 1.0 to 1.0 and a consolidated leverage ratio of less than 4.0 to 1.0. Felix believes it was in compliance with all of the covenants under the Holdings Facility as of September 30, 2019. The Holdings Facility matures on July 1, 2021. In connection with the closing of the Acquisition, the Holdings Facility will be repaid and retired.

        In April 2019, Felix Water entered into a three-year, $150 million credit facility with a third party financial institution (the "Water Facility"). The borrowing base is redetermined periodically based on Felix Water's cash flows. As of September 30, 2019, the borrowing base on the Water Facility was $150 million. Except in the case of a continuing event of default, amounts borrowed under the Water Facility are due on the maturity date of April 23, 2022. As of September 30, 2019, Felix Water had $94.3 million outstanding under the Water Facility, and the applicable interest rate was 4.4%. As discussed above, Felix will not hold equity interests in Felix Water following the closing of the Acquisition, and Felix will have no obligations related to the Water Facility following the closing of the Acquisition.

Commodity Price Risk Management

        To manage the commodity price risk and volatility of owning producing oil and gas properties, Felix enters into derivative contracts for a portion of its future production (see Note 4 of Notes to Consolidated Financial Statements). Felix chose not to designate its derivative contracts associated with its future production as cash flow hedges for accounting purposes. Pursuant to the terms of the Purchase Agreement, Felix has agreed to novate certain qualifying derivative contracts to an entity designated by the Company in connection with the closing of the Acquisition.

        The following table sets forth Felix's outstanding derivative contracts as of December 31, 2018:

Commodity	Period	Volume	Unit of Measure	Weighted-Average Contract Price
Oil basis swaps-Midland/Cushing	1/1/2019 - 6/30/2019	2,261,000	Barrels	$(7.30)
Natural gas price swaps	1/1/2019 - 6/30/2019	1,739,750	MMBtu	$3.71
Natural gas basis swaps	1/1/2019 - 6/30/2019	1,739,750	MMBtu	$(2.15)

        The following table sets forth Felix's outstanding derivative contracts as of September 30, 2019:

Commodity	Period	Volume	Unit of Measure	Weighted-Average Contract Price
Oil basis swaps-Midland/Cushing	7/1/2019 - 12/31/2019	4,968,000	Barrels	$0.32
Oil basis swaps-Midland/Cushing	9/30/19 - 12/31/19	366,000	Barrels	$0.35
Oil price swaps-WTI	7/1/19 - 12/31/19	3,312,000	Barrels	$57.75
Oil price swaps-WTI	10/1/19 - 12/31/19	368,000	Barrels	$61.00
Oil price swaps-WTI	1/1/2020 - 6/30/2020	546,000	Barrels	$57.50

        The following table sets for the Felix's outstanding derivative contracts entered into after September 30, 2019 through January 10, 2020:

Commodity	Period	Volume	Unit of Measure	Weighted-Average Contract Price
Oil basis swaps-Midland/Cushing	1/1/2020 - 12/31/2020	6,222,000	Barrels	$0.82
Oil basis swaps-Midland/Cushing	2/20/2020 - 12/31/2020	4,020,000	Barrels	$0.98
Oil price swaps-WTI	1/1/2020 - 3/31/2020	1,001,000	Barrels	$55.77
Oil price swaps-WTI	1/1/2020 - 6/30/2020	2,184,000	Barrels	$57.16
Oil price swaps-WTI	1/01/2020 - 12/31/2020	2,818,200	Barrels	$59.04
Oil price swaps-WTI	4/1/2020 - 12/31/2020	3,025,000	Barrels	$57.87

Sources (Uses) of Cash

	Nine Months ended September 30,		Years ended December 31,
	2019	2018	2018	2017	2016
	(Thousands)
Net cash provided by (used in):
Operating activities	$244,556	$163,556	$212,196	$73,370	$(7,664)
Investing activities	$(559,392)	$(503,357)	$(728,490)	$(323,669)	$(379,098)
Financing activities	$318,251	$335,571	$513,952	$256,348	$389,517
Increase (decrease) in cash and cash equivalents and restricted cash	$3,415	$(4,230)	$(2,342)	$6,049	$2,755

Operating activities:

        Net cash provided by operating activities increased for the nine months ended September 30, 2019 from the nine months ended September 30, 2018 primarily due to higher production volumes in 2019, partially offset by higher operating costs and lower commodity prices.

        Net cash provided by operating activities increased in 2018 from 2017 primarily due to higher production volumes and higher commodity prices in 2018, partially offset by higher operating costs.

        Net cash provided by operating activities increased in 2017 from 2016 primarily due to higher commodity prices and higher production volumes in 2017, partially offset by higher operating costs.

Investing activities:

        Net cash used in investing activities for the nine months ended September 30, 2019 includes $559 million of cash used for the exploration and development of oil and gas properties. Net cash used in investing activities in the nine months ended September 30, 2018 includes $505.1 million related to cash used for the exploration and development of oil and gas properties.

        Net cash used in investing activities for 2018 includes $658 million of additional oil and gas development and exploration. Net cash used in investing activities for the year ended December 31, 2017 includes $343.8 million related to additional exploration and development of oil and gas properties, offset by proceeds received from the sale of Oklahoma oil and gas assets. Cash used in investing activities in 2016 was impacted by a $430.5 million of additional oil and gas development and exploration, including the initial purchase of the leasehold position, offset by proceeds from the sale of certain oil and gas assets in Reeves County, Texas of $61.6 million.

Financing activities:

        Net cash provided by financing activities for the nine months ended September 30, 2019 includes $240.6 million of cash borrowed on the Holdings Facility as well as $100.0 million contribution of cash from Felix Parent. Net cash provided by financing activities in the nine months ended September 30, 2018 includes $350.5 million related to borrowings on the Holdings Facility.

        Net cash provided by financing activities for 2018 includes $535.1 million of cash borrowed on the Holdings Facility. Net cash provided by financing activities for the year ended December 31, 2017 includes net borrowings on the Holdings Facility of $72.2 million and $193.7 in capital contributions from Felix Parent. Net cash provided by financing activities in 2016 includes net borrowings under the Holdings Facility of $39.5 million and $350.8 million in capital contributions from Felix Parent.

Off-Balance Sheet Financing Arrangements

        Felix had no guarantees of off-balance sheet debt to third parties or any other off-balance sheet arrangements at September 30, 2019.

Contractual Obligations

        The table below summarizes the maturity dates of Felix's contractual obligations at September 30, 2019.

	2019	2020	2021	2022 - 2023	Thereafter	Total
	(Thousands)
Long-term debt, including current portion:
Principal	—	—	788,000	94,300	—	882,300
Interest	9,993	39,647	21,868	1,296	—	72,804
Operating leases and associated service commitments:
Financial derivatives(1)	1,051	—	—	—	—	1,051
Office Leases	168	679	692	836	—	2,375

Total obligations(2)	$11,212	$40,326	$810,560	$96,432	$—	$958,532

(1)
Obligations for financial derivatives are based on market information as of September 30, 2019 and assume contracts remain outstanding for their full contractual duration. Because market information changes daily and is subject to volatility, significant changes to the values in this category may occur.

(2)
Excluded are liabilities associated with asset retirement obligations totaling $4.5 million as of September 30, 2019. The ultimate settlement and timing of asset retirement obligations cannot be precisely determined in advance; however, Felix estimates that approximately 9% of this liability will be settled in the next five years.

Effects of Inflation

        Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy. Operating costs are influenced by both competition for specialized services and specific price changes in oil, natural gas, NGLs and other commodities. Felix tends to experience inflationary pressure on the cost of services and equipment when higher oil and gas prices cause an increase in drilling activity in Felix's areas of operation. Likewise, lower prices and reduced drilling activity may lower the costs of services and equipment.

Environmental

        Felix's operations are subject to governmental laws and regulations relating to the protection of the environment, and increasingly strict laws, regulations and enforcement policies, as well as future additional environmental requirements, could materially increase Felix's costs of operation, compliance and any remediation that may become necessary.

Critical Accounting Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Management of Felix believes that the nature of these estimates and assumptions is material due to the subjectivity and judgment necessary, the susceptibility of such matters to change, and the impact of these on Felix's financial condition or results of operations.

        In Felix management's opinion, the more significant reporting areas impacted by management's judgments and estimates are as follows:

Oil and Gas Properties

        Felix accounts for its oil and gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells, and all development wells are capitalized, including interest on capital costs associated with the development of oil and gas properties during drilling and completion. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells, delay rentals, and oil and gas production costs. Capitalized costs of proved leasehold costs are depleted on a field-by-field basis using the units-of-production method based upon total proved oil and gas reserves. Other capitalized costs of producing properties are depleted based on proved developed reserves. All wells in process as of September 30, 2019 and 2018 are expected to be completed within the next 12 months. Depletion expense for the nine-month periods ended September 30, 2019 and 2018 was $133.9 million and $54.7 million, respectively.

        Felix assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares undiscounted future net cash flows to the assets' net book value. If the net capitalized costs exceed future net cash flows, then the cost of the property is written down to the estimated fair value. Fair value for oil and natural gas properties is generally determined based on an analysis of discounted future net cash flows adjusted for certain risk factors. There were no impairments of proved oil and gas properties during the nine months ended September 30, 2019 and 2018. Unproved properties are assessed periodically on a project-by-project basis to determine whether an impairment has occurred. Management's assessment includes consideration of the results of exploration activities, commodity price outlooks, planned future sales, or expiration of all or a portion of such projects which impact the amount and timing of impairment provisions. Sales proceeds from unproved oil and gas properties are credited to related costs of the prospect sold until all such costs are recovered and then to net gain or loss on sales of unproved oil and gas properties. As of September 30, 2019, management of Felix determined there was no impairment of unproved properties.

Fair Value Measurements

        Felix's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, revenues payable, derivative instruments and long-term debt. The carrying value of Felix's financial instruments approximate fair value due to their short maturities, interest rates that approximate market rates or recurring fair value measurements.

Derivative Instruments

        Felix uses derivative contracts to reduce the risk associated with commodity price changes associated with its future oil and natural gas production, typically fixed-price swaps and floating basis swaps. Felix's derivative instruments are measured at fair value and recorded on the consolidated balance sheets as an asset or a liability. Changes in the fair value and realized gains and losses are recorded in loss on derivative instruments in the consolidated statements of income.

Revenue Recognition

        Effective January 1, 2019, Felix adopted ASU 2014-09, Revenue from Contracts with Customers. Revenue from the sale of oil, NGLs and gas are recognized as the product is delivered to the customers' custody transfer points and collectability is reasonably assured.

        Felix fulfills the performance obligations under the customer contracts through daily delivery of oil, NGLs and gas to the customers' custody transfer points and revenues are recorded on a monthly basis. The prices received for oil, NGLs and natural gas sales under Felix's contracts are generally derived from stated market prices which are then adjusted to reflect deductions, including transportation, fractionation and processing. As a result, the revenues from the sale of oil, natural gas and NGLs will decrease if market prices decline. The sales of oil, NGLs and gas as presented on the condensed consolidated statements of income represent Felix's share of revenues, net of royalties and excluding revenue interests owned by others. When selling oil, NGLs and gas on behalf of royalty owners or working interest owners, Felix is acting as an agent and thus reports the revenue on a net basis. To the extent actual volumes and prices of oil and natural gas sales are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded.

        Revenue derived from the midstream assets are only transacted through Felix and its subsidiaries, and as such are eliminated during consolidation.

Leases

        In February 2016, the Financial Accounting Standards Board issued ASU 2016-02, Leases to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This will be required for all leases that have a term longer than one year. For nonpublic entities, like Felix, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019. Because Felix had not adopted ASU 2016-09 during the periods covered by its financial statements included in this proxy statement, the method by which Felix accounted for its leases differs from the accounting method used by public companies, including the Company.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

        Felix's interest rate risk exposure is related primarily to its credit facilities. As of September 30, 2019 and December 31, 2018, Felix had outstanding indebtedness under its credit facilities of $882 million and $647 million, respectively. Felix's credit facilities each bear interest at a variable rate. The weighted average interest rate incurred on this indebtedness for the nine months ended September 30, 2019 and year ended December 31, 2018 was approximately 5.57% and 5.76%, respectively. Assuming no change to the amount outstanding, the impact on interest expense of a 1% increase or decrease in the average interest rate would be approximately $8.8 million per year. See "Management's Discussion and Analysis of Financial Condition and Liquidity—Credit Facilities."

Commodity Price Risk

        Felix periodically enters into derivative positions on a portion of its projected oil, NGLs and natural gas production through a variety of financial and physical arrangements intended to manage fluctuations in cash flows resulting from changes in commodity prices. Felix has used swaps to mitigate commodity price risk.

        At September 30, 2019, Felix had open oil derivatives in an asset position with a fair value of approximately $10.45 million. A 10 percent increase in oil prices would move the derivatives to a liability position of approximately $3.1 million, while a 10 percent decrease in prices would increase the asset position by approximately $13.9 million. These fair value changes assume volatility based on prevailing market parameters at September 30, 2019. For additional discussion of how Felix uses financial commodity derivative contracts to mitigate some of the potential negative impact on Felix's cash flow caused by changes in oil, natural gas and NGL prices, see "—Commodity Price Risk Management."

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information known to the Company regarding the beneficial ownership of our Common Stock as of the record date:

  •
  each person who is the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

  •
  each of our current named executive officers and directors; and

  •
  all officers and directors of the Company, as a group.

        Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including securities that such he, she or it has the right to acquire within 60 days, including options exercisable within 60 days. Restricted stock units that do not vest within 60 days of February 4, 2020 are not included in the beneficial ownership percentage. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

        The beneficial ownership of our Common Stock is based on 416,942,961 shares of Common Stock issued and outstanding as of February 4, 2020.

        Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock or Common Stock beneficially owned by them.

Name and Address of Beneficial Owners	Number of Shares(1)(2)(3)%
John A. Carrig	159,655	(4)	*
Robert K. Herdman	109,655		*
Kelt Kindick	144,979		*
Karl F. Kurz	95,376		*
Henry E. Lentz	119,655		*
Kimberly S. Lubel	114,605		*
Valerie Williams	27,068		*
David F. Work	111,655		*
Dennis C. Cameron	404,402	(5)	*
Clay M. Gaspar	1,064,325		*
Bryan K. Guderian	661,256		*
Richard E. Muncrief	2,688,683		*
J. Kevin Vann	749,943		*
All directors and executive officers as a group (15 individuals)	6,620,570		1.59%
BlackRock, Inc.(6)	35,068,087		8.41%
The Vanguard Group, Inc. (and related parties)(7)	37,901,237		9.09%

*
Less than one percent.

(1)
Includes restricted stock units over which executive officers have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Cameron, 126,974; Mr. Gaspar, 374,636; Mr. Guderian, 185,537; Mr. Muncrief, 897,197; Mr. Vann 245,574; and all NEOs who are currently executive officers, 1,829,918. Restricted stock units held by the named executive officers only include performance-based awards.

(2)
Includes restricted stock units and shares of deferred common stock over which independent directors have no voting or investment power held under the terms of the WPX Energy, Inc. 2013 Incentive Plan as follows: Mr. Carrig, 76,848; Mr. Herdman, 76,848; Mr. Kurz, 16,009; Ms. Williams, 11,368; Mr. Work 58,703; and all independent directors as a group, 239,776. These directors have the right to acquire the shares underlying these restricted stock units and shares of deferred common stock within 60 days of March 5, 2019. Restricted stock units include time-based awards. Includes restricted shares of common stock held under the terms of the WPX Energy, Inc. 2013 Incentive Plan, which will vest on May 17, 2019, as follows: Mr. Kindick, 10,344; Mr. Kurz, 10,344; Mr. Lentz, 10,344; Mr. Lowrie, 10,344; Ms. Lubel, 10,344; and Ms. Williams, 700.

(3)
Includes stock options granted under the WPX Energy, Inc. 2013 Incentive Plan that are currently exercisable or will become exercisable within 60 days of March 5, 2019. Shares subject to options cannot be voted.

(4)
Includes 10,000 shares owned by Mr. Carrig's spouse, over which she possesses sole voting and investment power.

(5)
Includes 1,800 shares owned by Mr. Cameron's spouse, over which she possesses sole voting and investment power.

(6)
The address of this entity is 55 East 52nd Street, New York, NY 10055. The information provided is based on a Schedule 13G/A filed by BlackRock, Inc. on or about February 6, 2019. That filing indicates that BlackRock, Inc. has sole voting power as to 33,384,404 of the shares shown, sole dispositive power as to all 35,068,087 shares shown and shared dispositive power as to 0 of the shares shown.

(7)
The address of this entity is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information provided is based on a Schedule 13G/A filed by The Vanguard Group, Inc. on or about February 11, 2019. That filing indicates that The Vanguard Group has sole voting power as to 192,864 of the shares shown, sole dispositive power as to 37,679,279 of the shares shown and shared dispositive power as to 221,958 of the shares shown. That filing also indicates that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 151,409 of the shares shown as a result of its serving as investment manager of collective trust accounts. That filing further indicates that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 112,004 of the shares shown as a result of its serving as investment manager of Australian investment offerings.

 PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

Price Range of the Company's Securities

        The Company's Common Stock par value $0.01 per share trades on NYSE under the symbol "WPX." Historical market price information is publicly available.

Dividend Policy of the Company

        The Company has not paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of the Acquisition. Following the Acquisition, the Company plans to pay a dividend, targeting approximately $0.10 per share on an annualized basis at initiation. Any declaration and payment of future dividends to holders of the Company's Common Stock may be limited by the provisions of the DGCL. The payment of cash dividends in the future will be dependent upon the Company's earnings, capital requirements, financial condition and other considerations that our Board deems relevant subsequent to completion of the Acquisition. The payment of any cash dividends subsequent to the Acquisition will be within the discretion of the Board at such time.

Felix

Price Range of Felix's Securities and Dividend Policy

        Historical market price information regarding Felix is not provided because there is no public market for its securities. For information about distributions paid by Felix to its equityholders, please see the section entitled "Felix's Management's Discussion and Analysis of Financial Condition and Results of Operations."

 INDEPENDENT REGISTERED ACCOUNTING FIRMS

        Representatives of our independent registered accounting firm, EY, will be present at the special meeting of the Company's stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

        Appraisal rights are not available to holders of the Company's shares of Common Stock in connection with the Acquisition.

HOUSEHOLDING INFORMATION

        Unless the Company has received contrary instructions, the Company may send a single copy of this proxy statement to any household at which two or more stockholders reside if the Company believes the stockholders are members of the same family. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce the Company's expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

  •
  If the shares are registered in the name of the stockholder, the stockholder should contact the Company at its offices at WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172 or by telephone at (855) 979-2012, to inform it of his or her request; or

  •
  If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

        The transfer agent for our securities is Computershare.

SUBMISSION OF STOCKHOLDER PROPOSALS

        The Company's Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

        We anticipate that the 2020 annual meeting of stockholders will be held on May 21, 2020. Assuming that the meeting is held on or about May 21, 2020, the Company is not obligated under Rule 14a-8 of the Exchange Act to consider proposals from stockholders for inclusion in our proxy statement and form of proxy for our 2020 annual meeting of stockholders unless such proposals were received by the Company at its principal executive offices by December 4, 2019.

        In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder's notice must be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Corporation. Accordingly, for the Company's 2020 annual meeting, assuming the meeting is held on May 21, 2020, notice of a nomination or proposal must be delivered to us no later than February 16, 2020 and no earlier than January 17, 2020. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairman of the Company's Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company's SEC filings are available to the public on the SEC's website at http://www.sec.gov. The Company's SEC filings can also be found on our website at http://www.wpxenergy.com/investors. Except for the Company's filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through the Company's website is not a part of this proxy statement.

        The SEC allows the Company to "incorporate by reference" information into this proxy statement, which means that the Company can disclose important information about the Company by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

  •
  the Company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;

  •
  the information specifically incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2018 from the Company's Definitive Proxy Statement on Schedule 14A for the Company's 2019 Annual Meeting of Stockholders, filed with the SEC on March 27, 2019;

  •
  the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 2, 2019, August 6, 2019 and October 31, 2019, respectively; and

  •
  the Company's Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on April 23, 2019, May 21, 2019, September 24, 2019, November 14, 2019, December 16, 2019, January 7, 2020 and January 10, 2020.

        The Company also incorporates by reference the information contained in all other documents it files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this proxy statement and prior to the issuance of all the shares covered by this proxy statement. The information contained in any such document will be considered part of this proxy statement from the date the document is filed with the SEC.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

        If you would like additional copies of this proxy statement or if you have questions about the Acquisition or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

WPX Energy, Inc.
3500 One Williams Center
Tulsa, Oklahoma 74172
(855) 979-2012
Attention: Corporate Secretary
Email: corporate.secretary@wpxenergy.com

        You may also obtain these documents by requesting them in writing or by telephone from the Company's proxy solicitation agent at the following address and telephone number:

Georgeson
1290 Avenue of the Americas, 9th Floor
New York, New York
Individuals, banks and brokers, please call toll-free: (800) 903-2897

        If you are a stockholder of the Company and would like to request documents, please do so by March 2, 2020 in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

        All information contained in this proxy statement relating to the Company has been supplied by the Company, and all such information relating to Felix or Felix Parent has been supplied by Felix Parent. Information provided by either the Company, Felix or Felix Parent does not constitute any representation, estimate or projection of any other party.

        This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Acquisition, the Company, Felix or Felix Parent that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

Felix Energy Holdings II, LLC

Condensed Consolidated Balance Sheets (unaudited)

	September 30, 2019	December 31, 2018
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,490	$6,677
Restricted cash	3,602	—
Accounts receivable
Trade	66,867	36,829
Joint interest	7,621	251
Derivative settlements	476	4,747
Derivative asset	10,405	—
Prepaid and other current assets	1,488	1,073
Inventory	3,363	1,174

Total current assets	100,312	50,751

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties (successful efforts method)
Proved properties	1,703,579	1,273,672
Unproved properties	30,940	29,633
Wells in progress	224,550	163,260
Water facilities and disposal systems	134,391	108,369
Midstream facilities	73,326	40,832
Other property and equipment	1,859	2,047
Accumulated depletion, depreciation, and amortization	(262,144)	(128,622)

Total property and equipment, net	1,906,501	1,489,191

OTHER ASSETS	1,103	881

TOTAL ASSETS	$2,007,916	$1,540,823

LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$9,934	$68,080
Accrued liabilities	108,244	104,458
Revenues payable	25,197	9,914
Derivative liability	—	3,925

Total current liabilities	143,375	186,377
LONG-TERM DEBT, net	876,913	641,647
ASSET RETIREMENT OBLIGATIONS	4,482	3,298

Total liabilities	1,024,770	831,322
MEMBER'S EQUITY	983,146	709,501

TOTAL LIABILITIES AND MEMBER'S EQUITY	$2,007,916	$1,540,823

See accompanying notes to these condensed consolidated financial statements.

Felix Energy Holdings II, LLC

Condensed Consolidated Statements of Income (unaudited)

	Nine-Month Periods Ended September 30,
	2019	2018
	(in thousands)
REVENUES
Oil revenue	$467,964	$222,205
Gas revenue	6,204	6,403
NGL revenue	25,447	18,275
Water revenue	10,330	7,010

Total revenues	509,945	253,893

OPERATING EXPENSES
Lease operating	81,764	35,826
Gathering, processing, and transportation	31,585	14,841
Production taxes	27,169	12,839
Geological and geophysical	4,849	5,123
Exploration	3,563	830
Depreciation, depletion, and amortization	134,372	54,968
General and administrative	15,062	11,443

Total operating expenses	298,364	135,870

INCOME FROM OPERATIONS	211,581	118,023

OTHER (INCOME) EXPENSE
Gain on sale of oil and gas properties	—	(2,607)
(Gain) loss on derivative instruments	(5,770)	12,801
Interest expense, net	24,229	5,868
Interest income	(176)	(28)
Other income	(49)	—

Total other expense, net	18,234	16,034

NET INCOME	$193,347	$101,989

See accompanying notes to these condensed consolidated financial statements.

Felix Energy Holdings II, LLC

Condensed Consolidated Statement of Member's Equity (unaudited)

Nine-Month Periods Ended September 30, 2019 and 2018
(in thousands)
BALANCE, December 31, 2017	$573,261
Capital contributions
Capital distributions	(12,865)
Net income	101,989

BALANCE, September 30, 2018	$662,385

BALANCE, December 31, 2018	$709,501
Capital contributions	100,000
Capital distributions	(19,702)
Net income	193,347

BALANCE, September 30, 2019	$983,146

See accompanying notes to these condensed consolidated financial statements.

Felix Energy Holdings II, LLC

Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine-Month Periods Ended September 30,
	2019	2018
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$193,347	$101,989
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion, and amortization	134,225	54,861
Amortization of deferred financing costs included in interest	2,422	861
Accretion of discount on asset retirement obligation	147	107
Surrendered and expired acreage	3,563	830
Change in fair value of derivatives	(10,059)	(2,510)
Gain on sale of oil and gas properties	—	(2,607)
Change in operating assets and liabilities:
Accounts receivable	(37,409)	(16,814)
Prepaid expenses	(415)	(278)
Inventory	(2,189)	(2,975)
Accounts payable	(58,145)	33,813
Accrued expenses	3,786	(5,643)
Revenues payable	15,283	1,922

Net cash provided by operating activities	244,556	163,556

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(559,051)	(505,124)
Additions to other property and equipment	(86)	(617)
Proceeds from sale of oil and gas properties	—	2,804
Change in prepaid drilling costs	(255)	(420)

Net cash used in investing activities	(559,392)	(503,357)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit facilities	240,654	350,511
Deferred financing costs	(2,700)	(2,074)
Capital contributions	100,000	—
Capital distributions	(19,703)	(12,866)

Net cash provided by financing activities	318,251	335,571

NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH,	3,415	(4,230)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, beginning of period	6,677	9,019

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, end of period	$10,092	$4,789

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest	$36,289	$8,273

Property additions associated with changes in current liabilities	$8,867	$42,741

See accompanying notes to these condensed consolidated financial statements.

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1—Organization and Summary of Significant Accounting Policies

        Nature of Business—Felix Energy Holdings II, LLC (the Company), a Delaware Limited Liability Company (LLC), was formed on August 28, 2015, for the purpose of acquiring, developing and operating oil and gas properties in the Permian Basin. As an LLC, the amount at risk for each individual member is limited to the amount of capital contributed to the LLC, and unless otherwise noted, the individual member's liability for indebtedness of an LLC is limited to the member's actual capital contribution.

        In June 2017, the Company was conveyed to Felix Investments Holdings II, LLC (HoldCo). HoldCo is directly and indirectly owned 100% by Felix Energy Investments II, LLC (Investments). Prior to this conveyance, the Company was owned by Investments (99.9%) and Felix Energy II, Inc. (0.01%), a C Corporation, which was wholly owned by Investments.

        The Company has the following wholly owned subsidiaries:

  •
  Felix Water, LLC,

  •
  Felix Midstream, LLC, and

  •
  Felix Administrative Services, LLC

        Basis of Presentation—The Company follows accounting standards established by the Financial Accounting Standards Board (FASB). The FASB sets accounting principles generally accepted in the United States of America (GAAP) to ensure consistent reporting of the Company's financial condition, results of operations and cash flows. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (ASC or Codification). The condensed interim financial information includes a note that the financial information does not represent complete financial statements and is to be read in conjunction with the entity's latest audited annual financial statements. The Company believes the disclosures are adequate to make the information not misleading. In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation for the period presented have been included.

        Principles of Consolidation—The accompanying condensed consolidated financial statements include the accounts of the Company and its subsidiaries. In preparing the condensed consolidated financial statements, all inter-company accounts and transactions have been eliminated.

        Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates. Significant judgments and estimates include: estimates related to the oil and gas reserves held by the Company which directly impact the depletion calculation and fair value of the oil and gas properties.

        Cash, Cash Equivalents, and Restricted Cash—Cash and cash equivalents include cash on hand, amounts held in banks and highly liquid investments purchased with an original maturity of three months or less. Restricted cash consists of cash restricted for the purpose of the drilling and completion costs for five oil and gas wells pursuant to a farm-out agreement executed during the nine months ended September 30, 2019.

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

        Accounts Receivable—The Company's accounts receivable are generated from oil and gas sales and from joint interest owners on properties that the Company operates. The Company's oil and gas receivables are typically collected within one to two months. No allowance for bad debts has been recorded at September 30, 2019.

        Inventory—Inventory consists of pipe and supplies maintained to support the Company's water and midstream infrastructure and is stated at the lower of cost (determined on a specific identification basis) or market. Management reviews inventory for items which are slow moving, damaged, or obsolete to provide for a valuation reserve. No reserve for excess or obsolete inventory has been deemed necessary as of September 30, 2019.

        Oil and Gas Properties—The Company accounts for its oil and gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells, and all development wells are capitalized, including interest on capital costs associated with the development of oil and gas properties during drilling and completion. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells, delay rentals, and oil and gas production costs. Capitalized costs of proved leasehold costs are depleted on a field-by-field basis using the units-of-production method based upon total proved oil and gas reserves. Other capitalized costs of producing properties are depleted based on proved developed reserves. All wells in process as of September 30, 2019 and 2018 are expected to be completed within the next 12 months. Depletion expense for the nine-month periods ended September 30, 2019 and 2018 was $133.9 million and $54.7 million, respectively.

        The Company assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares undiscounted future net cash flows to the assets' net book value. If the net capitalized costs exceed future net cash flows, then the cost of the property is written down to the estimated fair value. Fair value for oil and natural gas properties is generally determined based on an analysis of discounted future net cash flows adjusted for certain risk factors. There were no impairments of proved oil and gas properties during the nine months ended September 30, 2019 and 2018.

        Unproved properties are assessed periodically on a project-by-project basis to determine whether an impairment has occurred. Management's assessment includes consideration of the results of exploration activities, commodity price outlooks, planned future sales, or expiration of all or a portion of such projects which impact the amount and timing of impairment provisions. Sales proceeds from unproved oil and gas properties are credited to related costs of the prospect sold until all such costs are recovered and then to net gain or loss on sales of unproved oil and gas properties. As of September 30, 2019, management determined there was no impairment of unproved properties.

        Water Facilities and Disposal Systems—Water facilities and disposal systems consist of disposal wells and facilities and source water ponds and pits. Amounts are recorded at cost and depreciated using the straight-line method. The estimated useful lives are as follows:

Disposal wells	20 years
Source water ponds and pits	10 years

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

        Water facilities and disposal systems comprise the following:

	September 30, 2019	December 31, 2018
	(in thousands)
Land and improvements	$2,220	$1,947
Facilities, wells, and equipment	130,486	101,557
Construction in progress	1,885	4,912

Total	134,591	108,416
Accumulated depreciation	(10,478)	(5,174)

Total water facilities and disposal systems	$124,113	$103,242

        Costs incurred for construction of produced water disposal assets in progress and not operational are initially included in construction in progress. No depreciation is recorded for these assets as they have not been placed in operations.

        Midstream Facilities—Midstream facilities include gathering system assets, primarily pipelines and well connections, which service the Company's wells. Amounts are recorded at cost and depreciated using the units-of-production method consistent with the Company's producing oil and gas properties.

        Midstream facilities comprise the following:

	September 30, 2019	December 31, 2018
	(in thousands)
Gathering systems, terminals, and equipment	$71,470	$40,332
Construction in progress	1,856	500

Total	73,326	40,832
Accumulated depreciation	(8,732)	(2,972)

Total midstream facilities	$64,594	$37,860

        Costs incurred for construction of midstream facilities in progress and not operational are initially included in construction in progress. No depreciation is recorded for these assets as they have not been placed in operations.

        Accounts Payable and Accrued Liabilities—Costs to drill, complete and operate oil and gas properties are included in accounts payable when invoiced. Costs incurred for which an invoice has not yet been received are included in accrued liabilities and are based on management's estimate of amounts expected to be paid.

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

        Accrued liabilities consisted of the following as of the dates indicated below:

	September 30, 2019	December 31, 2018
	(in thousands)
Accrual for capital expenditures	$80,496	$80,393
Other	27,748	24,065

Total	108,244	104,458

        Derivative Instruments—The Company uses derivative contracts to reduce the risk associated with commodity price changes associated with its future oil and natural gas production, typically fixed-price swaps and floating basis swaps. The Company's derivative instruments are measured at fair value and recorded on the condensed consolidated balance sheets as an asset or a liability. Changes in the fair value and realized gains and losses are recorded in (Gain) Loss on Derivative Instruments in the condensed consolidated statements of income.

        Revenue Recognition—Effective January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers. Revenue from the sale of oil, NGLs, and gas are recognized as the product is delivered to the customers' custody transfer points and collectability is reasonably assured.

        The Company fulfills the performance obligations under the customer contracts through daily delivery of oil, NGLs, and gas to the customers' custody transfer points and revenues are recorded on a monthly basis. The prices received for oil, NGLs, and natural gas sales under the Company's contracts are generally derived from stated market prices which are then adjusted to reflect deductions, including transportation, fractionation and processing. As a result, the revenues from the sale of oil, natural gas, and NGLs will decrease if market prices decline. The sales of oil, NGLs, and gas as presented on the condensed consolidated statements of income represent the Company's share of revenues, net of royalties and excluding revenue interests owned by others. When selling oil, NGLs, and gas on behalf of royalty owners or working interest owners, the Company is acting as an agent and thus reports the revenue on a net basis. To the extent actual volumes and prices of oil and natural gas sales are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded.

        Revenue derived from the midstream assets are only transacted through the Company and its subsidiaries, and as such are eliminated during consolidation.

        Income Taxes—The Company is an LLC. Accordingly, no provision for U.S. federal or state income taxes has been recorded as the income, deductions, expenses, and credits of the Company are reported on the individual income tax returns of the Company's member. The Company is, however, subject to the Texas margin tax due to its operation within the state of Texas. Amounts incurred under the Texas margin tax during the period ended September 30, 2019 was immaterial, and no amounts were due as of September 30, 2019.

        The Company has not recorded any liabilities as of September 30, 2019 related to uncertain tax provisions, and the Company made no provision for interest or penalties related to uncertain tax positions.

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

        Asset Retirement Obligations—The Company accounts for asset retirement obligations by recognizing the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.

        The Company's asset retirement obligations relate primarily to the retirement of oil and gas properties and related equipment used at the wellsite. The following table summarizes the changes in the Company's asset retirement obligations for the nine months ended September 30, 2019.

September 30, 2019
(in thousands)
Asset retirement obligations, beginning of period	$3,298
Liabilities incurred during the period	1,106
Liabilities settled during the period	(69)
Accretion of discount	147

Asset retirement obligations, end of period	$4,482

        Fair Value of Financial Instruments—The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, revenues payable, derivative instruments, and long-term debt. The carrying value of the Company's financial instruments approximate fair value due to their short maturities, interest rates that approximate market rates, or recurring fair value measurements.

        Concentrations of Credit Risk—The Company maintains cash balances at a financial institution that is insured by the Federal Deposit Insurance Corporation (FDIC) for amounts up to $250,000. At any point in time, the Company may have amounts on deposit that are in excess of federally insured limits.

        Concentrations of credit risk that arise from financials instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

        The Company had certain customers whose revenue individually represented 10% or more of the Company's total revenue as follows:

        For the nine months ended September 30, 2019 and twelve months ended December 31, 2018, one customer accounted for 87% and two customers accounted for 89% of revenue, respectively.

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 2—Related Party Transactions

        HoldCo Note—In August 2017, HoldCo closed on $300 million of senior secured first lien notes due 2022 (the HoldCo Note). The $300 million facility includes a $100 million delay draw which was amended on March 1, 2019 to extend the expiration to March 1, 2020. The HoldCo Note is collateralized by substantially all of HoldCo's assets and equity interests, which includes the equity of the Company. As of December 31, 2018, the Company has received $194.7 million sourced from the HoldCo Note and has classified the amounts as capital contributions.

        The HoldCo Note accrues interest at LIBOR (London Interbank Offered Rate) plus 6.50%. Interest payments are made by the Company to HoldCo in the form of distributions. During the nine-month period ended September 30, 2019, the Company made distributions of $19.7 million in connection with the interest, and received the $100 million delay draw that was treated as a capital contribution.

Note 3—Long-Term Debt

        The carrying amounts of the Company's long-term debt are as follows:

	September 30, 2019	December 31, 2018
	(in thousands)
Holdings Facility:
Amount outstanding	$788,000	$567,000
Unamortized deferred financing charges	(4,346)	(4,481)

	783,654	562,519

Water Facility:
Amount outstanding	94,300	79,755
Unamortized deferred financing charges	(1,041)	(627)

	93,259	79,128

Total long-term debt	$876,913	$641,647

        Holdings Facility—In July 2016, the Company entered into a five-year, $500 million credit facility with a third party financial institution (the Holdings Facility). The borrowing base is redetermined periodically based on the Company's proved reserves. As of September 30, 2019, the borrowing base had been increased to $1,125 million. Except in the case of a continuing event of default, amounts borrowed under the Holdings Facility are due on the maturity date of July 1, 2021.

        As of September 30, 2019, the Company had $788 million outstanding under the Holdings Facility, and the applicable interest rate was 4.5%.

        Under the provisions of the Holdings Facility, the Company is subject to a number of restrictions and covenants, including maintaining a consolidated current ratio greater than 1.0 to 1.0 and a consolidated leverage ratio less than 4.0 to 1.0

        The Company believes it was in compliance with all of the covenants under the Holdings Facility as of September 30, 2019.

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 3—Long-Term Debt (Continued)

        Water Facility—In April 2019, Felix Water, LLC ("Water") a wholly owned subsidiary of the Company, entered into a three-year, $150 million credit facility with a third party financial institution (the Water Facility). The borrowing base is redetermined periodically based on the Water's produced water disposal properties. As of September 30, 2019, the borrowing base was $150 million. Except in the case of a continuing event of default, amounts borrowed under the Water Facility are due on the maturity date of April 23, 2022.

        As of September 30, 2019, Water has $94.3 million outstanding under the Water Facility, and the applicable interest rate was 4.44%.

        Under the provisions of the Water Facility, Water is subject to a number of restrictions and covenants, including maintaining an interest coverage ratio greater than 2.75 to 1.0 and a leverage ratio less than 3.5 to 1.0 for Felix Water, LLC. The Company believes it was in compliance with all of the covenants under the Water Facility as of September 30, 2019.

        Interest Expense—Interest expense consists of the following components:

	Nine-Month Periods Ended September 30,
	2019	2018
	(in thousands)
Interest on outstanding debt:
Holdings Facility	$27,155	$8,869
Water Facility	3,726	1,521
Amortization of deferred financing costs	2,422	861

Total interest incurred	33,303	11,251
Less capitalized interest	(9,074)	(5,383)

Net interest expense	$24,229	$5,868

Note 4—Derivative Instruments

        The following table sets forth the Company's outstanding derivative contracts as of December 31, 2018:

Commodity	Period	Volume	Unit of Measure	Weighted- Average Contract Price
Oil basis swaps	1/1/2019 - 6/30/2019	2,261,000	Barrels	$(7.30)
Natural gas price swaps	1/1/2019 - 6/30/2019	1,739,750	MMBtu	$3.71
Natural gas basis swaps	1/1/2019 - 6/30/2019	1,739,750	MMBtu	$(2.15)

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 4—Derivative Instruments (Continued)

        The following table sets forth the Company's outstanding derivative contracts as of September 30, 2019:

Commodity	Period	Volume	Unit of Measure	Weighted- Average Contract Price
Oil basis swaps	7/1/2019 - 12/31/2019	4,968,000	Barrels	$0.32
Oil basis swaps	9/30/19 - 12/31/19	366,000	Barrels	$0.35
Oil price swaps	7/1/19 - 12/31/19	3,312,000	Barrels	$57.75
Oil price swaps	10/1/19 - 12/31/19	368,000	Barrels	$61.00
Oil price swaps	1/1/2020 - 6/30/2020	546,000	Barrels	$57.50

        The following tables disclose the Company's derivative instruments as of September 30, 2019 and December 31, 2018:

Commodity	Balance Sheet Location	Estimated Fair Value September 30, 2019
		(in thousands)
Oil price swaps	Derivate asset—current	$11,456
Oil basis swaps	Derivate asset—current	(1,051)

		$10,405

Commodity	Balance Sheet Location	Estimated Fair Value December 31, 2018
		(in thousands)
Oil basis swaps	Derivate liability—current	$(3,982)
Natural gas price swaps	Derivate liability—current*	1,277
Natural gas basis swaps	Derivate liability—current	(1,220)

		$(3,925)

*
The natural gas price swaps are in an asset position and are subject to a master netting agreement. The Company has elected to net the asset against its liability position.

        The following table reconciles the Company's gain (loss) on its derivative instruments:

	Nine-Month Periods Ended September 30,
	2019	2018
	(in thousands)
Realized (loss) on settlements	$(8,559)	$(17,144)
Mark-to-market gain	14,329	4,343

Net gain (loss) on derivative instruments	$5,770	$(12,801)

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 5—Fair Value Measurements

        The Company follows ASC 820, Fair Value Measurements and Disclosures, which establishes a hierarchy for the inputs utilized in measuring fair value. The hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

        Level 1—quoted prices for identical assets or liabilities in active markets;

        Level 2—quoted prices for similar assets or liabilities in active markets;

        Level 3—unobservable inputs for the asset or liability such as discounted cash models.

        The following tables present the Company's assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2019 and December 31, 2018:

	Level 1	Level 2	Level 3
	(in thousands)
September 30, 2019
Oil price swaps	$—	$11,456	$—
Oil basis swaps	—	(1,051)	—

Total	$—	$10,405	$—

December 31, 2018
Oil basis swaps	$—	$(3,982)	$—
Natural gas price swaps	—	1,277	—
Natural gas basis swaps	—	(1,220)	—

Total	$—	$(3,925)	$—

Note 6—Commitments and Contingencies

        Office Lease—The Company leases various office space in Denver, Colorado under non-cancellable operating leases through May 31, 2023. Future minimum payments under these leases are $2.4 million as of September 30, 2019. The Company's rent expense for the nine-month periods ended September 30, 2019 and 2018 were $0.5 million and $0.4 million, respectively.

        Environmental Issues—The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental clean-up of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean-up or restoration, the liability to cure such a violation could fall upon the Company. Management believes its properties are operated in conformity with local, state, and federal regulations.

        No claim has been made, nor is the Company aware of any uninsured liability which the Company may have, as it relates to any environmental clean-up, restoration or the violation of any rules or regulations relating thereto.

Felix Energy Holdings II, LLC

Notes to Condensed Consolidated Financial Statements (unaudited) (Continued)

Note 7—Subsequent Events

        On December 15, 2019, WPX Energy, Inc. and the HoldCo entered into a Securities Purchase Agreement pursuant to which the HoldCo will sell, and WPX Energy, Inc. will purchase, one hundred percent of the issued and outstanding membership interests of the Company for a purchase price of $2.5 billion consisting of $900 million in cash and $1.6 billion in shares of stock in WPX Energy, Inc. Under the terms of this purchase agreement, the Company's wholly owned subsidiaries, Felix Water, LLC, Felix Midstream, LLC, and Felix Administrative Services, LLC are excluded from the transaction and will either be (i) distributed to HoldCo or (ii) disposed of in a third party sale prior to the closing of this purchase agreement. The closing date of this sale is pending as of January 6, 2020.

        Additionally, the Company entered into an agreement on December 13, 2019, to sell its oil gathering business, Felix Midstream, LLC, to a third party with an expected closing date of early 2020.

        The Company has evaluated subsequent events through January 6, 2019, the date the financial statements were available to be issued, and determined there were no items other than those described above requiring disclosure.

Report of Independent Auditors

To the Board of Managers and Member
Felix Energy Holdings II, LLC

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of Felix Energy Holdings II, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, member's equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Felix Energy Holdings II, LLC and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP

Denver, Colorado
February 26, 2019

Felix Energy Holdings II, LLC

Consolidated Balance Sheets

	December 31,
	2018	2017
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,677	$9,019
Accounts receivable
Trade	36,829	24,320
Joint interest	251	98
Derivative settlements	4,747	—
Prepaid and other current assets	1,073	424
Inventory	1,174	1,152

Total current assets	50,751	35,013

PROPERTY AND EQUIPMENT, at cost
Oil and gas properties (successful efforts method):
Proved properties	1,273,672	640,460
Unproved properties	29,633	29,964
Wells in progress	163,260	90,213
Water facilities and disposal systems	108,369	35,566
Midstream facilities	40,832	446
Other property and equipment	2,047	883
Accumulated depletion, depreciation, and amortization	(128,622)	(45,836)

Total property and equipment, net	1,489,191	751,696
OTHER ASSETS	881	936

TOTAL ASSETS	$1,540,823	$787,645

LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES
Accounts payable	$68,080	$30,176
Accrued liabilities	104,458	48,216
Revenues payable	9,914	6,943
Derivative liability	3,925	17,367

Total current liabilities	186,377	102,702
LONG-TERM DEBT, net	641,647	108,944
ASSET RETIREMENT OBLIGATIONS	3,298	2,738

Total liabilities	831,322	214,384
MEMBER'S EQUITY	709,501	573,261

TOTAL LIABILITIES AND MEMBER'S EQUITY	$1,540,823	$787,645

See accompanying notes to these consolidated financial statements.

Felix Energy Holdings II, LLC

Consolidated Statements of Income

	Years Ended December 31,
	2018	2017	2016
	(in thousands)
REVENUES
Oil revenue	$315,396	$108,675	$9,251
Gas revenue	9,167	5,092	599
NGL revenue	27,083	7,815	606
Water revenue	10,016	3,169	239

Total revenues	361,661	124,751	10,695

OPERATING EXPENSES
Lease operating	49,883	20,159	3,349
Gathering, processing, and transportation	21,576	5,650	64
Production taxes	18,600	6,258	689
Geological and geophysical	6,767	276	5,419
Exploration	910	109	1,087
Depreciation, depletion, and amortization	82,920	40,943	5,044
General and administrative	16,600	11,064	8,272
Operator transfer fee	—	—	2,001

Total operating expenses	197,256	84,459	25,925

INCOME (LOSS) FROM OPERATIONS	164,405	40,292	(15,230)
OTHER INCOME (EXPENSE)
Gain on sale of oil and gas properties	2,626	19,626	12,902
Loss on derivative instruments	(1,562)	(17,367)	—
Interest expense, net	(11,929)	(4,283)	(442)
Interest income	83	28	219

Total other income (expense), net	(10,782)	(1,996)	12,679

NET INCOME (LOSS)	$153,623	$38,296	$(2,551)

See accompanying notes to these consolidated financial statements.

Felix Energy Holdings II, LLC

Consolidated Statements of Member's Equity

Member's Equity
(in thousands)
BALANCE, December 31, 2015	$116
Capital contributions	350,768
Net loss	(2,551)

BALANCE, December 31, 2016	348,333
Capital contributions	193,712
Capital distributions	(7,080)
Net income	38,296

BALANCE, December 31, 2017	573,261
Capital distributions	(17,383)
Net income	153,623

BALANCE, December 31, 2018	$709,501

See accompanying notes to these consolidated financial statements.

Felix Energy Holdings II, LLC

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2018	2017	2016
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$153,623	$38,296	$(2,551)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	82,786	40,844	4,987
Amortization of deferred financing costs included in interest	1,367	429	50
Accretion of discount on asset retirement obligation	134	98	57
Surrendered and expired acreage	910	—	—
Change in fair value of derivatives	(13,442)	17,367	—
Gain on sale of oil and gas properties	(2,626)	(19,626)	(12,902)
Change in operating assets and liabilities:
Accounts receivable	(17,408)	(21,710)	(2,709)
Prepaid expenses	(649)	56	(476)
Inventory	(22)	(1,152)	(166)
Accounts payable	(11,849)	13,973	151
Accrued expenses	16,401	(1,756)	5,503
Revenues payable	2,971	6,551	392

Net cash provided by (used in) operating activities	212,196	73,370	(7,664)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(658,123)	(343,842)	(430,525)
Additions to other property and equipment	(73,472)	(22,702)	(6,839)
Change in prepaid drilling costs	(123)	846	(3,334)
Proceeds from sale of oil and gas properties	3,228	42,029	61,600

Net cash used in investing activities	(728,490)	(323,669)	(379,098)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit facilities	535,086	244,669	71,500
Repayments on credit facilities	—	(172,500)	(32,000)
Proceeds from short-term borrowings—related party	—	45,000	—
Repayments of short-term borrowings—related party	—	(45,000)	—
Deferred financing costs	(3,751)	(2,453)	(751)
Capital contributions	—	193,712	350,768
Capital distributions	(17,383)	(7,080)	—

Net cash provided by financing activities	513,952	256,348	389,517

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,342)	6,049	2,755
CASH AND CASH EQUIVALENTS, beginning of year	9,019	2,970	215

CASH AND CASH EQUIVALENTS, end of year	$6,677	$9,019	$2,970

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest	$10,163	$3,163	$247

Property additions associated with changes in current liabilities	$89,594	$47,833	$12,585

See accompanying notes to these consolidated financial statements.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements

Note 1—Organization and Summary of Significant Accounting Policies

        Nature of Business—Felix Energy Holdings II, LLC (the Company), a Delaware Limited Liability Company (LLC), was formed on August 28, 2015, for the purpose of acquiring, developing and operating oil and gas properties in the Permian Basin. As an LLC, the amount at risk for each individual member is limited to the amount of capital contributed to the LLC, and unless otherwise noted, the individual member's liability for indebtedness of an LLC is limited to the member's actual capital contribution.

        In June 2017, the Company was conveyed to Felix Investments Holdings II, LLC (HoldCo). HoldCo is directly and indirectly owned 100% by Felix Energy Investments II, LLC (Investments). Prior to this conveyance, the Company was owned by Investments (99.9%) and Felix Energy II, Inc. (0.01%), a C Corporation, which was wholly owned by Investments.

        The Company has the following wholly owned subsidiaries:

  •
  Felix Water, LLC, a Delaware LLC, was formed on April 5, 2016, for the purpose of acquiring, developing, and operating produced water disposal wells and providing source water to both the Company and third parties.

  •
  Felix Midstream, LLC, a Delaware LLC, was formed on October 19, 2016, for the purpose of operating gathering assets to service both the Company and third parties.

  •
  Felix Administrative Services, LLC, a Delaware LLC, was formed on December 10, 2015, to provide management services to entities within the Felix structure.

        Basis of Presentation—The Company follows accounting standards established by the Financial Accounting Standards Board (FASB). The FASB sets accounting principles generally accepted in the United States of America (GAAP) to ensure consistent reporting of the Company's financial condition, results of operations and cash flows. References to GAAP issued by the FASB in these footnotes are to the FASB Accounting Standards Codification (ASC or Codification).

        Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. In preparing the consolidated financial statements, all inter-company accounts and transactions have been eliminated.

        Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates. Significant judgments and estimates include: estimates related to the oil and gas reserves held by the Company which directly impact the depletion calculation and fair value of the oil and gas properties, assignment of fair value and allocation of purchase price in connection with business combinations, valuation of derivative instruments, accrued revenue and related receivables and accrued liabilities.

        Cash and Restricted Cash—Cash and cash equivalents include cash on hand, amounts held in banks and highly liquid investments purchased with an original maturity of three months or less.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

        Accounts Receivable—The Company's accounts receivable are generated from oil and gas sales and from joint interest owners on properties that the Company operates. The Company's oil and gas receivables are typically collected within one to two months.

        The Company accrues an allowance on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any allowance may be reasonably estimated. For receivables from joint-interest owners, the Company usually has the ability to withhold future revenue disbursements to satisfy the outstanding balance. No allowance for bad debts has been recorded at December 31, 2018, or 2017.

        Inventory—Inventory consists of pipe and supplies maintained to support the Company's water and midstream infrastructure and is stated at the lower of cost (determined on a specific identification basis) or market. Management reviews inventory for items which are slow moving, damaged, or obsolete to provide for a valuation reserve. No reserve has been deemed necessary as of December 31, 2018, and 2017.

        Oil and Gas Properties—The Company accounts for its oil and gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells and all development wells are capitalized, including interest on capital costs associated with the development of oil and gas properties during drilling and completion. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells, delay rentals, and oil and gas production costs. Capitalized costs of proved leasehold costs are depleted on a field-by-field basis using the units-of-production method based upon total proved oil and gas reserves. Other capitalized costs of producing properties are depleted based on proved developed reserves. All wells in process as of December 31, 2018 and 2017 are expected to be completed within the next 12 months. Depletion expense for the years ended December 31, 2018, 2017, and 2016 was $78.5 million, $39.6 million, and $4.9 million, respectively.

        The Company assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable. The impairment test compares undiscounted future net cash flows to the assets' net book value. If the net capitalized costs exceed future net cash flows, then the cost of the property is written down to the estimated fair value. Fair value for oil and natural gas properties is generally determined based on an analysis of discounted future net cash flows adjusted for certain risk factors. There were no impairments of proved oil and gas properties during the years ended December 31, 2018, 2017, or 2016.

        Unproved properties are assessed periodically on a project-by-project basis to determine whether an impairment has occurred. Management's assessment includes consideration of the results of exploration activities, commodity price outlooks, planned future sales, or expiration of all or a portion of such projects which impact the amount and timing of impairment provisions. Sales proceeds from unproved oil and gas properties are credited to related costs of the prospect sold until all such costs are recovered and then to net gain or loss on sales of unproved oil and gas properties. Management determined there were no impairments of unproved oil and gas properties during the years ended December 31, 2018, 2017, or 2016.

        Gains and losses arising from sales of oil and gas properties are included in income. However, a partial sale of proved properties within an existing field that does not significantly affect the unit-of-production depletion rate will be accounted for as a normal retirement with no gain or loss

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

recognized. The sale of a partial interest within a proved property is accounted for as a recovery of cost. The partial sale of unproved property is accounted for as a recovery of cost when there is uncertainty of the ultimate recovery of the cost applicable to the interest retained.

        Water Facilities and Disposal Systems—Water facilities and disposal systems consist of disposal wells and facilities and source water ponds and pits. Amounts are recorded at cost and depreciated using the straight-line method. The estimated useful lives are as follows:

Disposal wells	20 years
Source water ponds and pits	10 years

        Water facilities and disposal systems comprise the following:

	December 31,
	2018	2017
	(in thousands)
Land and improvements	$1,947	$1,793
Facilities, wells, and equipment	101,510	28,542
Construction in progress	4,912	5,231

Total	108,369	35,566
Accumulated depreciation	(5,174)	(1,142)

Total water facilities and disposal systems	$103,195	$34,424

        Costs incurred for construction of produced water disposal assets in progress and not operational are initially included in construction in progress. No depreciation is recorded for these assets as they have not been placed in operations.

        Midstream Facilities—Midstream facilities include gathering system assets, primarily pipelines and well connections, which service the Company's wells. Amounts are recorded at cost and depreciated using the units-of-production method consistent with the Company's producing oil and gas properties.

        Midstream facilities comprise the following:

	December 31,
	2018	2017
	(in thousands)
Gathering systems, terminals, and equipment	$40,332	$—
Construction in progress	500	446

Total	40,832	446
Accumulated depreciation	(2,972)	—

Total midstream facilities	$37,860	$446

        Costs incurred for construction of midstream facilities in progress and not operational are initially included in construction in progress. No depreciation is recorded for these assets as they have not been placed in operations.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

        Other Property and Equipment—Other property and equipment consists of office furniture and fixtures, leasehold improvements, and computer hardware and software. Other property and equipment is recorded at cost and depreciated using the straight-line method over 3 to 5 years.

        Prepaid Drilling Costs—Cash payments are made to operators in advance of drilling and completion work on oil and gas properties that the Company has a working interest in but does not operate. As work occurs on these properties, the balance is reduced and moved to oil and gas properties.

        Accounts Payable and Accrued Liabilities—Costs to drill, complete, and operate oil and gas properties are included in accounts payable when invoiced. Costs incurred for which an invoice has not yet been received are included in accrued liabilities and are based on management's estimate of amounts expected to be paid.

        Accrued liabilities comprise the following:

	December 31,
	2018	2017
	(in thousands)
Accrual for capital expenditures	$85,990	$44,469
Other	18,468	3,747

Total	$104,458	$48,216

        Revenues Payable—Revenue payable represents amounts collected from purchasers for oil and gas sales which are due to other revenue interest owners. Generally, the Company is required to remit amounts due under these liabilities within 60 days of the end of the month in which the related production occurs. Revenues in suspense are also included in revenue payable.

        Derivative Instruments—The Company uses derivative contracts to reduce the risk associated with commodity price changes associated with its future oil and natural gas production, typically fixed-price swaps and floating basis swaps. The Company's derivative instruments are measured at fair value and recorded on the consolidated balance sheets as an asset or a liability. Changes in the fair value and realized gains and losses are recorded in Loss on derivative instruments in the consolidated statements of income.

        Revenue Recognition—The Company follows the sales method of accounting for its oil and gas sales whereby it recognizes revenue, net of royalties, on all oil and gas sold to purchasers at the time the oil and gas is produced and sold.

        Acquisitions—In accordance with ASC Topic 805, Business Combinations, the Company determines whether an acquisition is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method of accounting. If the assets acquired are not a business, the Company accounts for the transaction as an asset acquisition. Under both methods, purchase prices are allocated to acquired assets and assumed liabilities based on their estimated fair value at the time of the acquisition (adjusted for purchase price adjustments in business combinations). For transactions that are business combinations, the Company evaluates the existence of goodwill or intangibles. The excess, if any, of the

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

purchase price over the net fair value amounts assigned to assets and acquired and liabilities assumed is recognized as goodwill. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.

        The Company estimates the fair values of assets acquired and liabilities assumed in acquisitions using various assumptions (all of which are Level 3 inputs within the fair value hierarchy). The most significant assumptions typically relate to the estimated fair values assigned to proved and unproved oil and natural gas properties. To estimate the fair values of the proved and unproved oil and natural gas properties, the Company develops estimates of oil, natural gas, and NGL reserves. Estimates of reserves are based on the quantities of oil, natural gas, and NGLs that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Additionally, a risk factor is applied to reserves by reserve type based on industry standards. The Company estimates future prices to apply to the estimated net quantities of reserves based on the applicable ownership percentage acquired and estimates future operating and development costs to arrive at estimates of future net cash flows. The future net cash flows are discounted using a market-based weighted average cost of capital rate determined appropriate at the time of the acquisition.

        Income Taxes—The Company is an LLC. Accordingly, no provision for U.S. federal or state income taxes has been recorded as the income, deductions, expenses and credits of the Company are reported on the individual income tax returns of the Company's member. The Company is, however, subject to the Texas margin tax due to its operation within the state of Texas. Amounts incurred under the Texas margin tax during the years ended December 31, 2018, 2017, and 2016 were immaterial, and no amounts were due as of December 31, 2018, and 2017.

        The Company has not recorded any liabilities as of December 31, 2018 related to uncertain tax provisions. As of December 31, 2018, the Company made no provision for interest or penalties related to uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state income tax examinations underway for these jurisdictions.

        Asset Retirement Obligations—The Company accounts for asset retirement obligations by recognizing the fair value of a liability for an asset retirement obligation in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 1—Organization and Summary of Significant Accounting Policies (Continued)

        The Company's asset retirement obligations relate primarily to the retirement of oil and gas properties and related equipment used at the wellsite. The following table summarizes the changes in the Company's asset retirement obligations for the years ended December 31, 2018, and 2017:

	2018	2017
	(in thousands)
Asset retirement obligations, beginning of year	$2,738	$2,140
Liabilities incurred during the year	621	982
Liabilities settled during the year	(195)	(482)
Accretion of discount	134	98

Asset retirement obligations, end of year	$3,298	$2,738

        Fair Value of Financial Instruments—The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, revenues payable, derivative instruments, and long-term debt. The carrying value of the Company's financial instruments approximate fair value due to their short maturities, interest rates that approximate market rates, or recurring fair value measurements (Note 6).

        Concentrations of Credit Risk—The Company maintains cash balances at a financial institution that is insured by the Federal Deposit Insurance Corporation (FDIC) for amounts up to $250,000. At any point in time, the Company may have amounts on deposit that are in excess of federally insured limits.

        Recently Issued Accounting Pronouncements—In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers. The update clarifies the principles for revenue recognition and provides a common revenue standard across industries. The codification has been amended through additional ASUs and, as amended, requires companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. For nonpublic entities, the guidance is effective for annual reporting periods beginning after December 15, 2018. The Company does not expect the guidance to have a material impact on its financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases. The FASB issued the guidance to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This will be required for all leases that have a term longer than one year. For nonpublic entities, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019. Early application of the standard is permitted upon issuance. The Company is in the process of evaluating the impact this standard will have on its financial statements.

Note 2—Property Acquisitions

        On June 7, 2016, the Company acquired oil and gas properties located in Ward and Winkler Counties, Texas from a third party for $220.2 million in cash. The effective date for the transaction was March 1, 2016, with purchase price adjustments calculated as of the closing date on June 7, 2016.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 2—Property Acquisitions (Continued)

        The acquisition was accounted for using the acquisition method under ASC 805, Business Combinations, which requires the acquired assets and assumed liabilities to be recorded at fair values as of the acquisition date. The following table summarizes the purchase price and estimated fair value of the assets acquired and liabilities assumed:

June 7, 2016
(in thousands)
Fair Value of Consideration Transferred:
Cash	$220,245

Total consideration	$220,245

Assets Acquired and Liabilities Assumed:
Inventory	$271
Proved properties	108,104
Unproved properties	113,012
Asset retirement obligation	(1,142)

Total net assets	$220,245

        The Company incurred fees of $2 million related to the change in operators and has included it in operator transfer fees in the accompanying consolidated statement of income for the year ended December 31, 2016. Other acquisition-related expenses were inconsequential and have been recognized in general and administrative expenses in the accompanying consolidated statement of income for the year ended December 31, 2016.

        On October 10, 2016, the Company acquired oil and gas properties located in Winkler and Loving Counties, Texas from a third party for $40.9 million in cash. The effective date for the transaction was September 1, 2016, with purchase price adjustments calculated as of the closing date on October 10, 2016.

        The acquisition was accounted for using the acquisition method under ASC 805, Business Combinations, which requires the acquired assets and assumed liabilities to be recorded at fair values as of the acquisition date. The following table summarizes the purchase price and estimated fair value of the assets acquired and liabilities assumed:

October 10, 2016
(in thousands)
Fair Value of Consideration Transferred:
Cash	$40,949

Total consideration	$40,949

Assets Acquired and Liabilities Assumed:
Proved properties	$28,149
Unproved properties	13,040
Asset retirement obligation	(240)

Total net assets	$40,949

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 3—Property Dispositions

        There were no significant property dispositions during the year ended December 31, 2018. In January 2017, the Company sold its entire interest in certain oil and gas properties located in Oklahoma to a related party for $42.0 million (net of transaction costs of $0.4 million). The properties had a carrying value of $22.2 million, resulting in a gain of $19.8 million included in the Company's consolidated statement of income for the year ended December 31, 2017.

        In August 2016, the Company sold its entire interest in certain unproved oil and gas properties to a third party for $61.6 million. The properties had a carrying value of $48.7 million, resulting in a gain of $12.9 million included in the Company's consolidated statement of income for the year ended December 31, 2016.

Note 4—Related Party Transactions

        Short-Term Borrowing—The Unit Purchase Agreement between Investments and members of Investments allowed for additional funding up to $100 million. In March and May 2017, the Company received $20 million and $25 million, respectively, under this additional funding stipulation. Such amounts may be repaid under the terms of Investment's LLC Agreement at 11% interest per annum. The outstanding amount of $45 million was repaid in August 2017, plus accrued interest of $1.3 million. The agreement was terminated when repaid.

        HoldCo Note—In August 2017, HoldCo closed on $300 million of senior secured first lien notes due 2022 (the HoldCo Note). The $300 million facility includes a $100 million delay draw. The HoldCo Note is collateralized by substantially all of HoldCo's assets and equity interests, which includes the equity of the Company. As of December 31, 2018, the Company has received $194.7 million sourced from the HoldCo Note and has classified the amounts as capital contributions.

        The HoldCo Note accrues interest at LIBOR (London Interbank Offered Rate) plus 6.50%. Interest payments are made by the Company to HoldCo in the form of distributions. During the years ended December 31, 2018 and 2017, the Company made distributions of $17.4 million and $7.1 million, respectively, in connection with the interest.

        Other—During the year ended December 31, 2016, various expenses of the Company were paid by Felix Energy, LLC, a related party, and the Company was allocated $2.3 million as a result. The Company paid this amount and no amount was outstanding at December 31, 2016. No such expenses were paid by a related party in 2018 or 2017.

        Refer to Note 3 regarding the Company's sale of oil and gas properties to a related party.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 5—Long-Term Debt

        The carrying amounts of the Company's long-term debt are as follows:

	December 31,
	2018	2017
	(in thousands)
Holdings Facility:
Amount outstanding	$567,000	$88,000
Unamortized deferred financing charges	(4,481)	(2,470)

	562,519	85,530

Water Facility:
Amount outstanding	79,755	23,669
Unamortized deferred financing charges	(627)	(255)

	79,128	23,414

Total long-term debt	$641,647	$108,944

        Holdings Facility—In July 2016, the Company entered into a five-year, $500 million credit facility with a third party financial institution (the Holdings Facility). The borrowing base is redetermined periodically based on the Company's proved reserves. As of December 31, 2018, the borrowing base had been increased to $800 million. Except in the case of a continuing event of default, amounts borrowed under the Holdings Facility are due on the maturity date of July 1, 2021.

        Borrowings under the Holdings Facility bear interest at a variable interest rate based on the higher of (a) the prime rate set by the Holdings Facility's administrative agent, (b) the Federal Funds Rate plus 0.50%, or (c) the rate for LIBOR loans for a one-month interest period plus 1% (Alternate Base Rate Loans). Interest is payable quarterly.

        As of December 31, 2018, the Company had $567 million outstanding under the Holdings Facility, and the applicable interest rate was 5.06%.

        Under the provisions of the Holdings Facility, the Company is subject to a number of restrictions and covenants, including maintaining a consolidated current ratio greater than 1.0 to 1.0 and a consolidated leverage ratio less than 4.0 to 1.0 The Company believes it was in compliance with all of the covenants under the Holdings Facility as of December 31, 2018.

        Water Facility—In May 2017, the Company, through its wholly owned subsidiary, Felix Water, LLC, entered into a three-year, $50 million credit facility with a third party financial institution (the Water Facility). The borrowing base is redetermined periodically based on the Company's produced water disposal properties. As of December 31, 2018, the borrowing base was $100 million. Except in the case of a continuing event of default, amounts borrowed under the Water Facility are due on the maturity date of May 20, 2020.

        Borrowings under the Water Facility bear interest at a variable rate equal to the higher of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, or (c) the Adjusted LIBOR for a one-month interest period beginning on such day plus 1.00%. Interest is payable monthly.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 5—Long-Term Debt (Continued)

        As of December 31, 2018, the Company has $79.8 million outstanding under the Water Facility, and the applicable interest rate was 6.75%.

        Under the provisions of the Water Facility, the Company is subject to a number of restrictions and covenants, including maintaining a current ratio greater than 1.0 to 1.0 and a leverage ratio less than 3.5 to 1.0 for Felix Water, LLC. The Company believes it was in compliance with all of the covenants under the Water Facility as of December 31, 2018.

        Interest Expense—Interest expense consists of the following components:

	Years Ended December 31,
	2018	2017	2016
	(in thousands)
Interest on outstanding debt:
Holdings Facility	$16,373	$2,140	$285
Water Facility	3,137	479	—
Short-term borrowing (Note 3)	—	1,343	—
Amortization of deferred financing costs	1,367	429	50
Commitment fees and other	—	2,343	107

Total interest incurred	20,877	6,734	442
Less capitalized interest	(8,948)	(2,451)	—

Interest expense, net	$11,929	$4,283	$442

Note 6—Derivative Instruments

        The following table sets forth the Company's outstanding derivative contracts as of December 31, 2018:

Commodity	Period	Volume	Unit of Measure	Weighted- Average Contract Price
Oil basis swaps	1/1/2019 - 6/30/2019	2,261,000	Barrels	$(7.30)
Natural gas price swaps	1/1/2019 - 6/30/2019	1,739,750	MMBtu	$3.71
Natural gas basis swaps	1/1/2019 - 6/30/2019	1,739,750	MMBtu	$(2.15)

        The following table sets forth the Company's outstanding derivative contracts as of December 31, 2017:

Commodity	Period	Volume	Unit of Measure	Weighted- Average Contract Price
Oil swaps—WTI	1/1/2018 - 12/31/18	3,285,000	Barrels	$54.28
Oil basis swaps	1/1/2018 - 12/31/18	3,285,000	Barrels	$(0.32)

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 6—Derivative Instruments (Continued)

        The following table discloses the Company's derivative instruments as of December 31, 2018 and 2017. There were no outstanding derivative contracts during the year ended December 31, 2016.

Commodity	Balance Sheet Location	Estimated Fair Value December 31, 2018
		(in thousands)
Oil basis swaps	Derivate liability—current	$(3,982)
Natural gas price swaps	Derivate liability—current*	1,277
Natural gas basis swaps	Derivate liability—current	(1,220)

		$(3,925)

*
The natural gas price swaps are in an asset position and are subject to a master netting agreement. The Company has elected to net the asset against its liability position.

Commodity	Balance Sheet Location	Estimated Fair Value December 31, 2017
		(in thousands)
Oil price swaps	Derivate liability - current	$(16,368)
Oil basis swaps	Derivate liability - current	(999)

		$(17,367)

The following table reconciles the Company's loss on its derivative instruments:

	Years Ending December 31,
	2018	2017
	(in thousands)
Realized loss on settlements	$(15,004)	$—
Mark-to-market gain (loss)	13,442	(17,367)

Loss on derivative instruments	$(1,562)	$(17,367)

Note 7—Fair Value Measurements

        The Company follows ASC 820, Fair Value Measurements and Disclosures, which establishes a hierarchy for the inputs utilized in measuring fair value. The hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

        Level 1—quoted prices for identical assets or liabilities in active markets;

        Level 2—quoted prices for similar assets or liabilities in active markets;

        Level 3—unobservable inputs for the asset or liability such as discounted cash models.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 7—Fair Value Measurements (Continued)

        The following tables present the Company's assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2018 and 2017:

	Level 1	Level 2	Level 3
	(in thousands)
December 31, 2018
Oil basis swaps	$—	$(3,982)	$—
Natural gas price swaps	—	1,277	—
Natural gas basis swaps	—	(1,220)	—

Total	$—	$(3,925)	$—

December 31, 2017
Oil price swaps	$—	$(16,368)	$—
Oil basis swaps	—	(999)	—

Total	$—	$(17,367)	$—

        Assets acquired and liabilities assumed in business combinations are recorded at fair value at the acquisition date. The inputs used to determine such fair value are primarily based upon cash flow models and would be classified within Level 3. Additionally, we use fair value to determine the inception value of our asset retirement obligations. The inputs used to determine such fair value are primarily based upon costs incurred historically for similar work, as well as estimates from third parties, and would be classified within Level 3.

Note 8—Commitments and Contingencies

        Office Lease—The Company leases various office space in Denver, Colorado under non-cancellable operating leases through May 31, 2023. Future minimum payments under these leases are $2.9 million as of December 31, 2018. The Company's rent expense for the years ended December 31, 2018, 2017, and 2016 totaled $0.6 million, $0.4 million, and $0.4 million, respectively.

        Environmental Issues—The Company is engaged in oil and gas exploration and production and may become subject to certain liabilities as they relate to environmental clean-up of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during such time the wells were operated. Should it be determined that a liability exists with respect to any environmental clean-up or restoration, the liability to cure such a violation could fall upon the Company. Management believes its properties are operated in conformity with local, state and federal regulations. No claim has been made, nor is the Company aware of any uninsured liability which the Company may have, as it relates to any environmental clean-up, restoration or the violation of any rules or regulations relating thereto.

Note 9—Subsequent Events

        The Company has evaluated subsequent events through February 26, 2019, the date the financial statements were available to be issued, and determined there were no items requiring disclosure.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 10—Supplemental Oil and Gas Disclosures (unaudited)

        Net Capitalized Costs—The following table reflects the capitalized costs of natural gas and oil properties and the related accumulated depreciation, depletion and amortization as of December 31, 2018, and 2017:

	2018	2017
	(in thousands)
Proved properties, subject to depletion	$1,273,672	$640,460
Unproved properties, not subject to depletion	29,633	29,964

Total capitalized cost	1,303,305	670,424
Less accumulated depletion	(120,047)	(44,500)

Net capitalized cost	$1,183,258	$625,924

        Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration, and Development —The following table reflects costs incurred in oil, natural gas and NGL property acquisition, development and exploratory activities.

	2018	2017	2016
	(in thousands)
Acquisition of costs and properties
Proved properties	$—	$—	$84,570
Unproved properties(1)	7,329	34,454	210,850
Development and exploratory cost	717,908	335,461	101,829

Total costs	$725,237	$369,915	$397,249

(1)
Activity above excludes transfers from unproved to proved properties during the year.

        Results of Operations for Oil, Natural Gas and NGL Producing Activities—The Company's results of operations for oil, natural gas and NGL producing activities for the years ended December 31, 2018, 2017, and 2016 are appropriately reflected on the consolidated income statement.

        Oil, Natural Gas, and NGL Reserves—Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month unweighted average of the first day of the month prices. Proved reserves are estimated volumes of oil, natural gas, and NGLs that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions. There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future production rates and timing

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 10—Supplemental Oil and Gas Disclosures (unaudited) (Continued)

of future development costs. The following table reflects changes in proved reserves during the periods indicated:

	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBOE)
Proved reserves at December 31, 2015	—	—	—	—
Purchases of reserves in place	2,389	2,312	366	3,140
Sales of oil and gas produced	(201)	(239)	(39)	(280)
Revisions	—	—	—	—
Extensions and discoveries	25,861	20,824	3,356	32,688

Proved reserves at December 31, 2016	28,049	22,897	3,683	35,548
Purchases of reserves	90	119	7	117
Divestiture of reserves	(439)	(2,059)	(387)	(1,169)
Sales of oil and gas produced	(2,170)	(1,865)	(314)	(2,795)
Revisions	10,543	16,264	3,422	16,676
Extensions and discoveries	42,879	40,328	7,482	57,082

Proved reserves at December 31, 2017	78,952	75,684	13,893	105,459
Purchases of reserves	—	—	—	—
Sales of oil and gas produced	(5,547)	(4,911)	(874)	(7,240)
Revisions	(1,511)	(6,576)	2,895	288
Extensions and discoveries	366,776	269,186	67,627	479,268

Proved reserves at December 31, 2018	438,670	333,383	83,541	577,775

        At December 31, 2018, the Company had approximately 577,775 MBoe of proved reserves. As a result of the Company's drilling program, there was an increase in extension and discoveries of proved reserves totaling 479,268 MBoe. The Company's current development plan reflects allocation of capital with a focus on efficiencies, recoveries, and rates of return. The impact of pricing on revisions of previous estimates was minimal.

        At December 31, 2017, the Company had approximately 105,459 MBoe of proved reserves. During 2017, due to the Company's drilling program there was an increase in extension and discoveries of proved reserves by 57,082 MBoe. The impact of pricing on revisions of previous estimates was minimal.

        At December 31, 2016, the Company had approximately 35,548 MBoe of proved reserves. During 2016, the Company purchased reserves of 3,140 MBoe and due to the Company's drilling program reflected an increase in extensions and discoveries of 32,688 MBoe. The impact of pricing on revisions of previous estimates was minimal.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 10—Supplemental Oil and Gas Disclosures (unaudited) (Continued)

        The following table sets forth the estimated quantities of proved developed and proved undeveloped (PUD) oil, natural gas and NGL reserves of the Company as of December 31, 2018, 2017, and 2016.

	2018	2017	2016
Proved Developed Reserves(1)
Oil (MBbls)	65,992	24,077	4,669
Natural Gas (MMcf)	51,917	24,270	6,117
Liquids (MBbls)	12,743	4,356	1,028

Total (MBoe)	87,388	32,478	6,717

Proved Undeveloped Reserves
Oil (MBbls)	372,678	54,876	23,380
Natural Gas (MMcf)	281,467	51,414	16,780
Liquids (MBbls)	70,798	9,535	2,654

Total (MBoe)	490,387	72,980	28,830

Total Proved Reserves
Oil (MBbls)	438,670	78,952	28,049
Natural Gas (MMcf)	333,383	75,684	22,897
Liquids (MBbls)	83,541	13,893	3,683

Total (MBoe)	577,775	105,459	35,548

(1)
As of December 31, 2018, 2017, and 2016 proved developed reserves includes proved developed non-producing reserves of 231.7 MBbls, 4,154.7 MBbls, 109.4 MBbls of oil; 26.4 MBbls, 791.8 MBbls, and 13 MBbls of NGL; and 208.6 MMcf, 4,267.5 MMcf, and 82.3 MMcf of natural gas, respectively.

        In accordance with SEC regulations, the Company uses the 12-month average price calculated as the unweighted arithmetic average of the spot price on the first day of each month within the 12-month period prior to the end of the reporting period. The oil and natural gas prices used in computing the Company's reserves as of December 31, 2018, 2017, and 2016 were $65.56, $51.34, and $42.75 per barrel of oil, respectively, $3.10, $2.98, and $2.48 per MMBtu of natural gas, respectively before consideration of price differentials.

        The proved reserve estimates for the years ended December 31, 2018, 2017, and 2016 were prepared by Netherland, Sewell & Associates, Inc. (NSAI), our independent reserve engineers. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time estimates were made. These rules require that the standard of "reasonable certainty" be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Company's control such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 10—Supplemental Oil and Gas Disclosures (unaudited) (Continued)

        Reserve estimates are often different from the quantities of oil, and natural gas, that are ultimately recovered. Estimating quantities of proved oil and natural gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical, and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and natural gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation. In addition, due to the lack of substantial, if any, production data, there are greater uncertainties in estimating PUD reserves, proved developed non-producing reserves, and proved developed reserves that are early in their production life. As a result, the Company's reserve estimates are inherently imprecise.

        Standardized Measure of Discounted Future Net Cash Flows—The following table reflects the Company's standardized measure of discounted future net cash flows relating from its proved oil, natural gas, and NGL reserves.

	Years Ended December 31,
	2018	2017	2016
	(in millions)
Future cash inflows	$30,057	$4,431	$1,234
Future production costs	(10,890)	(1,280)	(339)
Future development costs	(3,945)	(605)	(262)
Future income tax expense(1)	—	—	—

Future net cash flows	15,222	2,546	633
Discount to present value at 10% annual rate	(8,894)	(1,476)	(366)

Standardized measure of discounted future net cash flows	$6,328	$1,070	$267

(1)
The Company has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Company's Members' and no provision for federal income taxes has been recorded on the accompanying financial statements. The Company is subject to margin/franchise taxes in Texas and reflected as "Future income tax expenses."

Felix Energy Holdings II, LLC

Notes to Consolidated Financial Statements (Continued)

Note 10—Supplemental Oil and Gas Disclosures (unaudited) (Continued)

        The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Company's proved reserves are as follows:

	Years Ended December 31,
	2018	2017	2016
	(in millions)
Standardized measure of discounted future net cash flows at the beginning of the period	$1,070	$267	$—
Sales of oil, natural gas, and NGLs, net of production costs	(262)	(90)	(6)
Purchases of reserves in place	—	(8)	32
Extensions and discoveries, net of future development costs	5,281	580	238
Sales of reserves in place	—	—	—
Changes in prices and production costs	110	84	—
Changes in estimated future development costs	(444)	(54)	—
Revisions of previous quantity estimates	(12)	146	—
Previously estimated development costs incurred	59	199	—
Accretion of discount	91	26	—
Net change in income taxes(1)	—	—	—
Net changes in timing of production and other	435	(80)	3

Standardized measure of discounted future net cash flows at the end of the period	$6,328	$1,070	$267

(1)
The Company has elected to be treated as a partnership for income tax purposes. Accordingly, federal taxable income and losses are reported on the income tax returns of the Company's Members' and no provision for federal income taxes has been recorded on the accompanying financial statements. The Company is subject to margin/franchise taxes in Texas and reflected as "Net change income taxes".

ANNEX A

        SECURITIES PURCHASE AGREEMENT

by and between

FELIX INVESTMENTS HOLDINGS II, LLC,

as Seller,

and

WPX ENERGY, INC.,

as Purchaser,

Dated as of December 15, 2019

A-i

A-ii

A-iii

A-iv

SECURITIES PURCHASE AGREEMENT

        This SECURITIES PURCHASE AGREEMENT (this "Agreement"), is dated as of December 15, 2019 (the "Execution Date"), by and between Felix Investments Holdings II, LLC, a Delaware limited liability company ("Seller"), and WPX Energy, Inc., a Delaware corporation ("Purchaser"). Seller and Purchaser are sometimes referred to individually as a "Party" and collectively as the "Parties."

        WHEREAS, Seller desires to sell, and Purchaser desires to purchase, one hundred percent (100%) of the issued and outstanding Interests (the "Subject Securities") of Felix Energy Holdings II, LLC, a Delaware limited liability company (the "Company").

        WHEREAS, concurrently with the Parties' entry into this Agreement, (a) the Company entered into certain Restrictive Covenant Agreements with each of Felix Energy Investments II, LLC ("Felix Parent") and its Subsidiaries (other than the Company), and certain officers of Felix Parent (the "RCAs"), (b) the Company entered into a Mutual Release with Felix Parent and its Subsidiaries (other than the Company (the "Seller Release") and (c) the officers of the Company delivered certain releases in favor of the Company (the "Officer Releases" and, together with the Seller Release, the "Mutual Releases"), each of which will become effective (and will be reaffirmed) concurrently with the Closing. The covenants, agreements and releases made by the parties to the RCAs and the Mutual Releases are a material inducement to Purchaser to enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Certain Definitions.     As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

        1.2    Terms Defined Elsewhere.     As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Accounting Expert	7.5(a)(iii)
Accounting Principles	2.4(a)
Additional Listing Application	6.14
Adjustment Amount	2.3
Agreement	Preamble
Antitrust Authority	6.7(b)
Antitrust Laws	6.7(b)
Asset Allocation Statement	2.6
Assignment	2.7(b)(i)
Audited Financial Statements	4.4(a)
Balance Sheet Date	4.5(b)
Board Recommendation	5.3(a)
Cap	10.4(a)(iii)
Capital Plan	6.1(c)(i)
Capital Stock	5.2(a)(ii)
Casualty Value	7.3(c)
Closing	2.7(a)
Closing Adjustment Amount	2.5(a)

Definition	Section
Closing Date	2.7(a)
Code	2.6
Company	Recitals
Company Contracts	4.17(b)
Company Disclosure Letter	Article IV
Company Facility	Annex A (within "Designated Facility")
Company Independent Petroleum Engineers	4.15(a)
Company Insurance Policies	4.19
Company Intellectual Property	4.12(a)
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.13
Company Material Real Property Lease	4.13
Company Owned Real Property	4.13
Company Permits	4.7(a)
Company Reserve Report	4.15(a)
Confidentiality Agreements	6.6(d)
Covered Matters	11.6
CPR	7.5(a)(v)
Creditors' Rights	3.3(a)
Cure Costs	2.3(o)
Cure Period	7.1(d)(ii)
Damages	10.1
De Minimis Amount	10.4(a)(i)
Debt Commitment Letter	5.11(b)
Deductible	10.4(a)(ii)
Debt Payoff Amount	2.7(c)(i)
Defensible Title	7.1(b)
Downward Adjustment Excess	2.5(c)(iii)
e-mail	11.2
Environmental Defect	7.2(b)(i)
Environmental Defect Value	7.2(b)(iii)
Environmental Expert	7.5(a)(ii)
Environmental Laws	7.2(b)(ii)
Escrowed Shares	2.7(c)(iii)
Excluded Subsidiaries	Annex A (within "Excluded Assets")
Examination Period	7.1(a)
Execution Date	Preamble
Expert	7.5(a)(iii)
Expiration Time	10.3(a)
Felix Water Facility	Annex A (within "Designated Facility")
Final Adjustment Amount	2.5(b)
Final Settlement Statement	2.5(b)
Financial Statements	4.4(a)
Financing	6.24(a)
GAAP	2.4(a)
Felix Parent	Recitals
HSR Act	3.4
Indemnified Claims	10.2
Individual Environmental Threshold	7.2(d)(iii)
Invoice	2.7(b)(xi)

Definition	Section
Measurement Date	5.2(a)
Mutual Releases	Recitals
Non-Recourse Persons	11.13
Notice of Defective Interests	7.1(d)(i)
Offering Documents	6.24(a)
Officer Release	Recitals
Outside Date	9.1(b)(ii)
.pdf	11.4
Party and Parties	Preamble
Payoff Letter	2.7(b)(x)
Post-Effective Time Company Taxes	6.15(b)(i)
Pre-Effective Time Company Taxes	6.15(b)(i)
Preferred Stock	5.2(a)(ii)
Preliminary Settlement Statement	2.5(a)
Proxy Statement	5.4
Purchaser	Preamble
Purchaser Affiliate	11.9
Purchaser Alternative Acquisition Agreement	6.3(d)(iv)
Purchaser Change of Recommendation	6.3(d)(vi)
Purchaser Confidentiality Agreement	6.6(d)
Purchaser Disclosure Letter	Article V
Purchaser Indemnitees	10.2
Purchaser Material Adverse Effect	5.1
Purchaser SEC Documents	5.5(a)
Purchaser's Environmental Consultant	7.2(a)
Purchaser's Environmental Review	7.2(a)
Purchaser's Indemnified Claims	10.2
Purchaser Tax Proceeding	6.15(c)(i)
RCAs	Recitals
Registration Rights Agreement	2.7(b)(vii)
Replacement Acreage	7.1(d)(iii)
Rights-of-Way	4.14
Seller	Preamble
Seller Affiliate	11.9
Seller Confidentiality Agreement	6.6(d)
Seller Disclosure Letter	Article III
Seller Facility	Annex A (within "Designated Facility")
Seller Indemnitees	10.1
Seller Release	Recitals
Seller Tax Proceeding	6.15(c)(i)
Seller's Indemnified Claim	10.1
Specified Facilities	Annex A (within "Designated Facility")
Stockholders' Agreement	2.7(b)(vi)
Subject Marks	6.17
Subject Securities	Recitals
Surface Agreements	4.17(a)(xvi)
Tax Proceeding	6.15(c)(i)
Terminable Breach	9.1(b)(iii)
Third Party Claim	10.6(b)
Title Defect	7.1(c)(i)

Definition	Section
Title Defect Value	7.1(d)(iv)
Title Expert	7.5(a)(i)
Transaction Costs Payoff Amount	2.7(c)(ii)
Transaction Litigation	6.8
Unadjusted Cash Purchase Price	2.2
Unadjusted Equity Consideration	2.2
Unadjusted Purchase Price	2.2

ARTICLE II
PURCHASE AND SALE

        2.1    Purchase and Sale.     On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and, as provided in this Article II, pay for, in each case, at the Closing, the Subject Securities, free and clear of all Encumbrances (other than (i) restrictions on transfer pursuant to applicable securities Laws or the Organizational Documents of the Company and (ii) Encumbrances arising by, through or under Purchaser or its Affiliates).

        2.2    Purchase Price.     On the terms and conditions set forth in this Agreement, the unadjusted purchase price for the Subject Securities will be $2,500,000,000 (the "Unadjusted Purchase Price"), consisting of (a) $900,000,000 in cash (the "Unadjusted Cash Purchase Price"), and (b) 152,963,671 shares of Common Stock (the "Unadjusted Equity Consideration") (for the avoidance of doubt, the number of shares of Common Stock included in the Unadjusted Equity Consideration is calculated as $1,600,000,000, divided by the Per Share Price). The Unadjusted Purchase Price, Unadjusted Cash Purchase Price and Unadjusted Equity Consideration will be subject to adjustment as provided in this Agreement, including Section 2.3 through Section 2.5, and payable by Purchaser solely as set forth in, and to the extent provided in, Section 2.7(c) and Section 2.5(c).

        2.3    Adjustments to Unadjusted Purchase Price.    The Unadjusted Purchase Price shall be adjusted, without duplication, as follows (the aggregate amount by which the Unadjusted Purchase Price is adjusted pursuant to this Section 2.3 (which may be positive or negative), the "Adjustment Amount"):

        (a)   increased, to the extent the Effective Time Working Capital is a positive amount, by an amount equal to the Effective Time Working Capital;

        (b)   decreased, to the extent the Effective Time Working Capital is a negative amount, by an amount equal to the absolute value of the Effective Time Working Capital;

        (c)   increased, by an amount equal to (i) the aggregate amount of all cash or non-cash capital contributions made after the Effective Time to the Company by Seller or any Affiliate of Seller (other than the Company) and (ii) amounts that are paid by Seller or any Affiliate of Seller (other than the Company) on behalf of the Company with respect to Property Costs attributable to the ownership of the Company Oil and Gas Properties after the Effective Time (or attributable to the ownership of the Company Oil and Gas Properties prior to the Effective Time to the extent a corresponding Working Capital Liability was included for such amount in the calculation of Effective Time Working Capital) that are paid by Seller or any Affiliate of Seller (other than the Company) on behalf of the Company, but excluding, in the case of clause (ii), payment of Transaction Costs and Cure Costs;

        (d)   decreased, by an amount equal to the aggregate amount, if any, of (A) any cash dividends or distributions made after the Effective Time by the Company to Seller or its Affiliates (other than the Company), other than any distributions by the Company to the Seller of the Company's equity interests in the Excluded Subsidiaries or the net proceeds actually received (including any escrowed funds) by the Company with respect to the sale of such equity interests of the Excluded Subsidiaries, plus (B) all capital contributions made after the Effective Time by the Company to any Excluded Subsidiary (including any and all costs and expenses of the Excluded Subsidiaries that are paid by the Company on behalf of any Excluded Subsidiary), plus (C) any amounts incurred or paid by the Company pursuant to or arising from the MIPA (including the negotiation thereof), but excluding, in each case amounts in respect of services provided to the Company by any of the Excluded Subsidiaries in the ordinary course of business pursuant to a Company Contract set forth on Schedule 4.17(a) of the Company Disclosure Letter;

        (e)   decreased, by an amount equal to the aggregate amount of payments made after the Effective Time by the Company (including on behalf of any of its Affiliates) to pay outstanding Indebtedness under the Designated Facilities (other than (x) the Debt Payoff Amount deducted from the Cash Closing Payment and (y) payments made from the net proceeds actually received (including any escrowed funds) by the Company with respect to the sale of the Company's equity interests in the Excluded Subsidiaries);

        (f)    increased, by the sum of (i) the amount of borrowings made after the Effective Time under the Company Facility, plus (ii) an amount equal to the aggregate amount of interest payable after the Effective Time under the Company Facilities, plus (iii) an amount equal to the aggregate amount of interest payable after the Effective Time under the Seller Facilities;

        (g)   decreased by the amount of Indebtedness of the Company (other than Indebtedness under the Company Facility) as of the Effective Time;

        (h)   decreased by an amount equal to the Transaction Costs incurred by the Company (whether or not paid by the Company) to the extent not paid at or prior to the Closing (x) by Seller or its Affiliates (other than the Company) or (y) pursuant to Section 2.7(c)(ii);

        (i)    increased by the amount of all Post-Effective Time Company Taxes allocable to Purchaser pursuant to Section 6.15(b)(ii) that are paid or otherwise economically borne by Seller;

        (j)    decreased by the amount of all Pre-Effective Time Company Taxes allocable to Seller pursuant to Section 6.15(b)(ii) that are (x) not paid by the Company as of the Closing or (y) not otherwise economically borne by Seller;

        (k)   decreased by an amount equal to the sum of (A) amounts earned from the sale of Hydrocarbons produced from or attributable to any Company Oil and Gas Properties after the Effective Time that are received by Seller or any of its Affiliates (other than the Company), plus (B) the amount of all Property Costs attributable to the ownership of the Assets prior to the Effective Time that are paid by the Company after the Effective Time (in the case of each of the preceding clauses (A) and (B), without duplication of amounts accounted for in the calculation of Effective Time Working Capital);

        (l)    increased by amounts earned from the sale of Hydrocarbons produced from or attributable to any Company Oil and Gas Properties prior to the Effective Time that are received by the Company after the Effective Time (without duplication of amounts accounted for in the calculation of Effective Time Working Capital);

        (m)  [Intentionally Omitted];

        (n)   increased by all insurance proceeds received after the Effective Time but attributable to losses occurring prior to the Effective Time, but not to exceed $2,500,000;

        (o)   decreased by all amounts incurred or expended by the Company after the Effective Time and prior to Closing in curing or attempting to cure (x) any breach of a representation set forth in Article IV (whether or not such breach is claimed by Purchaser) or (y) any Title Defect or Environmental Defect (amounts incurred or expended by or on behalf of the Company with respect to the matters described in the preceding clauses (x) and (y), "Cure Costs");

        (p)   (1) downward by the amount specified in (A) Section 7.1(e) and (B) Section 7.4 with respect to Title Defects and (2) upward by the amount specified in Section 7.1(g) with respect to Title Benefits (provided that the upward adjustment pursuant to this clause (2) shall not exceed the absolute value of the downward adjustment provided in the preceding clause (1)(A));

        (q)   downward by the amount specified in Section 7.2(d) with respect to Environmental Defects;

        (r)   downward, by the amount specified in Section 7.3 with respect to any Casualty Loss; and

        (s)   increased or decreased, as applicable, by any other amounts provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Purchaser.

        2.4    Adjustments Procedures.

        (a)   The calculation of the Adjustment Amount shall be made (i) utilizing the following order of operation (A) first, utilizing only the line items set forth on, and applying the footnotes provided on, Annex D, (B) second, to the extent not inconsistent with the preceding clause (A), in accordance with the terms of this Agreement, and (C) third, to the extent not inconsistent with the preceding clauses (A) or (B) and otherwise applicable, in accordance with generally accepted accounting principles in the United States ("GAAP") using the accrual method of accounting and COPAS, as consistently applied by the Company in the preparation of the Financial Statements (the "Accounting Principles"), except that the Accounting Principles shall not apply to any adjustments for Taxes and (ii) without duplication. For the avoidance of doubt, no item that is included in or taken into account in the calculation of Effective Time Working Capital shall be subject to any other component of the Adjustment Amount. When available, actual figures will be used for the components of the Adjustment Amount at Closing. To the extent actual figures are unavailable at Closing, estimates will be used subject to final adjustments in accordance with Section 2.5(a).

        (b)   In making the adjustments contemplated under Section 2.3(a) or Section 2.3(b), the following shall be taken into account; provided, the following shall in no way be construed as a limitation to any additional inclusion or exclusions from any of Effective Time Working Capital, Working Capital Assets and Working Capital Liabilities that are set forth on Annex D:

            (i)  The following shall be deemed included in Working Capital Assets (without duplication):

            (A)  all Cash and Cash Equivalents held by the Company at the Effective Time, excluding Suspense Funds;

            (B)  the amount of all pre-paid or deposited Property Costs paid by or on behalf of the Company prior to the Effective Time that are attributable to the ownership of the Assets after the Effective Time, including bond and insurance premiums paid or borne by or on behalf of the Company with respect to any period after the Effective Time (prorated as applicable), Royalties, cash calls to Third Party operators, and bonus, lease extensions, rentals and other lease maintenance payments not due or payable until after the Effective Time;

            (C)  the Company's share of any liquid Hydrocarbons in tanks or storage facilities produced from or credited to the Company Oil and Gas Properties or linefill associated with the Company Oil and Gas Properties on the Effective Time based upon the quantities in tanks or storage facilities or as liquid or gaseous linefill as of the Effective Time multiplied by the applicable Settlement Price;

            (D)  unpaid proceeds, receivables and amounts earned as of the Effective Time from the sale of Hydrocarbons produced from or attributable to the Company Oil and Gas Properties and any other unpaid amounts earned by the Company, in each case during any period before the Effective Time;

            (E)  if the Company is the operator under a joint operating agreement covering any of the Assets, an amount equal to the Property Costs and other costs and expenses paid before the Effective Time by the Company on behalf of the other joint interest owners that are attributable to periods after the Effective Time; and

            (F)  with respect to any Imbalances where Company is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate amount owed by Third Parties to Company for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price;

           (ii)  The following shall be deemed included in Working Capital Liabilities (without duplication):

            (A)  the amount of all Property Costs that are unpaid as of the Effective Time that are attributable to the ownership of the Assets prior to the Effective Time, including bond and insurance premiums and deductibles payable by or on behalf of the Company with respect to any period prior to the Effective Time (prorated as applicable), Royalties, and cash calls payable to Third Party operators and bonus, lease extensions, rentals and other lease maintenance payments that were due or payable prior to the Effective Time; and

            (B)  with respect to any Imbalances where Company is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate amount owed by the Company to Third Parties for such Imbalances as of the Effective Time on the basis of the applicable Settlement Price.

        (c)   All adjustments and payments made pursuant to this Article II shall be without duplication of any other amounts paid or received under this Agreement.

        (d)   For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons shall be deemed to be "from or attributable to" the Company Oil and Gas Properties when they are produced into the tank batteries related to each Company Well and (ii) gaseous Hydrocarbons shall be deemed to be "from or attributable to" the Company Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller and Company shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

        (e)   Surface use or damage fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

        (f)    "Earned" and "incurred," as used in Section 2.3 and Section 2.4, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

        2.5    Closing Payment and Post-Closing Adjustments.

        (a)   Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a draft preliminary settlement statement (the "Preliminary Settlement Statement") in the form set forth as Annex D setting forth (i) Seller's good faith estimate of the Adjustment Amount and each of the components to the Adjustment Amount set forth in Section 2.3, (ii) the Persons, accounts, and amounts of disbursements that Seller designates to receive the Cash Closing Payment, and (iii) the wiring instructions for all such payments and disbursements. Within three (3) Business

Days after receipt of Seller's draft Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to estimate the Adjustment Amount at Closing; provided, that if the Parties cannot agree on all components of the Adjustment Amount set forth in the Preliminary Settlement Statement prior to the Closing, then as to such components on which the Parties have not agreed, such components as set forth in the Preliminary Settlement Statement as presented by Seller will be used for purposes of estimating the Adjustment Amount at Closing (the Adjustment Amount as so estimated, the "Closing Adjustment Amount").

        (b)   As soon as reasonably practicable after the Closing, but not later than the one hundred and twentieth (120th) day following the Closing Date, Purchaser shall prepare and deliver to Seller a draft final settlement statement (the "Final Settlement Statement") in the form set forth as Annex D setting forth Purchaser's good faith calculation of the Adjustment Amount and each of the components to the Adjustment Amount set forth in Section 2.3, based on the most recent actual figures for each component. Purchaser shall, at Seller's request, make reasonable documentation available to support the final figures. Within fifteen (15) days following receipt of Purchaser's Final Settlement Statement hereunder, Seller shall deliver to Purchaser a written report containing Seller's proposed changes to any components of the Adjustment Amount as set forth in the Final Settlement Statement. Any changes not so specified in such written report shall be deemed waived and Purchaser's determinations with respect to all such components of the Adjustment Amount as set forth in the Final Settlement Statement that are not addressed specifically in such report will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 6.15(b)(iii), be final and binding on the Parties and not subject to further audit or arbitration. If Seller fails to timely deliver a written report to Purchaser containing changes Seller proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Purchaser will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting Section 6.15(b)(iii), be final and binding on the Parties and not subject to further audit or arbitration. The Parties shall undertake to agree on the Final Settlement Statement no later than forty-five (45) days following Seller's receipt of the Final Settlement Statement. In the event that the Parties cannot reach an agreement as to the Final Settlement Statement within such period of time, the Parties will resolve such disputes in accordance with Section 7.5. The Adjustment Amount, as finally determined pursuant to this Section 2.5(b), the "Final Adjustment Amount".

        (c)   Within five (5) Business Days after the determination of the Final Adjustment Amount pursuant to Section 2.5(b):

            (i)  if the Final Adjustment Amount exceeds the Closing Adjustment Amount, Purchaser shall (A) pay, or cause to be paid, to Seller in cash the amount of such excess and (B) issue, in the name of Seller, a number of shares of Common Stock equal to the Adjustment Holdback Amount, divided by the Per Share Price; or

           (ii)  if the Closing Adjustment Amount exceeds the Final Adjustment Amount, and such excess is less than the Adjustment Holdback Amount, Purchaser shall (A) issue, in the name of Seller, a number of shares of Common Stock equal to such excess, divided by the Per Share Price and (B) have no further obligation to issue shares of Common Stock to Seller with respect to the remainder of the Adjustment Holdback Amount;

          (iii)  if the Closing Adjustment Amount exceeds the Final Adjustment Amount, and such excess is greater than the Adjustment Holdback Amount (the amount in excess of the Adjustment Holdback Amount, a "Downward Adjustment Excess"), (A) Purchaser shall have no obligation to issue shares of Common Stock to Seller with respect to the Adjustment Holdback Amount and (B) Purchaser and Seller shall instruct the Escrow Agent, by delivery of a joint written instruction, to release a number of shares of Common Stock from the Indemnification Escrow Account to Purchaser equal to the Downward Adjustment Excess, divided by the Per Share Price.

        (d)   Seller shall use its commercially reasonable efforts to assist Purchaser in preparation of the Final Settlement Statement under Section 2.5(b) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Purchaser to facilitate such process post-Closing.

        (e)   All cash payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Seller in writing. All cash payments made or to be made hereunder to Purchaser shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.

        (f)    All adjustments and payments made pursuant to this Article II shall be without duplication of any other amounts paid, credited, debited, or received under this Agreement.

        (g)   Promptly following the receipt by the Company of any monies from the Holdback Amount (as defined in the MIPA) pursuant to the MIPA, Purchaser shall cause the Company to remit such funds to Seller; provided, if the Company has suffered any indemnifiable losses pursuant to Section 10.2(f), (a) to the extent any such losses have been paid from the Indemnification Escrow Account, the Company may contribute such monies released from the Holdback Amount (as defined in the MIPA) to the Indemnification Escrow Account, or (b) if such indemnifiable losses have not yet been satisfied, then the Company may withhold such monies to satisfy such unsatisfied indemnifiable losses.

        2.6    Allocation of Purchase Price.     No more than ninety (90) days after the Cut-Off Date, Purchaser shall deliver to Seller an allocation of the Unadjusted Purchase Price, as adjusted by the Final Adjustment Amount, and any other items properly treated as consideration for U.S. federal income Tax purposes among the assets of the Company in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder (the "Asset Allocation Statement"). The Asset Allocation Statement shall be prepared in a manner reasonably consistent with the Allocated Values set forth on Annexes B-1, B-2, B-3 and C unless otherwise required by applicable U.S. federal income tax Law. Seller shall propose to Purchaser any changes to the Asset Allocation Statement in writing within sixty (60) days after the date of delivery by Purchaser. Purchaser and Seller shall work in good faith to resolve any disputes relating to the Asset Allocation Statement as promptly as practicable. If the Parties are unable to resolve any disputed item in the Asset Allocation Statement within thirty (30) days following Purchaser's receipt of Seller's proposed changes, the Parties shall submit any such remaining disputed items to the Accounting Expert to be resolved promptly in accordance with the procedures set forth in Section 7.5. The resolution of the dispute by the Accounting Expert shall occur at least seven (7) Business Days prior to the due date for any Tax Return to which such disputed items are relevant and shall be conclusive and binding on the Parties, and the Asset Allocation Statement shall be updated to reflect such resolution. Purchaser shall use commercially reasonable efforts to update the Asset Allocation Statement in accordance with Section 1060 of the Code following any adjustment to the Unadjusted Purchase Price, Final Adjustment Amount, or any other amount properly treated as consideration for U.S. federal income Tax purposes pursuant to this Agreement, and Seller and Purchaser shall, and shall cause their Affiliates to, report consistently with such allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Seller nor Purchaser shall take any position on any Tax Return that is inconsistent with such allocation, as adjusted, unless otherwise required by applicable Laws; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

        2.7    Closing.

        (a)   The closing of the purchase and sale of the Subject Securities contemplated by this Agreement (the "Closing") shall take place by the exchange of documents by facsimile, .pdf or other electronic means at 9:00 a.m., Houston time, on a date that is five (5) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date), unless another date or place is agreed to in writing by Purchaser and Seller; provided, however, that if the last condition to Closing to be satisfied is the condition set forth in Section 8.1(a) (other than any such conditions which by their nature cannot be satisfied until the Closing Date) and the Marketing Period has ended, then the Closing shall occur no later than one (1) Business Day following the meeting at which the Purchaser Stockholder Approval is obtained; provided, further, that if the Marketing Period has not ended at the time of the satisfaction or waiver of each of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of conditions, then the Closing shall not occur until the earlier of (i) a Business Day during the Marketing Period as may be specified by Purchaser on no less than two Business Days' prior notice to the Company and (ii) the second Business Day immediately following the final Business Day of the Marketing Period (subject, in each case to the satisfaction or waiver of each of the conditions set forth in Article VIII as of the date determined pursuant to this proviso). For purposes of this Agreement "Closing Date" shall mean the date on which the Closing occurs.

        (b)   At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 2.7(c), Seller shall deliver or cause to be delivered to Purchaser, the following:

            (i)  a counterpart to an Assignment of the Subject Securities in the form attached hereto as Exhibit B (the "Assignment"), duly executed by Seller;

           (ii)  an executed certificate of non-foreign status that meets the requirements set forth in Treasury Regulations Section 1.1445-2(b)(2) in the form attached hereto as Exhibit C;

          (iii)  a certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been fulfilled;

          (iv)  the resignation or removal (effective as of Closing) of each manager, officer and director of the Company (unless otherwise directed by Purchaser in writing at least two (2) Business Days prior to Closing);

           (v)  an Assignment of the Excluded Assets in the form attached hereto as Exhibit D, duly executed by the Company and Seller;

          (vi)  a counterpart to a Stockholders' Agreement in the form attached hereto as Exhibit G (the "Stockholders' Agreement"), duly executed by Seller and EnCap Energy Fund X, L.P.;

         (vii)  a counterpart to the Registration Rights Agreement in the form attached hereto as Exhibit F (the "Registration Rights Agreement"), duly executed by Seller;

        (viii)  a counterpart to an Escrow Agreement, duly executed by Seller;

          (ix)  a counterpart to a Transition Services Agreement, in the form attached hereto as Exhibit H, duly executed by Felix Administrative Services, LLC and the Company;

           (x)  (i) "payoff letters" in respect of each of the Specified Facilities, in each case, providing for the release of liens relating to such Specified Facility at the Closing subject only to payment of a "payoff amount" specified therein, in all respects reasonably satisfactory to Purchaser (each, a

  "Payoff Letter") and (ii) documentation evidencing termination of the Company's obligations under the Felix Water Facility, if any;

          (xi)  with respect to any Transaction Costs to be paid by Purchaser on behalf of the Company pursuant to Section 2.7(c)(ii), an invoice from the applicable payee(s) specifying the amount of Transaction Costs to be paid to such payee at Closing (each, an "Invoice"); and

         (xii)  all other documents and instruments reasonably requested by Purchaser from Seller that are necessary to consummate the transactions contemplated to be effected at Closing by this Agreement.

        (c)   At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 2.7(b), Purchaser shall deliver or cause to be delivered, among other things, the following:

            (i)  to the accounts designated in each Payoff Letter, a wire transfer of immediately available funds of the amount specified in each Payoff Letter (the "Debt Payoff Amount");

           (ii)  to each Person to which any Transaction Costs are owed and unpaid at the Closing, a wire transfer of the amount specified in the Invoice of each such Person to the account(s) designated in the applicable Invoice (the "Transaction Costs Payoff Amount");

          (iii)  to the Escrow Agent to the account(s) specified in the Escrow Agreement, a number of shares of Common Stock equal to the Indemnification Holdback Amount, divided by the Per Share Price (the "Escrowed Shares"), to be held in the Indemnification Escrow Account; and

          (iv)  to Seller:

            (A)  to the account(s) designated in the Preliminary Settlement Statement, a wire transfer of immediately available funds of the Cash Closing Payment;

            (B)  the Equity Consideration Shares, issued in the name of Seller;

            (C)  a counterpart to the Assignment, duly executed by Purchaser;

            (D)  a certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

            (E)  a counterpart to the Stockholders' Agreement, duly executed by Purchaser;

            (F)  a counterpart to the Registration Rights Agreement, duly executed by Purchaser;

            (G)  a counterpart to the Escrow Agreement, duly executed by Purchaser and the Escrow Agent; and

            (H)  all other documents and instruments reasonably requested by Seller from Purchaser that are necessary to consummate the transactions contemplated to be effected at Closing by this Agreement.

        2.8    Withholding Taxes.     Notwithstanding anything in this Agreement to the contrary, to the extent that Purchaser and each of its Affiliates, as applicable, reasonably determines that it is required by applicable Law to deduct or withhold from any amounts otherwise payable to any Person pursuant to this Agreement, Purchaser and each of its Affiliates shall be entitled to deduct or withhold any amount required to be deducted or withheld with respect to the making of such payment under applicable Law; provided that Purchaser shall use commercially reasonable efforts to promptly notify the Seller of any such determination, and the Parties shall cooperate in good faith to minimize to the extent permissible under applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent that such amounts are so properly deducted or withheld and paid over to the relevant Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth in the disclosure letter dated as of the Execution Date and delivered by Seller to Purchaser on or prior to the Execution Date (the "Seller Disclosure Letter") (subject to Section 11.3) and subject to the provisions of this Article III and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser as follows:

        3.1    Organization, Standing and Power.     Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        3.2    Ownership of Subject Securities.

        (a)   Seller is the record and beneficial owner of all of the Subject Securities, free and clear of all Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws or the applicable Organizational Documents of the Company).

        (b)   At the Closing, the delivery by Seller to Purchaser of the Assignment will vest Purchaser with good and valid title to all of the Subject Securities, free and clear of all Encumbrances (other than restrictions on transfer pursuant to applicable securities Laws or the Organizational Documents of the Company and Encumbrances arising by, through or under Purchaser or its Affiliates).

        3.3    Authority; No Violations; Consents and Approvals.

        (a)   Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due and valid execution of this Agreement by Purchaser, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at Law (collectively, "Creditors' Rights").

        (b)   The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Seller, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Seller under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Seller is a party or by which it or any of its properties or assets are bound, or (iii) assuming the Consents referred to in Section 3.4 are duly and timely obtained or made, contravene, conflict with or result in a violation of any Law applicable to Seller or any of its properties or assets, other than, in the case of clauses (ii) and (iii) any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        3.4    Consents.    No Consent from any Governmental Entity is required to be obtained or made by Seller in connection with the execution, delivery and performance of this Agreement by Seller or the consummation by Seller of the Transactions, except for any filings to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto.

        3.5    Litigation.    As of the Execution Date, there is no (a) Proceeding pending, or, to the knowledge of Seller, threatened against Seller or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding and unsatisfied against the Seller, in each case, seeking to prevent the consummation of, or seeking material damages in connection with, the transactions contemplated hereby.

        3.6    Bankruptcy.    There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened in writing against, Seller.

        3.7    Accredited Investor; Investment Intent.     Seller is an accredited investor as defined in Regulation D under the Securities Act. Seller is acquiring the Equity Consideration Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

        3.8    Ownership of Purchaser Securities.     The private equity funds controlled by EnCap Investments L.P. (but expressly excluding its portfolio companies or any other Affiliate of EnCap Investments L.P.) and Felix Parent and its Subsidiaries, including Seller, beneficially owns shares of Common Stock of Purchaser representing, in the aggregate, less than one percent 1% of the total outstanding shares of Common Stock of the Purchaser, including, without limitation, any derivatives securities, and whether or not any such Person has the right to acquire beneficial ownership thereof within sixty (60) days or within any longer or shorter period of time.

        3.9    Brokers.    Except for the fees and expenses payable to Jefferies, LLC, which fees and expenses shall be borne by Seller, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

        Except as set forth in the disclosure letter dated as of the Execution Date and delivered by the Company to Purchaser on or prior to the Execution Date (the "Company Disclosure Letter") (subject to Section 11.3) and subject to the provisions of this Article IV and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser as follows:

        4.1    Organization, Standing and Power.     The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (a "Company Material Adverse Effect"). Seller has heretofore made available to Purchaser complete and correct copies of the Organizational Documents of the Company, each as amended prior to the execution of this Agreement, and each as made available to Purchaser is in full force and effect, and the Company is not in violation of any of the provisions of such Organizational Documents.

        4.2    Capital Structure.

        (a)   The Subject Securities have been duly authorized, are validly issued and outstanding, fully paid and non-assessable and were not issued in violation of any Right. Seller is the sole member of the Company, and the Subject Securities constitute all of the issued and outstanding Interests of the Company and there are no equity equivalents, interests outstanding or in existence.

        (b)   Except as expressly set forth in the Organizational Documents of the Company, (i) there are no outstanding preemptive or other outstanding Rights with respect to the Subject Securities, (ii) there are no, and the Subject Securities were not issued in violation of any, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character, contingent or not, relating to or entitling any Person to purchase or otherwise acquire any Interest of or in the Company or requiring the Company to issue, transfer, convey, assign, redeem, repurchase or otherwise acquire or sell any Interests or Rights in or of the Company, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the Subject Securities or Interests in or of the Company and (iv) no Interests of the Company are reserved for issuance and there is no obligation of the Company to issue or sell any Interests of the Company. The Subject Securities are not certificated.

        (c)   Except for the Excluded Subsidiaries, the Company does not own, directly or indirectly, any Interests of or in, any Person.

        4.3    No Violations; Consents and Approvals.     The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (a) contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company, (b) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any provision of any loan or credit agreement, note, bond, debenture, mortgage, indenture, or Contract to which the Company is a party or by which its respective properties or assets are bound or (c) assuming the Consents referred to in Section 3.4 are duly and timely obtained or made, contravene, conflict with or result, in any material respect, in a violation of any Law applicable to the Company or any of its properties or assets, other than, in the case of clauses "(b)" and "(c)," any such contraventions, conflicts, violations, defaults, accelerations, losses or Encumbrances that would not be material to the Company.

        4.4    Financial Statements.

        (a)   The Company has delivered to Purchaser copies of (a) the audited balance sheet and statements of income and cash flow of the Company and members' equity of Seller for the fiscal years ended December 31, 2016, December 31, 2017 and December 31, 2018 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) (the "Audited Financial Statements") and (b) the unaudited interim financial statements of the Company (including the unaudited balance sheet and the related statements of income and cash flows) as of September 30, 2019 and the related statements of income and cash flows of the Company for the nine (9) month period then ended (collectively, and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly presents in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments which will not be material) the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated subsidiaries for the periods presented therein. The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Financial Statements present fairly in all material respects the consolidated financial position and results of operations of the Company and, where applicable, its Subsidiaries at the dates and for the periods indicated.

        (b)   The Company has established and maintains a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Company's financial reporting and the preparation of the Company's financial statements for external purposes in accordance with GAAP.

        4.5    Absence of Certain Changes or Events.

        (a)   From December 31, 2018 through the Execution Date, there has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

        (b)   From September 30, 2019 (the "Balance Sheet Date") through the Execution Date:

            (i)  the Company has conducted its business in the ordinary course of business in all material respects;

           (ii)  there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, including the Company Oil and Gas Properties, whether or not covered by insurance; and

          (iii)  except for entry into Company Contracts that are listed on Schedule 4.17 of the Company Disclosure Letter, the Company has not taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken after the Execution Date, would (without Purchaser's prior written consent) have constituted a breach of any of the covenants set forth in Sections 6.1(b)(i), (ii), (iii), (iv), (vi), (vii), (viii), (xiii), (xiv), (xvii) or, to the extent relating to an action described by any of the foregoing (xviii).

        4.6    No Undisclosed Material Liabilities.     There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of the Balance Sheet Date; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date; (d) Transaction Costs; (e) liabilities incurred as permitted under Section 6.1(b)(ix); and (f) liabilities that would not reasonably be expected to be material to the Company. Since December 31, 2018, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

        4.7    Company Permits; Compliance with Applicable Law.

        (a)   The Company holds, or, where Company Oil and Gas Properties are not operated by the Company, to the knowledge of Seller, the operator of the Company Oil and Gas Properties holds, and at all times since the Balance Sheet Date held, all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate its respective properties and assets and for the lawful conduct of its business as it was or is now being conducted (collectively, the "Company Permits"), and has paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment would not reasonably be expected to be material to the Company. All Company Permits are in full force and effect, and there has occurred no material default under any Company Permit and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Seller, threatened, and the Company is in compliance with the terms of the Company

Permits, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to be material to the Company.

        (b)   The business of the Company is not currently being conducted, and at no time since December 31, 2017 has been conducted, in violation of or noncompliance with any applicable Law, except for violations that would not reasonably be expected to be material to the Company. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of Seller, threatened, other than those the outcome of which would not reasonably be of material impact to the Company.

        4.8    Compensation; Benefits.

        (a)   The Company and its Subsidiaries do not sponsor or maintain, contribute to or have any obligation to contribute to any Employee Benefit Plans, or have any current or contingent liability in respect of, any Employee Benefit Plan other than indirect contributions the Company is obligated to make pursuant to intracompany cost allocation arrangements that will be terminated at or prior to Closing.

        (b)   Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has an obligation to contribute to, or has any current or contingent liability or obligation under or with respect to any (i) plan that is subject to Title IV of ERISA (including a "multiemployer plan" within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code, (ii) a "multiple employer plan" within the meaning of Section 413(c) of the Code or (iii) a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

        (c)   No event has occurred, and to the knowledge of Seller, no condition exists that would, by reason of the Company's affiliation with its Aggregated Group, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Laws.

        4.9    Labor Matters.

        (a)   The Company and its Subsidiaries do not have any employees on their payroll. Schedule 4.9(a) of the Company Disclosure Letter sets forth each Contract to which the Company is a party and through which it receives the services of any individuals acting in the capacity of independent contractor.

        (b)   Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other agreement with, and no employee of the Company or its Subsidiaries is represented by, any labor union, works council, or other labor organization or similar representative of employees. There is no pending or, to the knowledge of Seller, threatened union representation petition involving employees of the Company or its Subsidiaries.

        (c)   There is no, and for the past six (6) years there has been no, strike, dispute, slowdown, work stoppage, lockout or other similar labor disruption, pending, or, to the knowledge of Seller, threatened in writing, against or involving the Company or any of its Subsidiaries.

        (d)   The Company and its Subsidiaries are in compliance in all material respects with applicable Laws respecting labor, employment and employment practices, and there are no Proceedings pending or, to the knowledge of Seller, threatened in writing, against the Company or any of its Subsidiaries, by or on behalf of any applicant for employment or any employee of the Company, relating to any of the foregoing applicable Law.

        4.10    Taxes.

        (a)   (i) All income and other material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, (ii) all material amounts of Taxes owed by the Company that are or have become due have been paid in full, (iii) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in all material respects, and (iv) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the assets of the Company that arose in connection with any failure to pay any Tax.

        (b)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material amount of Tax by the Company.

        (c)   There are no (i) outstanding material claims, assessments or deficiencies against the Company for any Taxes that have been asserted in writing by any Governmental Entity, or (ii) Proceedings pending or, to the knowledge of Seller, threatened regarding any material Taxes of the Company or the assets of the Company.

        (d)   The Company has at all times since its formation been properly classified as a partnership or an entity disregarded as separate from Seller, and is currently classified as an entity disregarded as separate from Seller, for U.S. federal income Tax purposes.

        (e)   The Company is not a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is Company, or (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). The Company does not have any material liability for Taxes of any Person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by reason of assumption, operation of Law, or otherwise.

        (f)    The Company has not participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations § 1.6011-4(b)(2).

        (g)   No written claim or nexus inquiry has been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to material taxation by, or required to file any Tax Return in, that jurisdiction.

        (h)   The Company will not be required to include any material item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date that was realized (and reflects economic income) prior to the Closing, including as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) election pursuant to Section 108(i) of the Code, (iv) change in method of accounting for a taxable period ending on or prior to the Closing Date, (v) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign Law).

        (i)    The Company has never been a member of a Consolidated Group for federal or state income Tax purposes (other than a Consolidated Group of which the Company is the common parent).

        (j)    None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

        (k)   For the purposes of this Section 4.10, any reference to the Company shall be deemed to include (i) any Person that merged with or was liquidated or converted into the Company, and (ii) as applicable, any Subsidiaries of the Company.

        (l)    Notwithstanding any other provision in this Agreement, the representations and warranties in Section 4.8 and in this Section 4.10 are the only representations and warranties in this Agreement with respect to the Tax matters of the Company.

        4.11    Litigation.    There is no material (a) Proceeding pending, or, to the knowledge of Seller, threatened against the Company or any of the Company Oil and Gas Properties or (b) judgment, decree, consent order, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding and unsatisfied against the Company. As of the Execution Date, there are no Proceedings pending, or, to the knowledge of Seller, threatened, in which the Company is or may be party affecting the execution and delivery of this Agreement or any Transaction Document by the Company or the consummation of the Transactions.

        4.12    Intellectual Property.

        (a)   The Company owns or has the right to use all material Intellectual Property used in or necessary for the operation of its business as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances.

        (b)   To the knowledge of Seller, the use of the Company Intellectual Property by the Company in the operation of its business as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that are not reasonably expected to be material to the Company.

        (c)   Except as has not been and would not reasonably be expected to be material to the Company, the Company has taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the business of the Company as presently conducted.

        (d)   The IT Assets owned, used, or held for use by the Company (i) are sufficient for the current needs of the business of the Company in all material respects; (ii) have not malfunctioned or failed within the past three years in any material respect and (iii) to the knowledge of Seller are free from any malicious code.

        (e)   Except as has not been and would not reasonably be expected to be material to the Company, the Company has used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by the Company. To the knowledge of Seller, there has been no unauthorized access to or unauthorized use of any material IT Assets, Personal Information or trade secrets owned or held for use by the Company.

        4.13    Real Property.     Except as would not reasonably be expected to be material to the Company, and with respect to clauses (a) and (b), except with respect to any of the Company Oil and Gas Properties, (a) the Company has good, valid and defensible title to all material real property owned by the Company (collectively, the "Company Owned Real Property") and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company (collectively, including the improvements thereon, the "Company Material Leased Real Property") free and clear of all Encumbrances and defects and imperfections, except Permitted Encumbrances, (b) each agreement under which the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a "Company Material Real Property Lease") is in full force and effect and is valid and enforceable against the Company and, to the knowledge of Seller, the other parties thereto, in accordance with its terms, subject, as to enforceability, to Creditors' Rights, and neither the Company, or to the knowledge of Seller, any other party thereto, has received written notice of any default under any Company Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Seller, threatened, condemnation or eminent domain Proceedings that affect any of the Company Oil and Gas Properties, Company Owned Real Property or Company

Material Leased Real Property, in each case, operated by the Company or, to the knowledge of the Company, operated by any other party.

        4.14    Rights-of-Way.    With respect to Assets operated by the Company, the Company has, and, to the knowledge of the Company, with respect to Assets operated by any other Person, such Person has, such Consents, easements, rights-of-way, permits, Surface Agreements and licenses from each Person (collectively "Rights-of-Way") as are sufficient to conduct its business as it is presently conducted in the ordinary course in all material respects. The Company has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conducts its business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be material to the Company. All pipelines operated by the Company are located on or are subject to valid Rights-of-Way, or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        4.15    Oil and Gas Matters.

        (a)   The factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the reserve report prepared by Netherland, Sewell & Associates, Inc. (in such capacity, the "Company Independent Petroleum Engineers") relating to the Company interests referred to therein as of December 31, 2018 (the "Company Reserve Report"), by or on behalf of the Company that was material to such firm's estimates of proved oil and gas reserves attributable to the Company Oil and Gas Properties in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all material respects. The oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and, except as would not reasonably be expected to have a Company Material Adverse Effect, such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Except as would not reasonably be expected to be material to the Company, with respect to Assets operated by the Company (except as expressly provided otherwise in clause (iii) below) (i) all rentals, shut-ins, deferred bonuses and similar payments owed by the Company to any Person or individual under (or otherwise with respect to) any (1) Oil and Gas Leases that are Company Oil and Gas Properties and (2) Other Wells have been properly and timely paid or contested in good faith in the ordinary course of business by the Company, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens due by the Company with respect to any (1) Company Oil and Gas Properties or (2) Other Wells have been timely and properly paid by the Company or contested in good faith in the ordinary course of business (other than any such Production Burdens which are being held in suspense by the Company in accordance with applicable Law) and (iii) the Company has not, and, to Seller's knowledge, no Third Party operator has, violated in any material respect any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Company Oil and Gas Properties.

        (c)   Proceeds from the sale of Hydrocarbons produced from the Company Oil and Gas Properties with respect to the Company's interest therein are being received by the Company, in all material respects, in a timely manner (other than those being contested in good faith in the ordinary course of business) and are not being held in suspense (by the Company, any Third Party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions and the receipt of division orders for execution for recently drilled Wells.

        (d)   Except as would not reasonably be expected to be material to the Company, except for Permitted Encumbrances, all of the Company Wells and all Other Wells that were drilled by the Company (or Felix Parent or its Subsidiaries) or, to the knowledge of Seller, by any other Person, have been drilled, completed and operated within the limits permitted by (i) the applicable Oil and Gas Lease(s), the applicable Contracts entered into by the Company related to such Company Wells and Other Wells, (ii) the applicable pooling or unit agreements and (iii) in accordance with applicable Law, and all drilling and completion (and Plugging and Abandonment) of such Company Wells and Other Wells that were drilled and completed (and Plugged and Abandoned) by the Company or, to the knowledge of Seller, by any other Person, have been conducted in compliance with all such applicable Oil and Gas Lease(s), Contracts, pooling and unit agreements and applicable Law. (i) No Company Well or Other Well operated by the Company (or Felix Parent or its Subsidiaries) or, to the knowledge of Seller, by any other Person is subject to penalties or allowances on or after the Effective Time because of any overproduction or any other violation of Laws, and (ii) there are no Company Wells, Other Wells, dry holes, shut in or otherwise inactive wells, in each case operated by the Company (or Felix Parent or its Subsidiaries) or, to the knowledge of Seller, by any other Person and located on the Oil and Gas Leases of the Company or located on lands burdened by the Oil and Gas Leases or on lands pooled or unitized therewith that (x) the Company is currently obligated by any Law or Contract to Plug and Abandon; or (y) have been Plugged and Abandoned in a manner that does not comply in all material respects with Law.

        (e)   Except for (i) customary post-closing consents, (ii) notices to co-owners, operators and purchasers that are not required under the Oil and Gas Leases or Contracts to be delivered until after Closing, and (iii) approval under the HSR Act, Schedule 4.15(e) of the Company Disclosure Letter is a complete and accurate list of (x) the Company Oil and Gas Properties that require any Third Party consents to any change of control of the Company or (y) any preferential purchase rights, rights of first offer, rights of first refusal, or similar right to a Third Party that would become operative as a result of the Transactions.

        (f)    There are no Company Wells for which Seller or any Affiliate of Seller (other than the Company) serves as operator.

        (g)   Schedule 4.15(g) of the Company Disclosure Letter sets forth the balance of all Imbalances as of the dates indicated therein, other than Imbalances not in excess of $250,000 in the aggregate.

        (h)   All of the Company Leases are described on Annex G.

        4.16    Environmental Matters.     Except for those matters that would not reasonably be expected to, individually or in the aggregate, result in the Company or any of its Affiliates incurring material liabilities, as of the Execution Date and (other than Environmental Defects existing as of the end of the Examination Period) as of the Closing Date:

        (a)   the Company and its operations and assets are and, since the Applicable Date, have been in compliance with Environmental Laws, which compliance includes, and since the Applicable Date has included, obtaining, maintaining and complying with all Company Permits required under Environmental Laws;

        (b)   the Company is not subject to any pending or, to the Company's knowledge, threatened Proceedings under Environmental Laws;

        (c)   there has been no Release of, or exposure of any Person to, any Hazardous Materials (A) by the Company or any of its Affiliates; (B) at any property currently or, to the knowledge of Seller, formerly owned or operated by the Company; or (C) to the knowledge of Seller, by any predecessors of the Company, in each case which would reasonably be expected to result in liability to the Company or any Affiliates under Environmental Law; and

        (d)   the Company has not received any written notice asserting a violation of, or liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned or operated by the Company, or at or from any offsite location where Hazardous Materials from the Company's operations have been sent for treatment, disposal, storage or handling.

The representations and warranties in this Section 4.16 represent the sole and exclusive representations and warranties with respect to environmental matters, including the Company's and its Affiliates' compliance with Environmental Laws.

        4.17    Material Contracts.

        (a)   Schedule 4.17 of the Company Disclosure Letter sets forth a true and complete list, as of the Execution Date, of all Contracts of the types described below:

            (i)  each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties (other than Company Leases) with respect to which the Company reasonably expects that the Company will make annual payments in excess of $1,000,000 or aggregate payments in excess of $5,000,000;

           (ii)  each contract relating to Indebtedness or the deferred purchase price of property by the Company (whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000;

          (iii)  any acquisition or divestiture contract that contains "earn-out" or other similar contingent payment obligations (other than asset retirement obligations, Plugging and Abandonment obligations and other reserves of the Company set forth in the Company Reserve Report), that would reasonably be expected to result in annual payments in excess of $5,000,000;

          (iv)  any contract pursuant to which the Company has paid amounts associated with any Production Burden in excess of $1,000,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it will make payments associated with any Production Burden in any of the next three (3) succeeding fiscal years that could, based on current projections, exceed $1,000,000 annually;

           (v)  each contract for lease of personal property or real property (other than Company Leases) involving payments in excess of $1,000,000 in any calendar year or aggregate payments in excess of $5,000,000 that are not terminable without penalty or other liability to the Company (other than any ongoing obligation pursuant to such contract that is not caused by any such termination) within sixty (60) days, other than contracts related to drilling rigs;

          (vi)  each contract that is a non-competition contract or other contract that (A) purports to limit in any material respect either the type of business in which the Company (or, after the Closing Date, Purchaser or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business (including any contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision), (B) could require the disposition of any material assets or line of business of the Company (or, after the Closing Date, Purchaser or its Subsidiaries) or (C) prohibits or limits the rights of the Company to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

         (vii)  each contract, to the extent pending, to acquire, sell (or option to purchase or sell), lease farmout, exchange or otherwise dispose of (A) any material amount of the assets or properties of the Company or (B) any material Company Oil and Gas Properties, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

        (viii)  each ISDA Master Agreement or any other Contract for any Derivative Transaction;

          (ix)  each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Company Oil and Gas Properties of the Company;

           (x)  each joint development agreement (including all such Contracts containing unfulfilled obligations for the Company to drill additional wells), joint operating agreement, exploration agreement, participation, area of mutual interest agreements, drag-along agreements, put agreements, call agreements, farmout, farmin or program agreement or similar Contracts for which any terms remain executory and which materially affect the Company Oil and Gas Properties, other than continuous development obligations under Oil and Gas Leases;

          (xi)  each collective bargaining agreement to which the Company is a party or is subject;

         (xii)  each agreement under which the Company has advanced or loaned any amount of money to any of its officers, directors, employees or consultants;

        (xiii)  any contract that provides for the sale by the Company of Hydrocarbons or any Hydrocarbon marketing, transportation, gathering, processing, storage or similar contract that has a remaining term of greater than sixty (60) days and does not allow the Company to terminate it without penalty to the Company within sixty (60) days or provides for "take-or-pay," call upon production or the option to purchase similar rights with respect to the Company Oil and Gas Properties or to the production therefrom or the processing thereof, minimum volume commitment or a dedication of production;

        (xiv)  each contract for any Company Related Party Transaction;

         (xv)  other than matters arising out of non-consent or similar elections, any contracts under which the Company has the right to be "carried" by another Person (i.e., have another Person pays its share of costs and expenses) or the obligation to "carry" another Person (i.e., pay the costs and expenses of another Person) with respect to, or in connection with, the ownership, operation or development of the Company Oil and Gas Properties;

        (xvi)  any surface use agreement, surface lease or sublease, contract or other arrangement providing the Company with the right to operate on, access and otherwise use the parcel, plot tract or surface estate subject to such agreement, surface lease or sublease, contract or other arrangement in connection with the Business or otherwise (collectively, the "Surface Agreements") and any agreement pursuant to which the Company assigns or otherwise grants any other Person any rights under the Surface Agreement;

       (xvii)  each contract that provides for the supply, gathering, transportation, or disposition of fresh and produced water, other than any such contract that would not be reasonably expected to involve annual expenditures or revenues of less than $200,000; and

      (xviii)  each agreement that contains any "most favored nation" or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Company Oil and Gas Properties, to which the Company or its Affiliates is subject, and is material to the business of the Company, taken as a whole.

        (b)   Collectively, the contracts that are required to be set forth in Section 4.17(a) are herein referred to as the "Company Contracts." A complete and correct copy of each of the Company Contracts has been made available to Purchaser. Except as would not reasonably be expected to be adverse to the Company in any material respect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and, to the knowledge of Seller, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors' Rights. Except as would not reasonably be expected to be adverse to the Company in any material respect, the Company is not in breach or default under any Company Contract nor, to the knowledge of Seller, is any other party to any such Company Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, or, to the knowledge of Seller, any other party thereto. There are no disputes pending or, to the knowledge of Seller, threatened with respect to any Company Contract and the Company has not received any written notice of the intention of any other party to any Company Contract to terminate for default, convenience or otherwise any Company Contract, nor to the knowledge of Seller, is any such party threatening to do so, in each case except as has not been or would not reasonably be expected to be adverse to the Company in any material respect.

        4.18    Derivative Transactions.

        (a)   All Derivative Transactions entered into by the Company or for the account of any of its customers as of the Execution Date were entered into in accordance with applicable Laws, and, in all material respects, in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company, and were entered into with counterparties reasonably believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

        (b)   The Company has duly performed in all material respects all of its material obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

        (c)   Schedule 4.18(c) of the Company Disclosure Letter accurately summarizes, in all material respects, the outstanding positions under any Derivative Transaction of the Company, including Hydrocarbon and financial positions under any Derivative Transaction of the Company attributable to the production and marketing of the Company, as of the dates reflected therein.

        4.19    Insurance.    Set forth on Schedule 4.19 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company as of the Execution Date (collectively, the "Company Insurance Policies"). Each of the Company Insurance Policies is in full force and effect on the Execution Date and a true, correct and complete copy of each Company Insurance Policy has been made available to Purchaser. All premiums payable under the Company Insurance Policies prior to the Execution Date have been duly paid to date, and the Company has not taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a material breach or default under, or permit a termination of, any of the Company Insurance Policies. As of the Execution Date, no written notice of cancellation or termination has been received with respect to any Company Insurance Policy. From January 1, 2017 to the Execution Date, the Company has not received any written notice, or any other written communication, regarding any refusal of any material coverage or rejection of any material pending claim under any Company Insurance Policy. To the knowledge of Seller, there are no claims under such Company Insurance Policies that are reasonably likely to exhaust the applicable limit of liability.

        4.20    Bankruptcy.    There are no bankruptcy, reorganization, or receivership proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened in writing against, the Company.

        4.21    Bank Accounts.     Schedule 4.21 of the Company Disclosure Letter sets forth a list of all deposit, demand, savings, passbook, security or similar accounts maintained by the Company with any bank or financial institution, the names and addresses of the banks or financial institutions maintaining each such account and the authorized signatories on each such account.

        4.22    Brokers.    Except for the fees and expenses payable to Jefferies, LLC, which fees and expenses shall be borne by Seller, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

        4.23    Regulatory Matters.

        (a)   The Company is not an "investment company" within the meaning of the U.S. Investment Company Act of 1940.

        (b)   All natural gas pipeline systems and related facilities constituting the Company's properties are (i) "gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

        4.24    Information Supplied.     None of the information supplied or to be supplied by Seller with respect to the Company for inclusion in the Proxy Statement or the Offering Documents will, with respect to the Proxy, at the date it is first mailed to stockholders of Purchaser and at the time of the Purchaser Stockholder Meeting and, with respect to the Offering Documents, as of the pricing and closing of any Financing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        4.25    No Other Agreement to Sell.     Except as otherwise required pursuant to customary preferential purchase rights and similar terms contained in any Oil and Gas Lease or joint operating agreement, the Company does not have any legal obligation, absolute or contingent, to any other Person with respect to the sale, encumbrance or other transfer of any material portion of the Company Oil and Gas Properties (other than sales of Hydrocarbons in the ordinary course of business) or the Subject Securities or any other equity securities of Seller or the Company.

        4.26    Non-Consent Elections.     Except as reflected in the interests set forth on Annex C, as of the Execution Date, the Company has not elected or been deemed to have elected to "non-consent," or failed to participate in, the drilling or reworking of a well, any seismic program or any other operation which would cause Seller or the Company to lose or forfeit any interests in the wells constituting part of the Company Oil and Gas Properties under any applicable operating agreement, with respect to which the Company's interest has not reverted (due to earn-in or similar concept) prior to the Effective Time.

        4.27    Outstanding Capital Commitments.     As of the Execution Date there are no outstanding authorizations for expenditure or similar request or invoice for funding or participation under any Contract which are binding on the Company or the Oil and Gas Properties and which Seller reasonably anticipates will require expenditures by the attributable to periods on or after the Effective Time in excess of Two Million Dollars ($2,000,000) (net to the Company's Working Interests).

        4.28    No Additional Representations.     Notwithstanding anything contained in this Agreement to the contrary, Seller represents, acknowledges and agrees that neither Purchaser nor any other Person has made or is making any representations or warranties relating to Purchaser or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Purchaser in Article V and the certificate delivered pursuant to Section 2.7(c)(iv)(D), including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding Purchaser furnished or made available to Seller, or any of its Representatives and that Seller has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Seller acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Seller or any of its Affiliates or Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Transactions) and except for the representations and warranties made by Purchaser in Article V and the certificate delivered pursuant to Section 2.7(c)(iv)(D), any oral or written information presented to Seller or any of its Affiliates or Representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Except as set forth in the disclosure letter dated as of the Execution Date and delivered by Purchaser to Seller on or prior to the Execution Date (the "Purchaser Disclosure Letter") (subject to Section 11.3) and except as disclosed in the Purchaser SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and available on EDGAR since December 31, 2017 and prior to the Execution Date (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature (but, for clarity, including any historical factual information contained within such headings, disclosure or statements)), Purchaser represents and warrants to Seller as follows:

        5.1    Organization, Standing and Power.     Each of Purchaser and its Subsidiaries is a corporation, partnership, limited liability company or other entity duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted, other than, in the case of Purchaser's Subsidiaries, where the failure to be so organized or to have such power, authority or standing would not reasonably be expected to be materially adverse to Purchaser and its Subsidiaries, taken as a whole. Each of Purchaser and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser (a "Purchaser Material Adverse Effect"). Purchaser has heretofore made available to Seller complete and correct copies of its Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Seller is in full force and effect, and Purchaser is not in violation of any of the provisions of such Organizational Documents.

        5.2    Capital Structure.

        (a)   As of the Execution Date, the authorized capital stock of Purchaser consists of (i) 2,000,000,000 shares of Common Stock and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock" and, together with the Common Stock, the "Capital Stock"). At the close of business on October 30, 2019 (the "Measurement Date"): (A) 416,740,907 shares of Common Stock were issued and outstanding and (B) no shares of Preferred Stock were issued and outstanding.

        (b)   All outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any Right. All outstanding shares of Common Stock have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) Purchaser's Organizational Documents. As of the close of business on the Measurement Date, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Purchaser or any of its Subsidiaries any capital stock of Purchaser or securities convertible into or exchangeable or exercisable for capital stock of Purchaser (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Purchaser that are owned by Purchaser, or a direct or indirect wholly-owned Subsidiary of Purchaser, are free and clear of all Encumbrances, other than Permitted Encumbrances, and have been duly authorized, validly issued, fully paid and nonassessable. Except for changes since the Measurement Date resulting from the exercise of stock options outstanding at such date (and the issuance of shares of Common Stock thereunder, which were reserved for issuance as set forth in Section 5.2(a) ), or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (A) no shares of Capital Stock, (B) no Voting Debt or other voting securities; (C) no securities of Purchaser or any Subsidiary of Purchaser convertible into or exchangeable or exercisable for shares of Capital Stock or Voting Debt or other voting securities of Purchaser, and (D) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Purchaser or any Subsidiary of Purchaser is a party or by which it is bound in any case obligating Purchaser or any Subsidiary of Purchaser to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Capital Stock or any Voting Debt or other voting securities of Purchaser, or obligating Purchaser or any Subsidiary of Purchaser to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Purchaser or its Subsidiaries is a party or by which it is bound relating to the voting of any shares of Capital Stock or other equity interest of Purchaser or its Subsidiaries. No Subsidiary of Purchaser owns any shares of Common Stock or any other shares of Common Stock. As of the Execution Date, neither Purchaser nor any of its Subsidiaries holds, or has a commitment to acquire, any Interests of any Person other than wholly-owned Subsidiaries of the Company.

        5.3    Authority; No Violations; Consents and Approvals.

        (a)   Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly authorized by all necessary corporate action on the part of Purchaser (subject to obtaining Purchaser Stockholder Approval). This Agreement has been duly executed and delivered by Purchaser, and, assuming the due and valid execution of this Agreement by Seller, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject, as to enforceability, to Creditors' Rights. On or prior to the Execution Date, the Purchaser Board, at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Securities Issuances, and (ii) resolved to recommend that the holders of Common Stock approve the Securities Issuances (such recommendation described in clause (ii), the "Board Recommendation"). The Purchaser Stockholder Approval is the only vote of the holders of any class or series of Capital Stock necessary to approve the Securities Issuances.

        (b)   Except for receipt of the Purchaser Stockholder Approval, filings as required under the HSR Act, filings that will be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Laws, the execution, delivery and performance of this Agreement by Purchaser does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the

Organizational Documents of Purchaser (assuming that the Purchaser Stockholder Approval is obtained), (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, debenture, mortgage, indenture, or Contract to which Purchaser is a party or by which Purchaser or any of its respective Subsidiaries or their respective properties or assets are bound or (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Purchaser Stockholder Approval has been obtained, contravene, conflict with or result, in any material respect, in a violation of any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) any such contraventions, conflicts, violations, defaults, accelerations, losses or Encumbrances that would not be material to Purchaser.

        (c)   Except for this Agreement, Purchaser is not party to any contract, arrangement or other commitment that entitles any Person to appoint one or more directors to the Purchaser Board.

        5.4    Consents.    No Consent from any Governmental Entity is required to be obtained or made by Purchaser or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Purchaser or the consummation by Purchaser of the Transactions, except for: (a) any filings to be made under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a proxy statement in preliminary and definitive (the "Proxy Statement") form relating to the Purchaser Stockholder Meeting to be held for the purposes of obtaining the Purchaser Stockholder Approval and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) filings with the NYSE; (d) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws or Takeover Laws; and (e) any such Consent that the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

        5.5    SEC Documents; Financial Statements.

        (a)   Since December 31, 2018, Purchaser has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished under the Securities Act or the Exchange Act, respectively, (such forms, reports, certifications, schedules, statements and documents, collectively, the "Purchaser SEC Documents"). As of their respective dates, each of the Purchaser SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained, when filed (or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The financial statements of Purchaser included in the Purchaser SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed (or if amended prior to the Execution Date, as of the date of such amendment) with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Purchaser and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Purchaser and its consolidated Subsidiaries for the periods presented therein.

        (c)   Purchaser has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to reasonably ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective to reasonably ensure that all information required to be disclosed in any Purchaser SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Purchaser's financial reporting and the preparation of Purchaser financial statements for external purposes in accordance with GAAP. There (A) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Purchaser or its Subsidiaries, (B) is not, and since January 1, 2019 there has not been, any illegal act or fraud, whether or not material, that involves management or employees of Purchaser or its Subsidiaries and (C) is not, and since January 1, 2019 there has not been, any "extensions of credit" (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Purchaser (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser or any of its Subsidiaries.

        5.6    Absence of Certain Changes or Events.

        (a)   From the Balance Sheet Date through the Execution Date, there has not been any Purchaser Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

        (b)   From the Balance Sheet Date through the Execution Date, Purchaser and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

        5.7    No Undisclosed Material Liabilities.     There are no liabilities of Purchaser or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Purchaser dated as of September 30, 2019 (including the notes thereto) contained in Purchaser's Quarterly Report on Form 10-Q for the quarter ended September 30, 2019; (b) liabilities not required to be presented on the face of a balance sheet in accordance with GAAP; (c) liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Balance Sheet Date; (d) Transaction Costs; (e) Indebtedness incurred under existing credit facilities or any refinancing thereof; and (f) liabilities that would not reasonably be expected to be material to Purchaser and the Company (following the Closing) taken as a whole.

        5.8    Information Supplied.     None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to stockholders of Purchaser and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder; provided, however, that no representation is made by Purchaser with respect to statements made therein based on information supplied by Seller specifically for inclusion or incorporation by reference therein.

        5.9    Taxes.

        (a)   (i) All income and other material Tax Returns required to be filed by or with respect to the Purchaser or any of its Subsidiaries have been duly and timely filed, (ii) all material amounts of Taxes owed by the Purchaser or any of its Subsidiaries that are or have become due have been paid in full, (iii) all Tax withholding and deposit requirements imposed on or with respect to the Purchaser or any of its Subsidiaries have been satisfied in all material respects, and (iv) there are no Liens (other than statutory Liens for Taxes that are not yet due and payable) on any of the assets of the Purchaser or any of its Subsidiaries that arose in connection with any failure to pay any Tax.

        (b)   There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material amount of Tax by Purchaser or any of its Subsidiaries.

        (c)   There are no (i) outstanding material claims, assessments or deficiencies against Purchaser or any of its Subsidiaries for any Taxes that have been asserted in writing by any Governmental Entity, or (ii) Proceedings pending or, to the knowledge of Purchaser, threatened regarding any material Taxes of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries.

        (d)   Neither Purchaser nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is Purchaser or any of its Subsidiaries, or (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). Neither Purchaser nor any of its Subsidiaries has any material liability for Taxes of any Person (other than Purchaser or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by reason of assumption, operation of Law, or otherwise.

        (e)   Neither Purchaser nor any of its Subsidiaries has participated, or is currently participating, in a "listed transaction," as defined in Treasury Regulations § 1.6011-4(b)(2).

        (f)    Neither Purchaser nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) (i) in the two years prior to the Execution Date or (ii) as part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

        (g)   Purchaser is, and has been since formation, properly classified for United States federal income Tax purposes as a corporation. No Subsidiary of the Purchaser is a foreign corporation.

        (h)   No written claim or nexus inquiry has been made by a Governmental Entity in a jurisdiction where the Purchaser or any of its Subsidiaries does not file Tax Returns that the Purchaser or any of its Subsidaries is or may be subject to material taxation by, or required to file any Tax Return in, that jurisdiction.

        (i)    For purposes of this Section 5.9, any reference to the Purchaser or any of its Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Purchaser or such Subsidary of the Purchaser.

        (j)    Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.9 are the only representations and warranties in this Agreement with respect to the Tax matters of the Purchaser.

        5.10    Litigation.    As of the Execution Date, there is no material (a) Proceeding pending, or, to the knowledge of Purchaser, threatened against Purchaser or its Subsidiaries or (b) judgment, decree, consent order, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding and unsatisfied against Purchaser or its Subsidiaries, in each case, seeking to prevent the consummation of the Transactions.

        5.11    Opinion of Financial Advisor.     The Purchaser Board has received the opinion of Tudor Pickering Holt & Co Advisors LP addressed to the Purchaser Board to the effect that, as of the date of such opinion, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Tudor Pickering Holt & Co Advisors LP as set forth therein, the purchase price to be paid by Purchaser pursuant to Section 2.2 is fair from a financial point of view to Purchaser.

        5.12    Brokers.    Except for the fees and expenses payable to each of Tudor Pickering Holt & Co Advisors LP and Barclays, no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

        5.13    Financing.

        (a)   Purchaser has sufficient cash (in United States Dollars) or access to immediately available funds under the Credit Agreement to enable Purchaser to fund the Unadjusted Cash Purchase Price on the Execution Date.

        (b)   Purchaser has provided to Seller a true and complete copy of an executed commitment letter, dated as of the Execution Date (including all exhibits, schedules, annexes and amendments thereto as of the Execution Date, the "Debt Commitment Letter"), from the financial institutions party thereto, which Debt Commitment Letter is in full force and effect subject to Creditors' Rights. The Debt Commitment Letter in the form so provided on the Execution Date is in full force and effect. Assuming the accuracy of the representations and warranties set forth in Article III and Article IV in all material respects and the performance by Seller of its obligations under this Agreement and subject to the satisfaction of the conditions set forth in Sections 8.1, 8.2 and 8.3, as of the Execution Date, Purchaser has no reason to believe that any of the conditions to the financing contemplated by the Debt Commitment Letter will not be satisfied on the Closing Date or that such financing or any portion thereof will otherwise not be available to Purchaser on the Closing Date.

        5.14    Defense Production Act.     Purchaser is not a foreign person and the transactions contemplated by this Agreement are not a covered transaction as those terms are defined in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170, and the regulations promulgated thereunder, 31 C.F.R. Part 800.

        5.15    Solvency.    Both before and immediately after giving effect to the Transactions, assuming the accuracy, in all material respects, of each of the representations and warranties in Article III and Article IV, (a) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature or become due, (b) the present fair salable value of the assets of Purchaser will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (c) the assets of Purchaser will exceed its debts (including the amount of all contingent liabilities), and (d) Purchaser will not have unreasonably small capital to carry on its businesses as presently conducted or as proposed to be conducted. For purposes of this Section 5.13, "debts beyond its ability to pay such debts as they mature or become due" and "unreasonably small capital to carry on its business as conducted or proposed to be conducted" each means that Purchaser will not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of any of Purchaser or the Company. In connection with the Transactions, Purchaser has not incurred, nor has plans to incur, debts beyond its ability to pay as they become matured.

        5.16    Regulatory Matters.

        (a)   Purchaser is not an "investment company" within the meaning of the U.S. Investment Company Act of 1940.

        (b)   All natural gas pipeline systems and related facilities constituting Purchaser's and its Subsidiaries' properties are (i) "gathering facilities" that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

        5.17    Form S-3.     As of the Execution Date, Purchaser is eligible to register the resale of the Common Stock comprising the Equity Consideration Shares for resale by Seller under Form S-3 promulgated under the Securities Act.

        5.18    No Additional Representations.     Notwithstanding anything contained in this Agreement to the contrary, Purchaser represents, acknowledges and agrees that none of Seller or any other Person has made or is making any representations or warranties relating to Seller or the Company whatsoever, express or implied, beyond those expressly given by Seller in Article III, Article IV, Section 7.1(f) and the certificate delivered pursuant to Section 2.7(b)(iii), including any implied representation or warranty as to the accuracy or completeness of any oral or written information regarding Seller or the Company furnished or made available to Purchaser, or any of its Affiliates or Representatives and that Purchaser has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to Purchaser or any of its Affiliates or Representatives (including in certain "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the Transactions); and (ii) except for the representations and warranties made by Seller in Article III, Article IV, Section 7.1(f) and the certificate delivered pursuant to Section 2.7(b)(iii), any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller or the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI
COVENANTS AND AGREEMENTS

        6.1    Conduct of Company Business.

        (a)   Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Purchaser in writing, Seller covenants and agrees that, from and after the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, it (x) shall not transfer or otherwise dispose of any of the Subject Securities and (y) shall cause the Company to (i) conduct its business in the ordinary course, (ii) use commercially reasonable efforts to preserve substantially intact the present business organization, operations, goodwill and assets of the Company, (iii) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it, (iv) use commercially reasonable efforts to maintain the assets and properties of, or used by, the Company in their current condition, ordinary wear and tear excepted, (v) maintain insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the Execution Date, (vi) maintain the books of account and records relating to the assets of the Company in the usual, regular and ordinary manner, in accordance with its usual accounting practices, and (vii) use commercially reasonable efforts to maintain in full force and effect all Company Leases that are presently producing in paying quantities; provided, however, that where a specific dollar or materiality threshold is used to qualify an action or inaction with respect to the matters specifically addressed by any provision of Section 6.1(b) or Section 6.1(c) , the taking of such specifically described action or inaction shall not be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.1(b) or Section 6.1(c) .

        (b)   Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Purchaser in writing, from and after the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX Seller shall not permit the Company to:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company other than in accordance with Section 6.20; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company;

           (ii)  offer, issue, deliver, grant, sell or transfer, or authorize or propose to offer, issue, deliver, grant, sell or transfer, any capital stock of, or other equity interests in, the Company or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests;

          (iii)  amend or propose to amend the Company's Organizational Documents;

          (iv)  (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case, other than (y) acquisitions of assets for which the consideration is less than $2,000,000 individually and $5,000,000 in the aggregate for all such acquisitions or (z) acquisitions of inventory or other similar assets in the ordinary course of business or pursuant to existing contracts;

           (v)  sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, Encumber (other than Permitted Encumbrances), abandon, permit to lapse, discontinue or otherwise dispose of, any of the Assets, in each case, other than lease expirations in accordance with their terms; other than (A) pursuant to a Company Contract in effect on the Execution Date and described on Schedule 4.17, (B) sales, leases, exchanges or dispositions for which the cash consideration is less than $200,000 individually, or $500,000 in the aggregate, (C) sales of obsolete or worthless equipment in the ordinary course of business consistent with past practice, (D) the sale of Hydrocarbons in the ordinary course of business, (E) swaps of assets or property in the Permian Basin, which may include cash consideration, of up to $5,000,000 in the aggregate for all such swap transactions, (F) any Hedge provided such Hedge is consistent with the parameters set forth on Schedule A or (G) as permitted by Section 6.20;

          (vi)  authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

         (vii)  change in any material respect the accounting principles, practices or methods of the Company, except as required by changes in GAAP or applicable Law;

        (viii)  except as resulting from a change in or otherwise required by Law, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, or take any action which is reasonably likely to result in a material increase in the Tax liability of the Company;

          (ix)  (A) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or (B) create any Encumbrances on any property or assets of the Company in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (A) and (B) shall not restrict the incurrence of Indebtedness (1) under existing credit facilities in an amount not to exceed $85,000,000, (2) incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv); (3) subject to prior written consent of Purchaser, refinancing the Seller Facility; provided that there will be no obligations binding on the Company following Closing or (4) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (1), (2) or (3); provided that such Encumbrances with respect to the Company shall be released at Closing;

           (x)  other than in the ordinary course of business (with respect to the Company Contracts described in clauses (i), (iv), (v), (vii), (x), (xiii), (xvi) and (xvii)), (A) enter into any contract that would be a Company Contract if it were in effect on the Execution Date and (B) modify, amend, terminate or assign, or waive or assign any material rights under, any Company Contract (including the renewal of existing Company Contract on substantially the same terms in the ordinary course of business consistent with past practice);

          (xi)  cancel, modify or waive any debts or claims held by the Company having a value in excess of $5,000,000 in the aggregate;

         (xii)  commence any Proceeding or waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes) other than Proceedings (A) the settlement of which would involve only the payment of money (not covered by insurance) by the Company of any amount not exceeding $2,000,000 in the aggregate and (B) would not result in any restriction on future activity or conduct of the Company or a finding or admission of any violation of Law; provided, that any Transaction Litigation shall be subject to Section 6.8;

        (xiii)  (A) amend the Midstream Agreements or enter into any other contract or agreement with a counterparty to the Midstream Agreements or their Affiliates that has the effect of an amendment to the Midstream Agreements or (B) enter into any agreement with respect to the sale or other disposition (other than a distribution to Seller or its Affiliates) of any Excluded Subsidiary;

        (xiv)  engage in any business other than owning and operating upstream oil and gas properties in the Delaware Basin (including oil and gas properties operated by Third Parties);

         (xv)  grant or create any preferential right or other similar transfer restriction with respect to any material asset of the Company;

        (xvi)  plug and permanently abandon any Company Well without Purchaser's prior written consent unless required to do so by an applicable Law or authorized regulatory agency;

       (xvii)  enter into or adopt any Employee Benefit Plan, hire or accept the transfer of or engage any individual to be an employee, enter into any contract with any employee or individual providing services in the capacity of an independent contractor, or assume or accept any liability in respect of any Employee Benefit Plan, employee or independent contractor; provided, for the avoidance of doubt, nothing in this Section 6.2(b)(xvii) shall limit Felix Admin to the extent such actions by Felix Admin do not impose liabilities or Encumbrances on the Company or Assets; or

      (xviii)  agree to take any action that is prohibited by this Section 6.1(b).

        (c)    Operation of Assets.

            (i)  Except as set forth on Schedule 6.1 of the Company Disclosure Letter, as expressly permitted by this Agreement, as may be required by applicable Law or otherwise consented to by Purchaser in writing, Seller agrees, from and after the Execution Date until the Closing, except as expressly contemplated by this Agreement or as expressly consented to in writing by Purchaser, that it shall cause the Company to operate as a reasonable and prudent operator (and, for purposes of Section 10.2(b) but not for purposes of Section 8.2(c), in compliance, in all material respects, with all Laws, the terms and conditions of the Company Leases and Company Contracts), and otherwise in the ordinary course of business. Without limiting the generality of the foregoing and except as otherwise expressly required by this Agreement or the Capital Plan or otherwise consented to by Purchaser in writing, during the period from the Execution Date to the Closing, Seller shall cause the Company to:

            (A)  except as contemplated by the capital plan as set forth on Annex E (the "Capital Plan"), with respect to the Assets operated by the Company, not propose or commit to any new operation or make or commit to make any other capital expenditure (or series of related capital expenditures), in either case, in excess of $5,000,000 in the aggregate per month, net to the Company's Working Interest or ownership interest in the affected Assets, except, in either case, for operations and expenditures required on an emergency basis to repair damage to or protect the value of the Assets (provided that the Company shall notify Purchaser of any such emergency operation or expenditure as soon as reasonably practicable), such emergency operations and expenditures not to exceed $10,000,000 in the aggregate per month, net to the Company's Working Interest or ownership interest in the affected Assets;

            (B)  maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

            (C)  other than in the ordinary course of business, not voluntarily terminate, materially amend or waive any material right under or extend any Company Lease;

            (D)  use commercially reasonable efforts, subject to Seller's operational discretion with respect to the Capital Plan implementation, to continue to drill and complete Wells in accordance with the Capital Plan, including the scheduling or temporal requirements set forth therein (subject to Section 6.1(c)(i)(E));

            (E)  with respect to each Line Item included in the Capital Plan, (1) inform Purchaser, on a reasonably prompt basis, if expenditures in the applicable period are reasonably anticipated by the Company to be in the aggregate greater than 115% of the budgeted amount for such Line Item, and thereafter reasonably consult with Purchaser regarding cost mitigation efforts relating to such Line Item, and (2) not make or commit to make any expenditures in the applicable period that are in the aggregate greater than 125% of the amount budgeted for such Line Item, except, in each case, for expenditures to repair damage resulting from insured casualty events or expenditures required on an emergency basis or for the safety of individuals, assets or the environment (provided that the Company shall notify Purchaser of any such emergency expenditure as soon as reasonably practicable);

            (F)  (1) provide to Purchaser (A) daily drilling reports for the Company Wells and (B) by no later than the last day of each month following the month in which the Execution Date occurs (or, with respect to the month in which the Closing occurs, the Closing Date), a monthly report summarizing the Company's performance with respect to the Capital Plan during the prior month and (2) meet telephonically, or as otherwise agreed by the Parties, on or about the fifteenth day of each month before Closing following the month in which the Execution Date occurs to provide an operational update regarding the Company's performance during the prior month;

            (G)  maintain all material Permits, bonds and guaranties, and make all material filings that are required to be made under applicable Law;

            (H)  participate in any operation or activity proposed in an AFE from a Third Party operator in an amount greater than $1,000,000 net to the Company's interest with respect to any Asset which could reasonably be expected to result in any Asset becoming subject to a penalty or forfeiture as a result of an election not to so participate, unless Seller has provided Purchaser with notice of Seller's desire not to participate in such operation or activity and Purchaser has not provided Seller with notice to proceed with such operation or activity within five (5) days following such notice from Seller); and

            (I)   not commit to, authorize, propose or enter into an agreement if the performance thereof would result in breach of any of the foregoing.

           (ii)  Requests for approval of any action restricted by Section 6.1(b) or this Section 6.1(c) shall be delivered to the following individuals in writing, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser.

      Matt Hinson
      Vice President—Asset Team
      WPX Energy, Inc.
      3500 One Williams Center
      Tulsa, OK 74172
      (539) 573-0170
      matthew.hinson@wpxenergy.com

      With a copy to:

      Don Davis
      Vice President of Business Development
      WPX Energy, Inc.
      3500 One Williams Center
      Tulsa, OK 74172
      (539) 573-2474
      donald.davis@wpxenergy.com

          (iii)  Purchaser's approval of any action restricted by Section 6.1(b) or this Section 6.1(c) shall be considered granted five Business Days following after Seller's notice to Purchaser in accordance with Section 6.1(c)(ii) requesting such consent unless Purchaser notifies Seller to the contrary during such five Business Day period. In the event of an emergency with respect to injury to life, property or the environment, Seller may take such action in violation of this Section 6.1(c) as a prudent operator would take and that is necessary to mitigate the effects of such emergency or terminate such emergency and shall notify Purchaser of such action promptly thereafter.

          (iv)  Purchaser acknowledges that the Company owns undivided interests in some or all of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Section 6.1(c), nor shall any action required by a vote of working interest owners constitute such a violation so long as the Company has voted its interests in a manner that complies with the provisions of this Section 6.1(c). To the extent that neither the Company nor any of its Affiliates is the operator of any Company Oil and Gas Property, the obligations of Seller in this Section 6.1(c) shall be construed to require that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Company Oil and Gas Property to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

        6.2    Activities of the Purchaser Pending Closing.

        (a)   Except as set forth on Schedule 6.2(a) of the Purchaser Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Seller in writing, Purchaser covenants and agrees that, until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, the Purchaser shall, and shall use commercially reasonable efforts to cause each of its Subsidiaries to, (i) conduct its business in the ordinary course, (ii) use commercially reasonable efforts to preserve substantially intact the present business organization, operations, goodwill and assets of the Purchaser and its Subsidiaries and (iii) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve its existing relationships with its significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it; provided, however, that where a specific dollar or materiality threshold is used to qualify an action or inaction with respect to the matters specifically addressed by any provision of Section 6.2(b), the taking of such specifically described action or inaction shall not be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 6.2(b).

        (b)   Except as set forth on Schedule 6.2(b) of the Purchaser Disclosure Letter, as expressly permitted or required by this Agreement, as may be required by applicable Law or otherwise consented to by Seller in writing, until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, Purchaser shall not:

            (i)  (A) pay prior to the Closing, any dividends on, or make any other distribution prior to the Closing in respect of any outstanding capital stock of, or other equity interests in, Purchaser in each case; (B) split, combine or reclassify the Common Stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for the Common Stock; and (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of Common Stock, except in respect of any equity awards of Purchaser issued in accordance with the terms of the Stock Plan or other equity incentive plan approved by the board of directors of Purchaser after the Execution Date and applicable award agreements;

           (ii)  permit any Subsidiary of Purchaser to offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, any of Purchaser's Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuances by a wholly owned Subsidiary of Purchaser of such Subsidiary's capital stock or other equity interests to Purchaser or any other wholly owned Subsidiary of Purchaser;

          (iii)  amend or propose to amend Purchaser's Organizational Documents or amend or permit any Subsidiary of Purchaser to propose to amend the Organizational Documents of any Subsidiary of Purchaser that constitutes a "significant subsidiary" of Purchaser within the meaning of Item 601(b)(21)(ii) of Regulation S-K (other than ministerial changes); provided, however, that the following shall not be prohibited by this Section 6.2(b)(iii): (A) the proposal and adoption of a Certificate of Designations with respect to the creation and authorization of one or more classes or series of preferred stock of Purchaser or (B) any proposal to amend or adoption of any amendment to Purchaser's Organizational Documents required or contemplated by the Stockholders' Agreement;

          (iv)  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Purchaser, other than such transactions among wholly owned Subsidiaries of Purchaser; or

           (v)  agree to take any action that is prohibited by this Section 6.2(b).

        6.3    No Solicitation by Purchaser.

        (a)   From and after the Execution Date, Purchaser and its officers and directors will, will cause Purchaser's Subsidiaries and their respective officers and directors to, and will use their reasonable best efforts to cause the other Representatives of Purchaser and its Subsidiaries to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by Purchaser or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Purchaser Competing Proposal.

        (b)   From and after the Execution Date, Purchaser and its officers and directors will not, will cause Purchaser's Subsidiaries and their respective officers and directors not to, and will use their reasonable best efforts to cause the other Representatives of Purchaser and its Subsidiaries not to, directly or indirectly:

            (i)  initiate, solicit, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Purchaser Competing Proposal;

           (ii)  engage in or otherwise participate in any discussions (except to disclose to such Person the provisions of this Section 6.3) or negotiations with respect to or in furtherance of a Purchaser Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Purchaser Competing Proposal, in each case, with (A) any Person who has made a Purchaser Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Purchaser Competing Proposal or (B) any of such Persons officers, directors or other Representatives with respect to such Purchaser Competing Proposal or inquiry, proposal or offer that would reasonably be expected to lead to a Purchaser Competing Proposal;

          (iii)  furnish any non-public information regarding Purchaser or its Subsidiaries or access to the properties, assets or employees of Purchaser or its Subsidiaries to any Person in connection with or response to any Purchaser Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Purchaser Competing Proposal;

          (iv)  enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement on the terms described below) relating to a Purchaser Competing Proposal (a "Purchaser Alternative Acquisition Agreement"); or

           (v)  submit any Purchaser Competing Proposal to the vote of the stockholders of Purchaser;

provided, however, that prior to the Purchaser Stockholder Approval, neither Section 6.3(a), Section 6.3(b) nor any other provision of this Agreement shall prohibit Purchaser from furnishing any information regarding, or affording any Person access to the business, properties, assets, books or records of Purchaser or any of its Subsidiaries, or engaging in discussions and negotiations with any Person or any of their Representatives in response to a Purchaser Competing Proposal that is submitted to the Purchaser by such Person or any of their Representatives after the date hereof (and not withdrawn) that the Purchaser Board (or any committee thereof) concludes in good faith, after consulting with its outside legal counsel and financial advisors, could reasonably be expected to result in a Superior Offer if: (A) such Purchaser Competing Proposal did not result from any material breach of any of the provisions set forth in Section 6.3(a) or Section 6.3(b); (B) the Purchaser Board or any committee thereof concludes in good faith, after having consulted with its outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Purchaser Board under applicable Law; (C) prior to furnishing any such nonpublic information or such access, or entering into discussions or negotiations with, such Person, the Purchaser gives Seller written notice of the identity of such Person and of Purchaser's intention to furnish nonpublic information or such access, or enter into discussions with, such Person, and Purchaser receives from such Person an executed confidentiality agreement containing provisions that are at least as favorable to Purchaser as the provisions of the Purchaser Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, which confidentiality agreement shall not include any provisions that would prevent or restrict Purchaser or its Representatives from providing any information to Seller to which Seller would be entitled under any provision of this Agreement; and (D) substantially concurrently with the furnishing of any such nonpublic information to such Person, Purchaser furnishes such nonpublic information to Seller (to the extent such nonpublic information has not been previously furnished by Purchaser to Seller)

        (c)   From and after the Execution Date, Purchaser shall promptly (and in any event within the shorter of one Business Day and forty-eight (48) hours after any director, officer, employee whose scope of responsibility includes evaluating transactions of the type contemplated by the definition of "Purchaser Competing Proposal" or financial or legal advisor of Purchaser engaged with respect to the Transactions is notified of the receipt thereof) notify Seller of the receipt by Purchaser of any Purchaser Competing Proposal made on or after the Execution Date or any request for non-public information relating to Purchaser or any of its Subsidiaries made by any Person in connection with a Purchaser Competing Proposal or any request for discussions or negotiations with Purchaser or a Representative of Purchaser relating to a Purchaser Competing Proposal and Purchaser shall provide to Seller promptly (and in any event within the shorter of one Business Day and forty-eight (48) hours after any director, officer, employee whose scope of responsibility includes evaluating transactions of the type contemplated by the definition of "Purchaser Competing Proposal" or financial or legal advisor of Purchaser engaged with respect to the Transactions is notified of the receipt thereof) either (i) a copy of any such Purchaser Competing Proposal made in writing provided to Purchaser or any of its Subsidiaries or (ii) a written summary of the material financial and other terms thereof (including the identity of the Person making such Purchaser Competing Proposal). Thereafter Purchaser shall keep Seller reasonably informed with respect to the status and material terms of any such Purchaser Competing Proposal (including any material changes thereto) and shall promptly provide to Seller copies of all substantive written correspondence and, with respect to material oral communications, a summary of such communications, between on the one hand, Purchaser or any of its Representatives, and on the other hand, the Person that made or submitted such Purchaser Competing Proposal or any Representative of such Person.

        (d)   Except as permitted by Section 6.3(e), neither the Purchaser nor the Purchaser Board or any committee thereof shall:

            (i)  withdraw, qualify or modify, in a manner adverse to Seller, or publicly propose or announce any intention to withdraw, qualify or modify, in a manner adverse to Seller, the Board Recommendation;

           (ii)  fail to include the Board Recommendation in the Proxy Statement;

          (iii)  approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Purchaser Competing Proposal;

          (iv)  publicly declare advisable or publicly propose to enter into, any Purchaser Alternative Acquisition Agreement;

           (v)  in the case of a Purchaser Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Common Stock (other than by Seller or an Affiliate of Seller), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to ten Business Days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer; or

          (vi)  if a Purchaser Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Board Recommendation on or prior to ten Business Days after Seller so requests in writing (which such request shall be limited to no more than once every 30 days in respect of such Purchaser Competing Proposal; provided that, for purposes of such limitation, any material change to such Purchaser Competing Proposal shall be deemed to constitute a new Purchaser Competing Proposal) (together with any of the actions set forth in the foregoing clauses (i), (ii) , (iii), (iv), (v) and (vi), a "Purchaser Change of Recommendation").

        (e)   Notwithstanding anything in this Agreement to the contrary,

            (i)  Purchaser, directly or indirectly through its Purchaser's Representatives, may after consultation with its outside legal counsel, make such disclosures as the Purchaser Board or any committee thereof determines in good faith are necessary to comply with Rule 14d-9, Item 1012(a) of Regulation M-A and Rule 14e-2(a) promulgated under the Exchange Act or other disclosure required to be made in the Proxy Statement by applicable U.S. federal securities Laws; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Board Recommendation, such disclosure shall be deemed to be a Purchaser Change of Recommendation (for the avoidance of doubt, it being agreed that the issuance by the Purchaser, the Purchaser Board or any committee thereof of a "stop, look and listen" statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not constitute a Purchaser Change of Recommendation);

           (ii)  prior to, but not after, receipt of the Purchaser Stockholder Approval, in response to a Superior Offer that did not result from a material breach by Purchaser of Section 6.3(a) or Section 6.3(b) or an Intervening Event that occurs or arises after the Execution Date and that did not arise from or in connection with a breach of this Agreement by Purchaser, Purchaser may, if the Purchaser Board or a committee thereof so chooses, effect a Purchaser Change of Recommendation; provided, however, that such a Purchaser Change of Recommendation may not be made unless and until:

            (A)  with respect to a Purchaser Intervening Event, the Purchaser Board or a committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel that a Purchaser Intervening Event has occurred;

            (B)  the Purchaser Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Purchaser Change of Recommendation in response to such Superior Offer or Intervening Event would be inconsistent with the fiduciary duties owed by the Purchaser Board under applicable Law;

            (C)  Purchaser provides Seller written notice of such proposed action and the basis therefore three Business Days in advance, which notice shall set forth in writing that the Purchaser Board or a committee thereof intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Superior Offer or the Purchaser Intervening Event, as the case may be, including in the case of a Superior

    Offer, a copy of the proposed Purchaser Competing Proposal and any applicable transaction and financing documents;

            (D)  after giving such notice and prior to effecting such Purchaser Change of Recommendation, Purchaser negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Seller (to the extent Seller wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Purchaser Board not to effect a Purchaser Change of Recommendation in response thereto; and

            (E)  at the end of the three Business Day period, prior to taking action to effect a Purchaser Change of Recommendation, the Purchaser Board or a committee thereof takes into account any adjustments or revisions to the terms of this Agreement proposed by Seller in a manner that would form a binding contract if accepted by Purchaser in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that (i) with respect to a Purchaser Competing Proposal, the Purchaser Competing Proposal remains a Superior Offer and (ii) with respect to either a Purchaser Competing Proposal or an Intervening Event, the failure to effect a Purchaser Change of Recommendation in response to such Superior Offer or Intervening Event would be inconsistent with the fiduciary duties owed by the Purchaser Board under applicable Law; provided, that in the event of any material changes regarding any Superior Offer or Purchaser Intervening Event (including any material amendment or modification to such Superior Offer), Purchaser shall be required to deliver a new written notice to Seller and to comply with the requirements of this Section 6.3(e)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(ii) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original three Business Day notice period.

        6.4    Preparation of Proxy Statement.

        (a)   Purchaser shall cause to be filed with the SEC as promptly as practicable following the execution of this Agreement, a Proxy Statement in preliminary form relating to matters submitted to the holders of Common Stock at the Purchaser Stockholder Meeting. Seller will use reasonable best efforts to as promptly as practical furnish to Purchaser such data and information relating to it and its Subsidiaries as Purchaser may reasonably request for the purpose of including such data and information in the Proxy Statement. The Company and Purchaser shall each use reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Purchaser will advise Seller promptly after it receives any comments from the SEC or its staff with respect to the Proxy Statement and responses thereto or any request by the SEC for additional information.

        (b)   Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Purchaser will (A) provide Seller with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) consider in good faith all comments reasonably and promptly proposed by Seller and (C) not include in such document or response any information regarding the Seller or the Company or any of their respective Affiliates or any of their respective assets or operations prior to receiving the approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed.

        (c)   If at any time prior to the Purchaser Stockholder Meeting, any information relating to Purchaser or Seller, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or Seller that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Purchaser and, to the extent required by applicable Law, disseminated to the stockholders of Purchaser.

        6.5    Stockholders Approval.

        (a)   Purchaser shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Purchaser to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Purchaser Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted by Section 6.3(e), the Purchaser Board shall recommend that the stockholders of Purchaser approve the Securities Issuances. Unless the Purchaser Board shall have effected a Purchaser Change of Recommendation, the Purchaser Board shall solicit from stockholders of Purchaser proxies in favor of the Securities Issuances, and the Proxy Statement shall include the Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Purchaser (i) shall be required to adjourn or postpone the Purchaser Stockholder Meeting (A) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Purchaser's stockholders within a reasonable amount of the time prior to the Purchaser Stockholder Meeting or (B) if, as of the time for which the Purchaser Stockholder Meeting is scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Purchaser Stockholder Meeting and (ii) may, and at Seller's reasonable request shall, adjourn the Purchaser Stockholder Meeting if, as of the time for which the Purchaser Stockholder Meeting is scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to obtain the Purchaser Stockholder; provided, however, that unless otherwise agreed to by the Parties, the Purchaser Stockholder Meeting shall not be adjourned or postponed to a date that is more than 15 Business Days after the date for which the meeting was previously scheduled (it being understood that such Purchaser Stockholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist); provided, further, that the Purchaser Stockholder Meeting may be adjourned only twice pursuant to clause (ii) and, in any event, for no more than 7 days in each instance and in no event shall such adjournment be extended to a date that would result in the Parent setting a new record date under applicable Law; and provided further that the Purchaser Stockholder Meeting shall not be adjourned or postponed to a date on or after three Business Days prior to the Outside Date. Purchaser shall use reasonable best efforts to provide Seller with voting tabulation reports relating to the Purchaser Stockholder Meeting that have been prepared by Purchaser or Purchaser's transfer agent, proxy solicitor or other Representative, and shall otherwise keep Seller reasonably informed regarding the status of the solicitation of votes with respect thereto. Once Purchaser has established a record date for the Purchaser Stockholder Meeting, Purchaser shall not change such record date or establish a different record date for the Purchaser Stockholder Meeting without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.

        (b)   Without limiting the generality of the foregoing, unless this Agreement shall have been terminated pursuant to Article IX, Purchaser agrees that its obligations to call, give notice of, convene and hold the Purchaser Stockholder Meeting pursuant to this Section 6.5 shall not be affected by the making of a Purchaser Change of Recommendation and its obligations pursuant to this Section 6.5 shall not be affected by the commencement, announcement, disclosure, or communication to Seller, of any Purchaser Competing Proposal or other proposal or the occurrence or disclosure of any Purchaser Intervening Event.

        6.6    Access to Information.

        (a)   Prior to the Closing Date and subject to applicable Law and the other provisions of this Section 6.6, Seller shall (and shall cause the Company to) and Purchaser shall (and shall cause its Subsidiaries to), upon reasonable prior notice and request by the other Party and during normal business hours, furnish such other Party with all information concerning Seller or Purchaser, as the case may be, and its Subsidiaries or their respective properties, assets, books, records and contracts and such other matters as may be reasonably requested by such other Party in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective Subsidiaries to any Third Party or any Governmental Entity in connection with the Transactions.

        (b)   The Seller shall, and shall cause the Company to, afford to Purchaser and its Representatives, during the period prior to the earlier of the Closing Date and the termination of this Agreement pursuant to the terms of Section 9.1 of this Agreement, reasonable access, upon reasonable prior notice and request and during normal business hours, to the Company's and its Subsidiaries' respective officers, key employees, agents, properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company's or the Subsidiaries' or their respective accountants, internal audit reports, and "management letters" from such accountants with respect to the Company's systems of internal control), Contracts and records of the Company and Seller shall cause the Company to, furnish reasonably promptly to Purchaser and its Representatives such information concerning the Company's business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Purchaser.

        (c)   Each Party and its Representatives shall conduct any activities contemplated by this Section 6.6 in such a manner as not to interfere unreasonably with the business or operations of the other Party or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other Party of their normal duties. Notwithstanding the foregoing:

            (i)  No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is regarding the value of the transaction or is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement; provided, however, Seller or Purchaser, as applicable, shall inform the other Party as to the general nature of what is being withheld and Seller and Purchaser shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any Third Party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege;

           (ii)  No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other Party's good faith opinion the disclosure of which could subject such other Party or any of its Subsidiaries to risk of liability;

          (iii)  No Party shall be permitted to conduct any invasive or intrusive sampling or analysis (commonly known as a Phase II) of any environmental media or building materials at any facility of the other Party or its Subsidiaries without the prior written consent of such other Party (which may be granted or withheld in such other Party's sole discretion); and

          (iv)  No investigation or information provided pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by Seller or Purchaser herein and no Party shall, and each Party shall cause their respective Representatives to not, use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the evaluation, negotiation or consummation of the Transactions.

        (d)   The Confidentiality Agreement, dated as of July 31, 2019 by and between Felix Parent and WPX Energy Permian, LLC (the "Purchaser Confidentiality Agreement") and the Confidentiality Agreement, dated November 21, 2019, by and between Purchaser and Felix Parent (the "Seller Confidentiality Agreement" and, together with the Purchaser Confidentiality Agreement, the "Confidentiality Agreements") shall each survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder, notwithstanding anything to the contrary in the Confidentiality Agreements. All information provided to any Party or its Representative pursuant to or in connection with this Agreement is deemed to be "Confidential Information" as defined under the Confidentiality Agreement. From and after the Execution Date until the earlier of the Closing Date and termination of this Agreement in accordance with Article IX, each Party shall continue to provide access to the other Party and its Representatives to the electronic data room relating to the Transactions maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the Execution Date.

        6.7    HSR and Other Approvals.

        (a)   Except for (x) the filings and notifications made pursuant to Antitrust Laws to which Sections 6.7(b) and 6.7(c), and not this Section 6.7(a), shall apply, and (y) Consents described in Section 7.4 to which such section, and not this Section 6.7(a) , shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other Third Parties all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Purchaser and Seller shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Purchaser or Seller, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Transactions. Seller and its Subsidiaries shall not agree to any actions, restrictions or conditions (other than an agreement to be bound by the current terms and conditions of the underlying instruments containing the applicable consent and/or notice requirements) with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of Purchaser (which consent, subject to Section 6.7(b), may be withheld in Purchaser's sole discretion).

        (b)   As promptly as reasonably practicable following the execution of this Agreement, but in no event later than fifteen (15) Business Days following the Execution Date, the Parties shall make any HSR Act filings required to consummate the Transactions. Each of Purchaser and Seller shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings and in connection with obtaining all required consents, authorizations, orders, expirations, terminations, waivers, or approvals under any applicable Antitrust Laws. Unless otherwise agreed, Purchaser and Seller shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act, including requesting early termination of the HSR Act waiting period. Purchaser and Seller shall each use its reasonable best efforts to promptly make an appropriate response to any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Antitrust Laws designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade or abusing a dominant position (collectively, "Antitrust Laws"), including the Federal Trade Commission, the Department of Justice or any attorney general of any state of the United States ("Antitrust Authority"). Purchaser and Seller shall keep each other apprised of the status of any material communications with, and any inquiries or requests for additional information from any Antitrust Authority. Notwithstanding anything herein to the contrary, Purchaser shall not be required to take any of the following actions: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Purchaser or its Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Purchaser or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Purchaser or its Subsidiaries or (v) effectuating any other change or restructuring of the Company or Purchaser or its Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its business or assets. Purchaser shall be entitled to direct any Proceedings with any Antitrust Authority or other Person relating to any of the foregoing; provided, however, that it shall afford Seller a reasonable opportunity to participate therein. The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.7(b) so as to preserve any applicable privilege.

        (c)   Purchaser shall not take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration or termination of the required waiting period under the HSR Act.

        6.8    Transaction Litigation.     Except for any Proceeding taken by any Antitrust Authority which shall be subject to Sections 6.7(b) and Section 6.7(c), in the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation ("Transaction Litigation"), the Seller or Purchaser, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other Party's advice with respect to such Transaction Litigation.

        6.9    Public Announcements.     The Parties have agreed on the initial press release with respect to the execution of this Agreement. Seller and the Company shall not issue any public announcements or make other public disclosures regarding this Agreement or the Transactions, without the prior written approval of the Purchaser. Notwithstanding the foregoing, Purchaser may issue public announcements and issue other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party's or its Subsidiary's capital stock is traded or (c) consistent with the final form of the joint press release announcing the Transactions, the investor presentation given to investors on the morning of announcement of the Transactions or consistent with other prior approved disclosures; provided, the Purchaser shall, with respect to clauses (a) and (b) use reasonable best efforts to afford Seller and the Company an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision this Agreement shall be deemed to restrict Purchaser's ability to communicate with its employees or those of the Company and that Purchaser shall not be required by any provision of this Agreement to consult with or obtain any approval from Seller with respect to a public announcement or press release issued in connection with the receipt and existence of a Purchaser Competing Proposal, as applicable, and matters related thereto or a Purchaser Change of Recommendation, as applicable.

        6.10    Control of Business.     Without limiting in any way any Party's rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries' operations prior to the Closing Date. Prior to the Closing Date, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

        6.11    Transfer Taxes.     To the extent that any Transfer Taxes are imposed with respect to the Transactions or the transfer of the Equity Consideration Shares pursuant to the Transactions, such Transfer Taxes shall be borne 50% by Purchaser and 50% by Seller; provided, however, that any Transfer Taxes imposed with respect to the Pre-Closing Transfers described in Section 6.18 or the Internal Reorganizations and Divestitures described in Section 6.20 shall be borne 100% by Seller. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to such Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any such Transfer Taxes.

        6.12    Reasonable Best Efforts; Notification.     Except to the extent that the Parties' obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions.

        6.13    Section 16 Matters.     Prior to the Closing Date, Purchaser shall take all such steps as may be reasonably necessary (to the extent permitted by applicable Law and no-action letters issued by the SEC) to cause any acquisitions of equity securities of Purchaser (including derivative securities) in connection with this Agreement by each individual who will become subject to such reporting requirements with respect to Purchaser, to be exempt under Rule 16b-3 under the Exchange Act.

        6.14    Additional Listing Application.     As promptly as practicable after the Execution Date, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, Purchaser shall submit to the New York Stock Exchange an additional listing application relating to the Equity Consideration Shares (the "Additional Listing Application") and shall use its commercially reasonable efforts to secure the New York Stock Exchange's approval of the Additional Listing Application, subject to official notice of issuance.

        6.15    Tax Matters.

        (a)   Tax Returns.

            (i)  Seller shall prepare or cause to be prepared all Tax Returns of the Company relating to any Pre-Effective Time Period that are required to be filed after the Closing Date and shall pay or cause to be paid all Taxes owed with respect to such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. At least thirty (30) days prior to the due date for filing any such Tax Return, Seller shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and comment. Purchaser shall provide any reasonable comments to any such draft Tax Return no later than fifteen (15) days after receipt of such draft from Seller, and Seller will revise such Tax Return to reflect any comments timely received from Purchaser. Not later than five (5) days prior to the due date for filing any such Tax Return, Seller will provide such revised Tax Return to Purchaser for filing by Purchaser with the appropriate Governmental Authority, and Purchaser will cause such revised Tax Return to be timely filed and will provide a copy thereof to Seller. At least fifteen (15) days prior to the due date for filing any Tax Return of the Company for Income Taxes or any other material Tax Return of the Company, in either case for a Straddle Period or a Post-Effective Time Period, required to be filed on or prior to the Closing Date, Seller shall deliver a draft of any such Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and comment. Purchaser shall provide any reasonable comments to any such draft Tax Return no later than seven (7) days after receipt of such draft from Seller, and Seller will revise such Tax Return to reflect any reasonable comments timely received from Purchaser.

           (ii)  Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Company relating to any Straddle Period required to be filed after the Closing Date and shall pay or cause to be paid all Taxes owed with respect to such Tax Returns. Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. At least thirty (30) days prior to the due date for filing any such Tax Return, Purchaser shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Seller for its review and comment. Seller shall provide any comments to any such draft Tax Return no later than fifteen (15) days after receipt of such draft from Purchaser, and Purchaser will revise such Tax Return to reflect any reasonable comments timely received from Seller. Purchaser will cause such revised Tax Return to be timely filed and will provide a copy thereof to Seller. Not less than five (5) days prior to the due date for filing any such Tax Return, Seller shall pay to the Company an amount equal to the Pre-Effective Time Company Taxes shown as due on such Tax Return that are allocable to Seller pursuant to Section 6.15(b)(ii); provided that Seller shall not be required to pay any such Tax to the extent the amount of such Tax was taken into account in the calculation of the Final Adjustment Amount or was previously paid by Seller pursuant to Section 6.15(b)(iii).

          (iii)  The Parties agree that (A) this Section 6.15(a) is intended to solely address the timing and manner in which certain Tax Returns relating to Company Taxes are filed and the Company Taxes shown thereon are paid to the applicable taxing authority, and (B) nothing in this Section 6.15(a) shall be interpreted as altering the manner in which Company Taxes are allocated to and economically borne by the Parties. For the avoidance of doubt, the Parties acknowledge that the procedures set forth in this Section 6.15(a) shall not apply to any Tax Return (x) of Seller or of any Consolidated Group that includes Seller or (y) of Purchaser or of any Consolidated Group that includes Purchaser.

        (b)   Company Taxes.

            (i)  For purposes of this Agreement, (A) "Pre-Effective Time Company Taxes" means all Company Taxes attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately prior to the Effective Time, and (B) "Post-Effective Time Company Taxes" means all Company Taxes attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time.

           (ii)  Other than with respect to any Taxes of or attributable to any Excluded Subsidiary, which shall be solely for the account of Seller, for purposes of determining the amounts of any Pre-Effective Time Company Taxes and any Post-Effective Time Company Taxes:

            (A)  Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Company Taxes described in clause (C) or Company Taxes that are Income Taxes described in clause (D)) shall be allocated to the Tax period in which the severance or production giving rise to such Company Taxes occurred;

            (B)  Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes described in clause (A) or (C) or Company Taxes that are Income Taxes described in clause (D)), shall be allocated to the Tax period in which the transaction giving rise to such Company Taxes occurred;

            (C)  Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Company Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand; and

            (D)  Company Taxes that are Income Taxes payable with respect to any Straddle Period, and any other Taxes that constitute Company Taxes with respect to a Straddle Period, other than those Taxes described in clause (A), (B) or (C) above, shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by determining (1) the amount of such Company Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Pre-Effective Time Company Tax, and (2) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Post-Effective Time Company Tax.

          (iii)  With respect to Company Taxes for any Straddle Period, to the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Company Tax pursuant to Section 2.3 or Section 2.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment. To the extent the actual amount of a Company Tax (or the amount thereof paid or economically borne by a Party) that is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 2.3 or Section 2.4, as applicable, timely payments will be made from one Party to the other to the extent necessary, taking into account any payments previously made by Seller pursuant to Section 6.15(a)(ii), to cause each Party to bear the amount of such Company Tax that is allocable to such Party under Section 6.15(b)(ii). For purposes of applying (1) this Section 6.15(b)(iii), Company Taxes paid by or on behalf of the Company prior to the Closing shall be treated as paid or economically borne by Seller, and Company Taxes paid by or on behalf of the Company after the Closing shall be treated as paid or economically borne by Purchaser, and (2) Section 2.3(i), Section 2.3(j) and this Section 6.15(b)(iii), Company Taxes described in clause (b) of the definition of Company Taxes paid by or on behalf of a member of a Seller Consolidated Group (other than the Company) shall be treated as paid or economically borne by Seller.

        (c)   Tax Proceedings and Cooperation.

            (i)  After the Closing, subject to the following provisions of this Section 6.15(c), Purchaser shall control the conduct of any audit, litigation, claim, examination, assessment, contest or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company (each a "Tax Proceeding"). In the case of a Tax Proceeding that relates to, or could reasonably be expected to give rise to, Seller Taxes, Seller, at its election, may control the conduct of such Tax Proceeding; provided, Seller shall not settle, compromise or concede any portion of such Tax Proceeding without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; provided, further, Seller shall keep Purchaser reasonably informed and Purchaser shall be entitled to participate as an observer in the defense of such Tax Proceeding controlled by Seller, to review and comment on any written submissions to any Governmental Entity in connection with such Tax Proceeding, and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Purchaser. In the case of a Tax Proceeding that relates to, or could reasonably be expected to give rise to, Seller Taxes that Seller does not elect to control, (A) Purchaser shall control the conduct of such Tax Proceeding and shall not settle, compromise or concede any portion of such Tax Proceeding if such settlement, compromise or concession is likely to give rise to Seller Taxes without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, and (B) Purchaser shall keep Seller reasonably informed and Seller shall be entitled to participate as an observer in the defense of such Tax Proceeding controlled by Purchaser, to review and comment on any written submission to any Governmental Entity in connection with such Tax Proceeding and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller. For the avoidance of doubt, the Parties acknowledge that this Section 6.15(c) shall not apply to (x) any audit, litigation, claim, examination, assessment, contest or other proceeding of or with respect to Seller ("Seller Tax Proceeding"), and that Seller shall control any such Seller Tax Proceeding in all respects or (y) any audit, litigation, claim, examination, assessment, contest or other proceeding of or with respect to Purchaser ("Purchaser Tax Proceeding"), and that Purchaser shall control any such Purchaser Tax Proceeding in all respects. To the extent there is a conflict, the provisions of this Section 6.15(c)(i), and not those of Section 10.6, shall control with respect to any Tax Proceeding described in this Section 6.15(c)(i).

           (ii)  Purchaser and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Tax Proceeding. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement.

        (d)    Amended Returns.     Except to the extent otherwise required by applicable Law, no amended Tax Return with respect to a Pre-Effective Time Period or a Straddle Period shall be filed by or on behalf of the Company without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

        (e)    Tax Refunds.     The amount of any refunds of Company Taxes for any Pre-Effective Time Period shall be for the account of Seller. The amount of any refunds of Company Taxes for any Post-Effective Time Period shall be for the account of Purchaser. The amount of any refund of Company Taxes for any Straddle Period shall be equitably apportioned between Purchaser and Seller in accordance with the principles set forth in Section 6.15(b)(ii). Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 6.15(e) the amount of such refund within thirty (30) days after such refund is received, net of Taxes and any reasonable Third Party costs or expenses incurred by such Party or its Affiliates in procuring such refund. For purposes of this Agreement, refunds relating to Taxes means refunds of Taxes of any nature, including in the form of cash received or a credit or offset actually reducing Taxes otherwise payable.

        (f)    Termination of Tax Sharing Agreements.     Seller shall cause any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract (other than any provision contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)) between the Company and any other Person to be terminated as of the Closing Date such that, from and after the Closing Date, the Company shall not be obligated to make any payment pursuant to any such agreement for any Tax period.

        (g)    Tax Treatment.     The Parties agree that any payments made pursuant to Section 2.5, Article X, or Section 6.15 shall be treated for all Tax purposes as an adjustment to the Unadjusted Purchase Price (as adjusted pursuant to Section 2.3, Section 2.4 or Section 2.5, as applicable) unless otherwise required by Law.

        6.16    Takeover Laws.     Purchaser will not take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

        6.17    Change of Company Name; Removal of Name.     Notwithstanding any other provision of this Agreement to the contrary, from and after Closing, Purchaser agrees, on behalf of Purchaser, the Company, that they (a) shall have no right to use the name "Felix," or any similar name or any Intellectual Property Rights related thereto or containing or compromising the foregoing, including any name or mark confusingly similar thereto or a derivative thereof (collectively, the "Subject Marks"), and (b) will not at any time hold themselves out as having any affiliation with Seller or any of its Affiliates; provided, however, that the Company will not be deemed in breach of this Section 6.17 with respect to the instances of the Subject Marks described in clauses (i) and (ii) of the following sentences within the time periods set forth in such clauses. In furtherance thereof, (i) within ten (10) Business Days after the Closing Date, Purchaser and Company shall file all documentation reasonably necessary to change the legal name of Company in all applicable jurisdictions and (ii) no later than ninety (90) days after Closing, remove, strike over or otherwise eliminate all Subject Marks from all materials, including, without limitation, any vehicles, business cards, schedules, stationary, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials. From and after the Closing: (A) neither Purchaser nor the Company shall object to (1) the formation by Seller or its Affiliates of an entity with the word "Felix" or any of the other Subject Marks in its name or (2) the use by Seller or its Affiliates of the logo used by the Company prior to the Closing Date as the logo for any other Person and (B) each of Purchaser and the Company shall provide such consents as may be reasonably requested in connection with the formation of such a new Persons.

        6.18    Pre-Closing Transfers.     Prior to the Closing, Seller may take any actions required to implement the transfers set forth on Exhibit E.

        6.19    Termination of Intercompany Agreements.     Except with respect to the agreements, contracts and transactions listed on Schedule 6.19, on or prior to the Closing Date, Seller and the Company shall terminate, in any manner selected by, Seller, all intercompany agreements, contracts and transactions between the Company on the one hand, and Seller or any of its Affiliates, on the other hand.

        6.20    Internal Reorganization and Divestitures.     Seller agrees to comply with, and to cause the Company to comply with, the covenants set forth in that certain Letter Agreement, dated as of the Execution Date, by and among Felix Parent, Seller, the Company, Felix Water and the Purchaser.

        6.21    Managers, Directors and Officers.    Effective as of the Closing Date, Seller shall remove the managers, directors and officers of the Company, as applicable, or otherwise cause such managers, directors and officers to resign from the Company.

        6.22    Books and Records.    As soon as reasonably practicable after the Closing Date, Seller shall deliver to cause to be delivered to Purchaser any Books and Records that are in its possession or under its control.

        6.23    Exclusivity.    From the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, encourage, initiate, solicit or engage in any proposal or inquiry from, or discuss or negotiate with, any Person (other than Purchaser and its Representatives) with respect to the sale of the Subject Shares or any material assets of the Company other than the Excluded Assets.

        6.24    Financing Cooperation.

        (a)   On and prior to the Closing Date, upon the request of Purchaser, the Seller shall use reasonable best efforts to, and shall use reasonable best efforts to cause the Company, its Subsidiaries, and their respective Representatives to, reasonably cooperate in connection with any financing sought to be obtained by Purchaser in connection with the transactions contemplated by this Agreement, including any offering of securities as contemplated in the Debt Commitment Letter (the "Financing"), including, to the extent related to the Financing: (i) causing the Company's management team, with appropriate seniority and expertise, to participate in due diligence and drafting sessions and rating agency presentations, if any; (ii) providing information with respect to the Company, including reserve reports and lease operating statements, reasonably requested by Purchaser or its Financing Sources; (iii) preparing and furnishing to Purchaser the Required Information and such other financial information concerning the Company as reasonably requested by Purchaser, including, without limitation, balance sheet, income statements and statements of cash flows for each of the most recently completed fiscal year ended at least ninety (90) days before the Closing Date, which such annual statement shall have been audited by independent accountants of the Company in accordance with GAAP and each subsequent interim financial quarter ended after December 31, 2019 and at least forty-five (45) days before the Closing Date, which such interim statements shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by AU-C 930; (iv) assisting in the preparation of SEC filings to be made by Purchaser, offering memoranda, private placement memoranda, prospectuses, bank confidential information memoranda, rating agency presentations and similar documents ("Offering Documents"), including furnishing such operating and other data or information relating to the assets and operations of the Company as reasonably requested by Purchaser for inclusion therein; (v) (A) causing the independent accountants of the Company and its Subsidiaries to cooperate with Purchaser, including by participating in drafting sessions and accounting due diligence sessions, obtaining the consent of, and customary "comfort" letters from, such independent accountants (including by providing customary management letters and requesting legal letters to obtain such consent) in connection with any securities offering by Purchaser if necessary or desirable for Purchaser's use of the Company or its Subsidiaries' financial statements, including written consents to use their audit reports relating to the Company and its Subsidiaries and to be named as an "Expert" in any document related to any such securities offering, (B) causing independent reserve engineers of the Company and its Subsidiaries to cooperate with Purchaser, including by participating in drafting sessions and reserve engineer due diligence sessions, obtaining the consent of, and customary comfort letters from such independent reserve engineers (including, if necessary, by providing customary management letters and requesting legal letters to obtain such consent) in connection with any securities offering by Purchaser if necessary or desirable for Purchaser's use of the Company or its Subsidiaries' reserve report, including any necessary written consents to use their reserve reports relating to the Company and its Subsidiaries and to be named as an "Expert" in any document related to such securities offering and (C) cooperating with Purchaser's legal counsel or independent reserve engineers in connection with any legal opinions that such legal counsel may be required to deliver or "comfort" letter that such independent engineers may be reasonably required to deliver, in each case, in connection with any securities offering; (vi) cooperating reasonably with any documentary or other due diligence requests, to the extent customary and reasonable; (vii) providing customary authorization letters authorizing the distribution of information to prospective lenders and containing customary representations that such information does not contain a misstatement or omission; (viii) assisting in the amendment or novation of any of the Company's Hedges other than set forth on Schedule 6.24 of the Company Disclosure Letter, as applicable and in each case, on terms that are reasonably requested by the Purchaser; provided that no obligation of the Company under any such amendments or novations shall be effective until the Closing Date; (ix) furnishing promptly all documentation and other information required by any Governmental Entity or as reasonably requested by any financing source under applicable "know your customer," anti-bribery, anti-money laundering and beneficial ownership rules and regulations, including the PATRIOT Act, the FCPA, and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department; (x) executing and delivering any definitive financing documents (and taking all organizational actions relating thereto, subject to the occurrence of the Effective Time), including any necessary pledge and security documents, as reasonably requested by Purchaser and otherwise facilitating the pledging of collateral in connection with the Financing, including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company's and its Subsidiaries' assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing), and providing customary title information and title opinions; provided that no obligation of the Company or any of its Subsidiaries under any such definitive financing documents, including any pledge and security documents, shall be effective until the Closing Date, (xi) assisting with the repurchase, redemption and repayment of the Company's existing indebtedness, including in connection with the delivery of required notices and obtaining the Payoff Letter and other documents required by Section 8.2(d) in connection with Closing.

        (b)   Notwithstanding the foregoing, (i) Seller, the Company and its Subsidiaries shall not be required to take any action pursuant to clause (a) above if such action would cause any representation, warranty, agreement or covenant contained in this Agreement to be breached (unless waived by Purchaser), (ii) the Seller shall not be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing at any time, and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing prior to the Closing, (iii) neither the Seller nor any of their officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing at any time, and none of the Company or its Subsidiaries nor any of their officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing, (iv) none of Seller, the Company or any of its Subsidiaries, nor their respective officers, managers, directors or employees shall be required to execute any solvency certificate in connection with the Financing, (v) no obligation of the Company or its Subsidiaries or any of their Representatives undertaken pursuant to the foregoing shall be effective until the Closing, (vi) none of Seller, the Company and their respective Subsidiaries and Representatives shall be required to prepare pro forma financial information or projections, which shall be the responsibility of Purchaser, and (vii) no director, officer, or employee of Seller or the Company shall be required to execute any agreement or certificate in his or her individual, rather than official, capacity. For the avoidance of doubt, receipt of the Financing is not a condition to the Purchaser's obligation to consummate the Transactions.

        (c)   Promptly upon the Seller's request, all reasonable and documented out-of-pocket fees and expenses incurred by the Seller, the Company and its Subsidiaries in connection with assisting in any financing arrangement pursuant to this Section 6.24 shall be reimbursed by the Purchaser, and, in the event the Closing shall not occur, the Purchaser shall indemnify and hold harmless the Seller, the Company, their respective Subsidiaries and its and their Representatives from and against any and all losses, damages, costs or expenses suffered or incurred by them in connection with the Financing and any information contained in the Offering Documents in connection therewith, except (i) with respect to information supplied by Seller or the Company specifically for inclusion or incorporation by reference in any Offering Document or (ii) to the extent such losses and damages arise from fraud, bad faith or willful misconduct of Seller, the Company, their respective Subsidiaries and its and their Representatives. Notwithstanding anything to the contrary in this Agreement, any out-of-pocket fees and expenses incurred by the Seller, the Company and its Subsidiaries in connection with assisting in any financing arrangement pursuant to this Section 6.24 shall not be considered Transaction Costs for purposes of this Agreement; provided it is understood that general auditor and legal expenses the Seller, the Company its Subsidiaries would have incurred regardless of whether cooperation was requested pursuant to this Section 6.24 shall not be so excluded.

        (d)   The Company hereby consents to the use of the trademarks, service marks and logos of the Company and its Subsidiaries in connection with the arrangement of the Financing and repayment or refinancing of indebtedness in connection with the Transactions.

        6.25    Form S-3.    From the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Article IX, Seller shall use reasonable best efforts to maintain its eligibility to use Form S-3 promulgated under the Securities Act.

        6.26    Amendment to the Seller Disclosure Letter and Company Disclosure Letter.

        (a)   Prior to Closing, Seller shall promptly notify Purchaser in writing of: (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the Execution Date and that caused or constitutes a material breach of or a material inaccuracy in any representation or warranty made by Seller in this Agreement which would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b); (ii) any event, condition, fact or circumstance that occurs, arises or exists after the Execution Date that would cause or constitute a material breach of or a material inaccuracy in any representation or warranty made by Seller in this Agreement which would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Execution Date; (iii) any material breach of any covenant or obligation of Seller which would give rise to the failure of a condition set forth in Section 8.2(c); and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely, in each case to the extent that the Company shall have had knowledge of such event.

        (b)   Purchaser agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add, supplement or amend the Seller Disclosure Letter and the Company Disclosure Letter with respect to Seller's representations and warranties under this Agreement with respect to any matter hereafter arising which, if existing on the Execution Date or thereafter, would have been required to be set forth or described in such Seller Disclosure Letter or Company Disclosure Letter, as applicable. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VIII have been fulfilled, the Seller Disclosure Letter and Company Disclosure Letter shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment made prior to Closing shall be waived and Purchaser shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

        6.27    Novation.    Purchaser shall cause the Designated Hedges to be novated to an entity or entities designated by Purchaser, and Seller shall reasonably cooperate with Purchaser in connection with such novation; provided that Purchaser shall be solely responsible for any credit support or other requirements in connection with such novation and Seller shall not be required to pay any consideration or undertake any obligation in connection with such novation.

        6.28    Seismic.    Seller shall, and shall cause Felix Administrative to, cooperate with any reasonable requests of Purchaser (and, after the Closing, the Company) in connection with Purchaser's (or, after the Closing, the Company's) obtaining one or more licenses to seismic data currently licensed by Felix Administrative and relating to the Company Oil and Gas Properties; provided, that this Section 6.28 shall not require Seller or Felix Administrative to incur any out of pocket fees or expenses or breach the terms of any contract relating to seismic data.

ARTICLE VII
TITLE MATTERS; ENVIRONMENTAL MATTERS; CASUALTY

        7.1    Title Defects.

        (a)    Examination Period.    Following the Execution Date until 5:00 p.m., local time in Houston, Texas, on the date that is sixty (60) days after the Execution Date (the "Examination Period"), Seller shall permit Purchaser and its representatives to examine, at all reasonable times and upon reasonable advanced notice, all Records as same may now be in existence and in the possession of Seller and the Company, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or the Company or such data; provided, however, that Seller will use their commercially reasonable efforts to develop an alternative method to produce such information to Purchaser in circumstances where such restrictions on disclosure exist.

        (b)    Defensible Title and Permitted Encumbrances.    For purposes of this Agreement, the term "Defensible Title" means, with respect to a Company Lease or Company Well included in the Assets, such ownership by the Company in such Company Lease or Company Well, that, subject to Permitted Encumbrances:

            (i)  For Company Wells, entitles the Company to receive not less than the percentage set forth in Annex C as the Company's Net Revenue Interest of all Hydrocarbons produced, saved and marketed from the presently producing formation, all without reduction, suspension or termination of such interest throughout the productive life of such Company Well, except as set forth in Annex C;

           (ii)  for Company Wells, obligates the Company to bear no greater than the percentage set forth in Annex C as the Company's "Working Interest" of the costs and expenses relating to the maintenance, development and operation of the presently producing formation in each Company Well as set forth in Annex C, unless there is a proportionate increase in the Company's Net Revenue Interest as to such Company Well, all without increase throughout the productive life of such Company Well, except as set forth in Annex C;

          (iii)  for Company Leases, entitles the Company to receive not less than the percentage set forth in Annex B as the Company's "Net Revenue Interest" of all Hydrocarbons produced, saved and marketed from such Company Lease on Annex B (limited to the Subject Formations for such Company Lease), all without reduction, suspension or termination of such interest throughout the productive life of such Company Lease, except as set forth in Annex B, subject to any depth restrictions set forth on Annex B;

          (iv)  entitles the Company, with respect to each Company Lease shown on Annex B, to not less than the Net Acres set forth on Annex B with respect to each formation or depth shown for such

  Company Lease on Annex B (limited to the Subject Formations for such Company Lease subject to any depth restrictions set forth on Annex B); and

           (v)  is free and clear of all liens and similar encumbrances.

        (c)    Title Defect.

          (i)  The term "Title Defect," as used in this Agreement, shall mean: any encumbrance, encroachment or irregularity affecting, defect in or objection to the Company's ownership of any Asset that causes the Company not to have Defensible Title to such Asset.

         (ii)  Anything in this Agreement to the contrary notwithstanding, in no event shall any of the following constitute a Title Defect: (A) defects based solely on an assertion that the Company's files lack information (including title opinions); (B) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successors of heirship or probate proceedings, unless Purchaser provides a reasonable basis for the assertion that such failure or omission has resulted or could reasonably be expected to result in a Third Party's actual and superior claim of title to the affected Asset; (C) defects arising out of lack of survey; (D) defects based solely on a recorded document(s) that is not in the Company's files if the document is filed of record; (E) defects arising from prior oil and gas leases relating to the Oil and Gas Leases that are not surrendered of record, unless Purchaser provides affirmative evidence that any such prior lease is still valid and (F) defects arising out of lack of corporate or other entity authorization unless Purchaser provides a reasonable basis for the assertion that the action was not authorized and that such lack of authorization has resulted in or could reasonably be expected to result in a Third Party's actual and superior claim of title to the affected Asset.

        (d)    Notices of Title Defects.

          (i)  If Purchaser discovers any Title Defect affecting any Asset, Purchaser shall notify Seller reasonably promptly, but no later than the expiration of the Examination Period, of such alleged Title Defect. To be effective, such notice must (A) be in writing, (B) be received by Seller prior to the expiration of the Examination Period, (C) describe the Title Defect in reasonable detail, (D) provide reasonable supporting documentation identifying the Title Defect, (E) identify the specific Asset or Assets affected by such Title Defect (including, with respect to a Company Lease, the Subject Formations affected thereby), and (F) include the value of such Title Defect as determined by Purchaser (such notice, a "Notice of Defective Interests"). Without limiting Purchaser's rights under Article X with respect to a breach of the express representations in Section 7.1(f), Section 4.13 or Section 4.15, any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the foregoing, shall be deemed to have been waived by Purchaser for all purposes and shall constitute Permitted Encumbrances. Purchaser shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Purchaser's or any of its Affiliates' employees, title attorneys, landmen or other title examiners while conducting Purchaser's due diligence with respect to the Assets during the Examination Period.

         (ii)  Upon the receipt of a Notice of Defective Interests from Purchaser, Seller and Purchaser shall attempt to mutually agree on a resolution with respect to any alleged Title Defect. Seller shall have the option, but not the obligation, at the sole cost of Seller, to attempt to cure or remove any such Title Defect prior to the date that is ninety (90) days after the Closing (the "Cure Period").

        (iii)  Notwithstanding anything in Section 6.1 to the contrary, with Purchaser's prior written consent (which consent shall be in Purchaser's sole and total discretion), a cure (or a partial cure) may include (A) obtaining new leases to replace Allocated Value lost due to a Title Defect with respect to a Company Lease ("Replacement Acreage"), provided (1) such new leases cover lands in a governmental section in which the Company owns an interest and cover geologic depths that include all of the

Subject Formation(s) being replaced, (2) if the Company is the operator with respect to the Company Lease(s) being replaced, then the Company must be the operator with respect to the new leases replacing each such Company Lease, (3) the value of the new leases must be equal to or greater than the per Net Acre Allocated Value of the Company Leases being replaced as to the applicable Subject Formations, where the value of the new leases shall be equal to the product of (X) the average per Net Acre Allocated Value of the Company Leases in the applicable section multiplied by (Y) the Net Acres associated with such new leases, (4) each new lease must have no less Net Revenue Interest as the Company Lease being replaced and the other terms and conditions of the new leases shall be substantially similar to the terms of the Company Leases being replaced, including substantially similar surface use restrictions (provided, as to duration, a lease with at least a remaining three year paid-up primary term (from the Execution Date) shall be deemed substantially similar to a Company Lease held by production), (5) Title Defects relating to a Net Revenue Interest deficiency shall be cured with new leases with a Net Revenue Interest sufficient to cure such Title Defect, (6) Title Defects relating to a Net Acre deficiency shall be replaced with new leases with Net Acres sufficient to cure such Title Defect and (7) Title Defects relating to excess Working Interest shall be replaced with new leases with Working Interests sufficiently low to cure such Title Defect, in each case as applicable, and/or (B) obtaining additional Net Acres or Net Revenue Interest in a Company Lease to replace Allocated Value lost due to a Title Defect ("Replacement Interests") provided such Company Lease is located in the same governmental section in which the applicable Asset affected by the Title Defect is located. To the extent new leases or interests utilized as Replacement Acreage or Replacement Interests, respectively, contain interests in excess of the interest necessary to cure a given Title Defect, such excess interest shall be accounted for as a Title Benefit (but only to the extent otherwise meeting the requirements of Section 7.1(g) with respect to Title Benefits).

        (iv)  Unless Seller and Purchaser agree otherwise, the value attributable to each Title Defect (the "Title Defect Value") that is asserted by Purchaser in the Title Defect notices shall be determined based upon the criteria set forth below, without duplication:

          (A)  If the Title Defect is a lien upon any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

          (B)  If the Title Defect affecting a Company Lease causes the actual Net Acres covered by such Company Lease to be less than the Net Acres set forth on Annex B for such Company Lease, then the Title Defect Value shall be an amount equal to such difference in such Net Acres multiplied by the per Net Acre price as determined from the Allocated Value of the affected Subject Formations for such Company Lease.

          (C)  If the Title Defect is that the Net Revenue Interest for a Company Lease is less than the Net Revenue Interest for such Company Lease as set forth on Annex B, then the Title Defect Value shall be an amount equal to the Allocated Value of the applicable Subject Formation for such Company Lease multiplied by the difference of (A) 1 minus (B) a fraction, the numerator of which is the actual Net Revenue Interest of such Company Lease and the denominator of which is Net Revenue Interest for such Company Lease as set forth on Annex B.

          (D)  If the Title Defect is that the Net Revenue Interest for a Company Well is less than the Net Revenue Interest for such Company Well as set forth on Annex C, then the Title Defect Value shall be an amount equal to the Allocated Value for such Company Well multiplied by the difference of (A) 1 minus (B) a fraction, the numerator of which is the actual Net Revenue Interest of such Company Well and the denominator of which is the Net Revenue Interest for such Company Well as set forth on Annex C.

          (E)  If a Title Defect is of a type not described in clauses "(A)" through "(D)" above, the Title Defect Value shall be determined by taking into account the Allocated Value of the Company Well or applicable Subject Formation of the Company Lease, the portion of the Company Well or

  Company Lease adversely affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the Company Well or Company Lease, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation.

         (v)  The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

        (vi)  Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value or claim under the special warranty of title set forth in Section 7.1(f) exceed the Allocated Value of the applicable Subject Formation of the Company Lease, Company Well or other Asset affected thereby.

        (e)    Remedies for Title Defects.

          (i)  With respect to each Title Defect that is not cured on or before the Closing and for which Seller and Purchaser are in agreement with respect to (or have resolved pursuant to Section 7.5) the existence of the Title Defect and the Title Defect Value, the Adjustment Amount shall be reduced by an amount equal to the Title Defect Value agreed upon in writing by Purchaser and Seller (or as finally resolved pursuant to Section 7.5), unless Seller has made an election pursuant to Section 7.2(d)(ii) to continue to attempt to cure such Title Defect after the Closing (up to the expiration of the Cure Period), in which case such Title Defect Value shall be placed by Purchaser in the Defect Escrow Account at Closing.

         (ii)  If on or before ten Business Days following the expiration of the Examination Period Purchaser and Seller have not agreed upon the validity of any asserted Title Defect or have not agreed on the Title Defect Value attributable thereto, then either such Party shall have the right to elect to have the validity of such Title Defect and/or such Title Defect Value determined by an Independent Expert pursuant to Section 7.5. If the validity of any asserted Title Defect or the Title Defect Value attributable thereto is not determined before the Closing, the Adjustment Amount will be reduced at Closing by the Title Defect Value related thereto as set forth in the Notice of Defective Interests and which amount shall be placed by Purchaser in the Defect Escrow Account at Closing, and released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed title matter pursuant to Section 7.5.

        (iii)  Notwithstanding anything to the contrary in this Agreement, (i) if the Title Defect Value of a given individual Title Defect does not exceed $100,000, then no adjustment to the Adjustment Amount or other remedies hereunder shall be made for such Title Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for all Title Defects (exceeding $100,000) does not exceed 2% of the Unadjusted Purchase Price prior to any adjustments thereto, then no adjustment of the Adjustment Amount or other remedies hereunder shall be made therefor, and (iii) if the aggregate Title Defect Values of all Title Defects (exceeding $100,000) does exceed 2% of the Unadjusted Purchase Price prior to any adjustments thereto, then the Adjustment Amount (and any escrowed Title Defect Value) shall only be adjusted or escrowed, as applicable, by the amount of such excess.

        (iv)  Without limiting Section 7.1(e)(iv), if a Title Defect Value for a Title Defect is part of the Defect Escrow Amount, the such Title Defect Amount shall be released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed title matter pursuant to Section 7.5. The Defect Escrow Amount shall be released from time to time to the Party entitled to such amount as determined pursuant to this Agreement, and the Parties shall instruct the Escrow Agent accordingly.

        (f)    Special Warranty of Title.    Seller warrants and agrees to defend Defensible Title to the Assets for which there is an Allocated Value solely unto the Company against every Person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Seller or any of its Affiliates (other than the Company) or the Company (for any action taken prior to Closing), but not otherwise; subject, however, to Permitted Encumbrances.

        (g)    Remedies for Title Benefits.

          (i)  Seller shall be entitled to an upward adjustment to Adjustment Amount with respect to all Title Benefits (such upward adjustment not to exceed the aggregate amount of all reductions to Adjustment Amount due to Title Defects). For purposes of this Agreement, the term "Title Benefit" shall mean the Company's Net Revenue Interest in any Company Lease (limited to the Subject Formations for such Company Lease) or Company Well that is greater than or in addition to that set forth in Annex B or Annex C, as applicable, or the Company's Working Interest in any Company Well that is less than the Working Interest set forth in Annex C (without a corresponding decrease in the Net Revenue Interest) or, the Company's Net Acres in any Company Lease (limited to the Subject Formations for such Company Lease) is greater than the Net Acres on Annex B for such Company Lease. Any matters that may otherwise constitute Title Benefits, but of which Purchaser has not been specifically notified by Seller in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes.

         (ii)  If with respect to a Title Benefit the Parties have not agreed on the amount of the upward Purchase Price adjustment on or before two Business Days prior to the Closing Date, Seller or Purchaser shall have the right to elect to have such Purchase Price adjustment determined by a Title Expert pursuant to Section 7.5. If the amount of such adjustment is not determined pursuant to this Agreement before the Closing, the Adjustment Amount will not be adjusted at Closing with respect to the disputed portion of such amount, which shall be placed by Purchaser in the Defect Escrow Account at Closing, and released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed title matter pursuant to Section 7.5.

        (iii)  Notwithstanding anything to the contrary in this Agreement, if the value of a given individual Title Benefit does not exceed $100,000, then no adjustment to the Purchase Price shall be made for such Title Benefit.

        7.2    Environmental Defects.

        (a)    Environmental Review.    Purchaser shall have the right to conduct or cause a Golder Associates, (the "Purchaser's Environmental Consultant") to conduct an environmental review of the Assets prior to the expiration of the Examination Period ("Purchaser's Environmental Review"). The cost and expense of Purchaser's Environmental Review, if any, shall be borne solely by Purchaser. The scope of work comprising Purchaser's Environmental Review may include a Phase I environmental site assessment, but shall not include any sampling, intrusive test or procedure with respect to any Asset without the prior consent of Seller. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have access to, and shall not be permitted to, conduct any Environmental Review of any Asset if Seller does not have the authority to grant access for such Environmental Review or Seller's request for such access has been denied; provided that Seller, if requested by Purchaser, shall request (with respect to which request Seller shall not be obligated to expend any monies or undertake any obligation) access rights from Third Parties for Purchaser to conduct such Environmental Review of such Asset. Purchaser shall (and shall cause Purchaser's Environmental Consultant to): (i) consult with Seller before conducting any work comprising Purchaser's Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller's operations, and (iii) comply with all applicable laws, rules, and regulations of applicable Governmental Entities. Purchaser and Seller shall cooperate and use commercially reasonable efforts to obtain any Third Party consents that are required in order to perform any work comprising Purchaser's Environmental Review. Seller shall have the right to have a representative or representatives accompany Purchaser and Purchaser's Environmental Consultant at all times during Purchaser's Environmental Review. With respect to any samples taken in connection with Purchaser's Environmental Review, Purchaser shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Purchaser hereby agrees to release, defend, indemnify and hold harmless Seller from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM EITHER SELLER'S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) arising out of or relating to any actions by Purchaser or Purchaser's Environmental Consultant during Purchaser's Environmental Review.

        (b)    Environmental Definitions.    For purposes of this Agreement, the terms set forth below shall have the following meanings.

          (i)  "Environmental Defect" shall mean, with respect to any given Asset, an individual environmental condition that (A) constitutes a material violation of Environmental Laws in effect as of the Execution Date in the jurisdiction in which such Asset is located and (B) requires corrective action or remediation under Environmental Laws in effect as of the Execution Date.

         (ii)  "Environmental Laws" shall mean all laws, statutes, ordinances, court decisions legally-binding upon the Company or its Affiliates, and the, rules and regulations of any Governmental Entity having jurisdiction over the Assets pertaining to the environment or occupational health and safety, including, without limitation, the federal Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act, as amended, and comparable state and local laws.

        (iii)  "Environmental Defect Value" shall mean, with respect to any Environmental Defect, the value, as of the Closing Date, of (i) the estimated costs and expenses to correct such Environmental Defect in the most cost-effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost-effective manner reasonably available, multiplied by (ii) the Company's Working Interest in the Asset affected by such Environmental Defect.

        (c)    Notice of Environmental Defects.

          (i)  If Purchaser discovers any Environmental Defect affecting the Assets, Purchaser shall notify Seller reasonably promptly, but no later than the expiration of the Examination Period, of such alleged Environmental Defect. To be effective, such notice must: (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonable detail, including the Environmental Law alleged to be violated that forms the basis of such Environmental Defect; (iv) provide reasonable supporting documentation identifying the nature of the Environmental Defect (v) identify the specific Assets affected by such Environmental Defect (including, with respect to a Company Lease, the Subject Formations affected thereby); (vi) identify the procedures recommended to correct the Environmental Defect, together with any related recommendations from Purchaser's Environmental Consultant, if any; and (vii) state Purchaser's estimate of the Environmental Defect Value, including the basis for such estimate, for which Purchaser would agree to adjust the Purchase Price.

         (ii)  Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the requirements set forth in

Section 7.2(c)(i), together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Purchaser for all purposes. Upon the receipt of effective notice from Purchaser pursuant to this Section 7.2(c), Seller and Purchaser shall attempt to mutually agree on a resolution with respect to any alleged Environmental Defect. Seller shall have the option, but not the obligation, to attempt to cure any such Environmental Defect prior to the Closing at Seller's sole cost. In the event that Seller does not elect to cure any alleged Environmental Defect and Purchaser and Seller are not able to mutually agree upon the resolution of such alleged Environmental Defect within ten Business Days after the last day of the Examination Period, then the alleged Environmental Defect shall be subject to the adjustment provisions set forth in Section 7.2(d)(ii) .

        (d)    Remedies for Environmental Defects.

          (i)  With respect to each Environmental Defect that is not cured on or before the Closing and for which Seller and Purchaser are in agreement with respect to (or have resolved pursuant to Section 7.5) the existence of the Environmental Defect and the Environmental Defect Value, the Adjustment Amount will be reduced by an amount equal to the Environmental Defect Value agreed upon in writing by Seller and Purchaser (or as resolved pursuant to Section 7.5).

         (ii)  If on or before the date that is ten Business Days after the expiration of the Examination Period, Seller and Purchaser have not agreed upon the validity of any asserted Environmental Defect or have not agreed on the Environmental Defect Value attributable thereto, then either such Party shall have the right to elect to have the validity of such Environmental Defect and/or such Environmental Defect Value determined by an Independent Expert pursuant to Section 7.5. If the validity of any asserted Environmental Defect, or the Environmental Defect Value attributable thereto, is not determined before the Closing, the Adjustment Amount will be reduced at Closing by the amount of the Environmental Defect Value related thereto as set forth in the notice sent from Purchaser to Seller pursuant to Section 7.2(c)(i), which shall be placed by Purchaser in the Defect Escrow Account at Closing, and released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed environmental matter pursuant to Section 7.5.

        (iii)  Notwithstanding anything to the contrary in this Agreement, (i) if the Environmental Defect Value for a given individual Environmental Defect present at an individual Company Oil and Gas Property does not exceed $250,000 (the "Individual Environmental Threshold"), then no adjustment to the Adjustment Amount or other remedies hereunder shall be made for such Environmental Defect; (ii) if the aggregate Environmental Defect Value for all Environmental Defects exceeding the Individual Environmental Threshold does not exceed 2% of the Unadjusted Purchase Price, then no adjustment of the Adjustment Amount or other remedies hereunder shall be made therefor; and (iii) if the aggregate Environmental Defect Value for all Environmental Defects exceeding the Individual Environmental Threshold does exceed 2% of the Unadjusted Purchase Price, then the Adjustment Amount (and any escrowed Environmental Defect Amount) shall only be adjusted, or escrowed, as applicable, by the amount of such excess.

        (iv)  If the Environmental Defect Value for an Environmental Defect is part of the Defect Escrow Amount, then such Environmental Defect Value shall be released to (A) Seller or Purchaser, as applicable, in accordance with any agreement between the Parties or (B) to the Party entitled to such amount upon final resolution of each unresolved disputed environmental matter pursuant to Section 7.5.

        7.3    Casualty Loss.

        (a)   If after the Execution Date and prior to the Closing Date any part of the Assets shall be subject to a Casualty Loss, and the Casualty Value of all such Casualty Loss is 2% of the Unadjusted

Purchase Price or less, this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such Casualty Loss and Purchaser shall accept as compensation all sums paid to Seller or the Company by Third Parties by reason of such Casualty Loss, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and Seller shall assign, transfer and set over unto the Company all of the rights, title and interest of Seller or its Affiliates (other than the Company) in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such Casualty Loss.

        (b)   If, after the Execution Date but prior to the Closing Date, any portion of the Assets is subject to a Casualty Loss, and the Casualty Value of all such Casualty Losses exceeds 2% of the Unadjusted Purchase Price, the Parties shall proceed with the transactions contemplated by this Agreement and (x) in the case of an Asset taken by condemnation or right of eminent domain, the Adjustment Amount shall be reduced by the Casualty Value of such Casualty Loss or (y) in the case of an Asset being destroyed or otherwise impaired by Casualty Loss to the extent and only to the extent such Casualty Loss exceeds the deductible of 2% of the Unadjusted Purchase Price, (A) Seller may cause the Asset affected by such excess portion of the Casualty Loss to be repaired or restored to Purchaser's reasonable satisfaction, at Seller's sole cost, as promptly as reasonably practicable but in any event prior to the Closing Date (except with Purchaser's prior written consent) and (B) if such Casualty Loss is not repaired or restored to Purchaser's reasonable satisfaction prior to the Closing, to either (at Purchaser's election) (1) proceed with the transactions contemplated by this Agreement and cause the Adjustment Amount to be reduced by the Casualty Value of such excess portion of the Casualty Loss (taking into account Seller's efforts prior to Closing to repair or restore such Casualty Loss) or (2) proceed with the transactions contemplated by this Agreement notwithstanding such Casualty Loss. If Purchaser makes an election pursuant to the preceding clause (1), Purchaser shall pay to Seller all sums paid to the Company by Third Persons by reason of such Casualty Loss, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and cause the Company to assign, transfer and set over unto Seller all of the rights, title and interest of the Company in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such casualty, in each case, up to the amount that the Adjustment Amount was adjusted pursuant to the preceding clause (1). If Purchaser makes an election pursuant to the preceding clause (2), Seller shall pay to Purchaser all sums paid to Seller or its Affiliates (other than the Company) by Third Persons by reason of such Casualty Loss, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and assign, transfer and set over unto the Company all of the rights, title and interest of Seller and its Affiliates in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such casualty.

        (c)   The term "Casualty Value" shall mean (i) as to Assets taken in condemnation or under right of eminent domain, the Allocated Value of such Assets, and (ii) as to any Assets destroyed or otherwise impaired by casualty, the amount of the costs and expenses associated with repairing or restoring the Assets affected by such casualty without reduction for any sums paid pursuant to any policy or agreement of insurance or indemnity, and, in the case of clause (ii), such Casualty Value shall be determined before the Closing by Purchaser and Seller in good faith, or if Purchaser and Seller are not able to agree on such amount, by an independent firm with experience involving the performance of services of the type necessary to repair or restore the Assets affected by such Casualty Loss reasonably acceptable to Seller and Purchaser.

        (d)   As promptly as practicable, but in no event later than the earlier of (i) three (3) Business Days after Seller receives notice of a Casualty Loss or (ii) Closing, Seller shall inform Purchaser of the occurrence of any Casualty Loss.

        7.4    Consents.    Seller shall use its commercially reasonable efforts to obtain prior to Closing all Consents required to be obtained by the Company in connection with the Transactions, other than consents and approvals by Governmental Entities that are customarily obtained after Closing (including customary post-closing notices), and deliver any notices required in connection with preferential rights to purchase the Assets, and Purchaser shall reasonably assist Seller with such efforts. Without limiting the foregoing, Seller shall promptly, but in any event, no later than five (5) Business Days after the Execution Date provide the holders of Required Consents and applicable preferential rights with notice of the Transactions and request their consent to assign and/or waiver of their preferential right to purchase. To the extent any Required Consent is not obtained prior to the Closing or prior to Closing any applicable preferential right to purchase the Assets has been exercised or the period for exercise has not expired and such preferential right to purchase has not been waived, then (x) such matter shall constitute a Title Defect as to that portion of the Assets affected thereby, (y) the Adjustment Amount shall be reduced by an amount equal to the Title Defect Value with respect thereto and (z) the affected Assets will not be included in the sale and will be distributed by the Company to Seller prior to Closing. Following the Closing, Seller shall continue to use its commercially reasonable efforts to obtain any Required Consent not otherwise obtained prior to the Closing and if any such unobtained Required Consent is subsequently obtained within ninety (90) days after the Closing Date, then Seller shall notify Purchaser and an additional Closing shall be held within five (5) Business Days following receipt of such Required Consent at which (i) Seller shall sell, assign and convey the affected Assets to Purchaser pursuant to the terms of this Agreement (using the form of Assignment) and (ii) Purchaser shall pay to Seller an amount equal to the Allocated Value of such Assets, adjusted in accordance with this Agreement. In the event of such assignment, the term "Closing Date" with respect to any such Assets shall mean the date of assignment of such Assets from Sellers to Purchaser. Any requirement for Seller or the Company to seek or obtain Consents or similar matters or to use "commercially reasonable efforts" or "reasonable best efforts" under this Agreement with respect to making requests or obtaining Consents or similar matters does not and shall not be construed to obligate Seller or the Company to pay any consideration, or assume or undertake any other obligation, liability, or Damages.

        7.5    Dispute Resolution.     If, pursuant to the terms of this Agreement, a disputed matter is specifically subject to resolution pursuant to this Section 7.5, such matter will be resolved as follows:

        (a)    Expert Determination.

          (i)    Title Expert.    The determination of a disputed title matter shall be conducted by a single title expert ("Title Expert"). The Title Expert shall be neutral, not an affiliate, employee or currently engaged consultant of either Party (nor of any of their Affiliates), and shall be an oil and gas title attorney with at least ten (10) years of experience examining title to oil and gas properties in the geographic area where the Assets subject to such dispute are located.

          (ii)    Environmental Expert.    The determination of a disputed environmental matter shall be conducted by a single environmental expert ("Environmental Expert"). The Environmental Expert shall be neutral, not an affiliate, employee or currently engaged consultant of either Party (nor of any of their Affiliates), and shall be an individual with a nationally recognized independent environmental consulting firm with at least ten (10) years of experience evaluating environmental matters associated with oil and gas properties in geographic area where the Assets subject to such dispute are located.

          (iii)    Accounting Expert.    The determination of a dispute regarding the Final Settlement Statement pursuant to Section 2.5 will be submitted to the Houston, Texas office of PricewaterhouseCoopers, or a nationally-recognized independent accounting firm or consulting firm otherwise mutually acceptable to both Purchaser and Seller ("Accounting Expert" and, together with the Title Expert and Environmental Expert, an "Expert").

          (iv)    Selection of Expert by Agreement of the Parties.    The Parties shall attempt to mutually agree on the Expert; provided if the Parties are not able to mutually agree on the Expert within five (5) Business Days after receipt of the other Party's election to submit a matter to expert determination, then, within ten (10) Business Days after the end of such five (5) Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential Experts having the qualifications outlined in Section 7.5(a)(i), (ii)  or (iii), as applicable. If there is one common name on the Parties' lists, that Person shall be the Expert; but if there is more than one common name on the Parties' lists, the Expert shall be selected from the common names on the Parties' lists by the mutual agreement of the Parties or otherwise by the mutual agreement of the Parties.

          (v)    Selection of Expert if Parties Do Not Agree.    In the event there are no common names on the Parties' lists (or there is more than one common name and the Parties cannot agree), the lists of potential Experts submitted by the Parties shall be submitted to The International Institute for Conflict Prevention & Resolution ("CPR") on or before five (5) Business Days after the submission of the Parties' respective lists to one another, and the CPR shall select the Expert from the Parties' lists. The Expert need not be on the CPR's panel of neutrals.

          (vi)    Information.    Within ten (10) Business Days after the selection of the Expert, the Parties shall provide to the Expert all applicable notices and documentation related to the disputed matter and reasonably required or relevant to the determination of the Expert, and each Party shall provide such other evidence as it deems appropriate for the Expert to determine the existence and effect of the applicable dispute. The Expert shall also be provided with a copy of this Agreement.

          (vii)    No Ex-Parte Communications.    The Expert, once appointed, shall have no ex-parte communications with any Party concerning the determination required hereunder. All communications between any Party and the Expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner.

          (viii)    Determination.    The Expert shall make his or her determination and provide to the Parties written findings within twenty (20) Business Days after he or she has received the materials under Section 7.5(a)(vi). The decision of the Expert shall be final, binding on the Parties and non-appealable. The Expert shall make a separate determination with respect to each disputed matter submitted to the Expert for determination.

          (ix)    Fees and Costs.    Each Party shall be responsible for paying its own costs, including its attorneys' and experts' fees. The costs of the Expert shall be paid one-half by Seller and one-half by Purchaser.

          (x)    Findings.    The written finding of the Expert need only set forth the Expert's finding as to (as applicable) whether the subject Title Defect exists or has been cured and the Title Defect Value, the existence of the asserted Title Benefit and the Title Benefit Amount, or whether the Environmental Defect exists and the Environmental Defect Amount, or the final determination of the amount of each disputed component of the Adjustment Amount submitted to the Expert, and not the Expert's rationale for the award

        (b)    Not Arbitration.     The Expert shall act as an expert for the limited purpose of determining the specific matters disputed and shall not act as an arbitrator, and may not award damages, interest or penalties to either Party with respect to any matter. The Parties intend that the procedures set forth in this Section 7.5 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 7.5 shall be specifically enforceable. ALL DISAGREEMENTS, DIFFERENCES, OR DISPUTES OTHER THAN DISPUTES WHICH THIS AGREEMENT EXPRESSLY STATES WILL BE RESOLVED

PURSUANT TO THIS SECTION 7.5 SHALL BE DETERMINED IN ACCORDANCE WITH SECTION 11.6.

        (c)    Execution of Documents.     The Parties agree to execute such agreements as may be reasonably required by the Expert, including such engagement letters, releases and indemnities as reasonably requested by the Expert.

ARTICLE VIII
CONDITIONS PRECEDENT

        8.1    Conditions to Each Party's Obligation to Consummate the Transaction.     The respective obligation of each Party to consummate the Transactions are subject to the satisfaction at the Closing Date of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

        (a)    Stockholder Approvals.     The Purchaser Stockholder Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Purchaser.

        (b)    Regulatory Approval.     Any waiting period (including any extensions thereof) or clearance applicable to the Transactions under the HSR Act shall have been terminated, expired or been obtained.

        (c)    No Injunctions or Restraints.     No Governmental Entity of the United States or any State thereof having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and no Law of the United States or any State thereof shall have been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

        (d)    Aggregate Cap.     The sum of (i) the aggregate amount of the Title Defect Values as to all Title Defects validly claimed by Purchaser and uncured by Seller as (x) agreed to by the Parties, (y) finally determined pursuant to Section 7.5 or (z) with respect to Title Defects with respect to which the existence of, or Title Defect Value with respect to, such Title Defect has not been agreed upon by the Parties or finally resolved pursuant to Section 7.5, the Title Defect Value with respect to such Title Defect claimed by Purchaser in the applicable Notice of Defective Interests (pending resolution pursuant to Section 7.5 at which point the Title Defect Value determined pursuant to such resolution shall be used instead for purposes of this Section 8.1(d)), plus (ii) the aggregate amount of the Environmental Defect Values as to all Environmental Defects validly claimed by Purchaser and uncured by Seller as (x) agreed to by the Parties, (y) finally determined pursuant to Section 7.5 or (z) with respect to Environmental Defects with respect to which the existence of, or Environmental Defect Value with respect to, such Environmental Defect has not been agreed upon by the Parties or finally resolved pursuant to Section 7.5, the Environmental Defect Value claimed by Purchaser in the applicable notice sent from Purchaser to Seller pursuant to Section 7.2(c)(i) (pending resolution pursuant to Section 7.5 at which point the Environmental Defect Value determined pursuant to such resolution shall be used instead for purposes of this Section 8.1(d)), plus (iii) the aggregate amount of all Casualty Values with respect to Casualty Losses, shall be less than 15% of the Unadjusted Purchase Price.

        8.2    Additional Conditions to Obligations of Purchaser.     The obligations of Purchaser to consummate the Transactions is subject to the satisfaction at the Closing Date of the following conditions, any or all of which may be waived exclusively by Purchaser, in whole or in part, to the extent permitted by applicable Law:

        (a)    Representations and Warranties of Seller.     (i) The Seller Fundamental Representations shall have been true and correct as of the Execution Date and shall be true and correct as of the Closing

Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time) and (ii) all other representations and warranties of Seller set forth in Article III that are not Seller Fundamental Representations shall have been true and correct in all material respects (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Seller Material Adverse Effect") as of the Execution Date, and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Seller Material Adverse Effect") only as of such date or period of time).

        (b)    Representations and Warranties Regarding the Company.     (i) The Company Fundamental Representations shall have been true and correct as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time) and (ii) all representations and warranties of Seller regarding the Company set forth in Article IV (other than the Company Fundamental Representations) shall have been true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Company Material Adverse Effect") as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Company Material Adverse Effect") only as of such date or period of time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Company Material Adverse Effect") would not constitute and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)    Performance of Obligations of Seller.     Seller shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date.

        (d)    Release of Obligations and Encumbrances.     Concurrently with Closing, (i) all obligations of the Company and its Subsidiaries under the Specified Facilities (other than any contingent indemnification obligations under which no claims have been made) shall be released and terminated and (ii) all security interests and Encumbrances granted in respect of the Subject Securities or any of the Assets, in each case, securing the obligations under the Specified Facilities shall be released and terminated.

        (e)    No Material Adverse Effect.     No Company Material Adverse Effect, or event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, shall have occurred with respect to the Company from the Execution Date until the Closing Date.

        (f)    Closing Deliverables.     Purchaser shall have received each of the Seller closing deliverables set forth in Section 2.7(b).

        8.3    Additional Conditions to Obligations of Seller.     The obligation of Seller to consummate the Transactions is subject to the satisfaction at the Closing Date of the following conditions, any or all of which may be waived exclusively by Seller, in whole or in part, to the extent permitted by applicable Law:

        (a)    Representations and Warranties of Purchaser.     (i) The Purchaser Fundamental Representations shall have been true and correct as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the fifth sentence of Section 5.2(b) for any de minimis inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time) and (ii) all other representations and warranties of Purchaser set forth in Article V that are not Purchaser Fundamental Representations shall have been true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Purchaser Material Adverse Effect") as of the Execution Date and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Purchaser Material Adverse Effect") only as of such date or period of time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to "materiality," "in all material respects" or "Purchaser Material Adverse Effect") would not constitute and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

        (b)    Performance of Obligations of Purchaser.     Purchaser shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

        (c)    Closing Deliverables.     Seller shall have received each of the Purchaser closing deliverables set forth in Section 2.7(c).

        (d)    NYSE Listing.     The Common Stock issuable to Seller constituting Equity Consideration Shares shall have been authorized for listing on the NYSE, upon official notice of issuance.

        (e)    No Material Adverse Effect.     No Purchaser Material Adverse Effect, or event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect, shall have occurred with respect to the Purchaser from the Execution Date until the Closing Date.

        8.4    Frustration of Closing Conditions.     None of the Parties may rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party's breach in any material respect of any provision of this Agreement.

ARTICLE IX
TERMINATION

        9.1    Termination.    This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether (except as expressly set forth below) before or after the Purchaser Stockholder Approval has been obtained:

        (a)   by mutual written consent of Seller and Purchaser;

        (b)   by either Seller or Purchaser:

            (i)  if any Governmental Entity of the United States or any State thereof (including any Antitrust Authority) having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Transactions illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this

  Agreement has been the cause of or resulted in the action or event described in this Section 9.1(b)(i) occurring;

           (ii)  if the Transactions shall not have been consummated on or before 5:00 p.m. Houston, Texas time, on July 15, 2020 (such date being the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Transactions to occur on or before such date;

          (iii)  in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Sections 8.2(a), (b) or (c) or Section 8.3(a) or (b) as applicable (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured by the earlier of (i) thirty (30) days after the giving of written notice to the breaching Party of such breach and (ii) three (3) Business Days prior to the Outside Date) (a "Terminable Breach"); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          (iv)  if the Purchaser Stockholder Meeting (including any adjournments thereof) shall have been duly convened and completed and the Purchaser Stockholder Approval shall not have been obtained at the Purchaser Stockholder Meeting, or at any adjournment or postponement thereof; or

           (v)  if the condition set forth in Section 8.1(d) is not satisfied (or waived by the terminating Party) as of the Outside Date;

        (c)   by Seller prior to, but not after, the time the Purchaser Stockholder Approval is obtained, if a Purchaser Change of Recommendation shall have occurred (whether or not such Purchaser Change of Recommendation is permitted by this Agreement); and

        (d)   by Purchaser at any time following a breach by Seller of Section 6.1(b)(xiii).

        9.2    Notice of Termination; Effect of Termination.

        (a)   A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

        (b)   In the event of termination of this Agreement by any Party as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 9.2, Section 6.6(d), Section 9.3 and Article I and Article XI (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of this Agreement or intentional fraud.

        9.3    Termination Fee.

        (a)   If Seller terminates this Agreement pursuant to Section 9.1(c) (Purchaser Change of Recommendation), then Purchaser shall pay Seller the Termination Fee in cash by wire transfer of immediately available funds to an account designated by Seller no later than three (3) Business Days after notice of termination of this Agreement.

        (b)   If either Seller or Purchaser terminates this Agreement pursuant to Section 9.1(b)(iv) (Failure to Obtain Purchaser Stockholder Approval) and Seller is not otherwise entitled to receive the Termination Fee pursuant to this Section 9.3, then Purchaser shall pay Seller an amount equal to the

Seller Expenses, in each case, no later than three (3) Business Days after notice of termination of this Agreement.

        (c)   If (i) (A) either Purchaser or Seller terminates this Agreement pursuant to Section 9.1(b)(iv) (Failure to Obtain Purchaser Stockholder Approval) and on or before the date of the Purchaser Stockholder Meeting a Purchaser Competing Proposal shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification prior to the Purchaser Stockholder Meeting or (B) Seller terminates this Agreement pursuant to Section 9.1(b)(iii) (Terminable Breach) and following the Execution Date and on or before the date of any such termination a Purchaser Competing Proposal shall have been announced, disclosed or otherwise communicated to the Purchaser Board and not withdrawn without qualification prior to the date of such termination, and (iii) within twelve (12) months after the date of such termination, Purchaser enters into a definitive agreement with respect to a Purchaser Competing Proposal or consummates a Purchaser Competing Proposal, then Purchaser shall pay Seller the Termination Fee less the Seller Expenses if the Seller Expenses were paid by Purchaser pursuant to Section 9.3(b). For purposes of this Section 9.3(c), any reference in the definition of Purchaser Competing Proposal to "20%" shall be deemed to be a reference to "more than 50%."

        (d)   In no event shall Seller be entitled to receive more than one payment of the Termination Fee or more than one payment of Seller Expenses. If Seller receives the Termination Fee, then Seller will not be entitled to also receive a payment of the Seller Expenses. The Parties agree that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If Purchaser fails to promptly pay the amount due by it pursuant to this Section 9.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, Seller commences a Proceeding that results in judgment for Seller for such amount, Purchaser shall pay Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such Proceeding.

        (e)   The Parties agree that the monetary remedies set forth in this Section 9.3 and specific performance remedies set forth in Section 11.10 shall be the sole and exclusive remedies of (i) Seller against Purchaser and any of its respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Transactions to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Purchaser shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Purchaser or any of its former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Purchaser in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Purchaser against Seller and any of its former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Transactions to be consummated except in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Seller shall be liable for damages for such intentional fraud or Willful and Material Breach), and upon payment of such amount, none of Seller or any of its former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Seller in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation.

 ARTICLE X
INDEMNIFICATION

        10.1    Indemnification by Purchaser.     From and after the Closing, Purchaser shall defend, pay, compensate, reimburse, indemnify and hold harmless (whether or not related to a Third Party claim) Seller and its Affiliates and their respective owners, members, directors, officers, managers, employees, insurers and, in each case, their respective successors and assigns (collectively, the "Seller Indemnitees") from, for and against any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys' and other professionals' fees), or any diminution in value, whether or not involving a Third Party claim ("Damages") (individually, a "Seller's Indemnified Claim" and collectively, "Seller's Indemnified Claims") which are suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any direct claim or Third Party claim) and which arise from or as a result of, or are connected with:

        (a)   any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement or in the certificate delivered pursuant to Section 2.7(c)(iv)(D); and

        (b)   any breach of any covenant or agreement made by Purchaser in this Agreement.

        10.2    Indemnification by Seller.     From and after the Closing, Seller shall defend, compensate, pay, reimburse, indemnify and hold harmless (whether or not related to a Third Party claim) Purchaser and its Affiliates and their respective owners, members, directors, officers, managers, employees, insurers and, in each case, their respective successors and assigns (collectively, the "Purchaser Indemnitees") from, for and against any and all Damages (individually, a "Purchaser's Indemnified Claim" and collectively, "Purchaser's Indemnified Claims" and, together with the Seller's Indemnified Claims, "Indemnified Claims") which are suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any direct claim or Third Party claim) and which arise from or as a result of, or are connected with:

        (a)   any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement or in the certificate delivered pursuant to Section 2.7(b)(iii);

        (b)   any breach of any covenant or agreement made by Seller or the Company (in the case of the Company, solely to the extent such breach occurred prior to Closing) in this Agreement or the other Transaction Documents;

        (c)   any Indebtedness of the Company prior to the Closing other than (i) to the extent the Adjustment Amount was decreased pursuant to Section 2.3(g) with respect to such Indebtedness and (ii) Indebtedness incurred in accordance with Section 6.1(b);

        (d)   any Seller Taxes;

        (e)   any Excluded Assets to the extent relating to matters occurring prior to Closing;

        (f)    the MIPA (including the Transition Services Agreement delivered pursuant thereto); and

        (g)   any Seller Retained Liability.

        10.3    Survival of Representations, Warranties and Covenants.

        (a)   The respective representations and warranties made by Seller and Purchaser in this Agreement and the rights under Section 10.1 (with respect to the Seller Indemnitees) and Section 10.2 (with respect to the Purchaser Indemnitees) with respect to such representations and warranties, in each case, shall survive the Closing but shall expire at 11:59 p.m. Houston, Texas time, on the date that is the first (1st) anniversary of the Closing Date (the "Expiration Time") and any liability of Seller or Purchaser with respect to such representations and warranties shall thereupon cease; provided, however, with respect to the representations and warranties contained in Section 4.10 (Taxes) and Section 5.9 (Taxes) the Expiration Time shall be 11:59 p.m. Houston, Texas time, on the date that is thirty (30) days after the expiration of the applicable statute of limitations; provided, further, that each Seller Fundamental Representation, Company Fundamental Representation or Purchaser Fundamental Representation, will not expire at the Expiration Time and will continue until the third (3rd) anniversary of the Closing Date to the extent permitted by applicable Law. The Purchaser Indemnitees shall be permitted to make a claim for indemnification under Section 10.2(d) if such claim is first made on or prior to the date that is thirty (30) days after the expiration of the applicable statute of limitations.

        (b)   If, at any time prior to the Expiration Time, Seller (on behalf of a Seller Indemnitee) or Purchaser (on behalf of a Purchaser Indemnitee) delivers to the other Party a claim for indemnification pursuant to the provisions of this ARTICLE X asserting a claim with respect to any of the indemnifiable matters herein, then such indemnification claim shall survive the Expiration Time until such time as such claim or claims are settled or otherwise fully and finally resolved.

        (c)   The covenants of each Party made in this Agreement which are by their nature to be performed prior to the Closing will survive the Closing but shall expire at the Expiration Time, except the covenant of Purchaser in the last sentence of Section 7.1(d)(i), which covenant will terminate and expire upon the expiration of the Examination Period. Except as otherwise provided in this Agreement, all covenants of the Parties made in this Agreement which are by their nature to be performed after the Closing shall terminate and expire when performed in accordance with their terms. The obligations of Seller set forth in Section 10.2(f) shall survive the Closing until the Expiration Time.

        10.4    Limitations.

        (a)   If the Closing occurs, Purchaser shall have no liability under Section 10.1 to indemnify the Seller Indemnitees and Seller shall have no liability under Section 10.2 to indemnify the Purchaser Indemnitees, in each case:

            (i)  unless and until, with respect to any individual Indemnified Claim (or series of related Indemnified Claims), brought pursuant to Section 10.1(a) or Section 10.2(a) , as applicable the aggregate amount of otherwise indemnifiable Damages thereunder exceeds $100,000 (the "De Minimis Amount") (and any Indemnified Claims (or series of related Indemnified Claims) for which the aggregate amount of otherwise indemnifiable Damages thereunder does not exceed the De Minimis Amount, the Damages with respect to such Indemnified Claim(s) shall not be applied towards the Deductible);

           (ii)  unless and until, the aggregate amount of otherwise indemnifiable Damages pursuant to (x) all Seller's Indemnified Claims brought pursuant to Section 10.1(a), in the case of Seller's Indemnified Claims, or (y) all Purchaser's Indemnified Claims brought pursuant to Section 10.2(a), in the case of Purchaser's Indemnified Claims, exceeds a deductible (not a threshold) of $50,000,000 (the "Deductible"), and then the indemnifying party shall be liable for only the amount by which the total of such Damages exceeds such Deductible; and

          (iii)  with respect to Purchaser, in the case of Seller's Indemnified Claims brought pursuant to Section 10.1(a), on the one hand, and with respect to Seller, in the case of Purchaser's Indemnified Claims brought pursuant to Section 10.2(a), on the other hand, in excess of an aggregate amount of indemnifiable Damages equal to $125,000,000 (the "Cap").

        (b)   Notwithstanding the foregoing and anything to the contrary in this Agreement, the limitations set forth in Section 10.4(a) shall not apply to Damages indemnifiable pursuant to Section 10.1(a) or Section 10.2(a) that arise from or as a result of, or are directly or indirectly connected with an inaccuracy in, or a breach of, the representations and warranties of Seller set forth in Section 4.10, the representations and warranties of Purchaser set forth in Section 5.9, the Seller Fundamental Representations, the Company Fundamental Representations or the Purchaser Fundamental Representations or, for the avoidance of doubt, Damages indemnifiable pursuant to Section 10.2(d).

        (c)   The maximum aggregate indemnifiable Damages that Purchaser shall be required to pay to the Seller Indemnitees for indemnification for Damages, on the one hand, and that Seller shall be required to pay to the Purchaser Indemnitees for indemnification for Damages, on the other hand, shall be limited, in each case, in the aggregate to an amount equal to the sum of the consideration received by Seller at the Closing plus the Indemnification Holdback Amount.

        (d)   For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Damages hereunder, any materiality, Material Adverse Effect, Seller Material Adverse Effect, Company Material Adverse Effect or Purchaser Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

        (e)   Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, in no event shall any Party be entitled to receive, in connection with this Agreement and the Transactions, either in contract or in tort, any (i) punitive or special damages or (ii) consequential damages or loss of revenue or income damages except to the extent reasonably foreseeable.

        10.5    Exclusive Remedy.     Other than in the case of intentional fraud or a Willful and Material Breach of any covenant, agreement or obligation contained in this Agreement and except for specific performance to the extent available pursuant to Section 11.10, from and after the Closing, the indemnification rights provided under this ARTICLE X shall be the sole and exclusive remedy of the Purchaser Indemnitees or Seller Indemnitees, as applicable, for any inaccuracy in or breach of any representations, warranties or covenants of Seller, Company or Purchaser, respectively, contained in this Agreement or any other Transaction Document.

        10.6    Indemnification Procedures.

        (a)   A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying Party shall not preclude the indemnified Party from any indemnification which it may claim in accordance with this ARTICLE X.

        (b)   In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any Third Party in respect of which indemnification may be sought under Section 10.1 or Section 10.2 (regardless of the limitations set forth in Section 10.4) ("Third Party Claim"), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual prejudice as a result of such failure. Subject to the provisions of this Section 10.6, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder, it shall within five (5) days of the indemnified party's written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Damages indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contest its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim. Each Party agrees to provide reasonable access to the other Party to such documents and information as may reasonably by requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.6 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

        (c)   After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice or otherwise in accordance with this Article X.

        10.7    Indemnification Escrow.

        (a)   Subject to the applicable limitations set forth in this Article X, any amounts due by Seller to Purchaser pursuant to this Article X shall be first satisfied from the Escrowed Shares. To the extent that Purchaser is determined to be owed by Seller amounts in excess of the Indemnification Holdback Amount, Purchaser may seek payment for such amounts from Seller, subject to the limitations set forth in Section 10.4.

        (b)   If Seller does not dispute any claim made by Purchaser against Seller, Seller and Purchaser shall provide written instructions to the Escrow Agent in accordance with the Escrow Agreement to disburse to Purchaser a number of Escrowed Shares equal to the amount of the undisputed claim divided by the Per Share Price. If Seller does dispute any claim made by Purchaser, then upon the final non-appealable determination of the amount in question (or an agreement between the Parties), as applicable, with respect to such claim, Seller and Purchaser shall provide written instructions to the Escrow Agent to disburse to Purchaser a number of Escrowed Shares equal to the amount determined by such final, non-appealable determination or agreement to be due pursuant to the terms of the Indemnification Escrow Agreement divided by the Per Share Price.

        (c)   On the first (1st) anniversary of the Closing Date, Purchaser and Seller shall instruct the Escrow Agent to release to Seller all of the then-remaining Escrowed Shares, save and except a number of Escrowed Shares equal to (i) the sum of (A) Ten Million Dollars ($10,000,000) plus (B) the aggregate amount of all unsatisfied claims for indemnification that Purchaser has validly made against Seller on or before such date pursuant to this Article X and which are subject to satisfaction (in whole or in part) from the Escrowed Shares, divided by (ii) the Per Share Price. On the date that is eighteen (18) months after the Closing Date, Purchaser and Seller shall instruct the Escrow Agent to release to Seller the then-remaining Escrowed Shares, save and except a number of Escrowed Shares equal to the aggregate amount of all unsatisfied claims for indemnification that Purchaser has validly made against Seller on or before such date pursuant to this Article X and which are subject to satisfaction (in whole or in part) from the Escrowed Shares, divided by the Per Share Price.

        (d)   The Parties agree to provide joint written instructions to the Indemnification Escrow Agent to distribute the Escrowed Shares as and when provided in this Agreement.

        10.8    Insurance; Adjustment Amount.     The amount of any Damages for which indemnification is provided under this ARTICLE X shall be (x) net of any amounts actually recovered by the indemnified party under applicable insurance policies with respect to such Damages (net of any applicable deductibles, copayments, premium increases, "retro premium" adjustments and similar costs or expenses incurred in obtaining such benefit or recovery) or other payment or monetary recoupment received or that are realized or retained by the indemnified party as a result of the events giving rise to the claim for indemnification and (y) without duplication of amounts taken into account in the calculation of the Adjustment Amount.

        10.9    Knowledge.    No information or knowledge of any Party, nor the results of any due diligence or investigation by any Party (including in relation to the other Party, the Company or the Subject Securities) shall affect, waive, modify, limit, or diminish: (i) any representation or warranty of any Party contained in this Agreement or any other Transaction Document; or (ii) any other Party's right to rely upon such representations and warranties, including with respect to any claims for indemnification hereunder.

        10.10    No Contribution.     Except as otherwise provided in this Agreement, Seller waives, and acknowledges and agrees that Seller shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against Purchaser or the Company in connection with any Purchaser Indemnified Claim under this Agreement.

ARTICLE XI
GENERAL PROVISIONS

        11.1    Schedule Definitions.     All capitalized terms in the Seller Disclosure Letter, the Company Disclosure Letter and the Purchaser Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

        11.2    Notices.    All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail ("e-mail") (but only if confirmation of receipt of such e-mail is received); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

          (i)    if to Seller, to:

    Felix Investments Holdings II, LLC
    1530 16th Street
    Suite 500
    Denver, Colorado 80202
    Attention: Michael Horton
    E-mail: MichaelH@felix-energy.com

  with a required copy to (which copy shall not constitute notice):

    Vinson & Elkins LLP
    1001 Fannin, Suite 2500
    Houston, Texas 77002
    Attention: John B. Connally, Douglas E. McWilliams and W. Matthew Strock
    E-mail: jconnally@velaw.com;     dmcwilliams@velaw.com; mstrock@velaw.com

          (ii)   if to Purchaser, to:

    WPX Energy, Inc.
    3500 One Williams Center
    Tulsa, Oklahoma 74172
    Attention: Dennis Cameron
    E-mail: Dennis.Cameron@wpxenergy.com

  with a required copy to (which copy shall not constitute notice):

    Weil, Gotshal & Manges LLP
    200 Crescent Court, Suite 300
    Dallas, Texas 75201
    Attention: Glenn D. West, James R. Griffin and Samuel C. Peca
    E-mail: gdwest@weil.com
                   james.griffin@weil.com
                   samuel.peca@weil.com

        11.3    Rules of Construction.

        (a)   Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on grounds of authorship.

        (b)   The inclusion of any information in the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter, as applicable, that such information is required to be listed in the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter, as applicable, that such items are material to the Company, taken as a whole, or Purchaser and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted in a Seller Material Adverse Effect, a Company Material Adverse Effect or a Purchaser Material Adverse Effect. The headings, if any, of the individual sections of each of the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter, as applicable, as an exception to (i) a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties or (ii) as an exception to Section 6.1 or Section 6.2 shall be deemed adequately disclosed as an exception with respect to all other subclauses of Section 6.1 or Section 6.2, in each case, to the extent that the relevance of such item to such representations or warranties, or to such other subclauses of Section 6.1 or Section 6.2, is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

        (c)   The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Seller Disclosure Letter, the Company Disclosure Letter or Purchaser Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

        (d)   All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time. The word "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply "if." The term "dollars" and the symbol "$" mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        (e)   In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); any Governmental Entity include any successor to that Governmental Entity; (ii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (iii) "days" mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall extend through, and end on, the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or before the next day that is a Business Day; and (iv) "made available" means, with respect to any document, that such document was (A) in the electronic data room relating to the Transactions maintained by Seller or Purchaser, as applicable, prior to the execution of this Agreement or (B) filed with or furnished to the SEC and available on EDGAR, prior to the execution of this Agreement.

        11.4    Counterparts.    This Agreement may be executed in two or more counterparts, including via facsimile or e-mail in "portable document format" (".pdf") form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

        11.5    Entire Agreement; No Third Party Beneficiaries.     This Agreement (together with the Annexes and Exhibits hereto, the Seller Disclosure Letter, the Company Disclosure Letter, the Purchaser Disclosure Letter, the Transaction Documents and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (i) Article X (which is intended for the benefit of, and shall be enforceable by, each Purchaser Indemnitee and each Seller Indemnitee), (ii) Section 11.10 (which is intended for the benefit of, and shall be enforceable by, each Seller Affiliate and Purchaser Affiliate), (iii) Section 11.13 (which is intended for the benefit of, and shall be enforceable by, the Non-Recourse Persons) and (iv) Section 11.14 (which is intended for the benefit of, and shall be enforceable by, the Financing Sources), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        11.6    Governing Law; Venue; Waiver of Jury Trial.

        (a)   THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT ("COVERED MATTERS"), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF; PROVIDED, HOWEVER, THAT IN CONNECTION WITH THE DETERMINATION OF THE EXISTENCE OF ANY (A) TITLE DEFECT OR WITH RESPECT TO CONVEYANCING MATTERS AS TO ANY OIL AND GAS PROPERTY, THE LAWS OF THE STATE WHERE THE APPLICABLE OIL AND GAS PROPERTY IS LOCATED SHALL GOVERN AND CONTROL SUCH DETERMINATION, AND (B) ENVIRONMENTAL DEFECT AND/OR REMEDIATION AMOUNT, THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE WHERE THE APPLICABLE OIL AND GAS PROPERTY IS LOCATED SHALL GOVERN AND CONTROL SUCH DETERMINATION.

        (b)   THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE

SOLELY IN CONNECTION WITH ANY COVERED MATTER, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION, SUIT OR PROCEEDING THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        (c)   NOTWITHSTANDING SECTION 7.5, (i) ANY DISPUTE WITH RESPECT TO THE CALCULATION OF THE ADJUSTMENTS TO THE UNADJUSTED CASH PURCHASE PRICE PURSUANT TO SECTION 2.3, SECTION 2.4 AND SECTION 2.5 SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH SECTION 2.5 AND (ii) ANY DISPUTE WITH RESPECT TO THE EXISTENCE OR NON-EXISTENCE OF ANY TITLE DEFECT OR ENVIRONMENTAL DEFECT, OR THE AMOUNT ANY TITLE DEFECT VALUE OR REMEDIATION AMOUNT, OR THE EFFECTIVENESS OF ANY EFFORTS TO CURE A TITLE DEFECT OR ENVIRONMENTAL DEFECT, OR THE EXISTENCE OR ALLOCATED VALUE OF, OR THE COMPANY'S TITLE TO, ANY LEASE LISTED ON ANNEX B OR ANY WELL LISTED ON ANNEX C, SHALL BE RESOLVED EXCLUSIVELY IN ACCORDANCE WITH ARTICLE VII, AS APPLICABLE.

        (d)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH ANY COVERED MATTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION WITH RESPECT TO A COVERED MATTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.6.

        11.7    Severability.    Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

        11.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 11.8 shall be void.

        11.9    Affiliate Liability.     Each of the following is herein referred to as a "Seller Affiliate": (a) any direct or indirect holder of equity interests or securities in Seller (whether equityholders or otherwise) and (b) any director, officer, employee, Representative or agent of (i) Seller or (ii) any Person who controls Seller. No Seller Affiliate shall have any liability or obligation to Purchaser or any of its Affiliates or Representatives of any nature whatsoever in connection with or under any of the Transaction Documents or the Transactions, except with respect to liabilities and obligations of a Seller Affiliate arising pursuant to a Transaction Document to which such Seller Affiliate is a party (and then only to the extent of the specific obligations undertaken by such Seller Affiliate pursuant to such Transaction Document and not otherwise), and Purchaser hereby waives and releases all claims of any such liability and obligation. Each of the following is herein referred to as a "Purchaser Affiliate": (x) any direct or indirect holder of equity interests or securities in Purchaser (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Purchaser or (ii) any Person who controls Purchaser. No Purchaser Affiliate shall have any liability or obligation to Seller or any of its Affiliates or Representatives of any nature whatsoever in connection with or under any of the Transaction Documents or the Transactions, and the Seller hereby waive and release all claims of any such liability and obligation.

        11.10    Specific Performance.     The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 9.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 11.10, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 11.10. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Outside Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action.

        11.11    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

        11.12    Extension; Waiver.     Seller and Purchaser may, to the extent legally allowed:

        (a)   extend the time for the performance of any of the obligations or acts of the other Party hereunder;

        (b)   waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

        (c)   waive compliance with any of the agreements or conditions of the other Party contained herein.

        Notwithstanding the foregoing, no failure or delay by Seller or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        11.13    Non-Recourse.    This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing (the "Non-Recourse Persons") shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Purchaser or Seller under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the Transactions, except with respect to liabilities of a Non-Recourse Person arising pursuant to a Transaction Document to which such Non-Recourse Person is a party (and then only to the extent of the specific obligations undertaken by such Non-Recourse Person pursuant to such Transaction Document and not otherwise).

        11.14    Financing Sources.     Notwithstanding anything in this Agreement to the contrary, each party hereto on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement or any of the transactions contemplated hereby shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise expressly provided in the applicable documentation relating to the Debt Financing, (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement or any of the transactions contemplated hereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process in any such Proceeding shall be effective if notice is given in accordance with Section 11.2, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against any Financing Source in any way arising out of or relating to this Agreement or any of the transactions contemplated hereby, (g) agrees that none of the Financing Sources and their Affiliates and representatives shall have any liability to the Seller or Company or any of their Affiliates relating to or arising out of this Agreement or any of the transactions contemplated hereby, whether in law or in equity, whether in contract or in tort or otherwise (and the Purchaser, on behalf of itself and its Affiliates, and Seller, on behalf of itself and Company and its Affiliates, hereby acknowledge that they have no recourse against, and hereby waive any rights or claims against, the Financing Sources in connection therewith); provided that nothing in this Agreement shall limit the liability of the Financing Sources pursuant to the documentation related to the Financing, and (h) agrees that the Financing Sources are express Third Party beneficiaries of, and may enforce, any of the provisions of this Section 11.14 and that such provisions and the definition of "Financing Sources" shall not be amended in any way adverse to any Financing Source without the prior written consent of such Financing Source.

        11.15    Transaction Costs.     Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Transactions shall be consummated. All Transaction Costs shall be borne by Seller.

        11.16    Further Assurances.     From and after the Closing, at the request of any Party but without further consideration, the Parties shall take, or cause to be taken, all actions and to do, or cause to be done, all actions reasonably necessary, proper, or advisable under applicable Laws to consummate the Transactions, including (a) reasonably cooperating with the other Party to obtain any consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or Third Parties that are required in connection with the consummation of the Transactions, (b) execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, such other instruments of conveyance necessary to consummate the Transactions and (c) take such other actions as any Party reasonably may requested to give effect to the Transactions.

[Signature Page Follows]

        IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

SELLER:
FELIX INVESTMENTS HOLDINGS II, LLC
By:	/s/ MICHAEL HORTON
	Name:	Michael Horton
	Title:	Chief Commercial Officer
PURCHASER:
WPX ENERGY, INC.
By:	/s/ RICHARD E. MUNCRIEF
	Name:	Richard E. Muncrief
	Title:	Chairman and Chief Executive Officer

Signature Page to Securities Purchase Agreement

ANNEX A
Certain Definitions

        "3rd Bone Spring" means the stratigraphic equivalent of the top of the Third Bone Springs at: 10,235' MD to the top of the Wolfcamp A at 11,153' MD in University 21-17 #1R (4247537010), 11,108' MD to the top of the Wolfcamp A at 11,951' MD in University 4-21 #1 (4249533391), 11,173' MD to the top of the Wolfcamp A at 12,010' MD in Mosquito 1108-74 E #1H (4249534289).

        "Adjustment Holdback Amount" means $15,000,000.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

        "Aggregated Group" means all Persons, entities or trades or businesses (whether or not incorporated) under common control with any other Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

        "Allocated Value" means, with respect to any Company Well or any Subject Formation for any Company Lease, the amount set forth for such Well or such Subject Formation for such Company Lease on Annex B-1, B-2, B-3 or Annex C, as applicable.

        "Applicable Date" means December 31, 2017.

        "Assets" means all of assets and properties of the Company, including the Company Oil and Gas Properties, but excluding equity interests of the Excluded Subsidiaries.

        "beneficial ownership," including the correlative term "beneficially owning," has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Books and Records" means all data, information, software, books, files and records of the Company, including all production records, operating records, correspondence, lease records, well logs and other well-related records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); contract files; and maps, electric logs, core data, pressure data and decline curves, in each case, that are not Excluded Records.

        "Business Day" means a day other than a day on banks in the States of New York or Texas are authorized or obligated to be closed.

        "Cash and Cash Equivalents" means as of the time of determination (a) money, currency or a credit balance in a deposit account at a financial institution, net of checks outstanding as of the time of determination, (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, (d) commercial paper issued by any bank or any bank holding company owning any bank, and (e) certificates of deposit or bankers' acceptances issued by any commercial bank organized under the applicable Laws of the United States of America.

        "Cash Closing Payment" means an amount equal to $900,000,000, minus the Debt Payoff Amount, minus the Transaction Costs Payoff Amount, plus, if the Closing Adjustment Amount is positive, the amount of the Closing Adjustment Amount; provided, that the Cash Closing Payment shall not be less than $0.

        "Casualty Loss" means any destruction by fire, blowout, storm or other casualty, or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain,

Annex A-1

of any of the Assets or portion thereof or if proceedings for such purposes shall be pending or threatened, in each case, that occurs on or after the Execution Date and prior to the Closing Date.

        "Common Stock" means the common stock, par value $0.01 per share, of Purchaser, as traded on the New York Stock Exchange under the trading symbol "WPX".

        "Company Fundamental Representations" means the representations and warranties of Seller set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure) and Section 4.2(b) (Capital Structure), Section 4.22 (Brokers) and Section 7.1(f) (Special Warranty).

        "Company Leases" means all Oil and Gas Leases in which the Company holds an interest, including those described on Annex G together with any and all other right, title and interest of the Company in and to the leasehold estates created thereby, whether such right, title, and interest are legal or equitable, vested or contingent (including all overriding royalty interests, net profits interests, production payments, convertible interests, reversionary interests and all other leasehold estates created thereby or burdening the lands covered thereby, and all subleases, carried interests, and other rights).

        "Company Oil and Gas Properties" means the Company Wells, the Company Leases and all pooled, communitized, or unitized lands covered by all or part of any Company Leases, and all tenements, hereditaments, and appurtenances belonging thereto.

        "Company Related Party Transaction" means any transaction or arrangement under which any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of equity securities of the Company or (c) Affiliate, "associate" or member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its respective properties or assets or has any interest in any property owned by the Company, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of the Company.

        "Company Taxes" means (a) any Taxes imposed on or with respect to the Company or the Assets, and (b) the portion of any Taxes imposed on any Seller Consolidated Group for any taxable period that is attributable to the Company, determined as though the Company were taxable on a separate standalone basis with respect to its taxable items during such taxable period; provided, however, that Company Taxes shall not include (i) Flow-Through Income Taxes imposed on the Company's direct or indirect owners or (ii) Transfer Taxes.

        "Company Wells" means any and all oil and gas wells in which the Company owns an interest located on, under, or within the Company Leases or on lands pooled, communitized, or unitized therewith, including those wells more particularly described on Annex C, in each case whether producing, non-producing, and/or permanently or temporarily Plugged and Abandoned, and whether or not fully described on any exhibit or schedule hereto.

        "Consent" means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

        "Consolidated Group" means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Law.

        "Contracts" means all contracts, agreements, and instruments that will be binding on the Company or the Assets at Closing, including operating agreements, unitization, pooling, and communitization

Annex A-2

agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts pursuant to which the Company acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements; provided, however, without limiting the instruments included in the Assets, the defined term "Contracts" shall not include the Company Permits, Company Leases and other instruments constituting the Company's chain of title to the Company Oil and Gas Properties, any gathering systems or the Other Wells.

        "control" and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "COPAS" means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

        "Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of March 18, 2016, by and among Purchaser, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Swingline Lender, as amended, restated, amended and restated, supplemented or otherwise modified.

        "Cut-Off Date" means the date of the final settlement and determination of the Final Adjustment Amount in accordance with Section 2.5(b).

        "Defect Escrow Account" means the "Defect Escrow Account" (as defined in the Escrow Agreement).

        "Debt Financing" means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter, including, in lieu thereof, any issuance of senior notes or other debt securities resulting in gross proceeds of at least $450 million.

        "Defect Escrow Amount" means an amount equal to (i) the aggregate Title Defect Values of all asserted Title Defects in respect of which Seller has exercised its option under Section 7.1(e)(i) or 7.1(e)(ii)(B), plus (ii) the aggregate Environmental Defect Values of all asserted Environmental Defects in respect of which Seller has exercised its option under Section 7.2(d)(ii)(B) less (iii) the aggregate values of all validly asserted Title Benefits as set forth in Seller's notices pursuant to Section 7.1(g)(i).

        "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        "Designated Facilities" means collectively, (i) the senior secured notes facility pursuant to that certain Note Purchase Agreement, dated as of August 9, 2017, by and among Felix Investments Holdings II, LLC, as the issuer, Felix Energy II, Inc. and Felix Parent, as the parents, the holders party thereto from time to time, and U.S. Bank National Association, as agent and collateral agent (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the "Seller Facility"), (ii) the reserve based revolving credit facility pursuant to that certain Credit Agreement, dated as of July 1, 2016, among Felix Energy Holdings II, LLC, as borrower, JPMorgan

Annex A-3

Chase Bank, N.A., as administrative agent, and the lenders party thereto from time to time (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the "Company Facility" and, together with the Seller Facility, the "Specified Facilities") and (iii) the revolving credit facility pursuant to that certain Amended and Restated Credit Agreement, dated as of April 23, 2019, among Felix Water, as borrower, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto from time to time (the "Felix Water Facility").

        "Designated Hedges" means any Hedge entered into by the Company that meets the parameters set forth on Schedule A, including any Hedge entered into in accordance with the terms set forth in Section 6.1(b)(v).

        "EDGAR" means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

        "Effective Time" means 12:01 a.m. Houston, Texas Time on November 1, 2019.

        "Effective Time Working Capital" means the positive or negative amount of the remainder of (a) the Working Capital Assets minus (b) the Working Capital Liabilities.

        "Employee Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, post-termination or retiree health or welfare, pension, savings, profit sharing, retirement, hospitalization or other health, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, individual consulting agreement, employment agreement, and any other benefit or compensation plan, policy, contract agreement, arrangement, program or practice.

        "Encumbrances" means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, prior assignment, license sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to "Encumber").

        "Equity Consideration Shares" means a number of shares of Common Stock equal to (a) (i) $1,600,000,000, minus (ii) the Indemnification Holdback Amount, minus (iii) the Adjustment Holdback Amount, minus (iv) if the Closing Adjustment Amount is negative, the absolute value of the Closing Adjustment Amount, divided by (b) the Per Share Price; provided, however, that the number of Equity Consideration Shares to be issued to Seller at the Closing shall be subject to an appropriate adjustment in the event of a stock split, combination, re-classification, recapitalization, exchange, stock dividend, or other distribution payable in Common Stock with respect to shares of Common Stock that occurs after the date hereof and prior to Closing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Escrow Agent" means Bank of Oklahoma, N.A.

        "Escrow Agreement" means that certain Escrow Agreement to be entered into as of the Closing Date by and among the Parties and the Escrow Agent in a form to be reasonably mutually agreed.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Excluded Assets" means any and all of the following:

          (a)   the Subject Marks;

Annex A-4

          (b)   the Excluded Records; and

          (c)   those certain limited liability company membership interests in each of Felix Administrative Services, LLC, a Delaware limited liability company, Felix Water and Felix Midstream (collectively, the "Excluded Subsidiaries"), and any assets held by the Excluded Subsidiaries, including all Contracts to which any Excluded Subsidiary is a party or which are transferred to an Excluded Subsidiary on or before Closing.

        "Excluded Assets Assignment" means, if applicable, an assignment and conveyance of the Excluded Assets from the Company to Seller or its designee in the form attached hereto as Exhibit D.

        "Excluded Records" means any and all:

          (a)   corporate, financial, Tax, and legal data and records of Seller or its Affiliates that relate primarily to Seller's or its Affiliates' business generally (whether or not relating to the Subject Securities, the Company, or any Assets), or to businesses of Seller and any Affiliate of Seller other than the Business;

          (b)   records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

          (c)   legal records and legal files of Seller or the Company, including all work product of and attorney-client communications with Seller's or the Company's legal counsel or any other documents or instruments that may be protected by an attorney-client privilege;

          (d)   data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of any of the Subject Securities, the Company, the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

          (e)   personnel records of, or relating to, any individual who is not employed by a the Company as of the Closing;

          (f)    records to the extent related to (i) the Excluded Assets and (ii) any assets of the Company that have been sold, exchanged or otherwise disposed of prior to the Execution Date; and

          (g)   any reserve reports, valuations, and estimates of any quantities of the Subject Securities, the Company, the Assets, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by any of the Company, Seller, its Affiliates, or any Third Parties.

        "Felix Admin" means Felix Administrative Services, LLC, a Delaware limited liability company.

        "Felix Midstream" means Felix Midstream, LLC, a Delaware limited liability company.

        "Felix Water" means Felix Water, LLC, a Delaware limited liability company.

        "Financing Sources" means the entities that have committed to provide, or otherwise entered into agreements with any of Purchaser or its Affiliates in connection with, the Financing, including any parties (other than any Purchaser or any of its Affiliates) to the agreements executed in connection with the Financing, any joinder agreements and their respective successors and assigns.

        "Flow-Through Income Taxes" means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through

Annex A-5

basis by allocating or attributing to such owners all or certain of such entity's items of income, gain, loss, deduction and other relevant Tax attributes.

        "Governmental Entity" means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

        "group" has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

        "Hazardous Materials" means any (a) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under, or for which standards of conduct or liability may be imposed pursuant to, any Environmental Law; (b) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated biphenyls, hydrogen sulfide, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.

        "Hedge" means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of, fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which the Company or the Company Oil and Gas Properties are bound.

        "Historical Company Assets" means all assets owned by the Company prior to the Effective Time but no longer held by the Company as of the Effective Time.

        "Hydrocarbons" means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

        "Imbalance" means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Company Oil and Gas Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements

        "Income Taxes" means any income, capital gains, franchise and similar Taxes.

        "Indemnification Escrow Account" means the "Indemnification Escrow Account" (as defined in the Escrow Agreement).

        "Indemnification Holdback Amount" means $125,000,000.

        "Indebtedness" of any Person means, without duplication: (a) all obligations (including the principal amount thereof and, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of a Person, whether or not represented by bonds, debentures, notes or other securities (and whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, to financial institutions, on equipment leases or otherwise; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) all obligations of such Person to pay rent or other amounts under a lease which is required to be classified as a capital lease or a liability on a balance sheet prepared in accordance with GAAP, consistently applied; (d) all outstanding reimbursement obligations of such Person with respect to letters of credit, bankers' acceptances or similar facility issued for the account of such Person; (e) all obligations of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Lien existing on property or assets owned by such Person, whether or not indebtedness secured thereby has been assumed; (g) all

Annex A-6

guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, indebtedness of others; and (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayments (regardless if any of such are actually paid), as a result of the consummation of the Transactions or any transaction in connection with any lender approval, consent, ratification, permission, waiver, order or authorization (including any permit) in connection with the Transactions; provided, that Indebtedness will not include accounts payable to trade creditors or accrued expenses in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Intellectual Property" means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common Law rights, including: (a) utility models, supplementary protection certificates, invention disclosures, registrations, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a's, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common Law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common Law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

        "Interest" means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any Right to acquire any of the foregoing.

        "IT Assets" means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "knowledge" means the actual knowledge of, (a) in the case of Seller, the individuals listed in Schedule A-1 of the Seller Disclosure Letter and (b) in the case of Purchaser, the individuals listed in Schedule A-1 of the Purchaser Disclosure Letter.

        "Law" means any law, rule, regulation, ordinance, code, judgment, order, injunction, award, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

        "Lien" means any claim, lien, option to purchase or lease, right of first offer or refusal, buy-sell agreement, defect in title, charge, condition, easement, right-of-way, encroachment, building or use restriction, conditional sales agreement, title retention agreement, restriction on transfer, voting agreement, voting trust, proxy, preemptive right (whether statutory or contractual), member/shareholder or similar agreement, adverse claim (as defined in Section 8-102(a)(1) of the Uniform Commercial Code), mortgage, deed of trust, pledge, hypothecation, Encumbrance, security interest or other lien of any kind.

Annex A-7

        "Line Item" means, as applicable, (a) with respect to a well set forth in the Capital Plan, the drilling, completion and equipping budget for such well as set forth in the Capital Plan, (b) with respect to a given month set forth in the Capital Plan, the aggregate drilling, completion and equipping budget scheduled in the Capital Plan for all wells for such month (c) with respect to a given month set forth in the Capital Plan, the aggregate capital workover budget scheduled in the Capital Plan for all wells for such month, or (d) with respect to a given month set forth in the Capital Plan, the aggregate expense workover budget scheduled in the Capital Plan for all wells for such month.

        "Marketing Period" means the first period of eight (8) consecutive Business Days after the date of this Agreement throughout which (i) the conditions set forth in Section 8.1 and Section 8.2 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) Purchaser shall have received the Required Information and during which period such information shall remain compliant at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and (iii) nothing has occurred and no condition exists that entitles Purchaser to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(d); provided, that the Marketing Period shall not be deemed to have commenced if after the date of this Agreement and prior to the completion of the Marketing Period, (I) the financial statements included in the Required Information that is available to Purchaser on the first day of any such eight (8) consecutive Business Day period (it being understood that, without prejudice to the requirements set forth herein, in each such case the Marketing Period shall not be deemed to commence unless and until the receipt by Purchaser of updated financial statements that would be required under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 8 consecutive Business Day period to permit a registration statement on Form S-1 by the Purchaser) would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 8 consecutive Business Day period to permit a registration statement on Form S-1 by the Purchaser, using such financial statements, to be declared effective by the SEC on the last day of such eight (8) consecutive Business Day period, (II) Moss Adams, LLP shall have withdrawn its audit opinion or indicated that its audit opinion may no longer be relied upon with respect to any of the financial statements contained in the Required Information (it being understood that, without prejudice to the requirements set forth herein, in each such case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued or such statement of non-reliance is retracted, as applicable, with respect to such financial statements contained in the Required Information by Moss Adams, LLP or another independent public accounting firm reasonably acceptable to Purchaser) or (III) the Company shall have announced (x) any intention to restate any historical financial statements of the Company included in the Required Information or (y) that any such restatement is under consideration or may be a reasonable possibility (it being understood that, without prejudice to the requirements set forth herein, in each such case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required); provided, further, that such eight (8) consecutive Business Day Period (i) shall not commence prior to January 6, 2020 and (y) shall exclude July 3, 2020, which, for the purposes of such calculation, shall not constitute a Business Day; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated, whether or not into escrow. If the Company reasonably believes (in good faith) that the Marketing Period has commenced, it may deliver to Purchaser a written notice (which may be delivered by email) to that effect (stating when it believes such period commenced), in which case, the "Marketing Period" shall be deemed to have commenced on the date specified in such notice, unless Purchaser reasonably believes (in good faith) that the Marketing Period has not commenced and, within three Business Days after receipt of such notice by the Company, Purchaser delivers a written notice to the Company to that effect (stating with reasonable specificity why the Marketing Period has not commenced).

Annex A-8

        "Material Adverse Effect" means, when used with respect to any Person, any fact, circumstance, effect, change, event or development that (a) would prevent, materially delay or materially impair the ability of such Party or its Subsidiaries to consummate the Transactions or (b) has, or would have, a material adverse effect on the financial condition, business, or results of operations of such Person and, its Subsidiaries, taken as a whole (but excluding the Excluded Subsidiaries in the case of the Company); provided, however, that, in respect of clause (b) above, no effect (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a "Material Adverse Effect," and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur:

            (i)  general economic conditions (or changes in such conditions) or conditions in the U.S. or global economies generally;

           (ii)  conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

          (iii)  conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

          (iv)  political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

           (v)  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions;

          (vi)  the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

         (vii)  changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

        (viii)  any failure by such Person or any of its Subsidiaries to meet any internal or published budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

provided, however, except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated participants operating in the oil and gas exploration, development or production industry in the Permian Basin (in which case, such adverse effects (if any) shall be taken into account when determining whether a "Material Adverse Effect" has occurred or may, would or could occur solely to the extent they are disproportionate).

        "Midstream Agreements" means those midstream contracts attached hereto as Annex F.

Annex A-9

        "MIPA" means [Redacted].

        "MMBtu" means one million (1,000,000) BTU.

        "MMcf" means one million (1,000,000) cubic feet.

        "Net Acre" means, as computed separately with respect to each Oil and Gas Lease, (a) the number of gross surface acres in the lands covered by such Oil and Gas Lease, multiplied by (b) the undivided percentage interest of the lessor or other owners of oil, gas or other Hydrocarbons interests in place burdened by or subject to such Oil and Gas Lease, multiplied by (c) the Company's aggregate Working Interest in such Oil and Gas Lease; provided, that if items (b) and/or (c) vary as to different areas of such lands (including depths and Subject Formations) covered by any Oil and Gas Lease, a separate calculation shall be done for each such area as if it were a separate Oil and Gas Lease.

        "Net Revenue Interest" means the percentage share in all oil, gas and other Hydrocarbons produced from or allocated to a Well or Oil and Gas Lease after giving effect to all Royalties and other burdens applicable thereto.

        "NYSE" means the New York Stock Exchange.

        "Oil and Gas Leases" means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

        "Organizational Documents" means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

        "other Party" means (a) when used with respect to Seller, Purchaser and (b) when used with respect to Purchaser, Seller.

        "Other Wells" means all water, CO2, disposal, observation, injection, or other similar wells and evaporation and frac ponds located on the Company Leases and owned by the Company (other than the Company Wells), whether, Plugged and Abandoned, temporarily abandoned, or otherwise, described on Exhibit A.

        "Per Share Price" means $10.46.

        "Permitted Encumbrances" means:

        (a)   to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived prior to the Closing Date, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, participation agreements, development agreements, stockholders agreements, consents, organizational documents and other similar agreements and documents;

        (b)   contractual or statutory mechanic's, materialmen's, warehouseman's, journeyman's, vendor's, repairmen's, construction and carrier's liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments or other governmental charges that are not yet due or payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established on the financial statements of the Company or Purchaser, as applicable, in accordance with GAAP;

Annex A-10

        (c)   Production Burdens payable to Third Parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Purchaser Reserve Report, as applicable, and any Production Burdens payable to Third Parties affecting any Company Oil and Gas Property that was acquired subsequent to the date of the Company Reserve Report or the dates of the Purchaser Reserve Report, as applicable;

        (d)   Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, surface rights, Contracts, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business; provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

        (e)   the terms and conditions of any Oil and Gas Lease, that have been provided to Purchaser;

        (f)    rights of reassignment arising upon the expiration or final intention to abandon or release any of the Company Leases;

        (g)   to the extent not applicable to the sale of the Subject Securities or Assets contemplated by this Agreement, all (i) consent requirements, maintenance of uniform interest provisions and similar restrictions, (ii) rights of first refusal, preferential purchase rights, and similar rights, and (iii) Consents;

        (h)   all Laws and rights reserved to or vested in any Governmental Entities (i) to control or regulate any of the Assets in any manner, (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time, or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Entity with respect to any franchise, grant, license, or permit;

        (i)    rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the applicable Subject Formation(s) or (ii) common owner of any interest in surface rights currently held by the Company and such common owner as tenants in common or through common ownership;

        (j)    (i) failure of the records of any Governmental Entity to reflect the Company as the owner of any Asset; provided that the instruments evidencing the conveyance of such title to the Company from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county, or (ii) delay or failure of any Governmental Entity to approve the assignment of any Oil and Gas Property to the Company or any predecessor in title to the Company unless such approval has been expressly denied or rejected in writing by such Governmental Entity;

        (k)   any other Liens, defects, burdens or irregularities which are based on the inability to locate an unrecorded instrument of which Purchaser has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last six (6) years;

        (l)    the terms of the Company Contracts, if the net cumulative effect of such Company Contracts (i) does not operate to reduce the Net Revenue Interest of the Company with respect to any Company Well or Company Lease (solely with respect to the Subject Formations for such Company Lease) set

Annex A-11

forth on Annex C or Annex B, as applicable, to an amount less than the Net Revenue Interest set forth on Annex C or Annex B, as applicable, for such Company Well or Company Lease, (ii) does not obligate the Company to bear a Working Interest with respect to any Company Well set forth on Annex C, in any amount greater than the Working Interest set forth on Annex C for such Company Well, and (iii) does not operate to reduce the Net Acres of the Company with respect to any Company Lease (solely with respect to the Subject Formations for such Company Lease) set forth on Annex B to an amount less than the Net Acres set forth on Annex B for such Company Lease;

        (m)  in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created;

        (n)   such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of Purchaser or its Subsidiaries) or Purchaser (in the case of Encumbrances with respect to properties or assets of the Company), as applicable, have expressly waived in writing;

        (o)   the terms and conditions of this Agreement or any other Transaction Document;

        (p)   all easements, conditions, covenants, restrictions, Rights-of-Way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, facilities, streets, alleys, highways, telephone lines, power lines, railways, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other easements and Rights-of-Way, on, over or in respect of any of the properties of the Company or Purchaser, as applicable, or any of their respective Subsidiaries (including the Excluded Subsidiaries), that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected;

        (q)   defects based on or arising out of the failure of an Oil and Gas Lease to hold after the Closing Date a specified number of Net Acres after the primary term of such Oil and Gas Lease has expired after the Closing Date based on any provision in the Oil and Gas Lease providing that the Oil and Gas Lease holds after the Closing Date only acreage within the proration units as to wells producing in paying quantities (or that are held by payments in lieu of such production);

        (r)   liens created under deeds of trust, mortgages, and similar instruments by the lessor under an Oil and Gas Lease covering the lessor's surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds, of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the expiration of the Examination Period, initiated foreclosure or similar proceedings against the interest of lessor in such Oil and Gas Lease nor has Seller or the Company received any written notice of default under any such mortgage, deed of trust, or similar instrument;

        (s)   lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer, or similar provisions in operating agreements with respect to assignments in the Company's chain of title to the Asset unless such failure was the fault of the Company or there is an outstanding and pending, unresolved claim from a Third Party with respect to the failure to obtain such waiver;

        (t)    defects based on or arising out of the failure of the Company to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Oil and Gas Lease, to the extent such Well (i) has been permitted by any applicable Governmental Entity or (ii) the allocation of Hydrocarbons produced from such Well among such Oil and Gas Leases is based upon the length of

Annex A-12

the "as drilled" horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Oil and Gas Lease its share of such production;

        (u)   any Liens, defects, irregularities, or other matters that would not constitute a Title Defect under the definition of "Title Defect" in this Agreement;

        (v)   including Encumbrances securing any Indebtedness that will be paid off in connection with Closing;

        (w)  Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions;

        (x)   defects that have been cured by applicable Laws of limitation or prescription, including adverse possession and the doctrine of laches to the extent applicable;

        (y)   defects arising out of mortgages or liens that are unenforceable under applicable statutes of limitations;

        (z)   defects that affect only which Person has the right to receive Production Burden payments (rather than the amount of such Production Burden) and that does not affect the validity of the underlying Oil and Gas Lease; or

        (aa) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, Rights-of-Way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent Purchaser of oil and gas interests in the geographic area where such oil and gas interests are located, that would not reduce the net revenue interest share of the Company or Purchaser, as applicable, or such Party's Subsidiaries, in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Purchaser Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Purchaser (without at least a proportionate increase in net revenue interest), as applicable, or of such Party's Subsidiaries, in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Purchaser Reserve Report, as applicable, with respect to such lease and, in each case, that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable.

        "Person" means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

        "Personal Information" means any information that, alone or in combination with other information held by the Company, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

        "Plugging and Abandonment" and "Plugged and Abandoned" and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Company Oil and Gas Properties, including all plugging and abandonment, dismantling, decommissioning, remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures, and personal property located on or associated with assets and properties included in the Company Oil and Gas Properties and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission, and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials and obligations to obtain plugging exceptions for any Well with a current plugging exception, and any other similar obligations imposed under all Laws and the requirements of Governmental Entity, the terms and conditions of the Oil and Gas Leases, the surface rights and the Contracts.

Annex A-13

        "Post-Effective Time Period" means, solely with respect to Company Taxes, any Tax period beginning at or after the Effective Time.

        "Pre-Effective Time Period" means, solely with respect to Company Taxes, any Tax period ending before the Effective Time.

        "Proceeding" means any cause of action, action, audit, arbitration, litigation, suit, proceeding, investigation, summons, subpoena, hearing, originating application to a tribunal, arbitration or other proceeding at Law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such cause of action, action, audit, arbitration, litigation, suit, proceeding, investigation, summons, subpoena, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

        "Production Burdens" means any royalties (including lessor's royalties), overriding royalties, production payments or proceeds, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

        "Property Costs" means all operating expenses (including costs of insurance, overhead, employees, rentals, shut-in payments, and title examination and curative actions) and capital expenditures (including bonuses, broker fees, and other lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets (other than the Excluded Assets) and overhead costs charged to the Company Oil and Gas Properties under any applicable Contracts, but excluding any Income Taxes, Company Taxes, Seller Taxes and Seller Retained Liabilities.

        "Purchaser Board" means the board of directors of Purchaser.

        "Purchaser Competing Proposal" means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions involving directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or group of any business or assets of Purchaser and its Subsidiaries taken as a whole (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Purchaser's and its Subsidiaries' assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or group of 20% or more of the outstanding shares of Common Stock or 20% or more of any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding shares of Common Stock or any other securities entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Purchaser which is structured to permit any Person or group to acquire beneficial ownership of at least 20% of Purchaser's and its Subsidiaries' assets or equity interests, taken as a whole.

        "Purchaser Fundamental Representations" means the representations and warranties of Purchaser set forth in the first and second sentences of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the second, fifth and seventh sentences of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority) and Section 5.10 (Brokers).

        "Purchaser Intervening Event" means a development, event, effect, state of facts, condition, occurrence or change in circumstance that is material to Purchaser that occurs or arises after the Execution Date that was not known to or reasonably foreseeable by the Purchaser Board as of the Execution Date (or if known, the magnitude or material consequences of which were not known by the Purchaser Board as of the Execution Date).

Annex A-14

        "Purchaser Stockholder Approval" means the approval of the Securities Issuances by the affirmative vote of a majority of shares of Capital Stock entitled to vote thereon and present in person and represented by proxy at the Purchaser Stockholder Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Purchaser.

        "Purchaser Stockholder Meeting" means the meeting of the stockholders of Purchaser held for the purposes of obtaining the Purchaser Stockholder Approval (including any postponement, adjournment or recess thereof).

        "Records" means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Subject Securities, the Company, or the Assets, including electronic copies of all computer records where available, contract files, the Company's surface rights files, title information (including title opinions, abstracts, evidences of rental payments, maps, surveys, and data sheets), engineering files, and environmental records that are in the Company's possession, but excluding, however, in each case, the Excluded Records.

        "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

        "Representatives" means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

        "Required Consent" means any consent or approval from any Third Party that is required in connection with the Transaction (structured as set forth in this Agreement), the failure of which to obtain would cause (i) the termination of a Company Lease under the express terms thereof or (ii) give rise to a claim for damages as a result of the failure to obtain such consent (other than consents and approvals by Governmental Entities that are customarily obtained after Closing (including customary post-closing notices)).

        "Required Information" means all (i) audited annual financial statements prepared in accordance with GAAP, unaudited interim financial statements (which shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by AU-C 930) of the type and form required by Rule 3-05 of Regulation S-X under the Securities Act (including summary reserve data prepared according to SEC guidelines including Rule 4-10 of Regulation S-X and Item 302(b) of Regulation S-K) for registered offerings of securities by the Purchaser on Form S-1 (or any successor forms thereto) under the Securities Act, including audited consolidated balance sheets as of December 31, 2018 and 2017 and the related statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2018, 2017 and 2016, unaudited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for each subsequent interim fiscal period (other than the fourth fiscal quarter of any fiscal year) ended at least forty-five (45) days before the Closing Date (in each case, together with the corresponding comparative period from the prior fiscal year), and such other information regarding the Company reasonably necessary to allow the Purchaser to prepare pro forma financial statements in accordance with Article 11 of Regulation S-X under the Securities Act giving pro forma effect to the acquisition of the Company of the type and form and, for the periods required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities by the Purchaser on Form S-1 (or any successor forms thereto) under the Securities Act, in each case assuming that such offering(s) were consummated at the same time during the Company's fiscal year as the commencement and pendency of the Marketing Period; (ii) drafts of customary comfort letters (including customary "negative assurances") by the auditors and independent reserve engineers of the Company that such auditors and independent reserve engineers are prepared to issue upon completion of customary procedures in connection with any such syndication or offering of securities contemplated as part of the Financing and (iii) the reserve reports for the proved oil and gas

Annex A-15

properties of the Company for the most recently completed fiscal year ended at least ninety (90) days before the Closing Date (which reports shall be prepared according to SEC guidelines by one or more reputable third party engineers.

        "Royalties" means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests, and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Company Oil and Gas Properties or the proceeds thereof, but excluding any Taxes.

        "Right" means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any security or Interest of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933.

        "Securities Issuances" means the issuance of the Equity Consideration Shares.

        "Seller Consolidated Group" means any Consolidated Group of which each of (a) the Company and (b) Seller or an Affiliate of Seller (other than the Company), is or was a member prior to the Closing Date.

        "Seller Expenses" means a cash amount equal to $45,500,000 to be paid in respect of the Sellers's costs and expenses in connection with the negotiation, execution and performance of this Agreement and the Transactions.

        "Seller Fundamental Representations" means the representations and warranties of Seller set forth in the first sentence of Section 3.1 (Organization, Standing and Power), Section 3.2 (Ownership of Subject Securities), Section 3.3(a) (Authority), Section 3.7 (Accredited Investor; Investment Intent), Section 3.8 (Ownership of Purchaser Securities) and Section 3.9 (Brokers).

        "Seller Material Adverse Effect" means any fact, circumstance, effect, change, event or development that would prevent, materially delay or materially impair the ability of Seller to consummate the Transactions.

        "Seller Retained Liabilities" mean Third Party Claims for (a) all liabilities of the Company with respect to personal injury or death occurring prior to the Closing Date attributable to the operation by the Company of the Company Oil and Gas Properties, (b) any liability associated with payment (or non-payment) of (i) Production Burdens owing by the Company to which the Company Oil and Gas Properties are subject or (ii) amounts owed by the Company to other Working Interest owners in the Company Oil and Gas Properties, in each case, that are attributable to periods prior to the Effective Time, (c) any Liability of the Company to the extent arising out of the ownership, operation or disposition of any Historical Company Assets, (d) all liabilities of the Company (other than ordinary course fees for transportation and disposal) arising out of, in connection with, attributable to or related to the disposal or transportation by the Company of any Hazardous Substances from any of the Company Oil and Gas Properties to any location not on the Company Oil and Gas Properties, in each case, to the extent attributable to periods prior to the Closing Date, (h) all liabilities arising out of, in connection with, attributable to or related to the gross negligence or willful misconduct of Seller or any of its Affiliates (including the Company) in connection with (x) the ownership and operation of any of the Company Oil and Gas Properties from the Effective Date until the Closing Date or (y) the matters described on Schedule 4.11 of the Company Disclosure Letter and Schedule 4.16 of the Company

Annex A-16

Disclosure Letter, (i) any liability of the Company and/or the Excluded Subsidiaries related to its employment or engagement of any individual as an independent contractor prior to the Closing; provided that Seller Retained Liabilities shall not include any liability to the extent an amount therefor is included as a Working Capital Liability for purposes of Section 2.3 or otherwise taken into account as a reduction of the Unadjusted Purchase Price pursuant to this Agreement.

        "Seller Taxes" means (a) any Taxes imposed on Seller, any of its direct or indirect owners, or any Consolidated Group of which any of the foregoing is or was a member, (b) any Pre-Effective Time Company Taxes allocable to Seller pursuant to Section 6.15(b)(ii) (taking into account, and without duplication of, such Pre-Effective Time Company Taxes paid or economically borne by Seller, including as a result of (i) the adjustments to the Unadjusted Purchase Price made pursuant to Section 2.3, Section 2.4 or Section 2.5, as applicable, (ii) any payments made by Seller pursuant to Section 6.15(a)(ii), and (iii) any payments made from one Party to the other in respect of Company Taxes pursuant to Section 6.15(b)(iii)), (c) any Taxes of any Consolidated Group (or any member thereof) of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar foreign, state or local Law, (d) any Taxes of any other Person for which the Company is or has been liable as a transferee or successor or by Contract, (e) any Taxes imposed on or incurred in connection with any transactions pursuant to Sections 6.18, or (f) any Transfer Taxes borne by Seller pursuant to Section 6.11; provided, however, that no such Tax will constitute a Seller Tax to the extent such Tax (i) arises from any Company transaction occurring on the Closing Date after the Closing outside of the ordinary course of business, or (ii) is a Post-Effective Time Company Tax.

        "Settlement Price" means (a) in the case of gaseous Hydrocarbons, $2.50 per MMBtu, and (b) in the case of crude oil, condensate, scrubber liquids inventories, and ethane, propane, iso-butane, nor-butane, and gasoline Hydrocarbons, $52.50 per barrel, as applicable.

        "Straddle Period" means any Tax period beginning before and ending after the Effective Time.

        "Subsidiary" means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, each of the Excluded Subsidiaries shall be deemed to not be a Subsidiary of either the Company or the Seller.

        "Subject Formation" means for each Company Well, the currently producing formation for such Company Well, and for each Company Lease, as applicable, the 3rd Bone Spring, the Wolfcamp A, and the Wolfcamp B, in each case, as designated for such Company Lease on Annex B, and subject to any depth restrictions set forth therein for such Company Lease.

        "Superior Offer" means an unsolicited bona fide written offer by a third party to enter into an Purchaser Competing Proposal (with all references to 20% in the definition of Purchaser Competing Proposal being treated as references to 50% for these purposes), that is determined by the Purchaser Board, in its good faith judgment, after consulting with a financial advisor and outside legal counsel, to be (a) more favorable from a financial point of view to the Purchaser's stockholders than the transactions contemplated by this Agreement and (b) reasonably likely to be completed in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such offer.

        "Suspense Funds" means any and all Production Burdens held in suspense as of the Closing, and any interest accrued in escrow accounts for such suspended funds.

        "Takeover Law" means any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under applicable Law.

Annex A-17

        "Tax" or "Taxes" means (a) any and all taxes and similar charges, levies, imposts or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, escheat and unclaimed property obligations, withholdings and custom duties, together with all fines, interest, penalties and additions to tax, imposed by any Governmental Entity, and (b) any and all liabilities in respect an item described in clause (a) payable under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by reason of contract, assumption, operation of Law, or otherwise.

        "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

        "Taxing Authority" means any Governmental Entity having jurisdiction in matters relating to Tax matters.

        "Termination Fee" means $145,500,000.

        "Third Party" means any Person other than Seller, Purchaser or any of their respective Affiliates.

        "Transaction Costs" means all amounts paid or payable by the Company for all out-of-pocket costs and expenses incurred by the Company at or prior to the Closing in connection with Transaction-related expenses, including (a) all fees and expenses for legal counsel, investment bankers, brokers, accounting firms, and other professional advisors, (b) any retention, bonus or similar compensatory amounts payable to any employee or service providers of the Company, Seller or any of their Affiliates that becomes payable as a result of the consummation of the Transactions, (c) any consideration paid (or anything of value given incremental to the Company's obligations under the underlying instruments) by the Company to any Third Parties to obtain any such Person's authorization, approval, consent or waiver to effectuate the Transactions (including, for the avoidance of doubt, any transfer fees paid in connection with obtaining consent or approval from Texas University Lands), and (d) fees payable by the Company in connection with making any HSR Act filings. For avoidance of doubt, Transaction Costs shall include any Transactions-related costs or expenses relating to Indebtedness and shall exclude any costs and expenses incurred by the Company in connection with complying with its obligations under Section 6.24.

        "Transaction Documents" means (a) this Agreement, (b) the Assignment, (c) the Excluded Assets Assignment, (d) the Confidentiality Agreements, (e) the Registration Rights Agreement, (f) the Stockholders' Agreement, (g) the Escrow Agreement and (h) each other agreement, document, certificate, or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing.

        "Transactions" means the transactions contemplated by the Transactions Documents and each other agreement to be executed and delivered in connection herewith and therewith.

        "Transition Services Agreement" means that certain Transition Services Agreement to be entered into as of the Closing Date by and among the Company and Felix Administrative Services, LLC in the form attached hereto as Exhibit H.

        "Transfer Taxes" means any transfer, sales, use, stamp, registration, excise or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any Income Taxes.

        "Voting Debt" of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

        "Wells" means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or

Annex A-18

a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

        "Willful and Material Breach" including the correlative term "Willfully and Materially Breach," shall mean (i) with respect to a representation or warranty contained in this Agreement, there is a breach with respect to such representation or warranty and the Party making such representation or warranty had actual knowledge that such representation or warranty was untrue (and would result in a Terminable Breach) as of the Execution Date, and (ii) with respect to a covenant contained in this Agreement, a breach of such covenant by a Party that is a consequence of an act or failure to take an act by such breaching Party with the knowledge that the taking of such act (or the failure to take such act) would, or would reasonably be expected to, constitute a Terminable Breach of this Agreement.

        "Wolfcamp A" means the stratigraphic equivalent of the top of the Wolfcamp A at: 11,153' MD to the top of the Wolfcamp B at 11,433' MD in in University 21-17 #1R (4247537010), 11,915' MD to the top of the Wolfcamp B at 12,261' MD in University 4-21 #1 (4249533391), 12,010' MD to the top of Wolfcamp B at 12,443' MD in Mosquito 1108-74 E #1H (4249534289).

        "Wolfcamp B" means the stratigraphic equivalent of the top of the Wolfcamp B at: 11,433' MD to the base of the Wolfcamp B at 11,815' MD in in University 21-17 #1R (4247537010), 12,261' MD to the base of the Wolfcamp B at 12,647' MD in University 4-21 #1 (4249533391), 12,443' MD to the base of Wolfcamp B at 12,836' MD in Mosquito 1108-74 E #1H (4249534289).

        "Working Interest" means a fraction or percentage of the costs and expenses associated with the maintenance, exploration, development, operation and abandonment of any Oil and Gas Lease or Well, but without regard to the effect of any Royalties.

        "Working Capital Assets" shall mean the current assets of the Company as of the Effective Time (including all Cash and Cash Equivalents), determined in accordance with Accounting Principles but excluding any Tax assets.

        "Working Capital Liabilities" shall mean the current liabilities of the Company as of the Effective Time, determined in accordance with Accounting Principles but excluding any (a) Plugging and Abandonment or asset retirement obligations unless currently payable, (b) Tax liabilities, and (c) for the avoidance of doubt, any borrowings under the Designated Facilities and any interest accrued thereon.

Annex A-19

Annex B

Allocated Values—Company Leases

(intentionally omitted)

Annex B-1

Allocated Values—3rd Bone Spring

(intentionally omitted)

Annex B-2

Allocated Values—Wolfcamp A

(intentionally omitted)

Annex B-3

Allocated Values—Wolfcamp B

(intentionally omitted)

Annex C

Allocated Values—Company Wells

(intentionally omitted)

Annex D

Sample Settlement Statement

(intentionally omitted)

Annex E

Capital Plan

(intentionally omitted)

Annex F

Midstream Agreements

(intentionally omitted)

Annex G

Company Leases

(intentionally omitted)

Exhibit A

Other Wells

(intentionally omitted)

Exhibit B

Form of Assignment of Subject Securities

(intentionally omitted)

Exhibit C

Form of Certificate of Non-Foreign Status

(intentionally omitted)

Exhibit D

Form of Assignment of Excluded Assets

(intentionally omitted)

Exhibit E

Pre-Closing Transfers

(intentionally omitted)

Exhibit F
Form of Registration Rights Agreement
 (attached as Annex D)

Exhibit G

Form of Stockholders' Agreement

 (attached as Annex C)

Exhibit H
Form of Transition Services Agreement
(intentionally omitted)

Schedule A
Hedge Parameters
(intentionally omitted)

Schedule 6.19
Termination of Intercompany Agreements
(intentionally omitted)

ANNEX B

December 15, 2019

WPX Energy, Inc.
3500 One Williams Center
Suite 2600
Tulsa, OK 74172

Dear Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to WPX Energy, Inc. ("WPX") of the Consideration (as defined below) to be paid by WPX pursuant to the Securities Purchase Agreement (the "Agreement") to be entered into between WPX and Felix Investments Holdings II, LLC ("Seller"). The Agreement provides for, among other things, the purchase by WPX from Seller of 100% of the issued and outstanding interests of Felix Energy Holdings II, LLC (the "Company") for consideration consisting of (i) $900,000,000 in cash and (ii) 152,963,671 shares of common stock, par value $0.01 per share ("Common Stock"), of WPX (together, the "Consideration"). We understand that Seller owns an oil and gas exploration and production business comprised of approximately 58,500 net acres in the Delaware Basin. Each of WPX and Seller is referred to herein as a "Party" and collectively the "Parties." The transactions contemplated by the Agreement are referred to herein as the "Transaction." The description of the Transaction above is only a summary and is qualified in its entirety by reference to the Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

        Tudor Pickering Holt & Co Advisors LP ("TPH") and its affiliates, including Perella Weinberg Partners (the "TPH Group"), as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for corporate and other purposes. The TPH Group also engages in securities trading and brokerage, private equity activities, investment management activities, equity research and other financial services, and in the ordinary course of these activities, the TPH Group may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of any of the Parties and any of their respective affiliates and (ii) any currency or commodity that may be material to the Parties or otherwise involved in the Transaction and the other matters contemplated by the Agreement. In addition, the TPH Group and certain of its employees, including members of the team performing services in connection with the Transaction, as well as certain private equity funds and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Parties, other prospective purchasers or their respective equityholders or affiliates. We have acted as financial advisor to WPX in connection with, and have participated in certain negotiations leading to, the Transaction. We expect to receive fees for our services, the principal portion of which is contingent upon the consummation of the Transaction, and WPX has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement. We have disclosed to you investment banking and other financial services TPH previously provided to the Parties, for which we received compensation, including, during the past two years, serving as financial advisor to or as an underwriter in several transactions for WPX. In addition, we have previously provided in the past two years and are currently providing financial advisory services to known controlled portfolio companies of EnCap Investments L.P. on matters unrelated to the Transaction, for which we received or expect to receive compensation. We may provide investment banking or other financial services to any of the Parties or their respective equityholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

        In connection with this opinion, we have reviewed, among other things, (i) a draft of the Agreement dated December 14, 2019; (ii) the annual report to stockholders and the Annual Report on Form 10-K of WPX for the year ended December 31, 2018; (iii) Quarterly Reports on Form 10-Q of WPX for the three months ended March 31, 2019, June 30, 2019 and September 30, 2019; (iv) (a) certain internal financial and operational information and forecasts for the Company and estimates of the Company's production and reserves prepared by management of WPX based on certain data provided by management of Seller, (b) certain internal financial and operational information and forecasts, and estimates of WPX's production and reserves, prepared by management of WPX, and (c) certain forecasts giving effect to the Transaction prepared by management of WPX (collectively, and together with the assumptions on which such internal financial and operational information, forecasts and estimates were based, the "Forecasts"); (v) certain publicly available research analyst reports with respect to the future financial performance of WPX; and (vi) such other documents and information as we have deemed appropriate or advisable. The Forecasts reflect certain assumptions regarding the oil and gas industry, future commodity prices and capital expenditures made by management of WPX that were and are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analysis and this opinion. We also have held discussions with members of the senior management of WPX regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects, as applicable, of the Company and WPX. In addition, we have reviewed the reported price and trading activity for the Common Stock, compared certain financial information for WPX and the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain acquisition transactions in the upstream sector and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

        For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of WPX as to the future financial performance of the Company and WPX, and provide a reasonable basis upon which to evaluate the Transaction.

        We express no view or opinion with respect to the Forecasts or the assumptions on which they are based and we have further assumed, among other things, that (i) the executed Agreement will not differ in any respect material to our analyses or opinion from the draft versions we have examined, referenced above, (ii) for U.S. federal income tax purposes, the Transaction will be treated as a fully taxable sale and purchase of the assets of the Company, and WPX accordingly will acquire the assets of the Company with a basis equal to the market value of the consideration paid by WPX in the Transaction, (iii) the Company will have no cash and no outstanding indebtedness at the time of the closing of the Transaction, (iv) the midstream assets and liabilities of Seller will be excluded from the Transaction prior to the closing of the Transaction, (v) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all material respects, (vi) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all material respects, (vii) all conditions to the consummation of the Transaction will be satisfied without material amendment or waiver thereof, (viii) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without waiver, modification or amendment of any material term, condition or agreement or indemnification, title defect or environmental defect or other claim or adjustment (including to the Consideration), and (ix) all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without, in the case of each of the foregoing clauses (i)—(viii), any material adverse effect on the Company, WPX, the holders of Common Stock or the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Parties or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

        Our opinion does not address the underlying business decision of WPX to engage in the Transaction, or the relative merits of the Transaction as compared to any other alternative transaction that might be available to WPX. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to WPX of the Consideration to be paid by WPX for the Company pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, any financing transaction undertaken in connection with the Transaction or the fairness of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of the Parties or any of their subsidiaries; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Parties, or any class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid by WPX pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which shares of Common Stock or the securities of any other party will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring, or of which we become aware, after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of WPX (the "Board") in connection with its consideration of the Transaction, and such opinion does not constitute a recommendation as to how the Board, WPX or any other person (including any holder of Common Stock) should act or vote with respect to any matter relating to the Transaction or any other matter. This opinion has been reviewed and approved by TPH's fairness opinion committee.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by WPX for the Company pursuant to the Agreement is fair, from a financial point of view, to WPX.

Very truly yours,
/s/ Tudor Pickering Holt & Co Advisors LP

ANNEX C

FORM OF

STOCKHOLDERS' AGREEMENT

        This STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of [    •    ], 2020, is entered into by and among WPX Energy, Inc., a Delaware corporation (the "Company"), Felix Investments Holdings II, LLC, a Delaware limited liability company (the "Investor") and, solely for purposes of Section 2.1, Section 3.5, Section 3.7 and Section 5.10, EnCap Energy Capital Fund X, L.P. ("EnCap"), and, solely for purposes of Section 3.5, the Management Group (as defined below).

        WHEREAS, the Investor and the Company have and will effect the transactions contemplated by that certain Securities Purchase Agreement (the "Purchase Agreement"), dated as of December [    •    ], 2019 (the "Signing Date"), pursuant to which, among other things, the Investor has received [    •    ] shares (the "Issued Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"); and

        WHEREAS, in connection with, and effective upon, the date of the closing of the transactions contemplated by the Purchase Agreement (the "Closing Date"), the Company and the Investor desire to enter into this Agreement to set forth certain understandings among themselves.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Certain Definitions.     As used in this Agreement, the following terms shall have the following meanings:

        "Affiliate" means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

        "Beneficial Owner" of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term "Beneficially Own" shall have a correlative meaning. For the avoidance of doubt, for purposes of this Agreement, the Investor is deemed to Beneficially Own the shares of Common Stock owned by it notwithstanding the fact that such shares are subject to this Agreement.

        "Board" means the Board of Directors of the Company.

        "Control" (including the terms "Controls," "Controlled by" and "under common Control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Governance Committee" means the Nominating, and Governance, Environmental and Public Policy Committee of the Board.

        "Governmental Entity" means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

        "Group" shall have the meaning in set forth in Section 13(d) of the Exchange Act.

        "Investor Director" means the persons listed on Exhibit A hereto, or any other person designated to replace such persons in accordance with the terms hereof.

        "Investor Group" means the Investor and each of its Affiliates; provided, however, that for purposes of this definition of Investor Group, neither the Investor nor its Affiliates shall be considered to be an Affiliate of the Company or any person Controlled by the Company.

        "Law" means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

        "Management Group" means Skye Callantine and Michael Horton.

        "Necessary Action" means, with respect to a specified result, any and all actions necessary to cause such result, including but not limited to executing any and all agreements and instruments that are required to achieve such result and making, or causing to be made, with any and all Governmental Entities, all filings, registrations or similar actions that are required to achieve such result (but solely to the extent such actions are permitted by Law).

        "Non-Affiliated Directors" means a director who qualifies as "independent" under the rules of the NYSE or the rules of such other national securities exchange on which the Company Common Stock is then listed or trading and who is not an Investor Director.

        "Organizational Documents" means the Company's certificate of incorporation, bylaws and certificates of designations, each as amended from time to time in accordance with its terms.

        "Permitted Transferee" means (i) any direct or indirect member of the Investor who receives shares of Common Stock as a result of a distribution of Common Stock by the Investor (or any subsequent distribution of such shares of Common Stock by any such direct or indirect member of Investor) and (ii) any Affiliate of the Investor.

        "Person" means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

        "Public Portfolio Companies" means any Person in which EnCap or one of its Affiliates has made an investment that has securities that trade on a national securities exchange or on an "over-the-counter" market together with any Controlled Affiliates thereof.

        "SEC" means the United States Securities and Exchange Commission.

        "Subject Policy" means each policy of the Board in place as of the Signing Date that was in effect and applicable to the other Directors (a copy of which was provided to the Investor on or prior to the Signing Date or was available on the Signing Date on EDGAR or the Company's website at www.wpxenergy.com), each subsequent policy of the Board required by Law that is in effect and applicable to all Non-Affiliated Directors, and each other subsequent policy of the Board unless such policy would have the effect of excluding the Investor Directors named on Exhibit A from serving on the Board.

        Section 1.2    Rules of Construction.

        (a)   Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms "include," "includes," "including" and words of like import shall be deemed to be followed by the words "without limitation"; (iv) the terms "hereof,"

"hereto," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term "or" is not exclusive and shall have the inclusive meaning of "and/or"; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any Law or statute shall include all rules and regulations promulgated thereunder, and references to any Law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable Law or statute; (viii) references to any Person include such Person's successors and permitted assigns; and (ix) references to "days" are to calendar days unless otherwise indicated.

        (b)   The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

        (c)   This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

        Section 2.1    Representations and Warranties.     Each party hereto represents and warrants to the other party as follows: (i) such party has full legal right and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement; (ii) this Agreement has been duly executed and delivered by such party and the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated by this Agreement have been duly authorized by all Necessary Action on the part of such party and no other actions or proceedings on the part of such party are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement; (iii) this Agreement constitutes the valid and binding agreement of such party, enforceable against such party in accordance with its terms; and (iv) the execution and delivery of this Agreement by such party does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not, conflict with or violate any Laws or agreements binding upon such party, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except, with respect to the Company, for filings with the SEC by the Company.

ARTICLE III
COVENANTS

        Section 3.1    Designees.

        (a)   On the Closing Date, the Company will take all Necessary Action to cause the Investor Directors listed in Exhibit A hereto to be appointed to the Board.

        (b)   From and after the Closing Date until the Board Designation Expiration Date, the manner for selecting nominees for election to the Board will be as follows, subject to Section 3.4:

            (i)  In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an "Election Meeting"), the Investor shall have the right to designate for nomination a number of Investor Directors as follows: (A) during any time that the Investor Group and the Management Group collectively Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting, at least twenty percent (20%) of the outstanding shares of Common Stock, two (2) Investor Directors or (B) during any time that the Investor Group and the Management Group do not collectively satisfy the tests set forth in the preceding clause (A) but do collectively Beneficially Own, and have collectively Beneficially Owned at all times from the Closing Date through such Election Meeting, at least ten percent (10%) of the outstanding shares of Common Stock, one (1) Investor Director.

           (ii)  The Investor shall give written notice to the Governance Committee of each such Investor Director no later than the date that is sixty (60) days before the first anniversary of the date that the Company's annual proxy for the prior year was first mailed to the Company's stockholders and the Investor shall provide, or cause such individual(s) to provide, to the Company, such information about such individuals and the nomination to the Company at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities Laws, and to enable the Board of any committee thereof to make determinations with respect to the qualifications of the individual(s) to be Investor Director(s) (the "Required Information"); provided, however, that if the Investor fails to give such notice or the Required Information in a timely manner, then the Investor shall be deemed to have nominated the incumbent Investor Director or Investor Directors, as applicable, in a timely manner. The Investor shall also provide to the Company, upon reasonable request from the Company and in connection with providing the Required Information, evidence reasonably satisfactory to the Company that the Investor Group and the Management Group collectively Beneficially Own the number of shares of Common Stock that would be required to designate the number of Investor Directors pursuant to this Section 3.1(b) then serving on the Board or then being designated to the Board in connection with an Election Meeting, as applicable.

          (iii)  In the event that the Company amends its certificate of incorporation to provide that the Board shall be classified into separate classes of directors, then proper provision shall be made such that the designees of the Investor shall be distributed as evenly as possible among such classes of directors in order to preserve the designation rights of the Investor in accordance with this Section 3.1.

        (c)   From and after the Closing Date until the Board Designation Expiration Date, the Company shall take all Necessary Actions to cause the Board to include the Investor Director(s) entitled to be designated by the Investor pursuant to Section 3.1(b) and otherwise to reflect the Board composition contemplated by Section 3.1, including the following: (i) at each Election Meeting, include (x) the Investor Director(s) entitled to be designated by the Investor pursuant to Section 3.1(b) in the slate of nominees recommended by the Board to the Company's stockholders for election as directors, (ii) to solicit proxies in order to obtain stockholder approval of the election of the Investor Director(s), including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Investor Director(s) and (iii) to cause the Investor Director(s) to be elected to the Board, including recommending that the Company's stockholders vote in favor of the Investor Director(s) in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting.

        (d)   If at any time the number of Investor Directors serving on the Board exceeds the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b), then unless otherwise requested by the Board by action of the Non-Affiliated Directors, the Investor shall promptly (and in any event prior to the time the Board next takes any action, whether at a meeting or by written consent) cause one or more such Investor Director(s) to resign from the Board such that, following such resignation(s), the number of Investor Directors serving on the Board does not exceed the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b).

        (e)   On the earliest to occur of (the "Board Designation Expiration Date") (i) the Investor Group and the Management Group collectively Beneficially Owning less than ten percent (10%) of the outstanding shares of Common Stock and (ii) such date that the Investor delivers a written waiver of its rights under this Section 3.1 and Section 3.2 to the Company (which shall be irrevocable) the Investor will have no further rights under this Section 3.1 or Section 3.2.

        (f)    For the avoidance of doubt and subject to Section 3.5 and Section 3.7, the rights granted to Investor to designate members of the Board are additive to, and not intended to limit in any way, the rights that the Investor may have to nominate, elect or remove directors under the Organizational Documents or Delaware General Corporation Law.

        Section 3.2    Vacancies.     Subject to Section 3.1 and Section 3.4, if at any time the number of Investor Directors serving on the Board is less than the total number of Investor Directors the Investor is entitled to designate pursuant to Section 3.1(b), whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of an Investor Director or otherwise, the Board shall take all Necessary Action required to fill the vacancy resulting therefrom with such replacement designated by the Investor as promptly as practicable. In furtherance thereof, the Company and the Board shall use its reasonable best efforts, if requested by the Investor on a timely basis, to fill such vacancy prior to the time the Board next takes action on any other matter.

        Section 3.3    Compensation; Indemnification.     Each Investor Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Investor Director is a member, if any, in each case to the same extent as the other members of the Board. Each Investor Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board.

        Section 3.4    Selection of Investor Directors; Committees.

        (a)   Each Investor Director's service as a member of the Board must be reasonably acceptable to the Governance Committee. The parties hereto agree that the persons listed on Exhibit A to this Agreement are qualified for service pursuant to the foregoing sentence. Subject to applicable Law and stock exchange rules, until the Board Designation Expiration Date, each committee of the Board shall include at least one Investor Director, subject to any limitations imposed by Law or stock exchange rules (including with respect to director independence requirements).

        (b)   Notwithstanding anything to the contrary herein, the Investor shall not be entitled to designate any Investor Director pursuant to Section 3.1(a) to the Board if the Board or a committee thereof reasonably determines that (i) the election of such Investor Director to the Board would cause the Company to not be in compliance with applicable Law or (ii) such Investor Director has been involved in any of the events that would required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f)(2)-(8) of Regulation S-K under the Securities Act of 1933 or is subject to any order, decree or judgment of any Governmental Entity prohibiting service as a director of any public company. In any such case described in clauses (i) or (ii) of the immediately preceding sentence, the Investor shall withdraw the designation of such proposed Investor Director, and, subject to the requirements of this Section 3.4(b) be permitted to designate a replacement therefor (which replacement Investor Director will also be subject to the requirements of this Section 3.4(b)). The Company hereby agrees that the Investor Directors listed on Exhibit A to this Agreement would not be prohibited from serving on the Board pursuant to clause (i) of the first sentence of this Section 3.4(b).

        (c)   Subject to Section 3.7, the Board may impose as a condition to an Investor Director serving on the Board that such Investor Director agree to, and be subject to, each Subject Policy. For the avoidance of doubt, no Subject Policy shall modify any of the rights and obligations of the parties to this Agreement, the Registration Rights Agreement between the parties dated as of the date hereof, the Purchase Agreement or any other agreement entered into between the parties in connection with the transactions contemplated by the Purchase Agreement.

        Section 3.5    Voting With Respect to Election Meetings.     From and after the date of this Agreement, until the Board Designation Expiration Date, Investor, EnCap and the Management Group agree to, EnCap agrees to cause its Controlled Affiliates to, and Investor agrees to cause its Affiliates to (i) cause all voting securities of the Company held by such Persons or over which any such Person otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy; (ii) to vote such voting securities Beneficially Owned by such Person or over which such Person otherwise has voting discretion or control (A) in favor of all director nominees nominated by the Governance Committee, (B) against any other nominees and (C) against the removal of any Director (other than an Investor Director) unless the Governance Committee so recommends in favor of such removal (such recommendation not to be made without the approval of a majority of the Non-Affiliated Directors).

        Section 3.6    Lock-up.     The Investor shall not, without the prior written consent of the Company, during the period commencing on the Closing Date and continuing for one hundred and eighty (180) days after the Closing Date (the "Lock-up Period"), (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the Issued Shares, or otherwise transfer or dispose of, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Issued Shares (any such transaction described in clause (a) or (b) above, a "Transfer"). Notwithstanding the foregoing, the restrictions set forth in this Section 3.6 shall not apply to (i) Transfers involving in the aggregate no more than [                    ](1) shares of Common Stock (as appropriately adjusted for any stock split, stock dividend or similar transaction), (ii) Transfers to Permitted Transferees; provided, however, that any such Permitted Transferee must agree in an executed written agreement (a copy of which will be delivered to the Company) for the benefit of the Company to be bound by the terms of this Section 3.6 prior to such Transfer or distribution, as applicable, and that any Permitted Transferee that is an Affiliate of the Investor and does not otherwise qualify as a Permitted Transferee shall also agree that such Person shall Transfer such shares of Common Stock back to the Investor if, during the Lock-Up Period, such Person ceases to be an Affiliate of the Investor, or (iii) any Transfers made in connection with any tender offer, exchange offer, merger, consolidation or other similar transaction approved or recommended by the Board or a committee thereof. Notwithstanding the foregoing, EnCap shall not be entitled to distribute shares of Common Stock to its limited partners during the Lock-Up Period. In connection with any Transfer to a Permitted Transferee, the Company agrees to not take any action that would cause such Transfer to be subject to requirements imposed by any "fair price," "moratorium," "control share acquisition," "business combination" or any other anti-takeover statute or similar statute enacted under applicable Law ("Takeover Laws"), and, at the request of the Investor, will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transfer from the Takeover Laws of any state that purport to apply to such transaction.

        Section 3.7    Standstill.

        (a)   During the period commencing on the date of this Agreement and continuing until the thirty-six (36) month anniversary of the Closing Date (the "Standstill Termination Date"), except for any time during such thirty-six (36) month period during which the Investor Group collectively Beneficially Owns less than ten percent (10%) of the outstanding shares of Common Stock, unless such action shall

(1)
NTD: To be equal to 1/3 of the Issued Shares.

have been specifically invited in writing by the Board, EnCap shall not and shall cause its Controlled Affiliates (other than Public Portfolio Companies) not to:

            (i)  make any proposal or offer to the Board or any of the Company's stockholders regarding, or make any public announcement, proposal or offer (including any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (i) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries; provided, however, that nothing in this Section 3.7(a) shall prohibit EnCap or a Controlled Affiliate of EnCap from privately communicating any such proposal or offer to the Company so long as such private communications do not trigger public disclosure obligations of or for any Person (including the filing of a Schedule 13D or Schedule 13G or any amendment thereof);

           (ii)  form, join or in any way participate in any Group with any Person with respect to any Common Stock other than forming, joining or in any way participating in a Group solely between or among (i) EnCap and its Affiliates or (ii) EnCap and its Affiliates and any other Permitted Transferee with respect any shares of Common Stock Transferred to any such Permitted Transferee not in violation of the terms of this Agreement;

          (iii)  enter, agree to enter, propose or offer to enter into any merger, business combination, recapitalization, restructuring, change in control transaction or other similar extraordinary transaction involving the Company or any of its subsidiaries (unless such transaction is affirmatively publicly recommended by the Board);

          (iv)  otherwise act with any Person, including by providing financing for another party, to seek to control or influence the management, the Board or the policies of the Company;

           (v)  acquire, agree or propose or offer to acquire (including through any hedging or other similar transaction) any Common Stock or securities that are convertible or exchangeable into (or exercisable for) Common Stock, other than as a result of any stock split or stock dividend of voting securities of the Company; provided, however, that these restrictions shall not apply to any acquisition of, or agreement or proposal to acquire, Common Stock of the Company if immediately following any such acquisition or contemplated acquisition EnCap and its Controlled Affiliates collectively Beneficially Own no more than the greater of (i) [    •    ] ([    •    ]) shares of Common Stock (as appropriately adjusted for any stock split, stock dividend or similar transaction) and (ii) [    •    ] percent ([    •    ]%) of the outstanding shares of Common Stock(2);

          (vi)  call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

         (vii)  publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

        (viii)  except as expressly permitted by this Agreement or required under the order of a court of competent jurisdiction, transfer any Common Stock into a voting trust or similar contract or subject any Common Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any Common Stock, in each case other than (A) to the Company or a person specified by the Company in a proxy card provided to shareholders of the Company by or on behalf of the Company or (B) solely among EnCap and its Affiliates and any other Permitted Transferee with respect any shares of Common Stock Transferred to any such Permitted Transferee not in violation of the terms of this Agreement; or

(2)
NTD: Numbers to reflect ownership immediately after the closing of the transactions.

          (ix)  knowingly facilitate, encourage or assist any third party to do any of the foregoing.

        (b)   The Investor and EnCap further agree that they shall not, and shall cause their Controlled Affiliates (other than Public Portfolio Companies) to not, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 3.7 (including this sentence) or do so in any other manner that would require the Company to publicly disclose such request.

        (c)   Notwithstanding the foregoing, the parties agree and acknowledge that (i) EnCap and its Controlled Affiliates may vote their shares of Common Stock at any meeting of holders of Common Stock in their sole discretion, (ii) the limitations set forth in this Section 3.7 shall in no way limit the activities of any Investor Director, so long as such activities are undertaken in his or her capacity as a director of the Company, or limit any communication between or among EnCap and its Affiliates or any Permitted Transferee with respect to any shares of Common Stock Transferred to any such Permitted Transferee, (iii) EnCap and its Affiliates may coordinate any such vote with, act in concert with, and be part of a Group with, any other Affiliate of EnCap or any Permitted Transferee with respect to any shares of Common Stock Transferred to any such Permitted Transferee, and (iv) nothing in this Section 3.7 shall apply to potential or actual purchases or sales of oil and/or gas assets or interests between EnCap or any of its Affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand.

        Section 3.8    Waiver of Corporate Opportunities.     It is hereby acknowledged that members of the Investor Group participate in, and own and will own substantial equity interests in other entities (existing and future) that participate in, the energy industry ("Portfolio Companies") and may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. Any individual who serves as an Investor Director may also serve as an employee, partner, officer, director, or member of the Investor Group or Portfolio Companies and, at any given time, members of the Investor Group or Portfolio Companies may be in direct or indirect competition with the Company and/or its subsidiaries. The Company waives, to the maximum extent permitted by Law, the application of the doctrine of corporate opportunity (or any analogous doctrine) with respect to the Investor Group or Portfolio Companies or any Investor Director. As a result of such waiver, no member of the Investor Group or Portfolio Companies, nor any Investor Director, shall have any obligation to refrain from: (A) engaging in or managing the same or similar activities or lines of business as the Company or any of its subsidiaries or developing or marketing any products or services that compete (directly or indirectly) with those of the Company or any of its subsidiaries; (B) acquiring assets in the same or similar areas of operation and lines of business of the Company; (C) investing in, owning or disposing of any (public or private) interest in any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its subsidiaries (including any member of the Investor Group, a "Competing Person"); (D) developing a business relationship with any Competing Person; or (E) entering into any agreement to provide any service(s) to any Competing Person or acting as an officer, director, member, manager or advisor to, or other principal of, any Competing Person, regardless (in the case of each of clauses (A) through (E)) of whether such activities are in direct or indirect competition with the business or activities of the Company or any of its subsidiaries (the activities described in clauses (A) through (D) are referred to herein as "Specified Activities"). To the fullest extent permitted by Law, the Company hereby renounces (for itself and on behalf of its subsidiaries) any interest or expectancy in, or in being notified of or offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any member of the Investor Group or Portfolio Companies or any Investor Director. Nothing in this Section 3.8 shall be construed to limit or waive any right of the Company or any of its Subsidiaries pursuant to any express written agreement between the Company and/or one or more of its Subsidiaries, on the one hand, and any member of the Investor Group, any Portfolio Company, or any of their respective employees, partners, officers, directors or members, on the other hand.

        Section 3.9     Amendment to Organizational Documents.     The Company shall not amend, or propose to amend, the Organizational Documents in any manner that is inconsistent with or would nullify or supersede any of the terms of this Agreement or would prevent any party hereto from complying with its obligations hereunder unless such proposed amendment is approved by the Investor.

ARTICLE IV
TERMINATION

        Section 4.1    Termination.     This Agreement (except with respect to the rights and obligations under Section 3.8 hereof, which shall not be terminable) shall terminate upon the earliest to occur of (a) the last to occur of (i) the Board Designation Expiration Date, (ii) the expiration of the Lock-up Period and (iii) the Standstill Termination Date, (b) the Investor and its Permitted Transferees ceasing to own any shares of Common Stock or (c) the mutual written consent of the parties. Notwithstanding the foregoing, the rights and obligations provided under Section 5.10 shall terminate upon the one-year anniversary of the Board Designation Expiration Date.

ARTICLE V
MISCELLANEOUS

        Section 5.1    Notices.     All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day and the receiving party affirmatively acknowledges receipt, otherwise, on the next business day.

  (a)
  If to the Company, to:

  WPX Energy, Inc.
  3500 One Williams Center
  Tulsa, Oklahoma 74172
  Attention: Dennis Cameron
  E-mail: Dennis.Cameron@wpxenergy.com

  (b)
  If to the Investor, to:

  Felix Investments Holdings II, LLC
  1530 16th Street
  Suite 500
  Denver, Colorado 80202
  Attention: Michael Horton
  E-mail: MichaelH@felix-energy.com

  (c)
  If to EnCap, to:

  EnCap Energy Capital Fund X, L.P.
  1100 Louisiana Street
  Suite 4900
  Houston, Texas 77002
  Attention: Douglas E. Swanson, Jr.
  E-mail: dswanson@encapinvestments.com

        Section 5.2    Severability.     The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 5.3    Counterparts.     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

        Section 5.4    Entire Agreement; No Third Party Beneficiaries.     This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

        Section 5.5    Further Assurances.

        (a)   Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

        (b)   In the event that the Company or any of its successors or permitted assigns engage in a merger, consolidation, equity security exchange or similar transaction in which the Common Stock is converted into or exchanged for equity securities in another entity, the Company (or such successor or permitted assign) shall cause such other entity to enter into an agreement with the Investor that provides the Investor with rights substantially similar to those provided hereunder.

        Section 5.6    Governing Law; Equitable Remedies.     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

        Section 5.7    Consent To Jurisdiction.     With respect to any suit, action or proceeding ("Proceeding") arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the "Selected Courts") and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 5.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by Law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

        Section 5.8    Amendments; Waivers.

        (a)   No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

        (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

        Section 5.9    Assignment.     Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that the Investor may assign any of its rights hereunder to any of its Affiliates to the extent such Affiliate is Transferred Common Stock not in violation of the terms of this Agreement and provided any such Affiliate execute a joinder to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 5.10    Confidentiality.     Each of the Investor and EnCap shall hold, and cause its Affiliates and its and their respective directors, managers, officers, employees, agents, consultants, auditors, attorneys, financial advisors, financing sources and other consultants and advisors ("Representatives") to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the Company or any of its subsidiaries furnished to it or the Investor Directors by or on behalf of the Company or any of its subsidiaries (except to the extent that such information can be shown by the party receiving such Information to have been (a) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (b) in the public domain through no violation of this Section 5.10 by such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and no such party shall release or disclose such Information to any other person, except its Representatives (excluding, for the avoidance of doubt, any Portfolio Company, unless such Portfolio Company enters into a joinder agreement with the Company), or use such Information other than in connection with evaluating and taking actions with respect to such Person's ownership interest in the Company. The Company acknowledges and agrees that the Investor and EnCap may, in the ordinary course of their respective businesses, evaluate investments in the energy industry and that they are actively seeking to invest in energy related projects in a variety of areas, including the provision of fresh water and disposal of produced water in connection with oil and gas exploration and development operations. The Company understands that the Investor, EnCap and the Investor Directors will retain certain mental impressions of Information, which are indistinguishable from generalized industry knowledge. Accordingly, the Company agrees that, subject to the terms of this Agreement, the Investor, EnCap and the Investor Directors are not precluded from pursuing investments solely because of such retained mental impressions. Notwithstanding any provision of this Agreement to the contrary, no provision of this Agreement shall apply to any action taken independently by any Portfolio Company so long as the Investor or EnCap has not provided such Portfolio Company with any Information. For purposes of clarification, no such Portfolio Company shall be deemed to have been provided with Information solely as a result of the Investor, EnCap, any Investor Director or any Representative (whether such Person has been provided with or has knowledge of Information) serving on the board of such Portfolio Company (provided that such board member does not use Information in connection with the business of such Portfolio Company).

[Signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WPX ENERGY, INC.
By:
Name:
Title:
FELIX INVESTMENTS HOLDINGS II, LLC
By:
Name:
Title:

Signature Page to Stockholders' Agreement

        Accepted and acknowledged, solely for purposes of Section 2.1, Section 3.5, Section 3.7 and Section 5.10 in this Agreement:

ENCAP ENERGY CAPITAL FUND X, L.P.
By:	EnCap Equity Fund X GP, L.P., General Partner of EnCap Energy Capital Fund X, L.P.
By:	EnCap Investments L.P., General Partner of EnCap Equity Fund X GP, L.P.
By:	EnCap Investments GP, L.L.C., General Partner of EnCap Investments L.P.
By:
Name:
Title:

Signature Page to Stockholders' Agreement

        Accepted and acknowledged, solely for purposes of Section 3.5 in this Agreement:

Name: Skye Callantine
Name: Michael Horton

Signature Page to Stockholders' Agreement

EXHIBIT A

INITIAL INVESTOR DIRECTORS

1.
D. Martin Phillips; and

2.
Douglas E. Swanson, Jr.

ANNEX D

FORM OF

REGISTRATION RIGHTS AGREEMENT

        This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of [    •    ], 2020, is by and among WPX Energy, Inc., a Delaware corporation (the "Company"), Felix Investments Holdings II, LLC, a Delaware limited liability company (the "Investor"), and the other Holders (as defined below) from time to time parties hereto.

RECITALS:

        WHEREAS, this Agreement is being entered into in connection with the closing of the transactions contemplated by the Securities Purchase Agreement, dated as of December [    •    ], 2019, between the Company and the Investor (the "Purchase Agreement");

        WHEREAS, in connection with, and effective upon, the date of the closing of the transactions contemplated by the Purchase Agreement (the "Closing Date"), the Company has issued to the Investor the Issued Shares (as defined herein) in accordance with the terms of the Purchase Agreement; and

        WHEREAS, resales by the Holders of the Issued Shares may be required under the Securities Act (as defined herein) and applicable state securities laws, depending on the status of the Holders or the intended method of distribution of the Issued Shares.

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        As used herein, the following terms shall have the following respective meanings:

        "Adoption Agreement" means an Adoption Agreement in the form attached hereto as Exhibit A.

        "Affiliate" means (a) as to any Person, other than an individual Holder, any other Person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person and (b) as to any individual, (i) any Relative of such individual, (ii) any trust whose primary beneficiaries are one or more of such individual and such individual's Relatives, (iii) the legal representative or guardian of such individual or any of such individual's Relatives if one has been appointed and (iv) any Person controlled by one or more of such individual or any Person referred to in clauses (i), (ii) or (iii) above. As used in this Agreement, the term "control," including the correlative terms "controlling," "controlled by" and "under common control with," means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

        "Agreement" has the meaning set forth in the introductory paragraph.

        "ASR Filing" has the meaning set forth in Section 2.1(a).

        "Board" means the board of directors of the Company.

        "Business Day" means any day other than a Saturday, Sunday, any federal holiday or any other day on which banking institutions in the State of Texas or the State of New York are authorized or required to be closed by law or governmental action.

        "Commission" means the Securities and Exchange Commission or any successor governmental agency.

        "Common Stock" means the common stock of the Company, par value $0.01 per share.

        "Company" has the meaning set forth in the introductory paragraph.

        "Company Securities" has the meaning set forth in Section 2.4(c)(i).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Holder" means any record holder of Registrable Securities.

        "Holders Securities" has the meaning set forth in Section 2.2(c)(i).

        "Indemnified Party" has the meaning set forth in Section 3.3.

        "Indemnifying Party" has the meaning set forth in Section 3.3.

        "Issued Shares" means the number of shares of Common Stock issued to the Investor pursuant to the terms of the Purchase Agreement.

        "Losses" has the meaning set forth in Section 3.1.

        "Majority Holders" shall mean, at any time, the Holder or Holders of more than fifty percent (50%) of the Registrable Securities at such time.

        "Managing Underwriter" means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

        "Permitted Transferee" of a Holder means (i) any Affiliate of the Holder or (ii) any direct or indirect partner, shareholder or member of the Holder or any trust, family partnership or family limited liability company, the sole direct or indirect beneficiaries, partners or members of which are the Holder or Relatives of the Holder.

        "Person" means any individual, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

        "Piggyback Underwritten Offering" has the meaning set forth in Section 2.4(a).

        "Piggybacking Holder" has the meaning set forth in Section 2.4(a).

        "Proceeding" shall mean an action, claim, suit, arbitration or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

        "Purchase Agreement" has the meaning set forth in the recitals.

        "Registrable Securities" shall mean (a) the Issued Shares and (b) any securities issued or issuable with respect to the Issued Shares by way of distribution or in connection with any reorganization or other recapitalization, merger, consolidation or otherwise; provided, however, that a Registrable Security shall cease to be a Registrable Security when (i) such share has been disposed of pursuant to an effective Registration Statement, (ii) such share has been disposed of under Rule 144 or any other exemption from the registration requirements of the Securities Act as a result of which the Transferee thereof does not receive "restricted securities" as defined in Rule 144 under the Securities Act or (iii) such shares are freely tradeable by the Holder thereof without volume or other limitations or requirements under Rule 144 and such Holder and its Affiliates collectively hold less than 5% of outstanding shares of Common Stock.

        "Registration Expenses" means all expenses incurred by the Company in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants and independent petroleum engineers for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, and the reasonable fees and disbursements of one special legal counsel to represent the Investor in an applicable Shelf Underwritten Offering or Piggyback Underwritten Offering not to exceed $25,000 per Shelf Underwritten Offering or Piggyback Underwritten Offering, but excluding any Selling Expenses.

        "Registration Statement" means any registration statement of the Company filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

        "Relative" means, with respect to any natural person: (a) such natural person's spouse, (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption), and (c) the spouse of a natural person described in clause (b) of this definition.

        "Requesting Holder" has the meaning set forth in Section 2.2(a).

        "Required Shelf Filing Date" means the 10th Business Day after the date of this Agreement.

        "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.

        "Section 2.2 Maximum Number of Shares" has the meaning set forth in Section 2.2(c).

        "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time. References to any rule under the Securities Act shall be deemed to refer to any similar or successor rule or regulation.

        "Selling Expenses" means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities and (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering.

        "Selling Holder" means a Holder selling Registrable Securities pursuant to a Registration Statement.

        "Shelf Piggybacking Holder" has the meaning set forth in Section 2.2(b).

        "Shelf Registration Statement" has the meaning set forth in Section 2.1(a).

        "Shelf Underwritten Offering" has the meaning set forth in Section 2.2(a).

        "Shelf Underwritten Offering Request" has the meaning set forth in Section 2.2(a).

        "Suspension Period" has the meaning set forth in Section 2.3.

        "Transfer" means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. "Transfer," when used as a verb, and "Transferee" and "Transferor" have correlative meanings.

        "Underwritten Offering" means an offering (including an offering pursuant to a Shelf Registration Statement) in which shares of Common Stock are sold to an underwriter for reoffer.

        "Underwritten Offering Filing" means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) or (ii) a Registration Statement, in each case relating to such Piggyback Underwritten Offering.

        "WKSI" means a well-known seasoned issuer (as defined in Rule 405 under the Securities Act).

ARTICLE II
REGISTRATION RIGHTS

        Section 2.1    Shelf Registration.

        (a)   As soon as practicable, and in any event on or prior to the Required Shelf Filing Date, after the date of this Agreement (unless filed earlier), the Company shall prepare and file a "shelf" registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the Commission then in effect) (the "Shelf Registration Statement"). If at the time of such filing, the Company is a WKSI, the Registration Statement shall be an automatic shelf registration statement that becomes effective upon filing with the Commission in accordance with Rule 462(e) under the Securities Act (an "ASR Filing"). If the Shelf Registration Statement does not qualify as an ASR Filing, the Company shall use its commercially reasonable efforts to cause such Registration Statement to become or be declared effective as soon as practicable after the filing thereof and, in any event, within 45 days after the date of this Agreement in the case of a Shelf Registration Statement on Form S-3 or 90 days after the date of this Agreement in the case of a Shelf Registration Statement on Form S-1. Following the effective date of the Shelf Registration Statement that is not an ASR Filing, the Company shall notify the Holders of the effectiveness of such Registration Statement.

        (b)   The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not then available to the Corporation, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities and shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. The Shelf Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to the Holders.

        (c)   The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended as promptly as practicable to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Registration Statement is available (which Registration Statement shall also be referred to herein as the Shelf Registration Statement), for the resale of all the Registrable Securities until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders).

        (d)   When effective, the Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

        Section 2.2    Underwritten Shelf Offering Requests.

        (a)   In the event that any Holder or group of Holders elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $100 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), the Company shall, at the request (a "Shelf Underwritten Offering Request") of such Holder or Holders (in such capacity, a "Requesting Holder"), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the underwriter or underwriters selected by the Requesting Holders holding a majority of the shares of Common Stock expected to be sold in such Underwritten Offering (and reasonably acceptable to the Company) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition of such Registrable Securities and, subject to Section 2.2(c), the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a "Shelf Underwritten Offering"); provided, however, that the Company shall have no obligation to facilitate or participate in more than two Shelf Underwritten Offerings that are initiated by a Holder pursuant to this Section 2.2 during any 12-month period (and no more than one Shelf Underwritten Offering in any 90-day period).

        (b)   If the Company receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holder), which notice shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Shelf Underwritten Offering, and of such Holders' rights under this Section 2.2(b). Such notice shall be given promptly (and in any event not later than two Business Day following receipt of the Shelf Underwritten Offering Request); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises the Company and the Requesting Holder that the giving of notice pursuant to this Section 2.2(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); and provided further, that the Company shall not so notify any such other Holder that has notified the Company (and not revoked such notice) requesting that such Holder not receive notice from the Company of any proposed Shelf Underwritten Offering. If such notice is delivered pursuant to this Section 2.2(b), each such Holder shall then have three Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.2(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a "Shelf Piggybacking Holder"). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

        (c)   If the Managing Underwriter of the Shelf Underwritten Offering shall inform the Requesting Holder of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Holders (and any other shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering) would materially adversely affect such offering, then the Company shall include in the applicable Underwritten Offering Filing, to the extent of the total number of Registrable Securities that the Company is so advised can be sold in such Shelf Underwritten Offering without so materially adversely affecting such offering (the "Section 2.2 Maximum Number of Shares"), Registrable Securities in the following priority:

            (i)  First, all Registrable Securities that the Holders requested to be included therein (the "Holders Securities") (pro rata among the Holders based on the number of Registrable Securities each requested to be included), and

           (ii)  Second, to the extent that the number of Holders Securities is less than the Section 2.2 Maximum Number of Shares, the shares of Common Stock requested to be included by any other Persons having registration rights with respect to such offering, pro rata among such other Persons based on the number of shares of Common Stock each requested to be included.

        (d)   The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.3.

        (e)   Each Holder shall have the right to withdraw their Registrable Securities from the Shelf Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw.

        Section 2.3    Delay and Suspension Rights.     Notwithstanding any other provision of this Agreement, the Company may (i) delay effecting a Shelf Underwritten Offering or (ii) suspend the Holders' use of any prospectus that is a part of a Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in such Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to such Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 40 consecutive days, if the Board determines (A) that such delay or suspension is in the best interest of the Company and its stockholders generally due to a pending financing or other transaction involving the Company, (B) that such registration or offering would render the Company unable to comply with applicable securities laws or (C) that such registration or offering would require disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (any such period, a "Suspension Period"); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 60 days in any 180-day period or exceed an aggregate of 90 days in any 12-month period; provided, further, that the number of days that the Company may so delay or suspend in accordance with this Section 2.3 in the 180-day period and 12-month period immediately following the Closing Date shall be reduced by the number of days after the Required Shelf Filing Date that the Shelf Registration Statement is declared or otherwise becomes effective.

        Section 2.4    Piggyback Registration Rights.

        (a)   Subject to Section 2.4(c), if the Company at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Common Stock for its own account or for the account of any other Persons who have or have been granted registration rights, other than the Holders (a "Piggyback Underwritten Offering"), it will give written notice of such Piggyback Underwritten Offering to each Holder, which notice shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Common Stock that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders' rights under this Section 2.4(a). Such notice shall be given promptly (and in any event at least five Business Days before the filing of the Underwritten Offering Filing or two Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering). If such notice is delivered to pursuant to this Section 2.4(a), each such Holder shall then have four Business Days (or one Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.4(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a "Piggybacking Holder"). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.4(c), the Company shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that the Company has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.4(a) and prior to the execution of an underwriting agreement with respect thereto, the Company or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, the Company shall give written notice of such determination to the Piggybacking Holders and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of the Company to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the shares of Common Stock to be sold for the Company's account or for the account of such other Persons who have or have been granted registration rights, as applicable.

        (b)   Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to the Company of its request to withdraw. Any Holder may deliver written notice (an "Opt-Out Notice") to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to this Section 2.4 and such Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

        (c)   If the Managing Underwriter of the Piggyback Underwritten Offering shall inform the Company of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, when added to the number of shares of Common Stock proposed to be offered by the Company or such other Persons who have or have been granted registration rights (and any other shares of Common Stock requested to be included by any other Persons having registration rights on parity with the Piggybacking Holders with respect to such offering), would materially adversely affect such offering, then the Company shall include in such Piggyback Underwritten Offering, to the extent of the total number of securities which the Company is so advised can be sold in such offering without so materially adversely affecting such offering, shares of Common Stock in the following priority:

            (i)  if the Piggyback Underwritten Offering is for the account of the Company, first, all shares of Common Stock that the Company proposes to include for its own account (the "Company Securities"), second, the shares of Common Stock that the Piggybacking Holders propose to include (pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included), and third, the shares of Common Stock that other Persons who have or have been granted registration rights propose to include (pro rata among such other Persons based on the number of shares of Common Stock each requested to be included);

           (ii)  if, during the three-year period following the Closing Date, the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, first, all shares of Common Stock that the Piggybacking Holders propose to include (pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included), second, the shares of Common Stock that such other Persons propose to include (pro rata among such other Persons based on the number of shares of Common Stock each requested to be included), and third, the Company Securities; or

          (iii)  if, after the three-year period following the Closing Date, the Piggyback Underwritten Offering is for the account of any other Persons who have or have been granted registration rights, first, the shares of Common Stock that such other Persons propose to include (pro rata among such other Persons based on the number of shares of Common Stock each requested to be included), second, all shares of Common Stock that the Piggybacking Holders propose to include (pro rata among the Piggybacking Holders based on the number of shares of Common Stock each requested to be included), and third, the Company Securities.

        Section 2.5    Participation in Underwritten Offerings.

        (a)   In connection with any Underwritten Offering contemplated by Section 2.2 or Section 2.4, the underwriting agreement into which each Selling Holder and the Company shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in Underwritten Offerings of securities by the Company, and the Company shall be entitled to designate counsel for the underwriters. No Selling Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Selling Holder's authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

        (b)   Any participation by the Piggybacking Holders in a Piggyback Underwritten Offering shall be in accordance with the plan of distribution of the Company or the other Persons who have registration rights, as applicable.

        (c)   In connection with any Piggyback Underwritten Offering in which any Piggybacking Holder includes Registrable Securities pursuant to Section 2.4, such Piggybacking Holder agrees (A) to supply any information reasonably requested by the Company in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (B) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by the Company or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements (subject to Section 2.5(a)), custody agreements, powers of attorney, questionnaires, and lock-ups or "hold back" agreements pursuant to which such Piggybacking Holder agrees with the Managing Underwriter not to sell or purchase any securities of the Company for the shorter of (i) the same period of time following the registered offering as is agreed to by the Company and the other participating holders (not to exceed the shortest number of days that any director of the Company, "executive officer" (as defined under Section 16 of the Exchange Act) of the Company or any stockholder of the Company (other than a Holder or director or employee of, or consultant to, the Company) who owns 10% or more of the outstanding Shares contractually agrees with the underwriters of such Piggyback Underwritten Offering not to sell any securities of the Company following such Piggyback Underwritten Offering) and (ii) 60 days from the date of the execution of the underwriting agreement with respect to such Piggyback Underwritten Offering.

        Section 2.6    Registration Procedures.

        (a)   In connection with its obligations under this Article II, the Company will take all reasonably necessary action to facilitate and effect the transactions contemplated thereby, including, but not limited to, the following:

            (i)  promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Selling Holder or Selling Holder thereof set forth in such Registration Statement;

           (ii)  furnish to each Selling Holder, without charge, such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such Selling Holder may reasonably request;

          (iii)  if applicable, use its commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each Selling Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition in such jurisdictions of the securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

          (iv)  use its commercially reasonable efforts to provide to each Selling Holder and any underwriters a copy of any customary auditor "comfort" letters, legal opinions or reports of the independent petroleum engineers of the Company relating to the oil and gas reserves of the Company;

           (v)  promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Selling Holder promptly prepare and file or furnish to such Selling Holder a reasonable number of copies of a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

          (vi)  otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and shall furnish to each such Selling Holder at least the Business Day prior to the filing thereof a copy of any amendment or supplement to such Registration Statement or prospectus;

         (vii)  provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

        (viii)  in connection with the preparation and filing of any Registration Statement or any sale of Registrable Securities in connection therewith, the Company will give the Holders offering and selling thereunder, any underwriters and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company) (provided that the Company shall not file any such Registration Statement including Registrable Securities or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or any underwriter shall reasonably object in writing), and give each of them, together with any underwriter, broker, dealer or sales agent involved therewith, such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel, the independent public accountants who have certified its financial statements, and the independent petroleum engineers of the Company as shall be necessary, in the opinion of the Holder's and such underwriters' (or broker's, dealer's or sales agent's, as the case may be) respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

          (ix)  use its commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement, and, if any such order suspending the effectiveness of such Registration Statement is issued, shall promptly use its commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

           (x)  promptly notify the Holders (i) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (ii) of any delisting or pending delisting of the Common Stock by any national securities exchange or market on which the Common Stock are then listed or quoted, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or "blue sky" laws of any jurisdiction or the initiation of any proceeding for such purpose;

          (xi)  cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Common Stock is then listed;

         (xii)  enter into such customary agreements, including but not limited to lock-up agreements by the Company (and, if reasonably requested by the Managing Underwriter(s), the Company's directors and "executive officers" (as defined under Section 16 of the Exchange Act)) that extend through 60 days following the entrance into the corresponding underwriting agreement, and to take such other actions as the Holder or Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

        (xiii)  cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in electronic or telephonic "road shows").

        (b)   Each Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.6(a)(v), such Holder will forthwith discontinue such Holder's disposition of Registrable Securities pursuant to the Registration Statement until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.6(a)(v) as filed with the Commission or until it is advised in writing by the Company that the use of such Registration Statement may be resumed, and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such Holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.6(b).

        Section 2.7    Cooperation by Holders.     The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

        Section 2.8    Expenses.     The Company shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

        Section 2.9    No Inconsistent Agreements; Additional Rights.     The Company is not currently a party to and shall not hereafter enter into any agreement with respect to its securities that is inconsistent with or that in any way violates or subordinates rights granted to the Holders by this Agreement without the prior written consent of the Majority Holders.

ARTICLE III
INDEMNIFICATION AND CONTRIBUTION

        Section 3.1    Indemnification by the Company.     The Company will indemnify and hold harmless each Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs (including costs of preparation and attorneys' fees and any legal or other fees or expenses incurred by such Person in connection with any investigation or Proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement ("Losses") as incurred, caused by, arising out of or based upon, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, any filing made in connection with the qualifications of the offering under the securities or other blue sky laws of any jurisdiction in which Registrable Securities are offered, or any other offering document (including any related notification, or the like) incident to any such registration, qualification, or compliance, or based on any or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), or any violation by the Company of this Agreement, the Securities Act or the Exchange Act, or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.

        Section 3.2    Indemnification by the Holders.     Each Holder agrees to indemnify and hold harmless the Company, its officers and directors and each Person (if any) that controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use therein.

        Section 3.3    Indemnification Procedures.     In case any Proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.1 or Section 3.2, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually and materially prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such Proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (ii) if such Indemnified Party who is a defendant in any action or Proceeding that is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party that are not available to the Indemnifying Party or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties that are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (B) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

        Section 3.4    Contribution.

        (a)   If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        (b)   The Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.4(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE IV
RULE 144; ASSISTANCE WITH TRANSFERS

        Section 4.1    Rule 144.

        (a)   With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, the Company agrees to use its commercially reasonable efforts to:

            (i)  make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

           (ii)  file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

          (iii)  so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Company that it has complied with the reporting requirements of Rule 144 under the Securities Act and (ii) unless otherwise available via the Commission's EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

        Section 4.2    Assistance with Transfers.     In connection with any sale or transfer of Registrable Securities by any Holder, including any sale or transfer pursuant to Rule 144 and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company to the public without registration, the Company shall, to the extent allowed by law, take any and all action necessary or reasonably requested by such Holder in order to permit or facilitate such sale or transfer, including, without limitation, at the sole expense of the Company, by (i) issuing such directions to any transfer agent, registrar or depositary, as applicable, (ii) delivering such opinions to the transfer agent, registrar or depositary as are customary for the transaction of this type and are reasonably requested by the same, and (iii) taking or causing to be taken such other actions as are reasonably necessary (in each case on a timely basis) in order to cause any legends, notations or similar designations restricting transferability of the Registrable Securities held by such Holder to be removed and to rescind any transfer restrictions with respect to such Registrable Securities; provided, however, that such Holder shall deliver to the Company, in form and substance reasonably satisfactory to the Company, representation letters regarding such Holder's compliance with such rules and regulations, as may be applicable. In addition, the Company, at its sole expense, shall use commercially reasonable efforts to remove any restrictive legend on any shares of Common Stock that are Registrable Securities upon request by the Holder if (A) such shares of Common Stock are sold pursuant to an effective registration statement or (B) a registration statement covering the resale of such shares of common Stock is effective under the Securities Act and the applicable Holder delivers to the Company a representation letter agreeing that such shares of Common Stock will be sold under such effective registration statement. Furthermore, if any Holder and its Affiliates collectively beneficially own at least 10% of the outstanding shares of Common Stock following the third anniversary of the Closing Date, at the request of such Holder, the Company shall use its commercially reasonable efforts to assist such Holders with respect to any potential private transfer of any Common Stock held by such Holder and its Affiliates, including (i) entering into customary confidentiality agreements with any prospective transferees, (ii) affording to such Holders, its Affiliates and any prospective transferees and their respective counsel, accountants, lenders and other representatives, reasonable access during normal business hours to the properties, books, contracts and records of the Company and (iii) providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any such transfer; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the Company's business and operations.

ARTICLE V
TRANSFER OR ASSIGNMENT OF RIGHTS

        The rights to cause the Company to register Registrable Securities under Article II of this Agreement may be transferred or assigned by each Holder to one or more Transferees or assignees of Registrable Securities if such Transferee is (i) a Permitted Transferee or (ii) acquiring at least $100 million of Registrable Securities as determined by reference to the volume weighted average price for such Registrable Securities on any securities exchange or market on which the Common Stock are then listed or quoted for the five trading days immediately preceding the applicable determination date (the "5-Day VWAP") and such Transferee has delivered to the Company a duly executed Adoption Agreement; provided, that a Holder's rights under Section 2.2 and Section 2.4 may only be transferred if such Transferee is (i) an Affiliate of the Investor; (ii) Skye Callantine or an Affiliate of Mr. Callantine; (iii) Michael Horton or an Affiliate of Mr. Horton; or (iv) is acquiring at least $100 million of Registrable Securities as determined by the 5-Day VWAP.

ARTICLE VI
MISCELLANEOUS

        Section 6.1    Termination.     This Agreement shall terminate as to any Holder, when such Holder no longer owns any shares of Common Stock that constitute Registrable Securities; provided, however, that Article III shall survive any termination hereof.

        Section 6.2    Severability.     If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

        Section 6.3    Remedies.     In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

        Section 6.4    Governing Law; Waiver of Jury Trial.

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

        (b)   THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

        Section 6.5    Adjustments Affecting Registrable Securities.     The provisions of this Agreement shall apply to any and all shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Company as so changed.

        Section 6.6    Binding Effects; Benefits of Agreement.     This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Article V, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

        Section 6.7    Notices.     All notices or other communications that are required or permitted hereunder shall be in writing and shall be deemed to have been given if (i) personally delivered, (ii) sent by nationally recognized overnight courier, (iii) sent by registered or certified mail, postage prepaid, return receipt requested or (iv) email, addressed as follows:

        (a)   If to the Company, to:

  WPX Energy, Inc.
  3500 One Williams Center
  Tulsa, Oklahoma 74172
  Attention: Dennis Cameron
  Email: Dennis.Cameron@wpxenergy.com

  with copies to (which shall not constitute notice):

  Weil, Gotshal & Manges LLP
  200 Crescent Court, Suite 300
  Dallas, Texas 75201
  Attention: Glenn D. West, James R. Griffin and Samuel C. Peca
  Email: gdwest@weil.com; james.griffin@weil.com; samuel.peca@weil.com

        (b)   If to the Investor, to

  Felix Investments Holdings II, LLC
  1530 16th Street
  Suite 500
  Denver, Colorado 80202
  Attention: Michael Horton
  Email: MichaelH@felix-energy.com

  with copies to (which shall not constitute notice):

  Vinson & Elkins L.L.P.
  1001 Fannin, Suite 2500
  Houston, Texas 77002
  Attention: John B. Connally, Douglas E. McWilliams and W. Matthew Strock
  E-mail: jconnally@velaw.com; dmcwilliams@velaw.com; mstrock@velaw.com

        (c)   If to any other Holders, to their respective addresses set forth on the applicable Adoption Agreement;

or to such other address as the party to whom notice is to be given may have furnished to such other party in writing in accordance herewith. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the date sent if delivered by e-mail on a Business Day, or if not sent on a Business Day, on the first Business Day thereafter, (iii) the next Business Day after delivery, if sent by nationally recognized overnight courier, and (iv) on the third (3rd) Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.

        Section 6.8    Modification; Waiver.     This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Majority Holders. No course of dealing between the Company and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        Section 6.9    Entire Agreement.     Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

        Section 6.10    Counterparts.     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

[signature page follows]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

WPX ENERGY, INC.
By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

FELIX INVESTMENTS HOLDINGS II, LLC
By:
Name:
Title:

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

ADOPTION AGREEMENT

        This Adoption Agreement ("Adoption Agreement") is executed by the undersigned transferee ("Transferee") pursuant to the terms of the Registration Rights Agreement, dated as of [    •    ], 2020, among WPX Energy, Inc. (the "Company"), Felix Investment Holdings II, LLC and the Holders party thereto (as amended from time to time, the "Registration Rights Agreement"). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

        By the execution of this Adoption Agreement, the Transferee agrees as follows:

  1.
  Acknowledgement.    Transferee acknowledges that Transferee is acquiring certain shares of Common Stock of the Company, subject to the terms and conditions of Registration Rights Agreement, among the Company and the Holders party thereto.

  2.
  Agreement.    Transferee (i) agrees that the shares of Common Stock of the Company acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

  3.
  Notice.    Any notice required as permitted by the Registration Rights Agreement shall be given to Transferee at the address listed beside Transferee's signature below.

  4.
  Joinder.    The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse's best interest, and to bind such spouse's community interest, if any, in the shares of Common Stock and other securities referred to above and in the Registration Rights Agreement, to the terms of the Registration Rights Agreement.

Signature:

Address:
Contact Person:
Telephone No:
Email:

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 received by Month XX, 2020 at 11:59 p.m., Eastern Time. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/WPX delete QR code and control # or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/WPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + For Against Abstain ForAgainst Abstain 1. Stock Issuance Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable New York Stock Exchange listing rules, the issuance of more than 20% of the Company’s issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) in connection with the Securities Purchase Agreement, dated as of December 15, 2019 (as it may be amended from time to time, the “Purchase Agreement”), by and between the Company and Felix Investments Holdings II, LLC (“Felix Parent”) a copy of which is attached to the proxy statement for the Special Meeting as Annex A (“Proposal No. 1”); and 2. Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Stock Issuance Proposal (“Proposal No. 2”). Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 4 6 3 8 6 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 036EIC MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board recommends a vote FOR all Proposals. Special Meeting Proxy Card1234 5678 9012 345

The 2020 Special Meeting of WPX Energy, Inc. Stockholders Day, Month XX, 2020, X:XX P.M. local time One Williams Center 25th Floor Tulsa, Oklahoma 74172 Directions to One Williams Center • lnterstate-44 going east: Take exit North Hwy. 75 to Tulsa, continue across bridge, and then take the Seventh Street exit to Boulder. Turn right onto Third Street. Continue to Cincinnati. • lnterstate-44 going west: Take 1-44 to 1-244. Exit downtown at First Street. Turn left onto Cincinnati. • Interstate 244 going west: Take the First Street exit; stay on First. Turn left onto Cincinnati. • Hwy. 51/64 going east: Take 1-244 east to Cincinnati exit. Turn right on Cincinnati to Third Street. • Hwy. 75 going south: Take the First Street exit to Cincinnati. Turn left on Cincinnati. • Hwy. 75 going north: Take the Seventh street exit to Boulder. Turn right onto Third Street. Continue to Cincinnati where there is parking. Representatives of the Company will be available on the plaza level of One Williams Center to escort stockholders to the meeting room on the 25th floor. Important notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The material is available at: www.envisionreports.com/WPX q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Special Meeting of Stockholders Proxy Solicited by Board of Directors for Special Meeting Dennis C. Cameron and Stephen E. Brilz, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of WPX Energy, Inc. to be held on Month XX, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all Proposals. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items WPX Energy, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WPX